As filed with the Securities and Exchange Commission on February 24, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCK-TENN COMPANY

(Exact name of registrant as specified in its charter)

Georgia	2650	62-0342590
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

504 Thrasher Street

Norcross, Georgia 30071

(770) 448-2193

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert B. McIntosh, Esq.

Executive Vice President, General Counsel and Secretary

504 Thrasher Street

Norcross, Georgia 30071

(770) 448-2193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

E. William Bates, II, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, NY 10036-4003 (212) 556-2100	Craig A. Hunt Chief Administrative Officer and General Counsel Smurfit-Stone Container Corporation 222 N. LaSalle Street Chicago, Illinois 60601 (312) 346-6600	Steven A. Rosenblum, Esq. James Cole, Jr., Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and the satisfaction or waiver of all other conditions under the merger agreement described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non–accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class A common stock, par value $.01 per share	31,783,853	Not Applicable	$2,118,577,312	$245,967

(1)	Represents the estimated maximum number of shares of the Registrant’s common stock to be issued upon completion of the merger described herein and calculated assuming the conversion of (a) 93,564,459 shares of Smurfit-Stone Container Corporation (“Smurfit-Stone”) common stock outstanding on February 22, 2011, (b) up to 2,703,295 shares of Smurfit-Stone common stock that may be issued pursuant to options outstanding as of February 22, 2011, (c) 990,831 shares of Smurfit-Stone common stock subject to restricted stock unit awards and granted prior to January 23, 2011, as to which the applicable restrictions will lapse as of the effective time of the merger, and (d) 6,593,244 shares of Smurfit-Stone common stock as of February 22, 2011, reserved for issuance under Smurfit-Stone’s Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and computed pursuant to Rule 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common stock was calculated based upon the market value of shares of Smurfit-Stone common stock (the securities to be canceled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (i) the product of (A) $37.90, the average high and low prices per share of Smurfit-Stone common stock on the New York Stock Exchange on February 23, 2011 and (B) 103,851,829 (the number of shares of Smurfit-Stone common stock outstanding on February 22, 2011, plus the number of shares of Smurfit-Stone common stock that may be issued pursuant to options outstanding as of February 22, 2011, plus the number of shares of Smurfit-Stone common stock subject to restricted stock unit awards and granted prior to January 23, 2011, as to which the applicable restrictions will lapse as of the effective time of the merger, plus the number of shares on February 22, 2011 reserved for issuance under Smurfit-Stone’s plan of reorganization) less (ii) the estimated amount of cash of approximately $1,817,407,008 that would be paid by RockTenn in exchange for such maximum possible number of shares of Smurfit-Stone common stock.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.10 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED FEBRUARY 24, 2011

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

As we previously announced, Rock-Tenn Company (“RockTenn”) and Smurfit-Stone Container Corporation (“Smurfit-Stone”) have entered into a definitive Agreement and Plan of Merger providing for the acquisition of Smurfit-Stone by RockTenn, which we refer to as the “merger agreement.” Pursuant to the terms of the merger agreement, Smurfit-Stone will merge with and into a wholly owned limited liability company subsidiary of RockTenn, which we refer to as the “merger.” We ask for your support in voting in favor of the proposals to be presented at the RockTenn shareholder meeting and the Smurfit-Stone stockholder meeting. In the proposed merger, each share of Smurfit-Stone common stock will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn class A common stock, par value $0.01 per share, which we refer to as “RockTenn common stock.” In the merger, RockTenn expects to issue up to approximately 31.8 million shares of RockTenn common stock. Upon completion of the merger, RockTenn and Smurfit-Stone expect that former Smurfit-Stone stockholders will own approximately 45% of the outstanding shares of RockTenn common stock and current RockTenn shareholders will own approximately 55% of the outstanding shares of RockTenn common stock measured on a “fully-diluted” basis as of February 22, 2011.

THE ROCKTENN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ROCKTENN SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ROCKTENN’S COMMON STOCK TO SMURFIT-STONE STOCKHOLDERS PURSUANT TO THE MERGER AGREEMENT, WHICH IS NECESSARY TO EFFECT THE MERGER. THE SMURFIT-STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SMURFIT-STONE STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS NECESSARY TO EFFECT THE MERGER.

Special meetings of RockTenn’s shareholders and Smurfit-Stone’s stockholders are being held to approve the transactions contemplated by the merger agreement. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. We encourage you to read this entire joint proxy statement/prospectus carefully, as well as the annexes and information incorporated by reference.

We cannot complete the merger unless the issuance of shares of RockTenn common stock pursuant to the merger agreement is approved by RockTenn shareholders and Smurfit-Stone stockholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the applicable special meeting. For a discussion of the risks relating to the merger, see “Risk Factors” beginning on page 28.

On                     , 2011, the closing sales price of RockTenn’s common stock, which trades on the New York Stock Exchange LLC (“NYSE”) under the symbol “RKT,” was $         per share, and the last reported sales price of Smurfit-Stone’s common stock, which trades on the NYSE under the symbol “SSCC,” was $         per share. You should obtain current market quotations for both RockTenn common stock and Smurfit-Stone common stock.

James A. Rubright	Patrick J. Moore
Chairman and Chief Executive Officer	Chief Executive Officer
Rock-Tenn Company	Smurfit-Stone Container Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in this joint proxy statement/prospectus or the securities to be issued pursuant to the merger or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                     , 2011 and, together with the accompanying proxy card for the applicable company, is first being mailed to RockTenn shareholders and Smurfit-Stone stockholders on or about                     , 2011.

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

www.rocktenn.com

Notice of Special Meeting of Shareholders

Time:         a.m. (Eastern time) on                     , 2011

Place: Grand Hyatt Atlanta at 3300 Peachtree Road, N.E., Atlanta, Georgia 30305.

Purpose:

•

To consider and vote on a proposal to approve the issuance of shares of RockTenn common stock to Smurfit-Stone stockholders pursuant to the Agreement and Plan of Merger, dated as of January 23, 2011 (as it may be amended from time to time), among Rock-Tenn Company, Smurfit-Stone Container Corporation, and Sam Acquisition, LLC, a wholly owned subsidiary of RockTenn, a copy of which is attached as Annex A to this joint proxy statement/prospectus, pursuant to which Smurfit-Stone will become a wholly owned subsidiary of RockTenn; and

•

To approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

This joint proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the RockTenn special meeting. RockTenn will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the special meeting.

Board of Directors’ Recommendation:

The RockTenn board of directors has unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of RockTenn and its shareholders and has unanimously approved the issuance of RockTenn common stock to holders of Smurfit-Stone common stock pursuant to the merger agreement. The RockTenn board of directors unanimously recommends that RockTenn shareholders vote “FOR” the proposal to approve the issuance of RockTenn common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal regarding the issuance of RockTenn common stock pursuant to the merger agreement.

Record Date:

Only shareholders of record of RockTenn common stock as of the close of business on                     , 2011, the record date, are entitled to receive notice of the special meeting and to vote at the RockTenn special meeting or any adjournments or postponements thereof. As of the record date there were             shares of RockTenn common stock outstanding. Each share of RockTenn common stock is entitled to one vote on each matter properly brought before the special meeting.

Vote Required for Approval:

Your vote is very important. We cannot complete the merger without the approval of the issuance of shares of RockTenn common stock pursuant to the merger agreement. Assuming a quorum is present, this approval requires the affirmative vote of a majority of the total votes cast by the holders of RockTenn common stock present in person or represented by proxy at the special meeting.

Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

By order of the Board of Directors,

Norcross, GA

                    , 2011

Robert B. McIntosh

Executive Vice President,

General Counsel and

Secretary

Smurfit-Stone Container Corporation

222 N. LaSalle Street

Chicago, Illinois 60601

www.smurfit.com

Notice of Special Meeting of Stockholders

To Be Held on                 , 2011

To the Stockholders of Smurfit-Stone Container Corporation (“Smurfit-Stone”):

We will hold a special meeting of stockholders of Smurfit-Stone on                     , 2011 at         a.m., Central time, at 6 City Place Drive, Creve Coeur, Missouri 63141, for the following purposes:

•

To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated January 23, 2011 (as it may be amended from time to time), among Rock-Tenn Company, Smurfit-Stone, and Sam Acquisition, LLC, a wholly-owned subsidiary of RockTenn, a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice; and

•

To approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

The foregoing items of business are more completely described in the joint proxy statement/prospectus accompanying this notice. The Smurfit-Stone board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Smurfit-Stone and its stockholders and recommends that stockholders of Smurfit-Stone vote “FOR” the proposal to approve and adopt the merger agreement. In addition, the Smurfit-Stone board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The Smurfit-Stone board of directors has chosen the close of business on                     , 2011 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. A list of the names of Smurfit-Stone stockholders of record will be available at the special meeting and for ten (10) days prior to the special meeting for any purpose germane to the special meeting during regular business hours at Smurfit-Stone’s principal executive offices, located at 222 N. LaSalle Street, Chicago, Illinois 60601.

Attendance at the special meeting is limited to Smurfit-Stone stockholders, their proxies and invited guests of Smurfit-Stone.

Under Delaware law, Smurfit-Stone stockholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Smurfit-Stone common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and comply with the other Delaware law procedures explained in the accompanying joint proxy statement/prospectus.

All holders of record of outstanding shares of Smurfit-Stone common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Approval and adoption of the merger agreement by Smurfit-Stone stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of all outstanding shares of Smurfit-Stone common stock entitled to vote on the proposal.

By Order of the Board of Directors,

Craig A. Hunt Chief Administrative Officer and General Counsel

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE, OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by the record holder.

The accompanying joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement to be considered at the special meeting. We urge you to read the accompanying joint proxy statement/prospectus and its annexes, including any documents incorporated by reference into the accompanying joint proxy statement/prospectus, carefully and in their entirety. If you have any questions concerning the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your Smurfit-Stone shares, please contact Smurfit-Stone’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Phone: (800) 322-2885

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders of Smurfit-Stone to Be Held on                 , 2011: The accompanying joint proxy statement/prospectus is available at http://www.smurfit.com. at the “investors” tab.

THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about RockTenn and Smurfit-Stone from other documents filed with the Securities and Exchange Commission, which we refer to in this joint proxy statement/prospectus as the “SEC”, that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 140.

You may obtain documents incorporated by reference into this joint proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Rock-Tenn Company 504 Thrasher Street Norcross, Georgia 30071 Attn: Investor Relations Telephone: (678) 291-7900	Smurfit-Stone Container Corporation 222 N. LaSalle Street Chicago, Illinois 60601 Attn: Investor Relations Telephone: (312) 346-6600

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Georgeson, Inc., RockTenn’s proxy solicitor, or MacKenzie Partners, Inc., Smurfit-Stone’s proxy solicitor, at the following addresses and telephone numbers:

Georgeson, Inc.	MacKenzie Partners, Inc.
199 Water Street 26th Floor	105 Madison Avenue
New York, New York 10038	New York, New York 10016
Phone:	Phone: (800) 322-2885

If you would like to request any documents, please do so by                     , 2011 in order to receive them before the special meetings.

i

Anti-Takeover Provisions	137
Preemptive Rights	137
Appraisal Rights	138

LEGAL MATTERS	139

EXPERTS	139

FUTURE ROCKTENN SHAREHOLDER AND SMURFIT-STONE STOCKHOLDER PROPOSALS	139

WHERE YOU CAN FIND MORE INFORMATION	140

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the special meetings. These questions and answers may not address all questions that may be important to you as a RockTenn shareholder or Smurfit-Stone stockholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140. All references in this joint proxy statement/prospectus to “RockTenn” refer to Rock-Tenn Company, a Georgia corporation; all references in this joint proxy statement/prospectus to “Smurfit-Stone” refer to Smurfit-Stone Container Corporation, a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to RockTenn and Smurfit-Stone; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated January 23, 2011, among RockTenn, Smurfit-Stone and Sam Acquisition, LLC, a wholly-owned subsidiary of RockTenn, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q: Why am I receiving this joint proxy statement/prospectus?

A: RockTenn and Smurfit-Stone have entered into a merger agreement pursuant to which Smurfit-Stone will merge with and into Sam Acquisition, LLC, with Sam Acquisition, LLC surviving as a wholly-owned subsidiary of RockTenn, which we refer to in this joint proxy statement/prospectus as the “merger.”

RockTenn is holding a special meeting of shareholders in order to obtain the shareholder approval necessary to issue shares of RockTenn class A common stock, par value $0.01 per share, which we refer to in this joint proxy statement/prospectus as “RockTenn common stock,” required to be issued pursuant to the merger agreement. Smurfit-Stone is holding a special meeting of stockholders in order to obtain the stockholder approval necessary to approve and adopt the merger agreement.

We will be unable to complete the merger unless both RockTenn shareholder approval and Smurfit-Stone stockholder approval are obtained at the respective special meetings.

We have included in this joint proxy statement/prospectus important information about the merger, the merger agreement and the RockTenn and Smurfit-Stone special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q: What proposals are RockTenn shareholders being asked to consider?

A: RockTenn shareholders are being asked to:

•	approve the issuance of shares of RockTenn common stock to Smurfit-Stone stockholders pursuant to the merger agreement; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

Q: What proposals are Smurfit-Stone stockholders being asked to consider?

A: Smurfit-Stone stockholders are being asked to:

•	approve and adopt the merger agreement; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

Q: What are the recommendations of the RockTenn and Smurfit-Stone boards of directors?

A: Each board of directors has unanimously approved the merger agreement and the other transactions contemplated thereby and determined that the merger agreement and the merger are advisable and in the best interests of the RockTenn shareholders and the Smurfit-Stone stockholders, as applicable.

THE ROCKTENN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ROCKTENN SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF ROCKTENN COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. See “The Merger— RockTenn Board of Directors’ Recommendation” beginning on page 43.

THE SMURFIT-STONE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SMURFIT-STONE STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. See “The Merger—Smurfit-Stone Board of Directors’ Recommendation” beginning on page 45.

Q: When and where will the special meetings be held?

A: The special meeting of RockTenn shareholders will be held at the Grand Hyatt Atlanta at 3300 Peachtree Road, N.E., Atlanta, Georgia 30305 on                     , 2011 at      a.m., Eastern time.

The special meeting of Smurfit-Stone stockholders will be held at 6 City Place Drive, Creve Coeur, Missouri 63141 on                     , 2011 at     a.m., Central time.

Q: Who is entitled to vote at the special meetings?

A: The record date for the RockTenn special meeting is                     , 2011. Only holders of shares of RockTenn common stock as of the close of business on the record date are entitled to notice of, and to vote at, the RockTenn special meeting or any adjournment or postponement thereof. As of the record date there were                          shares of RockTenn common stock outstanding.

The record date for the Smurfit-Stone special meeting is                     , 2011. Only holders of shares of Smurfit-Stone common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Smurfit-Stone special meeting or any adjournment or postponement thereof. As of the record date there were              shares of Smurfit-Stone class A common stock outstanding.

Q: What constitutes a quorum for the special meetings?

A: At the RockTenn special meeting, a quorum for action on any subject matter exists under the Georgia Business Corporation Code, which we refer in this joint proxy statement/prospectus as the “GBCC”, when the holders of shares entitled to vote a majority of the votes entitled to be cast on the matter are represented in person or by proxy at such special meeting. In addition, the NYSE imposes an additional quorum requirement that the total number of votes cast at the special meeting represents a majority of the outstanding shares of RockTenn common stock entitled to vote.

At the Smurfit-Stone special meeting, the presence in person or by proxy of the holders of shares of common stock representing a majority of the votes which could be cast by the holders of all outstanding shares of common stock entitled to vote at the meeting constitutes a quorum at such special meeting.

Q: What vote of RockTenn is required to approve the RockTenn proposals?

A: Proposal to Issue Shares of RockTenn Common Stock Pursuant to the Merger Agreement: If a quorum is present, the approval of the issuance of shares of RockTenn common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast by the holders of RockTenn common stock present in person or represented by proxy at the special meeting.

Proposal to Adjourn the RockTenn Special Meeting: The special meeting may be adjourned by the vote of RockTenn common stock having a majority of the votes of the shares represented at such meeting in person or represented by proxy.

Q: What vote of Smurfit-Stone is required to approve the Smurfit-Stone proposals?

A: Proposal to Approve and Adopt the Merger Agreement: Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of all outstanding shares of Smurfit-Stone common stock entitled to vote on the proposal.

Proposal to Adjourn the Smurfit-Stone Special Meeting: Approval of the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies, requires the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting.

Q: How do RockTenn shareholders vote?

A: RockTenn shareholders have four voting options. You may vote using one of the following methods:

•

Internet. You can vote over the Internet by accessing the website at                                          and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. You can vote by telephone by calling the toll-free number                                          in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the RockTenn special meeting and cast your vote there. The RockTenn board of directors recommends that you vote by proxy even if you plan to attend the RockTenn special meeting. If your shares of RockTenn common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the RockTenn special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the RockTenn special meeting.

Q: How do Smurfit-Stone stockholders vote?

A: Smurfit-Stone stockholders have four voting options. You may vote using one of the following methods:

•

Internet. You can vote over the Internet by accessing the website at http://www.proxyvoting.com/SSCC and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. You can vote by telephone by calling the toll-free number 1-866-540-5760 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Smurfit-Stone special meeting and cast your vote there. The Smurfit-Stone board of directors recommends that you vote by proxy even if you plan to attend the Smurfit-Stone special meeting. If your shares of Smurfit-Stone common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the Smurfit-Stone special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Smurfit-Stone special meeting. Attendance at the special meeting is limited to Smurfit-Stone stockholders, their proxies and invited guests of Smurfit-Stone.

Q: What happens if I sell my shares of Smurfit-Stone common stock before the Smurfit-Stone special meeting?

A: The record date of the Smurfit-Stone special meeting, which we refer to in this joint proxy statement/prospectus as the “Smurfit-Stone record date,” is earlier than the date of the Smurfit-Stone special meeting and the date that the merger is expected to be completed. If you transfer your shares after the Smurfit-Stone record date but before the Smurfit-Stone special meeting, you will retain your right to vote at the Smurfit-Stone special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q: If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A: If you are a RockTenn shareholder, your broker or other nominee does not have authority to vote on the proposal to issue RockTenn common stock pursuant to the merger agreement. If you are a Smurfit-Stone stockholder, your broker or other nominee does not have authority to vote on the merger proposal. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q: What if I do not vote on the matters relating to the merger?

A: If you are a RockTenn shareholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the proposal to issue RockTenn common stock pursuant to the merger agreement, it will have no effect on the proposal. If you respond and abstain from voting, your proxy will have the same effect as a vote against the proposal. If you respond but do not indicate how you want to vote on the proposal, your proxy will be counted as a vote in favor of the proposal.

If you are a Smurfit-Stone stockholder and you fail to respond with a vote or fail to instruct your broker or other nominee how to vote on the merger proposal, it will have the same effect as a vote against the merger proposal. If you respond and abstain from voting on the merger proposal, your proxy will have the same effect as a vote against the merger proposal. If you respond but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the merger proposal.

Q: May I change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may change your vote at any time before your proxy is voted at your special meeting. You may do this in one of four ways:

•

by sending a notice of revocation to the corporate secretary of RockTenn or Smurfit-Stone, as applicable, dated as of a later date than the date of the proxy and received prior to the RockTenn or Smurfit-Stone special meeting, as applicable;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the RockTenn or Smurfit-Stone special meeting, as applicable;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending your special meeting and voting in person.

Your attendance alone will not revoke any proxy.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q: Do I have appraisal rights?

A: Record holders of Smurfit-Stone common stock who do not vote in favor of the merger proposal and otherwise comply with the requirements and procedures of Section 262 of the Delaware General Corporation Law, which we refer to in this joint proxy statement/prospectus as the “DGCL,” are entitled to exercise their rights of appraisal, which generally entitle stockholders to receive a cash payment equal to the fair value of their Smurfit-Stone common stock in connection with the merger. A detailed description of the appraisal rights and procedures available to Smurfit-Stone stockholders is included in “The Merger—Appraisal Rights” beginning on page 80. The full text of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus.

RockTenn shareholders do not have appraisal rights in connection with the merger.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates with your proxy card.

If you are a holder of Smurfit-Stone common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for the merger consideration.

If you are a RockTenn shareholder, you will keep your existing stock certificates, which will continue to represent the number of shares of RockTenn common stock equal to the number of RockTenn shares you now hold.

Q: Who should I call if I have questions about the proxy materials or voting procedures?

A: If you have questions about the merger, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitation agent for the company in which you hold shares. If you are a RockTenn shareholder, you should contact Georgeson, Inc., the proxy solicitation agent for RockTenn, by mail at 199 Water Street, 26th Floor, New York, New York 10038, by telephone toll free at (      )      -         (banks and brokers may call collect at (      )      -        ). If you are a Smurfit-Stone stockholder, you should contact MacKenzie Partners, Inc., the proxy solicitation agent for Smurfit-Stone, by mail at 105 Madison Avenue, New York, New York 10016, by telephone toll free at (800) 322-2885 (banks and brokers may call collect at (212) 929-5500). If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank, or other nominee for additional information.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, including the annexes, please vote your shares as soon as possible so that your shares will be represented at your company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and may not contain all the information that is important to you. RockTenn and Smurfit-Stone urge you to read carefully this joint proxy statement/prospectus in its entirety, as well as the annexes. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

The Companies

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

(770) 448-2193

RockTenn is one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging. RockTenn conducts its operations in four segments: (i) consumer packaging, (ii) corrugated packaging, (iii) merchandising displays and (iv) specialty paperboard products. RockTenn operates a total of 95 facilities located in 27 states, Canada, Mexico, Chile and Argentina. RockTenn’s common stock is traded on the NYSE under the symbol “RKT.” For the year ended September 30, 2010, RockTenn’s net sales were $3.0 billion and its net income attributable to shareholders was $225.6 million.

The principal executive office of RockTenn is located at 504 Thrasher Street Norcross, Georgia, 30071 and its phone number is (770) 448-2193.

Sam Acquisition, LLC

504 Thrasher Street

Norcross, Georgia 30071

(770) 448-2193

Sam Acquisition, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of RockTenn which was formed by RockTenn for the purpose of acquiring Smurfit-Stone. Sam Acquisition, LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Smurfit-Stone Container Corporation

222 N. LaSalle Street

Chicago, Illinois 60601

(312) 346-6600

Smurfit–Stone is one of the industry’s leading integrated manufacturers of paperboard and paper–based packaging in North America, including containerboard and corrugated containers, and is one of the world’s largest paper recyclers. Smurfit-Stone has a complete line of graphics capabilities for packaging. For the six months ended December 31, 2010 and the six months ended June 30, 2010, Smurfit-Stone’s net sales were $3,262 million and $3,024 million, and its net income attributable to common stockholders was $114 million and $1,320 million, respectively. Net income attributable to common stockholders included bankruptcy related reorganization items income (expense), net of $12 million expense and $1,178 million income for the six months ended December 31, 2010 and June 30, 2010, respectively.

The Merger

Structure of the Merger

RockTenn and Smurfit-Stone have entered into a merger agreement pursuant to which Smurfit-Stone will be merged with and into Sam Acquisition, LLC, a wholly owned subsidiary of RockTenn, with Sam Acquisition, LLC surviving the merger. Upon completion of the merger, Smurfit-Stone common stock will no longer be publicly traded.

Consideration to be Received in the Merger by Smurfit-Stone Stockholders

Subject to the discussion below, at the time of completion of the merger, outstanding shares of Smurfit-Stone common stock will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock. To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Internal Revenue Code of 1986, as amended, which we refer to in this joint proxy statement/prospectus as the “Code,” and therefore to provide greater assurance that the respective tax counsel of RockTenn and Smurfit-Stone will be able to deliver the tax opinion that is a condition to each party’s obligation to complete the merger, the merger consideration is subject to adjustment depending on the number of stockholders (if any) who choose to exercise their appraisal rights. For purposes of determining whether an adjustment is necessary and the amount of such adjustment, if any, each dissenting stockholder will be assumed to receive an amount of cash equal to $35 per share (the actual amount that would be payable to any dissenting stockholder (as defined below) following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law). To the extent that the aggregate cash consideration to be delivered in connection with the merger to Smurfit-Stone stockholders (including the $35 per share that is assumed to be paid to dissenting stockholders) would exceed 57.5% of the aggregate value of the merger consideration, then the cash payable to non-dissenting stockholders will be reduced, and the number of shares of RockTenn common stock to be delivered to such stockholders will be correspondingly increased, in an amount necessary to cause the aggregate cash consideration to equal 57.5% of the aggregate value of the merger consideration. For purposes of making these calculations, RockTenn common stock will be valued at $57.18 per share (the closing price of a share of RockTenn common stock on the NYSE on the last trading day preceding the date of the merger agreement).

Illustrative Value of the Merger Consideration

The following table illustrates the value that would be received by holders of Smurfit-Stone common stock in the merger at various market prices of RockTenn common stock, assuming no adjustment is made to the cash component of the merger consideration as described in “The Merger Agreement—Consideration to be Received in the Merger” on page 87. The total value per share data for Smurfit-Stone common stock has been determined by multiplying the assumed trading price of a share of RockTenn common stock, at the amounts presented below, by the exchange ratio for the merger of 0.30605, plus $17.50 in cash.

You are cautioned not to unduly rely on this illustration of the merger consideration which is provided for illustrative purposes only. The market price of RockTenn common stock will likely be different on the date Smurfit-Stone common stockholders receive shares of RockTenn common stock than it was on the date the merger agreement was signed, the date of this joint proxy statement/prospectus, or the date of the special meetings. Changes in the price of RockTenn common stock before completion of the merger will affect the value that Smurfit-Stone common stockholders will receive in the merger. As a result, the actual merger consideration delivered in the merger will likely differ from the amounts set forth in the table below and should not be relied on as an accurate prediction of future events.

Assumed trading price of RockTenn common stock	Illustrative value of RockTenn common stock component of merger consideration per share of Smurfit-Stone common stock	Cash component of merger consideration per share of Smurfit-Stone common stock	Illustrative value of merger consideration per share of Smurfit-Stone common stock
$45.00	$13.77	$17.50	$31.27
$50.00	$15.30	$17.50	$32.80
$55.00	$16.83	$17.50	$34.33
$57.18(1)	$17.50	$17.50	$35.00
$60.00	$18.36	$17.50	$35.86
$65.00	$19.89	$17.50	$37.39
$66.98(2)	$20.50	$17.50	$38.00
$70.00	$21.42	$17.50	$38.92
$75.00	$22.95	$17.50	$40.45
$80.00	$24.48	$17.50	$41.98

(1) Represents the closing sales price of RockTenn common stock on the NYSE on the last trading day preceding the date of the merger agreement.

(2) Represents the closing sales price of RockTenn common stock on the NYSE on February 23, 2011.

Treatment of Smurfit-Stone Stock Options and Other Stock-Based Awards

At the effective time of the merger, each outstanding option to purchase Smurfit-Stone common stock under Smurfit-Stone’s equity-based compensation plan will be assumed by RockTenn and be converted into an option to purchase a number of shares of RockTenn common stock equal to the product of (i) the number of shares of Smurfit-Stone common stock subject to the option and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price for RockTenn common stock issuable upon the exercise of such assumed stock option will be equal to (i) the per share exercise price of Smurfit-Stone common stock at which the option was exercisable immediately prior to the effective time of the merger divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Smurfit-Stone common stock immediately prior to the effective time of the merger; provided, that each outstanding option granted prior to the date of the merger agreement will vest and become exercisable as of the effective time of the merger as contemplated by Smurfit-Stone’s stock plan and each outstanding option granted on or after the date of the merger agreement will continue to vest in accordance with its normal vesting schedule. The equity award exchange ratio is the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the average, rounded to the nearest one ten thousandth, of the closing sale prices of RockTenn common stock on the NYSE as reported by The Wall Street Journal for the five full trading days immediately preceding, but not including, the date on which the merger becomes effective.

The restrictions on each Smurfit-Stone restricted stock unit award with respect to shares of Smurfit-Stone common stock that is outstanding at the effective time of the merger and that was granted prior to the date of the merger agreement will lapse at the effective time of the merger and each such restricted stock unit award will be converted into the right to receive, with respect to each share of Smurfit-Stone common stock underlying such restricted stock unit award, the merger consideration on the same terms as other shares of Smurfit-Stone common stock, subject to applicable tax withholdings. In addition, at the effective time of the merger, each Smurfit-Stone restricted stock unit award that is outstanding immediately prior to the effective time of the merger and that was granted on or after the date of the merger agreement will be converted into a restricted stock unit award, on the same terms and conditions applicable to such Smurfit-Stone restricted stock unit award immediately prior to the effective time of the merger (including applicable vesting requirements), with respect to a number of shares of RockTenn common stock that is equal to the number of shares of Smurfit-Stone common stock subject to the award prior to the effective time of the merger multiplied by the equity award exchange ratio, rounded to the nearest whole share.

Treatment of Shares Reserved under the Smurfit-Stone Plan of Reorganization

At the effective time of the merger, with respect to shares of Smurfit-Stone common stock that have been reserved in accordance with Smurfit-Stone’s Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, as amended, and the related Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada, Inc. and affiliated Canadian Debtors, RockTenn will deposit the cash portion of the merger consideration with the disbursing agent named in the plan of reorganization and have reserved a sufficient number of shares of common stock to deliver the common stock component of the merger consideration, with respect to such shares. References throughout this joint proxy statement/prospectus to the “plan of reorganization” refer to the Smurfit-Stone Container Corporation and its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, as amended, unless the context requires otherwise.

Ownership of RockTenn Following the Merger

Upon completion of the merger, RockTenn and Smurfit-Stone expect that former Smurfit-Stone stockholders will own approximately 45% of the outstanding shares of RockTenn common stock and current RockTenn shareholders will own approximately 55% of the outstanding shares of RockTenn common stock, measured on a “fully-diluted” basis as of February 22, 2011 (as described under “The Merger—Ownership of Common Stock of the Combined Company After the Merger” beginning on page  78).

Directors Following the Merger

Following the merger, the RockTenn board of directors will initially consist of 13 directors, of which 10 of these directors will be comprised of the existing 10 members of the RockTenn board of directors - J. Powell Brown, Robert M. Chapman, Russell M. Currey, G. Stephen Felker, Robert B. Currey, Lawrence L. Gellerstedt III, John W. Spiegel, James A. Rubright, Bettina M. Whyte and James E. Young. The remaining three directors will be designated by Smurfit-Stone.

Each existing member of the RockTenn board of directors will continue to serve in such capacity for the remainder of such director’s current three year term and will be subject to re-election following the expiration of such term. The RockTenn board is authorized to increase the size of the board and is authorized to fill the vacancies created by the increase. Any director appointed by the board to fill a vacancy must stand for re-election at the next annual meeting of shareholders after his or her appointment to the board even if that class of directors is not subject to election in that year. Accordingly, the three Smurfit-Stone designees will stand for re-election at the next annual meeting of the RockTenn shareholders, even though two of these directors are expected to be members of board classes with terms which would otherwise expire in 2013 or 2014, respectively.

Recommendations of the Boards of Directors Relating to the Merger

RockTenn

The RockTenn board of directors unanimously recommends that RockTenn shareholders vote for the proposal to approve the issuance of shares of RockTenn common stock pursuant to the merger agreement.

For a more complete description of RockTenn’s reasons for the merger and the recommendation of the RockTenn board of directors, see “The Merger—RockTenn Board of Directors’ Recommendation” beginning on page 43.

Smurfit-Stone

The Smurfit-Stone board of directors unanimously recommends that Smurfit-Stone stockholders vote for the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. The Smurfit-Stone board of directors’ approval of the merger agreement was based on the recommendation of a special committee of the Smurfit-Stone board of directors, consisting of all the independent directors of Smurfit-Stone.

For a more complete description of Smurfit-Stone’s reasons for the merger and the recommendation of the Smurfit-Stone board of directors and the Smurfit-Stone special committee, see “The Merger—Smurfit-Stone Board of Directors’ Recommendation” beginning on page 45.

Opinions of Financial Advisors

RockTenn Financial Advisor

On January 23, 2011, Wells Fargo Securities, LLC, which we refer to in this joint proxy statement/prospectus as “Wells Fargo Securities,” delivered its written opinion to the board of directors of RockTenn that, as of January 23, 2011, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be paid by RockTenn pursuant to the merger agreement was fair from a financial point of view to RockTenn. The full text of the written opinion of Wells Fargo Securities, dated January 23, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus. Wells Fargo Securities provided its opinion for the information and use of the board of directors of RockTenn in connection with its evaluation of the merger. The Wells Fargo Securities opinion does not constitute a recommendation as to how any holder of shares of RockTenn common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the board of directors of RockTenn and Wells Fargo Securities, RockTenn engaged Wells Fargo Securities to act as its financial advisor in connection with the merger and agreed to pay Wells Fargo Securities a fee for such services, a portion of which was payable upon delivery of Wells Fargo Securities’ opinion and a significant portion of which will be payable upon consummation of the merger. We encourage you to read the opinion in its entirety, which is attached to this joint proxy statement/prospectus as Annex B, and the description thereof in the section titled “The Merger—Opinion of Financial Advisor to the RockTenn Board of Directors” beginning on page 49.

Smurfit-Stone Financial Advisor

Smurfit-Stone’s financial advisor, Lazard Frères & Co. LLC, which we refer to in this joint proxy statement/prospectus as “Lazard,” rendered its opinion to the Smurfit-Stone special committee and the Smurfit-Stone board of directors that, as of January 23, 2011, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in Lazard’s opinion, the merger consideration to be paid to holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who properly demand an appraisal of their shares of Smurfit-Stone common stock) in the merger was fair from a financial point of view to such holders.

The full text of Lazard’s written opinion, dated January 23, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with Lazard’s opinion, is attached to this joint proxy statement/prospectus as Annex C. Lazard provided its opinion to the Smurfit-Stone special committee and the Smurfit-Stone board of directors in connection with its evaluation of the merger. Lazard’s opinion is not a recommendation as to how any holder of Smurfit-Stone common stock should vote or act with respect to the merger or any matter relating thereto. Lazard will receive a fee for its services, a portion of which has already been paid, and a significant portion of which will be payable upon consummation of the merger. We encourage you to read the opinion in its entirety, which is attached to this joint proxy statement/prospectus as Annex C, and the description thereof in the section titled “The Merger—Opinion of Financial Advisor to the Smurfit-Stone Board of Directors” beginning on page 58, carefully and in their entirety.

Interests of Smurfit-Stone Directors and Executive Officers in the Merger

In considering the recommendation of Smurfit-Stone’s board of directors with respect to the merger agreement, Smurfit-Stone stockholders should be aware that some of Smurfit-Stone’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Smurfit-Stone’s stockholders generally. The Smurfit-Stone board of directors, including the Smurfit-Stone special committee, was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the Smurfit-Stone stockholders approve and adopt the merger agreement.

In accordance with the merger agreement, up to three directors of Smurfit-Stone may be appointed to the board of directors of RockTenn at the effective time of the merger.

Certain of Smurfit-Stone’s executive officers, including each of its named executive officers, are party to employment arrangements with Smurfit-Stone that provide severance or other benefits following a change in control of Smurfit-Stone, such as the merger, generally in connection with a qualifying termination of the executive officer’s employment.

Consistent with the terms of the Smurfit-Stone equity incentive plan, outstanding options and restricted stock units, including those held by executive officers of Smurfit-Stone, vest in connection with the completion of the merger, except for options and restricted stock units granted on or after the date of the merger agreement.

In accordance with the terms of his employment agreement, Patrick J. Moore, the current chief executive officer of Smurfit-Stone, is entitled to a lump sum cash payment in the event of a change of control of Smurfit-Stone prior to September 30, 2011.

On January 30, 2011, Smurfit-Stone made a special bonus payment to Mr. Moore in the amount of $500,000 in recognition of Mr. Moore’s service during the post-emergence transition period.

In connection with entering into the merger agreement, Smurfit-Stone has established a retention pool pursuant to which certain key employees will be eligible to receive a retention award (no greater than six months base salary) that generally would be payable upon completion of the merger.

Smurfit-Stone directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

For a more complete description of the interests of Smurfit-Stone directors and executive officers in the merger, see “The Merger—Interests of Smurfit-Stone Directors and Executive Officers in the Merger” beginning on pages 75.

Financing

In connection with the merger, RockTenn has entered into a commitment letter with Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC, which we refer to in this joint proxy statement/prospectus as the “lenders.” Pursuant to this commitment letter, the lenders have committed to provide new senior secured credit facilities in an aggregate principal amount of $3.7 billion, consisting of a $1.20 billion, 5-year term revolving credit facility; a Term A $1.25 billion, 5-year term loan facility; and a Term B $1.25 billion, 6-year term loan facility. The borrowings under the new credit facilities will be used to finance the merger in part, to repay outstanding indebtedness of Smurfit-Stone, to refinance RockTenn’s existing credit facilities, and to pay for fees and expenses incurred in connection with the merger and related transactions. The revolving credit facility will be used to finance a portion of the merger and the related transactions, ongoing working capital and for other general corporate purposes. The commitments of the lenders under the commitment letter are subject to certain conditions, including, among others, the absence of an occurrence of a material adverse event with respect to Smurfit-Stone and the accuracy of specified corporate representations of RockTenn. For a more complete description of the financing for the merger, see the section entitled “Description of Debt Financing” beginning on page 106 of this joint proxy statement/prospectus. The merger is not conditioned on the availability of the financing described above. The foregoing is a summary of the terms of the commitment letter and the debt financing contemplated thereby. The actual terms and conditions of the debt financing entered into between RockTenn and the lenders may include terms and conditions that are different than those described above.

Accounting Treatment

RockTenn will account for the merger using the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations”, under U.S. generally accepted accounting principles, which are referred to as GAAP.

United States Federal Income Tax Consequences of the Merger

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of RockTenn and Smurfit-Stone to complete the merger that each of RockTenn and Smurfit-Stone receives a legal opinion to that effect. Accordingly, a Smurfit-Stone common stockholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the RockTenn stock received, minus the adjusted tax basis of the Smurfit-Stone common stock surrendered in exchange therefor, and (2) the amount of cash received (other than cash received in lieu of a fractional share). Further, a Smurfit-Stone common stockholder generally will recognize gain or loss with respect to cash received instead of fractional shares of RockTenn common stock that the Smurfit-Stone common stockholder would otherwise be entitled to receive. For further information, please refer to “United States Federal Income Tax Consequences of the Merger” beginning on page 84.

The United States federal income tax consequences described above may not apply to all holders of Smurfit-Stone common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Regulatory Matters

The merger is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to in this joint proxy statement/prospectus as the “HSR Act,” which has occurred, and under the laws of applicable foreign jurisdictions, including the Canadian Competition Act and the Mexican Federal Law on Economic Competition, to the extent the failure to obtain such approval would have a material adverse effect on RockTenn or Smurfit-Stone. The merger agreement requires RockTenn and Smurfit-Stone to satisfy any conditions or divestiture requirements imposed upon them by regulatory authorities, unless the conditions or divestitures would reasonably be expected to have a material adverse effect on RockTenn or Smurfit-Stone.

For a more complete discussion of regulatory matters relating to the merger, see “The Merger—Regulatory Approvals Required for the Merger” beginning on page 78.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•	receipt of the approval of the holders of common stock of Smurfit-Stone and Rock Tenn required for the completion of the merger;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Rock Tenn common stock to be issued to holders of Smurfit-Stone common stock;

•	expiration or termination of the waiting period under the HSR Act (which has occurred);

•

receipt of all regulatory approvals required in connection with the transactions contemplated by the merger agreement, except where the failure to obtain those approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RockTenn or Smurfit-Stone;

•	no statute, rule, executive order, other regulation or court order or injunction that prohibits or is reasonably likely to prohibit the merger being in effect;

•

the registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act of 1933, as amended, which we refer to in this joint proxy statement/prospectus as the “Securities Act,” and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•

accuracy of the other party’s representations and warranties in the merger agreement, subject to various materiality and other qualifiers, on the date of the closing of the merger (or in the case of representations and warranties that are made as of a particular date or as of the date of the merger agreement, as of such date);

•	subject to certain qualifiers, no material adverse effect on the other party having occurred between the date of the merger agreement and the date of the closing;

•	the other party’s compliance in all material respects with its obligations under the merger agreement; and

•	receipt of opinions of counsel relating to the U.S. federal income tax treatment of the merger.

The merger agreement provides that any or all of these conditions may be waived, in whole or in part, by RockTenn or Smurfit-Stone, to the extent legally allowed. Neither RockTenn nor Smurfit-Stone currently expects to waive any material condition to the completion of the merger. If either RockTenn or Smurfit-Stone determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to RockTenn shareholders or Smurfit-Stone stockholders (including any change in the tax consequences of the transaction to Smurfit-Stone stockholders), proxies would be resolicited from the RockTenn shareholders or Smurfit-Stone stockholders, as applicable. For a more complete discussion of the conditions to the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 96.

Timing of the Merger

The merger is expected to be completed by the end of the second calendar quarter in 2011, subject to the receipt of necessary regulatory approvals and the satisfaction or waiver of other closing conditions.

For a discussion of the timing of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 96.

Restrictions on Alternative Transactions

The merger agreement contains restrictions on the ability of RockTenn and Smurfit-Stone to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company. Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if either party receives an unsolicited competing acquisition proposal from a third party that constitutes, or is reasonably likely to lead to, a superior proposal, as defined in the merger agreement, it may furnish nonpublic information to that third party and engage in negotiations to enter into a definitive agreement regarding the superior proposal with that third party. Prior to withdrawing its recommendation in favor of the applicable merger-related proposal in light of a superior proposal or entering into a definitive agreement regarding a superior proposal, RockTenn and Smurfit-Stone, as applicable, must, if requested by the other party, negotiate with the other party to amend the merger agreement so that the third party proposal is no longer a superior offer. See “The Merger Agreement—No Solicitation” on page 98.

The restrictions on RockTenn and Smurfit-Stone limiting their ability to engage in alternative transactions with a third party may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to RockTenn’s shareholders or Smurfit-Stone’s stockholders.

Termination of the Merger

The merger agreement may be terminated by RockTenn or Smurfit-Stone before completion of the merger in certain circumstances, including after Smurfit-Stone stockholder approval. In addition, the merger agreement provides that RockTenn or Smurfit-Stone may be required to pay a break-up fee to the other equal to $120 million in the circumstances generally described below:

•

if Smurfit-Stone or RockTenn terminates the merger agreement in order to accept a competing acquisition proposal with another company, the respective board of directors of either company changes its recommendation in connection with the merger, or either company enters into, or announces its intent to enter into, an agreement with respect to a competing acquisition proposal, then the party terminating to accept the competing proposal, changing its recommendation or entering into, or announcing its intent to enter into, an agreement with respect to a competing proposal must pay the termination fee;

•

if Smurfit-Stone or RockTenn terminates the merger agreement because RockTenn shareholder approval or Smurfit-Stone stockholder approval is not obtained, then the party whose stockholders or shareholders, as the case may be, have not approved must pay the termination fee, but only if (1) a competing acquisition proposal has been made for it or become publicly known prior to the meeting of the RockTenn shareholders or the Smurfit-Stone stockholders, as applicable, and has not been withdrawn and (2) no later than June 30, 2012, it publicly approves, enters into an agreement for, or submits to its shareholders or stockholders, as the case may be, a competing acquisition proposal;

•

if the merger agreement is terminated because the merger has not been completed by September 30, 2011, either RockTenn or Smurfit-Stone must pay the termination fee if (1) a competing acquisition proposal has been made for it or become publicly known prior to the date of termination and (2) no later than June 30, 2012, it enters into an agreement for, or submits to its stockholders or shareholders, as the case may be, for approval, a competing acquisition proposal; or

•

if, because of a material breach by, or inaccuracy in a representation or warranty of, RockTenn or Smurfit-Stone which causes the failure of a designated closing condition that is not capable of being cured prior to the outside termination date for the merger and the non-breaching party terminates the merger agreement, then the party whose breach or inaccuracy gave rise to the termination must pay the termination fee if (1) a competing acquisition proposal has been made for it or become publicly known prior to the date of termination and has not been withdrawn and (2) no later than June 30, 2012, it publicly approves, enters into an agreement for, or submits to its shareholders or stockholders, as the case may be, for approval, a competing acquisition proposal.

RockTenn’s and Smurfit-Stone’s obligation to pay the termination fee may discourage a third party from pursuing a competing acquisition proposal that could result in greater value to RockTenn’s shareholders or Smurfit-Stone’s stockholders. Although payment of the break-up fee could have an adverse effect on the financial condition of the company making the payment, neither RockTenn nor Smurfit-Stone believes that such effect would be material. The boards of directors of each of RockTenn and Smurfit-Stone determined, based in part on advice from their legal advisors, that the amount of the termination fee and the circumstances in which it would become payable were generally typical for a transaction of the magnitude of the merger and would not unduly inhibit an alternative acquisition proposal.

See “The Merger Agreement—Termination,” “—Effect of Termination,” “—Termination Fee - Payable by Smurfit-Stone” and “—Termination Fee - Payable by RockTenn” beginning on pages 100, 102, 102 and 103, respectively, for a discussion of the circumstances under which the parties may terminate and under which termination fees will be required to be paid.

Comparison of Rights of RockTenn Shareholders and Smurfit-Stone Stockholders

Smurfit-Stone is a Delaware corporation. RockTenn is a Georgia corporation. The shares of RockTenn common stock that Smurfit-Stone stockholders will receive in the merger will be shares of a Georgia corporation. Smurfit-Stone stockholder rights under Delaware law and RockTenn shareholder rights under Georgia law are different. In addition, the restated and amended articles of incorporation of RockTenn, as amended, which we refer to in this joint proxy statement/prospectus as the “RockTenn articles of incorporation,” and the amended and restated bylaws of RockTenn, as amended, which we refer to in this joint proxy statement/prospectus as the “RockTenn bylaws,” contain provisions that are different from the certificate of incorporation of Smurfit-Stone, which we refer to in this joint proxy statement/prospectus as the “Smurfit-Stone certificate of incorporation,” and the bylaws of Smurfit-Stone, which refer to in this joint proxy statement/prospectus as the “Smurfit-Stone bylaws.”

For a summary of certain differences among the rights of RockTenn shareholders and Smurfit-Stone stockholders, see “Comparison of Rights of RockTenn Shareholders and Smurfit-Stone Stockholders” beginning on page 131.

Matters to be Considered at the Meetings

RockTenn

RockTenn shareholders will be asked to vote on the proposal to approve the issuance of shares of RockTenn common stock pursuant to the merger agreement. Approval of the proposal is required for completion of the merger. The RockTenn board of directors unanimously recommends that RockTenn shareholders vote “FOR” the proposal to approve the issuance of RockTenn common stock pursuant to the merger agreement, as more fully described under “The RockTenn Special Meeting” beginning on page 109.

Smurfit-Stone

Smurfit-Stone stockholders will be asked to vote on the proposal to approve and adopt the merger agreement. Approval of the proposal is required for completion of the merger. The Smurfit-Stone board of directors unanimously recommends that Smurfit-Stone stockholders vote to approve the proposal set forth above, as more fully described under “The Smurfit-Stone Special Meeting” beginning on page 114.

Voting by RockTenn and Smurfit-Stone Directors and Executive Officers

On the RockTenn record date, directors and executive officers of RockTenn and their affiliates owned and were entitled to vote              shares of RockTenn common stock, or approximately                 % of the total voting power of the shares of RockTenn common stock outstanding on that date. On the Smurfit-Stone record date, directors and executive officers of Smurfit-Stone and their affiliates owned and were entitled to vote shares of Smurfit-Stone common stock, or                 % of the shares of Smurfit-Stone common stock outstanding on that date.

Appraisal Rights

Section 262 of the DGCL provides holders of Smurfit-Stone common stock with the ability to dissent from the transaction and seek appraisal of their shares. A holder of Smurfit-Stone common stock who properly seeks appraisal and complies with the applicable requirements under the DGCL, which we refer to in this joint proxy statement/prospectus as a “dissenting stockholder,” will forego the merger consideration and instead receive a cash payment equal to the fair value of its shares of Smurfit-Stone common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Smurfit-Stone common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “The Merger—Appraisal Rights” beginning on page 80.

To seek appraisal, you must deliver a written demand for appraisal to Smurfit-Stone before the vote on the merger agreement at the Smurfit-Stone special meeting, and you must not vote in favor of the approval and adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. For a further description of the appraisal rights available to Smurfit-Stone stockholders and procedures required to exercise appraisal rights, see the section entitled “The Merger—Appraisal Rights” beginning on page 80.

Due to the complexity of the procedures described above, Smurfit-Stone stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. The full text of Section 262 of the DGCL is attached as Annex D to this joint proxy statement/prospectus.

Listing of RockTenn Common Stock Issued in connection with the Merger on the NYSE

RockTenn common stock received by Smurfit-Stone stockholders in connection with the merger will be listed on the NYSE under the symbol “RKT.” After completion of the merger, it is expected that RockTenn common stock will continue to be traded on the NYSE, but Smurfit-Stone common stock will no longer be listed or traded on the NYSE.

Litigation Relating to the Merger

RockTenn, Sam Acquisition, LLC and Smurfit-Stone, as well as the members of Smurfit-Stone’s board of directors, were named as defendants in several lawsuits brought by Smurfit-Stone stockholders challenging the proposed merger and seeking, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms. Additional lawsuits may be filed against RockTenn, Sam Acquisition, LLC and Smurfit-Stone, or the directors and officers of these companies in connection with the merger. See “The Merger—Litigation Relating to the Merger” beginning on page 83 for more information about the lawsuits that have been filed related to the merger.

Selected Historical Financial Data of RockTenn

The following table sets forth selected historical financial data for RockTenn. The following selected financial data of RockTenn for the five years ended September 30, 2010 have been derived from RockTenn’s audited consolidated financial statements. The financial data for the three-month periods ended December 31, 2010 and 2009 have been derived from the unaudited financial statements of RockTenn and the unaudited financial statements include all adjustments, consisting of normal recurring accruals, which RockTenn considers necessary for a fair presentation of the financial position and the results of operations for these periods. The selected historical consolidated financial data provide only a summary and are not necessarily indicative of the results of future operations of RockTenn, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2010, RockTenn’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 and other information that RockTenn has filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

	As of and for the Three Months Ended December 31,		As of and for the Year Ended September 30,
	2010	2009	2010	2009	2008 (d)	2007	2006
	(Unaudited)
	(in millions, except per share amounts)
Net sales	$761.1	$690.8	$3,001.4	$2,812.3	$2,838.9	$2,315.8	$2,138.1
Alternative fuel mixture credit, net of expenses (a)	–	20.7	28.8	54.1	–	–	–
Restructuring and other costs, net	0.6	3.0	7.4	13.4	15.6	4.7	7.8
Cellulosic biofuel producer credit, net (b)	–	–	27.6	–	–	–	–
Net income attributable to RockTenn shareholders	50.3	56.3	225.6	222.3	81.8	81.7	28.7
Diluted earnings per share attributable to RockTenn shareholders (e)	1.27	1.43	5.70	5.71	2.12	2.05	0.77
Dividends paid per common share	0.20	0.15	0.60	0.40	0.40	0.39	0.36
Book value per common share	27.13	21.74	25.99	20.07	16.75	15.51	13.49
Total assets	2,859.0	2,824.6	2,914.9	2,884.4	3,013.1	1,800.7	1,784.0
Current portion of debt	234.7	63.3	231.6	56.3	245.1	46.0	40.8
Total long-term debt	822.3	1,206.3	897.3	1,293.1	1,453.8	676.3	765.3
Total debt (c)	1,057.0	1,269.6	1,128.9	1,349.4	1,698.9	722.3	806.1
Total RockTenn shareholders’ equity	1,068.4	843.4	1,011.3	776.8	640.5	589.0	508.6
Net cash provided by operating activities	104.3	95.6	377.3	389.7	240.9	238.3	153.5
Capital expenditures	28.5	12.3	106.2	75.9	84.2	78.0	64.6
Cash paid (received) for investment in unconsolidated entities	0.3	(0.1)	0.3	1.0	0.3	9.6	0.2
Cash paid for purchase of businesses, including amounts (received from) paid into escrow, net of cash received	–	–	23.9	(4.0)	817.9	32.1	7.8
Cash paid for the purchase of a leased facility	–	–	–	8.1	–	–	–

    Notes to Selected Financial Data

(a)	The alternative fuel mixture credit, net of expenses represents a reduction of cost of goods sold in RockTenn’s Consumer Packaging segment. This credit, which is not taxable for federal or state income tax purposes, is discussed in “Note 5. Alternative Fuel Mixture Credit and Cellulosic Biofuel Product Credit” of the Notes to Consolidated Financial Statements in RockTenn’s Form 10-K for the year ended September 30, 2010, which is incorporated by reference into this joint proxy statement/prospectus.

(b)	The cellulosic biofuel producer credit, net represents a reduction of income tax expense. This credit is discussed in “Note 5. Alternative Fuel Mixture Credit and Cellulosic Biofuel Producer Credit” of the Notes to Consolidated Financial Statements in RockTenn’s Form 10-K for the year ended September 30, 2010, which is incorporated by reference into this joint proxy statement/prospectus.

(c)	Total debt includes the aggregate of fair value hedge adjustments resulting from terminated fair value interest rate derivatives or swaps of $1.5 and $3.1 million as of December 31, 2010 and 2009, respectively, and $1.9, $3.8, $6.6, $8.5, and $10.4 million as of the fiscal years ended 2010, 2009, 2008, 2007, and 2006, respectively.

(d)	On March 5, 2008, RockTenn acquired the stock of Southern Container Corp. The Southern Container acquisition was the primary reason for the changes in the selected financial data beginning in fiscal 2008. RockTenn’s results of operations shown above may not be indicative of future results.

(e)	In June 2008, the Financial Accounting Standards Board modified certain provisions of Accounting Standards Codification 260, “Earnings per Share”, which we refer to in this joint proxy statement/prospectus as “ASC 260”, which provide that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and are to be included in the computation of earnings per share under the two-class method as described in ASC 260. These provisions were effective for fiscal years beginning after December 15, 2008 with early adoption prohibited. These provisions required all prior-period earnings per share data presented to be adjusted. RockTenn adopted ASC 260, as of October 1, 2009, and accordingly, all earnings per share data presented herein has been adjusted to reflect the new guidance.

Selected Historical Financial Data of Smurfit-Stone

The following table sets forth selected historical financial data for Smurfit-Stone. The following selected consolidated financial data for each of the four years in the period ended December 31, 2009, the six month period ended June 30, 2010 and for the six month period ended December 31, 2010 are derived from Smurfit-Stone’s audited consolidated financial statements. The selected historical consolidated financial data provide only a summary and is not necessarily indicative of the results of future operations of Smurfit-Stone, and should be read in conjunction with the audited consolidated financial statements and notes thereto, other financial information and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Smurfit-Stone’s Annual Report on Form 10-K for the year ended December 31, 2010, and other information that Smurfit-Stone has filed with the SEC, and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

Smurfit-Stone emerged from its Chapter 11 and Companies’ Creditors Arrangement Act bankruptcy proceedings on June 30, 2010. The term “Predecessor Smurfit-Stone” refers only to Smurfit-Stone and its subsidiaries prior to June 30, 2010, and the term “Successor Smurfit-Stone” refers only to reorganized Smurfit-Stone and its subsidiaries subsequent to June 30, 2010. Upon emergence from Chapter 11, Smurfit-Stone adopted fresh start accounting in accordance with Accounting Standards Codification 852. The adoption of fresh start accounting resulted in Smurfit-Stone becoming a new entity for financial reporting purposes. Accordingly, Smurfit-Stone’s consolidated financial statements on or after July 1, 2010 are not comparable to Smurfit-Stone’s consolidated financial statements prior to that date. Due to Smurfit-Stone’s adoption of fresh start accounting on June 30, 2010, the following table includes selected summary financial data for (1) the six months ended December 31, 2010 of Successor Smurfit-Stone and (2) the six months ended June 30, 2010 and the years ended December 31, 2009, 2008, 2007 and 2006 of Predecessor Smurfit-Stone. A black line separates the post-emergence financial data from the pre-emergence financial data.

	Successor	Predecessor
	As of or for the Six Months Ended December 31,	As of or for the Six Months Ended June 30,	As of and for the Year Ended December 31,
(in millions, except per share and statistical data)	2010	2010(a)	2009(b)	2008(c)	2007(d)	2006
Summary of Operations
Net sales	$3,262	$3,024	$5,574	$7,042	$7,420	$7,157
Operating income (loss) (e)	245	(37)	293	(2,764)	295	276
Income (loss) from continuing operations	114	1,324	8	(2,818)	(103)	(70)
Discontinued operations, net of income tax provision	–	–	–	–	–	11
Net income (loss) attributable to common stockholders	114	1,320	(3)	(2,830)	(115)	(71)
Diluted earnings per share of common stock Income (loss) from continuing operations	1.13	5.07	(.01)	(11.01)	(.45)	(.32)
Discontinued operations, net of income tax provision	–	–	–	–	–	.04
Net income (loss) attributable to common stockholders	1.13	5.07	(.01)	(11.01)	(.45)	(.28)
Weighted average basic shares outstanding	100	258	257	257	256	255
Weighted average diluted shares outstanding	100	261	257	257	256	255

	Successor	Predecessor
	As of or for the Six Months Ended December 31,	As of or for the Six Months Ended June 30,	As of and for the Year Ended December 31,
(in millions, except per share and statistical data)	2010	2010(a)	2009(b)	2008(c)	2007(d)	2006
Other Financial Data
Net cash provided by (used for) operating activities	$211	$(85)	$1,094	$198	$243	$265
Net cash provided by (used for) investing activities	(97)	(73)	(139)	(385)	68	706
Net cash provided by (used for) financing activities	(7)	(206)	(377)	306	(313)	(967)
Depreciation, depletion and amortization	169	168	364	357	360	377
Capital expenditures and acquisitions	106	83	172	394	384	274
Working capital, net (f)	963	–	(157)	(3,798)	13	(141)
Net property, plant, equipment (g)	4,374	–	3,081	3,509	3,454	3,731
Total assets	6,459	–	5,077	4,594	7,387	7,777
Total debt (f)(h)	1,194	–	3,793	3,718	3,359	3,634
Redeemable preferred stock	–	–	105	101	97	93
Stockholders’ equity (deficit)	2,611	–	(1,374)	(1,405)	1,855	1,779

Statistical Data (tons in thousands)	–	–	–	–	–	–
Containerboard production (tons)	3,137	3,130	6,033	6,853	7,336	7,402
Market pulp production (tons)	146	134	294	470	574	564
SBS/SBL production (tons)	60	66	130	125	269	313
Kraft paper production (tons)	53	55	110	145	177	199
Corrugated containers sold (billion square feet)	34.0	34.2	67.1	71.5	74.8	80.0
Fiber reclaimed and brokered (tons)	2,952	2,891	5,182	6,462	6,842	6,614
Number of employees (i)	17,100	18,100	19,000	21,300	22,700	25,200

    Notes to Selected Financial Data

(a)	For the six months ended June 30, 2010, Smurfit-Stone recorded reorganization items, net of $1,178 million, including a pre-tax emergence gain on plan effects of $580 million, a gain related to fresh start accounting adjustments of $742 million, and other reorganization expenses of $144 million. In addition, the benefit from income taxes includes a $200 million benefit related to the plan effect adjustments. See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – “Reorganization Items and Other Bankruptcy Costs” of the Notes to Consolidated Financial Statements in Smurfit-Stone’s Form 10-K for the year ended December 31, 2010. In addition, Smurfit-Stone recorded other operating income of $11 million, net of fees and expenses associated with an excise tax credit for alternative fuel mixtures produced. See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – “Alternative Fuel Tax Credit” in Smurfit-Stone’s Form 10-K for the year ended December 31, 2010. Balance sheet information has been excluded from Other Financial Data for the six months ended June 30, 2010 since a June 30, 2010 balance sheet is not presented in the consolidated balance sheets.

(b)	In 2009, Smurfit-Stone recorded other operating income of $633 million, net of fees and expenses, associated with an excise tax credit for alternative fuel mixtures produced. See Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Alternative Fuel Tax Credit” in Smurfit-Stone’s Form 10-K for the year ended December 31, 2010.

(c)	In 2008, Smurfit-Stone recorded goodwill and other intangible assets impairment charges of $2,757 million, net of an income tax benefit of $4 million. See Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations –“Goodwill and Other Intangible Assets Impairment Charges in 2008” in Smurfit-Stone’s Form 10-K for the year ended December 31, 2010.

(d)	In 2007, Smurfit-Stone recorded a loss of $65 million (after-tax loss of approximately $97 million) related to the sale of Smurfit-Stone’s Brewton, Alabama mill. As a result, Smurfit-Stone no longer produces solid bleached sulfate (SBS).

(e)	For the six months ended December 31, 2010 and June 30, 2010, and for the years ended December 31, 2009, 2008, 2007 and 2006, Smurfit-Stone recorded restructuring charges of $25 million, $15 million, $319 million, $67 million, $16 million and $43 million, respectively.

(f)	The filing of the Chapter 11 Petition and the Canadian Petition constituted an event of default under Smurfit-Stone’s debt obligations, and those debt obligations became automatically and immediately due and payable. Smurfit-Stone recorded a reclassification of $3,032 million to current maturities of long-term debt from long-term debt at December 31, 2008. As of December 31, 2009, secured debt of $1,354 million was classified as a current liability in the consolidated balance sheet included in Smurfit-Stone’s Form 10-K for the year ended December 31, 2010. At December 31, 2009, total debt included unsecured debt of $2,439 million which is recorded in liabilities subject to compromise.

(g)	Certain reclassifications of prior year presentations have been made to conform to the 2010 presentation.

(h)	In 2010, 2009, 2008, 2007 and 2006, debt includes obligations under capital leases of $6 million, $3 million, $5 million, $7 million and $7 million, respectively.

(i)	Number of employees for 2006 excludes approximately 6,600 employees of Smurfit-Stone’s former Consumer Packaging division, which was sold on June 30, 2006.

Comparative Market Price and Dividend Information

RockTenn’s common stock is listed on the NYSE under the symbol “RKT” and Smurfit-Stone’s common stock is listed on the NYSE under the symbol “SSCC.” The following table sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of RockTenn common stock and the high and low closing sales prices of Smurfit-Stone common stock, in each case as reported on the NYSE. In addition, the table also sets forth the quarterly cash dividends per share declared by RockTenn and Smurfit-Stone with respect to their common stock for the calendar quarters indicated.

	RockTenn Common Stock
	High		Low		Cash Dividends Declared(1)
Fiscal Year Ending September 30, 2011:
First Quarter		$59.02		$49.23	$0.20
Second Quarter (through , 2011)	$		$		$0.20

Fiscal Year Ended September 30, 2010:
First Quarter		$53.20		$42.18	$0.15
Second Quarter		$52.59		$37.25	$0.15
Third Quarter		$55.90		$45.33	$0.15
Fourth Quarter		$55.22		$46.61	$0.15

Fiscal Year Ended September 30, 2009:
First Quarter		$40.44		$23.87	$0.10
Second Quarter		$36.89		$22.84	$0.10
Third Quarter		$42.08		$25.95	$0.10
Fourth Quarter		$52.58		$36.22	$0.10

Fiscal Year Ended September 30, 2008:
First Quarter		$30.47		$23.63	$0.10
Second Quarter		$32.00		$21.77	$0.10
Third Quarter		$37.61		$29.77	$0.10
Fourth Quarter		$46.37		$28.76	$0.10

	Smurfit-Stone Common Stock
	High		Low		Cash Dividends Declared(1)
Year Ending December 31, 2011:
First Quarter (through , 2011)	$		$		–

Year Ended December 31, 2010:
Third Quarter		$22.00		$16.67	–
Fourth Quarter		$26.08		$18.25	–

(1) For an explanation of RockTenn and Smurfit-Stone’s dividend history and policy, see “Comparative Market Price and Dividend Information -Dividends and Other Distributions” on p. 23.

The following table sets forth the closing price per share of RockTenn and Smurfit-Stone common stock as reported on the NYSE as of January 21, 2011, the last trading day before the public announcement of the merger agreement, and as of                         , 2011, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus.

	RockTenn Common Stock		Smurfit-Stone Common Stock		Equivalent Per Share of Smurfit-Stone Common Stock(1)
January 21, 2011		$57.18		$27.52		$35.00
, 2011	$		$		$

(1)	The equivalent per share data for Smurfit-Stone common stock has been determined by multiplying the closing sales price of a share of RockTenn common stock, on the dates presented above, by the exchange ratio for the merger of 0.30605, plus $17.50 in cash, without interest.

The information in the preceding tables is historical only. The market prices of RockTenn and Smurfit-Stone common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of RockTenn or Smurfit-Stone common stock before the completion of the merger or RockTenn common stock after the completion of the merger. Because the exchange ratio is fixed in the merger agreement, the market value of the RockTenn common stock that Smurfit-Stone’s stockholders will receive in connection with the merger may vary significantly from the prices shown in the table above. RockTenn and Smurfit-Stone urge RockTenn shareholders and Smurfit-Stone stockholders to obtain current market quotations for shares of RockTenn common stock and Smurfit-Stone common stock before making any decision regarding the issuance of shares of RockTenn common stock pursuant to the merger agreement or the approval and adoption of the merger agreement by Smurfit-Stone stockholders.

Dividends and Other Distributions

RockTenn’s board of directors has approved a resolution to pay a quarterly dividend of $0.20 per share indicating an annualized dividend of $0.80 per share on RockTenn common stock. RockTenn anticipates that it will be able to fund dividends for the foreseeable future from cash generated from operations, borrowings under RockTenn’s credit facility and receivables facility, proceeds from the issuance of debt or equity securities or other additional long-term debt financing, including new or amended facilities to finance acquisitions. Any future determination by the RockTenn board of directors regarding dividend payments will be at the discretion of the RockTenn board of directors, subject to applicable limitations under Georgia law and on the basis of the results of operations, financial condition, cash requirements, future prospects, compliance with debt covenants and other factors deemed relevant by the RockTenn board of directors.

Smurfit-Stone has not paid or declared cash dividends on its common stock since its emergence from bankruptcy in June of 2010. Smurfit-Stone’s term loan facility and asset-based credit facility contain affirmative and negative covenants that impose restrictions on Smurfit-Stone’s financial and business operations and those of certain of its subsidiaries, including their ability to pay dividends. Prior to its emergence, Smurfit-Stone’s ability to declare and pay dividends was restricted under applicable bankruptcy law and by certain provisions contained in Smurfit-Stone’s post-petition credit agreement, entered into pursuant to its reorganization, and indentures relating to Smurfit-Stone’s outstanding indebtedness.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information is designed to show how the merger of RockTenn and Smurfit-Stone and the related financing transactions might have affected historical financial statements if the merger had been completed at an earlier time. The following summary unaudited pro forma condensed combined financial information was prepared based on the historical financial results reported by RockTenn and Smurfit-Stone in their filings with the SEC.

The unaudited pro forma balance sheet assumes that the merger and the related financing transactions took place on December 31, 2010, and combines RockTenn’s December 31, 2010 unaudited condensed consolidated balance sheet with Smurfit-Stone’s December 31, 2010 audited condensed consolidated balance sheet. The unaudited pro forma condensed combined statement of income data for the year ended September 30, 2010 and for the three months ended December 31, 2010, have been prepared to give effect to the merger as if the merger and the related financing transactions had occurred on October 1, 2009 and October 1, 2010, respectively. The pro forma income statement information for the fiscal year ended September 30, 2010 combines RockTenn’s audited consolidated statement of income for the fiscal year ended September 30, 2010 with the audited consolidated statements of income of (a) Predecessor Smurfit-Stone for the six months ended June 30, 2010 and (b) Successor Smurfit-Stone for the six months ended December 31, 2010. The pro forma income statement information for the fiscal quarter ended December 31, 2010 combines RockTenn’s unaudited consolidated statement of income for the fiscal quarter ended December 31, 2010 with Smurfit-Stone’s unaudited consolidated statement of income for the quarter ended December 31, 2010.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with RockTenn treated as the acquiring entity. Accordingly, consideration given by RockTenn to complete the merger with Smurfit-Stone will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, RockTenn has not completed the detailed valuation studies necessary to arrive at final estimates of the fair value of the Smurfit-Stone assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Smurfit-Stone’s accounting policies to RockTenn’s accounting policies. Additionally, a final determination of the fair value of Smurfit-Stone’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets and liabilities of Smurfit-Stone that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. RockTenn estimated the fair value of Smurfit-Stone’s assets and liabilities based on discussions with Smurfit-Stone’s management and a valuation firm, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

RockTenn expects to incur significant costs associated with integrating the operations of the two companies. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the merger.

The following unaudited pro forma financial data is derived from the historical consolidated financial statements of each of RockTenn and Smurfit-Stone and are not indicative of the results of operations or financial position that would have resulted had the proposed merger and the related financing transactions been consummated on the dates indicated and should not be construed as being indicative of future performance. The information below should be read in conjunction with the financial statements and accompanying notes of RockTenn and Smurfit-Stone contained in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2010, RockTenn’s Quarterly Report on Form 10-Q for the quarter period ended December 31, 2010, and Smurfit-Stone’s Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus. We urge you also to read “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118.

	As of or for the Three Months Ended December 31, 2010	As of or for the Year Ended September 30, 2010
	(in millions, except per share amounts)
Pro Forma Condensed Combined Statement of Income Data:
Net Sales	$2,371.5	$9,208.6
Cost of Sales	1,941.9	7,677.9
Gross Profit	429.6	1,530.7
Net Income from Continuing Operations	89.4	1,614.1
Diluted Earnings Per Share from Continuing Operations	1.26	22.93

Pro Forma Condensed Combined Balance Sheet Data:
Working Capital	$657.5
Total Assets	10,561.0
Long-Term Debt due after one year	3,554.0
Shareholder Equity	3,187.6

Comparative Per Share Information

The following table summarizes earnings per share data regarding earnings from continuing operations, dividends declared per share and book value per share for RockTenn and Smurfit-Stone on a historical, pro forma combined and pro forma equivalent basis. The historical per share information presents RockTenn’s historical financial information for the three months ended December 31, 2010 and twelve months ended September 30, 2010 and, with respect to Smurfit-Stone, (1) the three months ended December 31, 2010 of Successor Smurfit-Stone, (2) the six months ended December 31, 2010 of Successor Smurfit-Stone and (3) the six months ended June 30, 2010 of Predecessor Smurfit-Stone. The unaudited pro forma combined and the Smurfit-Stone pro forma equivalent per share financial information are presented for the three months ended December 31, 2010 and the year ended September 30, 2010.

The pro forma book value per share information was computed as if the merger and the related financing transactions had been completed on December 31, 2010. The pro forma earnings from continuing operations information for the fiscal year ended September 30, 2010 and the three months ended December 31, 2010 was computed as if the merger and the related financing transactions had been completed on October 1, 2009 and October 1, 2010, respectively. The pro forma per share balance sheet information combines RockTenn’s December 31, 2010 unaudited consolidated balance sheet with Smurfit-Stone’s December 31, 2010 audited consolidated balance sheet. The pro forma per share income statement information for the fiscal year ended September 30, 2010 combines RockTenn’s audited consolidated statement of income for the fiscal year ended September 30, 2010 with the audited consolidated statements of income of (a) Predecessor Smurfit-Stone for the six months ended June 30, 2010 and (b) Successor Smurfit-Stone for the six months ended December 31, 2010. The pro forma per share income statement information for the fiscal quarter ended December 31, 2010 combines RockTenn’s unaudited consolidated statement of income for the quarter ended December 31, 2010 with Smurfit-Stone’s unaudited consolidated statement of income for the quarter ended December 31, 2010. The Smurfit-Stone pro forma equivalent per share financial information is calculated by multiplying the unaudited RockTenn pro forma combined per share amounts by the exchange ratio (0.30605 shares of RockTenn common stock for each share of Smurfit-Stone common stock). The exchange ratio does not include the $17.50 cash portion of the merger consideration. We expect to issue approximately 31.0 million shares of RockTenn common stock in connection with the merger based on the number of shares of Smurfit-Stone common stock outstanding as of February 22, 2011, the number of shares of Smurfit-Stone common stock subject to restricted stock unit awards and granted prior to January 23, 2011, and the number of shares reserved for issuance under Smurfit-Stone’s plan of reorganization as of February 22, 2011. The pro forma purchase price has been prepared based on the closing price of RockTenn common stock of $67.73 on February 22, 2011. A one dollar movement in stock price would result in a change in purchase price of approximately $31 million. The actual number of shares of RockTenn common stock issued in the merger will be based upon the actual number of Smurfit-Stone shares outstanding when the merger closes.

The following unaudited comparative per share data is derived from the historical consolidated financial statements of each of RockTenn and Smurfit-Stone and are not indicative of the results of operations or financial position that would have resulted had the proposed merger and the related financing transactions been consummated on the dates indicated and should not be construed as being indicative of future performance. The information below should be read in conjunction with the financial statements and accompanying notes of RockTenn and Smurfit-Stone contained in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2010, RockTenn’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, and Smurfit-Stone’s Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus. We urge you also to read “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 118.

	As of or for the Three Months Ended December 31, 2010	As of or for the Year Ended September 30, 2010
RockTenn—Historical:
Book value per share	$27.13	$25.29
Cash dividends per share	$0.20	$0.60
Diluted earnings per share from continuing operations	$1.27	$5.70
Basic earnings per share from continuing operations	$1.29	$5.80

	Successor - Three Months Ended December 31, 2010	Successor - Six Months Ended December 31, 2010	Predecessor - Six Months Ended June 30, 2010
Smurfit-Stone—Historical:
Book value per share	$26.11	$26.11	$–
Cash dividends per share	$–	$–	$–
Diluted earnings per share from continuing operations	$0.49	$1.13	$5.07
Basic earnings per share from continuing operations	$0.49	$1.13	$5.12

	As of or for the Three Months Ended December 31, 2010		As of or for the Year Ended September 30, 2010
RockTenn Pro Forma Combined:
Book value per share	$45.32		n/a
Cash dividends per share	$0.20	(1)	$0.60	(1)
Diluted earnings per share from continuing operations	$1.26		$22.93
Basic earnings per share from continuing operations	$1.28		$23.23

	As of or for the Three Months Ended December 31, 2010	As of or for the Year Ended September 30, 2010
Smurfit-Stone Pro Forma— Equivalent:
Book value per share	$13.87	n/a
Cash dividends per share	(1)	(1)
Diluted earnings per share from continuing operations	$0.39	$7.02
Basic earnings per share from continuing operations	$0.39	$7.11

(1)	For an explanation of RockTenn and Smurfit-Stone’s dividend history and policy, see “Comparative Market Price and Dividend Information” beginning on page 22.

RISK FACTORS

Risk Factors Relating to RockTenn and Smurfit-Stone

RockTenn’s and Smurfit-Stone’s businesses are, and following the completion of the merger, RockTenn’s business will continue to be, subject to the risks described below relating to the merger. In addition, RockTenn and Smurfit-Stone are, and following the completion of the merger, RockTenn will continue to be, subject to the risks described in Part 1, Item 1A of the annual reports on Form 10-K for RockTenn’s fiscal year ended September 30, 2010, and for Smurfit-Stone’s fiscal year ended December 31, 2010, as filed with the SEC. If any of the risks described below or in the annual reports incorporated by reference into this joint proxy statement/prospectus actually materializes, the respective businesses, financial results, financial condition, or stock prices of RockTenn or Smurfit-Stone could be materially adversely affected. The risks below should be considered along with the other risks described in the annual reports incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risk Factors Relating to the Merger

Because the market price of RockTenn’s common stock may fluctuate, the value of RockTenn common stock to be issued in the merger will fluctuate.

Upon completion of the merger, each share of Smurfit-Stone common stock will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock. The stock exchange ratio will not be adjusted due to any increase or decrease in the price of RockTenn or Smurfit-Stone common stock before completion of the merger. The market price of RockTenn common stock will likely be different, and may be lower, on the date Smurfit-Stone common stockholders receive shares of RockTenn common stock than it was on the date the merger agreement was signed, the date of this joint proxy statement/prospectus, or the date of the special meetings. Changes in the price of RockTenn common stock before completion of the merger will affect the value that Smurfit-Stone common stockholders will receive in the merger. These variations in the market price of RockTenn common stock may be caused by a variety of factors including changes in the business, operations, and prospects of RockTenn and Smurfit-Stone, market reactions to the proposed merger, regulatory considerations, general market and economic conditions, market assessment of the likelihood the merger will be completed, and other factors. Neither RockTenn nor Smurfit-Stone is permitted to terminate the merger agreement solely because of changes in the market price of either company’s common stock.

If the merger is completed, RockTenn may not be able to successfully integrate the business of Smurfit-Stone and realize the anticipated benefits of the merger.

Realization of the anticipated benefits in the merger will depend on RockTenn’s ability to successfully integrate the businesses and operations of RockTenn and Smurfit-Stone. RockTenn will be required to devote significant management attention and resources to integrating its business practices, operations, and support functions. The challenges RockTenn may encounter include the following:

•	preserving customer, supplier, and other important relationships and resolving potential conflicts that may arise as a result of the merger;

•	consolidating and integrating duplicative facilities and operations, including back-office systems;

•

addressing differences in business cultures, preserving employee morale, and retaining key employees while maintaining focus on providing consistent, high-quality customer service and meeting the operational and financial goals of RockTenn; and

•	adequately addressing business integration issues.

The process of integrating Smurfit-Stone’s operations could cause an interruption of, or loss of momentum in, RockTenn’s business and financial performance. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, financial results, financial condition, or stock price of RockTenn. The integration process may also result in additional and unforeseen expenses. There can be no assurance that the contemplated expense savings and synergies anticipated from the merger will be realized.

Failure to complete the merger could negatively impact the stock prices and the future business and financial results of RockTenn and Smurfit-Stone.

Although RockTenn and Smurfit-Stone have agreed to use their reasonable best efforts to obtain RockTenn shareholder approval and Smurfit-Stone stockholder approval, respectively, of the proposals relating to the merger, there is no assurance that these proposals will be approved, and there is no assurance that RockTenn and Smurfit-Stone will receive the necessary regulatory approvals or satisfy the other conditions to the completion of the merger. If the merger is not completed for any reason, RockTenn and Smurfit-Stone will be subject to several risks, including the following:

•

possibly being required to pay the other company a termination fee of $120 million, which each company is required to do in certain circumstances relating to termination of the merger agreement; see “The Merger Agreement—Termination,” “—Effect of Termination,” “—Termination Fee - Payable by Smurfit-Stone” and “—Termination Fee - Payable by RockTenn” beginning on pages 100, 102, 102 and 103, respectively;

•

possibly being required to pay the other company costs and expenses relating to the merger, including legal, accounting, and financial advisor expenses; which each company is required to do under certain circumstances relating to termination of the merger agreement; see “The Merger Agreement—Termination,” “—Effect of Termination,” and “—Expenses” beginning on pages 100, 102 and 103, respectively;

•

under the merger agreement, each company is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to exercise certain of its business strategies; and

•

having had the focus of management of each of the companies directed toward the merger and integration planning instead of on each company’s core business and other opportunities that could have been beneficial to the companies.

In addition, each company would not realize any of the expected benefits of having completed the merger and would continue to face risks that are currently faced as an independent company.

If the merger is not completed, the price of RockTenn and Smurfit-Stone common stock may decline to the extent that the current market price of that stock reflects a market assumption that the merger will be completed and that the related benefits and synergies will be realized, or as a result of the market’s perceptions that the merger was not consummated due to an adverse change in RockTenn’s or Smurfit-Stone’s business. In addition, RockTenn’s business and Smurfit-Stone’s business may be harmed, and the prices of their stock may decline as a result, to the extent that employees, customers, suppliers, and others believe that the companies cannot compete in the marketplace as effectively without the merger or otherwise remain uncertain about the companies’ future prospects in the absence of the merger.

In addition, if the merger is not completed and the RockTenn or Smurfit-Stone board of directors determines to seek another merger or business combination, there can be no assurance that a transaction creating RockTenn shareholder value or Smurfit-Stone stockholder value comparable to the value perceived to be created by the merger will be available to either RockTenn or Smurfit-Stone.

The merger agreement limits RockTenn’s and Smurfit-Stone’s ability to pursue an alternative acquisition proposal to the merger and requires RockTenn or Smurfit-Stone to pay a termination fee of $120 million if it does.

The merger agreement prohibits RockTenn and Smurfit-Stone from soliciting, initiating, encouraging, or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—No Solicitation” beginning on page 98. The merger agreement also provides for the payment by RockTenn or Smurfit-Stone of a termination fee of $120 million if the merger agreement is terminated in certain circumstances in connection with a third party initiating a competing acquisition proposal for one of the companies. See “The Merger Agreement—Termination,” “—Effect of Termination,” “—Termination Fee - Payable by Smurfit-Stone” and “—Termination Fee - Payable by RockTenn” beginning on pages 100, 102, 102 and 103, respectively.

These provisions limit RockTenn’s and Smurfit-Stone’s ability to pursue offers from third parties that could result in greater value to RockTenn shareholders or Smurfit-Stone’s stockholders. The obligation to make the termination fee payment also may discourage a third party from pursuing an alternative acquisition proposal.

In order to complete the merger, RockTenn and Smurfit-Stone must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, the completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period, or receipt of approval, under each foreign antitrust law that relates to the merger, including the Canadian Competition Act and the Mexican Federal Law on Economic Competition, where the failure to obtain such approval or meet such waiting period under the applicable foreign anti-trust law would have a material adverse effect. Although RockTenn and Smurfit-Stone have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the governing regulations. As a condition to approval of the merger, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of RockTenn’s business after the completion of the merger. Under the terms of the merger agreement, neither RockTenn nor Smurfit-Stone is required to undertake any divestiture or hold separate of assets to the extent that such action would be reasonably expected to have a material adverse effect on RockTenn or Smurfit-Stone. However, if, notwithstanding the provisions of the merger agreement, either RockTenn or Smurfit-Stone becomes subject to any term, condition, obligation or restriction (whether because such term, condition, obligation or restriction does not rise to the specified level of materiality or RockTenn otherwise consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect the ability to integrate Smurfit-Stone’s operations into RockTenn’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect RockTenn’s business and results of operations after the completion of the merger.

Some of the directors and executive officers of Smurfit-Stone have interests in the merger that are different from Smurfit-Stone stockholders.

When considering the recommendation of the Smurfit-Stone board of directors with respect to the merger proposal, Smurfit-Stone stockholders should be aware that some directors and executive officers of Smurfit-Stone have financial interests in the merger that are different from, or are in addition to, the interests of the stockholders of Smurfit-Stone generally. These interests include their designation as RockTenn directors and the fact that the completion of the transaction results in (1) the acceleration of vesting of stock options granted before the date of the merger agreement, (2) continuing exercisability of stock options, (3) the accelerated vesting of restricted stock unit awards granted before the date of the merger agreement, (4) a lump sum cash payment to the chief executive officer of Smurfit-Stone in the event of a change in control occurring prior to September 30, 2011, (5) the potential payments of severance upon termination in specified circumstances in connection with a change in control, (6) the establishment of a retention pool pursuant to which executive officers and certain key employees will be eligible to receive a retention award that generally will be payable upon completion of the merger, (7) continued indemnification and insurance coverage, and (8) other retention and payments pursuant to existing plans, agreements, and arrangements to which certain directors and executive officers are entitled. In addition, on January 30, 2011, Smurfit-Stone made a special bonus payment to Mr. Moore in the amount of $500,000 in recognition of Mr. Moore’s service during the post-emergence transition period.

Stockholders should consider these interests in conjunction with the recommendation of the directors of Smurfit-Stone of approval of the Smurfit-Stone proposal regarding the merger.

RockTenn’s ability to use Smurfit-Stone’s net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of “ownership changes” of Smurfit-Stone caused by the merger and by Smurfit-Stone’s Chapter 11 plan of reorganization implemented in 2010. In addition, the amount of such NOL carryforwards could be subject to adjustment in the event of an IRS examination.

If a corporation undergoes an “ownership change” under Section 382 of the Code, the amount of its pre-change net operating losses, which we refer to in this joint proxy statement/prospectus as “NOLs”, that may be utilized to offset future taxable income is subject to an annual limitation. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the applicable testing period (generally three years). The annual limitation generally is determined by multiplying the value of the corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by recognized built-in gains or reduced by recognized built-in losses in the assets held by the corporation at the time of the ownership change. Similar rules and limitations may apply for state income tax purposes.

As of December 31, 2010, Smurfit-Stone had NOL carryforwards for federal income tax purposes, net of unrecognized tax benefits, of $567 million, resulting in a deferred tax asset for financial statement purposes of $199 million. These NOLs, which for federal income tax purposes expire in the years 2025 through 2029, are subject to an annual limitation under Section 382 of the Code as a result of an ownership change experienced by Smurfit-Stone in 2010 in connection with its plan of reorganization under Chapter 11 of the United States Bankruptcy Code. The merger is expected to cause another ownership change of Smurfit-Stone. Consequently, RockTenn’s ability to utilize pre-change NOLs generated by Smurfit-Stone will be subject to the limitations imposed by Section 382 of the Code (as described above). RockTenn’s use of NOLs arising after the date of the merger, if any, would not be limited unless the combined company experienced a subsequent ownership change after the merger.

In addition, the amount of the NOL carryforwards is subject to review and audit by the IRS, and there can be no assurance that the benefit of such NOL carryforwards will be fully realized.

RockTenn is expected to incur substantial expenses related to the merger and the integration of Smurfit-Stone’s business.

RockTenn is expected to incur substantial expenses in connection with the merger and the integration of Smurfit-Stone’s business. There are a large number of processes, policies, procedures, operations, technologies, and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing, and benefits. While RockTenn has assumed that a certain level of expenses would be incurred, there are many factors beyond its control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that would be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that RockTenn expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings.

The need to integrate Smurfit-Stone’s workforce following the mergers presents the potential for delay in achieving expected synergies and other benefits, increased labor costs, or labor disputes that could adversely affect RockTenn’s operations.

The successful integration of Smurfit-Stone and achievement of the anticipated benefits of the merger depend in part on integrating Smurfit-Stone’s employees into RockTenn and on maintaining productive employee relations. Failure to do so presents the potential for delays in achieving expected synergies and other benefits of integration, increased labor costs, and labor disputes that could adversely affect RockTenn’s operations. There is also a possibility that employees or unions could engage in job actions such as slow-downs, work-to-rule campaigns, sick-outs, or other actions designed to disrupt RockTenn’s or Smurfit-Stone’s normal operations, whether in opposition to the merger or in an attempt to pressure the companies in collective bargaining negotiations. RockTenn and Smurfit-Stone are both highly unionized companies. Approximately 32% of RockTenn’s employees are organized, and RockTenn currently has 37 collective bargaining agreements with 14 different unions. Approximately 59% of Smurfit-Stone’s employees are organized, and Smurfit-Stone currently has 113 collective bargaining agreements with 18 different unions.

The Pension Benefit Guaranty Corporation, or “PBGC,” could require additional financial support of the Smurfit-Stone pension benefit plans that are to be transferred to RockTenn or require other action as a condition to completion of the merger. Such actions could have an adverse effect on the financial condition of RockTenn.

Smurfit-Stone’s pension benefit plans are subject to Title IV of the Employee Retirement Security Act of 1974, as amended, including regulation by the PBGC, a U.S. government agency. The PBGC insures the obligations to employees under Smurfit-Stone’s pension benefit plans in the event that the pension benefit plans terminate. As of December 31, 2010, the qualified pension benefit plans of Smurfit-Stone, which were assumed under Smurfit-Stone’s plan of reorganization, were underfunded by approximately $1.1 billion based on actual asset values and the discount rates effective on December 31, 2010. The PBGC requested additional information regarding the respective financial conditions of RockTenn and Smurfit-Stone, as well as the underfunded Smurfit-Stone pension benefit plans, in connection with a review of the companies and the merger. Actions taken or requested by the PBGC in connection with such review in order to address the underfunded benefit liabilities of the Smurfit-Stone pension benefit plans, which obligations would be the responsibility of RockTenn after the merger, could include, among other matters, increased cash contributions to Smurfit-Stone’s and/or RockTenn’s pension benefit plans, amendment of the terms of the pension benefit plans increasing the obligations under the plan, or termination of one or more of such plans. Actions taken or requested by the PBGC could adversely affect the financial condition or results of operations of RockTenn following the merger.

The shares of RockTenn common stock to be received by Smurfit-Stone stockholders as a result of the merger will have different rights from shares of Smurfit-Stone common stock.

Following completion of the merger, Smurfit-Stone stockholders will no longer be stockholders of Smurfit-Stone, a Delaware corporation, but will instead be shareholders of RockTenn, a Georgia corporation. There will be important differences between your current rights as a Smurfit-Stone stockholder and the rights to which you will be entitled as a RockTenn shareholder. See “Comparison of Rights of RockTenn Shareholders and Smurfit-Stone Stockholders” beginning on page 131 for a discussion of the different rights associated with RockTenn common stock and Smurfit-Stone common stock.

The number of shares of RockTenn common stock and the cash amount payable as consideration to Smurfit-Stone stockholders are subject to adjustment and may not be finally determined until after RockTenn shareholders and Smurfit-Stone stockholders have voted on the merger.

The allocation of RockTenn common stock and cash to be received by Smurfit-Stone stockholders in the merger for each share of Smurfit-Stone common stock held by them may not be finally determined until after RockTenn shareholders and Smurfit-Stone stockholders have voted on the merger. To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Code, and therefore to provide greater assurance that the respective tax counsel of RockTenn and Smurfit-Stone will be able to deliver the tax opinion that is a condition to each party’s obligation to complete the merger, the merger consideration is subject to adjustment depending on the number of stockholders (if any) who choose to exercise their appraisal rights. For purposes of determining whether an adjustment is necessary and the amount of such adjustment, if any, each dissenting stockholder will be assumed to receive an amount of cash equal to $35 per share (the actual amount that would be payable to any dissenting stockholder following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law). To the extent that the aggregate cash consideration to be delivered in connection with the merger to Smurfit-Stone stockholders (including the $35 per share that is assumed to be paid to dissenting stockholders) would exceed 57.5% of the aggregate value of the merger consideration, then the cash payable to non-dissenting stockholders will be reduced, and the number of shares of RockTenn common stock to be delivered to such stockholders will be correspondingly increased, in an amount necessary to cause the aggregate cash consideration to equal 57.5% of the aggregate value of the merger consideration. For purposes of making these calculations, RockTenn common stock will be valued at $57.18 per share (the closing price of a share of RockTenn common stock on the NYSE on the last trading day preceding the date of the merger agreement).

RockTenn has incurred, and will continue to incur, substantial additional indebtedness to finance the merger and will assume certain existing indebtedness of Smurfit-Stone upon completion of the merger, which may decrease RockTenn’s business flexibility and will increase its borrowing costs.

Upon completion of the merger, RockTenn will have engaged in acquisition debt financing of approximately $3.7 billion. See “Description of Debt Financing” beginning on page 106 for more information about the acquisition debt financing. Covenants to which RockTenn has agreed or may agree in connection with the acquisition debt financing, and RockTenn’s increased indebtedness and higher debt-to-equity ratio in comparison to that of RockTenn on a recent historical basis, may have the effect, among other things, of reducing RockTenn’s flexibility to respond to changing business and economic conditions and will increase borrowing costs.

Pending litigation against RockTenn, Sam Acquisition, LLC, Smurfit-Stone and the directors of Smurfit-Stone could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

Since the announcement on January 23, 2011 of the signing of the merger agreement, RockTenn, Sam Acquisition, LLC and Smurfit-Stone, as well as the members of Smurfit-Stone’s board of directors, have been named as defendants in several lawsuits brought by Smurfit-Stone stockholders challenging the proposed merger. The lawsuits generally allege, among other things, that the consideration agreed to in the merger agreement is inadequate and unfair to Smurfit-Stone stockholders, that the individual defendants breached their fiduciary duties in approving the merger agreement and that those breaches were aided and abetted by RockTenn, Sam Acquisition, LLC, and Smurfit-Stone. The lawsuits seek, among other things, injunctive relief to enjoin the defendants from completing the merger on the agreed-upon terms and monetary relief and attorneys’ fees.

One of the conditions to the closing of the merger is that no order issued by a governmental authority of competent jurisdiction or law or other legal restraint or prohibition making the merger illegal or permanently restraining, enjoining, or otherwise prohibiting or preventing the consummation of the merger or the other transactions contemplated by the merger agreement be in effect. Consequently, if the plaintiffs secure injunctive or other relief prohibiting, delaying, or otherwise adversely affecting the defendants’ ability to complete the merger, then such injunctive or other relief may prevent the merger from becoming effective within the expected time frame or at all. If completion of the merger is prevented or delayed, it could result in substantial costs to RockTenn and Smurfit-Stone. For a more complete discussion of the possible adverse effects of not completing the merger, see the risk factor entitled ‘‘—Failure to complete the merger could negatively impact the stock prices and the future business and financial results of RockTenn and Smurfit-Stone” beginning on page 29. In addition, RockTenn and Smurfit-Stone could incur significant costs in connection with the lawsuits, including costs associated with the indemnification of Smurfit-Stone’s directors and officers. For a description of the legal proceedings, see the section entitled “The Merger—Litigation Relating to the Merger” beginning on page 83 for more information about the lawsuits that have been filed related to the merger.

RockTenn’s principal externally sourced raw materials, recovered paper and virgin paperboard, are subject to potentially significant price fluctuations which could have an adverse effect on RockTenn’s results of operations and financial condition.

Historically, the costs of recovered paper and virgin paperboard, RockTenn’s principal externally sourced raw materials, have fluctuated significantly due to market and industry conditions. Increasing demand for products packaged in 100% recycled paper and the shift by manufacturers of virgin paperboard, tissue, newsprint and corrugated packaging to the production of products with some recycled paper content have and may continue to increase demand for recovered paper. Furthermore, there has been a substantial increase in demand for U.S. sourced recovered paper by Asian countries, which is expected to further increase based on economic growth in that region. These increasing demands may result in cost increases. While virgin fiber prices have generally been more stable than recycled fiber prices, they also fluctuate, particularly during prolonged periods of heavy rain or during housing slowdowns. There can be no assurance that RockTenn will be able to recoup any past or future increases in the cost of recovered paper or other raw materials through price increases for its products. Further, a reduction in availability of recovered paper, virgin paperboard or other raw materials due to increased demand or other factors could have an adverse effect on its results of operations and financial condition.

Following the merger, the combined company may be unable to retain key employees.

The success of RockTenn after the merger will depend in part upon its ability to retain key Smurfit-Stone and RockTenn employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with RockTenn following the merger. Accordingly, no assurance can be given that RockTenn, Smurfit-Stone and, following the merger, the combined company will be able to retain key employees to the same extent as in the past.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. RockTenn and Smurfit-Stone caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

Such forward-looking statements include, but are not limited to, statements regarding:

•	the anticipated closing date of the transaction;

•	the successful closing of the transaction;

•	the integration of Smurfit-Stone as well as opportunities for operational improvement including but not limited to cost reduction and capital investment;

•	the strategic opportunity and perceived value to RockTenn’s shareholders and Smurfit-Stone’s stockholders of the transaction;

•	the opportunity to recognize benefits from Smurfit-Stone’s NOLs; and

•	the transaction’s impact on, among other things, RockTenn’s business mix, margins, transitional costs and integration to achieve the synergies and the timing of such costs and synergies and earnings.

With respect to these forward-looking statements, RockTenn and Smurfit-Stone have made assumptions regarding, among other things:

•	whether and when the proposed transaction will be approved;

•	whether and when the proposed transaction will close;

•	the availability of financing on satisfactory terms;

•	the amount of Smurfit-Stone’s debt that RockTenn will assume;

•	the results and impacts of the acquisition;

•

preliminary purchase price allocations of acquired assets and liabilities which may include material adjustments to the Smurfit-Stone values reflected in its Form 10-K for the most recently ended fiscal year;

•	economic, competitive and market conditions generally;

•	volumes and price levels of purchases by customers; and

•	competitive conditions in RockTenn and Smurfit-Stone’s businesses and possible adverse actions of RockTenn and Smurfit-Stone’s respective customers, competitors and suppliers.

Further, RockTenn and Smurfit-Stone’s businesses are subject to a number of general risks that would affect any such forward-looking statements including, among others:

•	decreases in demand for RockTenn and Smurfit-Stone products;

•	increases in energy, raw materials, shipping and capital equipment costs;

•	reduced supply of raw materials;

•	fluctuations in selling prices and volumes;

•	intense competition;

•	the potential loss of certain customers; and

•	adverse changes in general market and industry conditions.

Such risks and other factors that may impact management’s assumptions are more particularly described in RockTenn and Smurfit-Stone’s filings with the SEC, including under the caption “Business—Forward-Looking Information” and “Risk Factors” in RockTenn’s Annual Report on Form 10-K for the most recently ended fiscal year and “Business—Risk Factors” and “Forward-Looking Information” in Smurfit-Stone’s Annual Report on Form 10-K for the most recently ended fiscal year. See “Where You Can Find More Information” beginning on page 140 for a list of the documents incorporated by reference into this joint proxy statement/prospectus.

The information contained in this joint proxy statement/prospectus speaks as of the date hereof, or in the case of a document incorporated by reference, as of the date of that document, and neither RockTenn nor Smurfit-Stone have or undertake any obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between RockTenn and Smurfit-Stone. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. You are also urged to read the opinions of RockTenn’s and Smurfit-Stone’s financial advisors, which are attached as Annexes B and C to this joint proxy statement/prospectus and are incorporated by reference herein.

Background of the Merger

On January 26, 2009, Smurfit-Stone and its U.S. and Canadian Subsidiaries filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Wilmington, Delaware. On the same day, the Canadian subsidiaries of Smurfit-Stone also filed to reorganize under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Canada. On June 30, 2010, Smurfit-Stone emerged from both bankruptcy proceedings.

Both shortly prior to and during the bankruptcy proceedings, Smurfit-Stone explored the possibility of an investment transaction or an acquisition or strategic transaction with various third parties (including, in some cases, entering into confidentiality agreements and substantive discussions with, and providing non-public due diligence materials to, such parties) but none of these third parties was willing to proceed with a transaction. Independent of this, from time to time over the past several years prior to the bankruptcy proceedings, there have been various non-specific, informal, exploratory contacts between Smurfit-Stone and third parties, regarding possible strategic transactions. Upon its emergence from bankruptcy, Smurfit-Stone did not adopt a classified board or a shareholder rights plan or various other takeover defense measures, and Wall Street analysts have periodically speculated that Smurfit-Stone might be a possible takeover candidate.

On September 16, 2010, representatives of a financial advisor to a third party, which we refer to in this joint proxy statement/prospectus as “Party A,” contacted Eugene I. Davis, a director of Smurfit-Stone, and expressed Party A’s interest in exploring a potential transaction between Party A and Smurfit-Stone. Mr. Davis referred Party A to Ralph F. Hake, chairman of the Smurfit-Stone board of directors, and Mr. Hake scheduled a special meeting of the board of directors for September 27, 2010 to discuss Party A’s interest in exploring a potential transaction. At that meeting, the Smurfit-Stone board of directors determined to allow Party A access to certain confidential information and to authorize Smurfit-Stone management to meet with Party A to discuss Smurfit-Stone’s business. Smurfit-Stone and Party A entered into a confidentiality agreement, dated as of September 29, 2010.

On October 7, 2010, members of the senior management team of Smurfit-Stone and representatives of Party A and its advisors met and discussed Smurfit-Stone’s business and financial performance. On October 10, 2010, Smurfit-Stone received a term sheet from Party A that contemplated a recapitalization transaction in which Party A would become a significant shareholder in the Company. On October 27, 2010, the Smurfit-Stone board of directors considered the proposal at a regular meeting of the board and determined that Smurfit-Stone was not interested in pursuing the transaction contemplated by Party A’s term sheet. Mr. Hake and Mr. Moore communicated that determination to Party A. Thereafter, Party A informed Mr. Hake that it would be interested in exploring other potential transactions with Smurfit-Stone.

On or about November 8, 2010 through November 21, 2010, Smurfit-Stone responded to questions regarding financial due diligence in connection with Party A’s evaluation of Smurfit-Stone. On November 22, 2010, Smurfit-Stone received a non-binding written offer from Party A to acquire 100% of the equity of Smurfit-Stone for $29 per share payable in cash. While the non-binding written offer stated that Party A was confident that any agreement entered into with respect to the proposed transaction would not include a financing contingency, the non-binding written offer did not include the amount of equity Party A was prepared to invest in the acquisition or any written communications from financing sources. The non-binding written offer was also subject to several conditions, including Smurfit-Stone entering into a 30-day exclusivity agreement with Party A and Party A having the opportunity to perform further due diligence.

On November 23, 2010, a special meeting of the Smurfit-Stone board of directors was held via teleconference, with all directors present other than Messrs. Patrick J. Moore, chief executive officer of Smurfit-Stone, and Steven J. Klinger, former president, chief operating officer and director of Smurfit-Stone. Craig A. Hunt, chief administrative officer and general counsel of Smurfit-Stone, informed the directors of the proposal from Party A that had been received the day before and described the terms of the proposal. In light of the benefits that would be payable to Mr. Moore and Mr. Klinger under their employment arrangements in the event of a sale of Smurfit-Stone, the Smurfit-Stone board of directors formed a special committee, which we refer to in this joint proxy statement/prospectus as the “Smurfit-Stone special committee,” to evaluate the proposal and other possible alternatives. The Smurfit-Stone special committee was composed of all of the members of the Smurfit-Stone board other than Mr. Moore and Mr. Klinger. Following its formation and further discussion, the Smurfit-Stone special committee approved the engagement of Lazard to act as its financial advisor, and Wachtell, Lipton, Rosen & Katz, which we refer to in this joint proxy statement/prospectus as “Wachtell Lipton,” to act as its legal counsel. In addition, the Smurfit Stone special committee designated a sub-committee, which we refer to in this joint proxy statement/prospectus as the “Smurfit-Stone sub-committee,” consisting of Mr. Hake, Ernst A. Häberli and Jonathan F. Foster, to be available to help oversee the evaluation process on a day-to-day basis.

On November 30, 2010, Smurfit-Stone received a second letter from Party A reiterating its proposal of November 22, 2010 and requesting further due diligence over the following one to two weeks. On December 2, 2010, certain members of the Smurfit-Stone special committee and representatives of Smurfit-Stone senior management met with representatives of Lazard to assist Lazard in its analysis of Smurfit-Stone’s business and financial position. Representatives of Wachtell Lipton were also present. Also on December 2, 2010, a special meeting of the Smurfit-Stone special committee was held via teleconference at which representatives from Lazard and Wachtell Lipton were present. Lazard summarized the meeting with senior management that had taken place earlier that day, and the special committee discussed Party A’s written request that it be allowed to conduct certain specified due diligence. The special committee determined to allow Party A to conduct most of its requested due diligence, but instructed Lazard to make clear to Party A that this determination did not reflect any determination with respect to the merits of Party A’s proposal. On December 8, 2010, representatives from Party A and its financial advisor held a telephonic due diligence session with members of senior management of Smurfit-Stone. Representatives from Lazard and Wachtell Lipton were also present.

On December 15, 2010, the Smurfit-Stone special committee held a special meeting, at which representatives from Lazard and Wachtell Lipton were present, to consider Party A’s proposal. Mr. Moore, Mr. Klinger and Mr. Hunt were also present, with Messrs. Moore and Klinger being excused for the portion of the meeting relating to the valuation of Smurfit-Stone and the decision with respect to a response to Party A’s proposal. The Smurfit-Stone special committee engaged in a full discussion of the proposal and received a financial presentation from Lazard. Wachtell Lipton advised the Smurfit-Stone special committee on the duties of the Smurfit-Stone directors under Delaware law. The Smurfit-Stone special committee also considered the possibility of soliciting offers from additional parties, and the risks involved in doing so, including the risks associated with multiple parties conducting due diligence, the risk of leaks, and the potential impact on customers, current and potential employees and the business that could arise from these risks. Following these discussions, the Smurfit-Stone special committee approved further discussions with Party A, without exclusivity, and determined not to solicit offers from additional parties at that time. The Smurfit-Stone special committee directed Lazard to communicate to the financial advisor to Party A that Smurfit-Stone was not interested in pursuing a transaction at the $29 per share price proposed by Party A, but might be willing to consider a transaction at a significantly higher valuation range. Lazard communicated this to the financial advisor to Party A following the meeting.

On or around December 17, 2010, Party A contacted Mr. Hake to indicate that it was having difficulty achieving a valuation that would justify a significantly increased offer price that the Smurfit-Stone special committee might be willing to consider. A representative from Party A’s financial advisor confirmed this position to a representative from Lazard. On December 21, 2010, a representative from Party A’s financial advisor informed a representative from Lazard that Party A had determined not to continue to pursue a transaction with Smurfit-Stone at that time.

Also on December 21, 2010, Mr. Foster received a call from a representative of Wells Fargo Securities, financial advisor to RockTenn, expressing RockTenn’s interest in exploring a friendly stock for stock merger between the two companies and asking if Mr. Hake and Mr. Foster would take a telephone call that evening from James A. Rubright, chairman and chief executive officer of RockTenn. Mr. Foster contacted Mr. Hake who asked Mr. Foster to brief Lazard on the call from Wells Fargo Securities and instruct Lazard to contact Wells Fargo Securities, which Mr. Foster did. Following that call, a representative of Lazard contacted a representative of Wells Fargo Securities to request more details regarding RockTenn’s expression of interest. A representative of Wells Fargo Securities stated that RockTenn was interested in an “at-market” stock for stock merger and that Mr. Rubright was interested in meeting with Smurfit-Stone’s senior management team to discuss the two companies’ businesses. Lazard responded that such a meeting was premature and suggested that Wells Fargo Securities first make a presentation to Lazard concerning RockTenn’s proposal for a potential transaction between the two companies. A representative of Wells Fargo Securities suggested that such presentation take place in a telephonic conference on December 23, 2010.

On December 23, 2010, the Smurfit-Stone special committee held a special meeting via teleconference to consider whether to direct Lazard to proceed with the proposed presentation from Wells Fargo Securities. Mr. Hunt and representatives from Lazard and Wachtell Lipton were also present at the meeting. The Smurfit-Stone special committee received a report on the discussions between Smurfit-Stone and Party A, including Party A’s decision not to pursue a transaction at that time, as well as on the expression of interest from RockTenn. Wachtell Lipton reviewed the fiduciary duties of the Smurfit-Stone directors and the legal standards applicable to their consideration of RockTenn’s expression of interest. Following discussion, the Smurfit-Stone special committee determined to instruct Lazard to proceed with the telephonic conference with Wells Fargo Securities with the goal of learning more about RockTenn’s proposal, but without indicating that Smurfit-Stone would be interested in pursuing a transaction. Later that day, representatives from Lazard and representatives from Wells Fargo Securities had a teleconference, during which Wells Fargo Securities presented a preliminary overview of RockTenn’s proposal for a stock for stock merger. In the course of their discussions in connection with that call, Lazard indicated that the Smurfit-Stone board of directors would likely be more interested in a transaction involving consideration at a premium to the current market price, with a significant cash component.

On December 24, 2010, representatives of Wells Fargo Securities contacted a representative of Lazard to clarify that RockTenn was flexible on a number of aspects of its proposal, including a willingness to consider offering part of the consideration in cash and to consider further the appropriate valuation for Smurfit-Stone, subject to RockTenn engaging in further diligence. Wells Fargo Securities said that RockTenn was also interested in setting up a call between Mr. Rubright and Mr. Hake to discuss the proposal further. Lazard responded that until RockTenn provided a substantive proposal on value, such a call was premature.

On January 4, 2011, the board of directors of RockTenn held a special meeting via teleconference to discuss the proposed acquisition of Smurfit-Stone. James B. Porter, executive vice president of RockTenn, Michael E. Kiepura, executive vice president of RockTenn, Steven C. Voorhees, executive vice president, chief financial officer and chief administrative officer of RockTenn, Robert B. McIntosh, executive vice president, general counsel and secretary of RockTenn, and representatives from Wells Fargo Securities were also present. The RockTenn board received an update with respect to the ongoing discussions between Lazard and Wells Fargo Securities and a detailed report from Mr. Rubright regarding Smurfit-Stone’s business, the strategic rationale for the transaction, potential risks of the transaction and the expected senior leadership of the combined company. Next, representatives of Wells Fargo Securities presented to the board of directors of RockTenn their preliminary analysis of the proposed transaction. The board of directors of RockTenn then met in executive session, together with Mr. Rubright and representatives from Wells Fargo Securities. At the end of the executive session, the RockTenn board of directors unanimously authorized Mr. Rubright to continue to pursue discussions with the Smurfit-Stone board or special committee and to make a proposal to acquire Smurfit-Stone at a 20% premium, with 50% of the consideration to be paid in cash and 50% of the consideration to be paid in RockTenn common stock.

On January 4, 2011, Mr. Rubright contacted Mr. Hake and proposed a meeting so that RockTenn could present a revised proposal for a potential transaction between the two companies. Mr. Rubright indicated that the revised proposal would be at a premium price and include 50% cash consideration. On January 7, 2011, the Smurfit-Stone sub-committee and a representative of Lazard met with Mr. Rubright and other members of the senior management of RockTenn. At this meeting, Mr. Rubright made a presentation to the Smurfit-Stone sub-committee concerning a potential acquisition of Smurfit-Stone by RockTenn at a premium, and suggested what he referred to as a possible price for indicative purposes of $30.80 per share of Smurfit-Stone common stock, with half of the consideration to be paid in cash and half in RockTenn common stock. On January 8, 2011, at the direction of the Smurfit-Stone special committee and the RockTenn board of directors, respectively, representatives of each of Lazard and Wells Fargo Securities discussed the potential transaction. A potential financing source for RockTenn was also present. Wells Fargo Securities said that RockTenn was committed to moving forward quickly. Lazard said that if RockTenn wanted to move forward, it should propose a firm price and state clearly any further due diligence requirements or other conditions.

On January 9, 2011, Smurfit-Stone received a non-binding written offer from RockTenn to acquire all of the outstanding shares of Smurfit-Stone for $32 per share, with half of the consideration to be paid in cash and half in RockTenn common stock, at a fixed exchange ratio. The letter further stated that the offer was subject to the negotiation of a definitive merger agreement, receipt of the necessary board and stockholder approvals of both companies, and RockTenn having the opportunity to conduct due diligence, which RockTenn was prepared to undertake on an expedited basis.

On January 10, 2011, the Smurfit-Stone special committee held a special meeting via teleconference to discuss the RockTenn proposal. Messrs. Moore, Hunt and representatives from Lazard and Wachtell Lipton were also present. The Smurfit-Stone special committee received an update on the discussions between Smurfit-Stone and RockTenn, including a summary of the proposal received January 9, 2011, and received a presentation from Lazard updating the relevant portions of its prior presentations and providing an analysis of RockTenn’s proposal. The directors also received a copy of a written presentation with respect to RockTenn prepared by RockTenn management that RockTenn had provided at the January 7, 2011 meeting. Additionally, Wachtell Lipton reviewed the fiduciary duties of the Smurfit-Stone directors and the legal standards applicable to their consideration of the proposed transaction with RockTenn. The Smurfit-Stone special committee also discussed with its financial and legal advisors whether to contact Party A or any other parties in an effort to solicit other offers, and discussed again the risks involved in doing so, including the risks associated with multiple parties conducting due diligence, the risk of leaks, and the potential impact on customers, current and potential employees and the business that could arise from these risks. The Smurfit-Stone special committee also considered the risk of jeopardizing a potential transaction with RockTenn, and the ability that Smurfit-Stone would have, even if it entered into an agreement with RockTenn, to consider competing offers thereafter subject to customary no-shop and breakup fee provisions. Lazard advised that, based on the history of the prior discussions with Party A, they did not believe that Party A would be likely to offer a higher price than RockTenn would be willing to offer. Following further discussion of these issues, the Smurfit-Stone special committee determined not to contact Party A or other parties at that time. The Smurfit-Stone special committee further instructed Lazard to communicate to RockTenn and Wells Fargo Securities that Smurfit-Stone would not proceed with a transaction at $32 per share, but would be willing to permit RockTenn to conduct reasonable due diligence in order to improve its proposal.

Smurfit-Stone and RockTenn entered into a confidentiality agreement, dated as of January 11, 2011. From January 15, 2011 through January 22, 2011, members of the senior management teams of Smurfit-Stone and RockTenn held several mutual due diligence meetings and conference calls, including full day meetings on January 17, 2011 and January 18, 2011, and exchanged requests for information and due diligence materials with respect to both companies. The respective financial advisors of Smurfit-Stone and RockTenn as well as potential financing sources for RockTenn were also present during certain of these meetings and calls.

On January 18, 2011, Smurfit-Stone and Wachtell Lipton received a draft merger agreement from RockTenn and King & Spalding LLP, which we refer to in this joint proxy statement/prospectus as “King &

Spalding,” legal counsel to RockTenn. On January 19, 2011, Wachtell Lipton and King & Spalding engaged in a discussion with respect to a number of provisions of the draft merger agreement that Wachtell Lipton believed raised concerns, including a provision that would permit RockTenn to terminate the merger agreement, upon payment of a $60 million termination fee, if RockTenn were unable to obtain financing. On January 20, 2011, Smurfit-Stone and Wachtell Lipton received a revised draft of the merger agreement from King & Spalding addressing many of these concerns, including eliminating the termination right relating to financing. King & Spalding also delivered to Wachtell Lipton a draft of the commitment letter relating to RockTenn’s financing for the transaction.

Also on January 20, 2011, representatives of Lazard had discussions with representatives of Wells Fargo Securities in which representatives of Wells Fargo Securities stated RockTenn’s requirement that the parties sign and announce a transaction by the end of the weekend, and Mr. Hake had similar discussions with Mr. Rubright. Lazard informed Wells Fargo Securities that the Smurfit-Stone special committee would be ready to reconvene only when RockTenn had submitted its best and final offer. Subsequently, on January 20, 2011, the board of directors of RockTenn held a special meeting via teleconference to discuss the developments regarding the transaction. Messrs. Porter, Voorhees and McIntosh and representatives from Wells Fargo Securities were also present. The RockTenn board received an update from Mr. Rubright with respect to the proposed acquisition, including an update with respect to discussions between representatives of Lazard and representatives of Wells Fargo Securities and the Smurfit-Stone special committee’s request for RockTenn’s best and final offer. Messrs. Rubright and Porter then gave a detailed review of the due diligence completed to date with respect to Smurfit-Stone, which included among other topics a discussion of the operating assets, financial and tax matters, legal issues, environmental matters, pension issues, customer base, personnel and corporate administrative support. Next, representatives of Wells Fargo Securities presented their updated preliminary analysis of the proposed transaction to the board of directors of RockTenn. After discussion, the RockTenn board of directors unanimously authorized Mr. Rubright to make a proposal to acquire all of the outstanding shares of Smurfit-Stone for $35 per share, with half of the consideration to be paid in cash and half in RockTenn common stock, at a fixed exchange ratio.

Promptly following the RockTenn board meeting on January 20, 2011, Mr. Rubright called Mr. Hake to say that RockTenn was prepared to increase its offer to $35 per share, half of the consideration to be paid in cash and half in RockTenn common stock, and that this was RockTenn’s best and final offer. Representatives of Wells Fargo Securities also had a discussion with Lazard and reiterated that $35 per share was the highest price that RockTenn was prepared to pay.

On the evening of January 20, 2011, the Smurfit-Stone special committee held a special meeting via teleconference. Messrs. Moore and Hunt and representatives from Lazard and Wachtell Lipton were also present. The Smurfit-Stone special committee received reports from Lazard and Mr. Hake on the discussions between Smurfit-Stone and RockTenn and the final offer from RockTenn. Mr. Moore reported on the due diligence meetings among Smurfit-Stone, RockTenn and their respective advisors, and representatives of RockTenn’s financing sources. The Smurfit-Stone special committee and its advisors engaged in further discussion of RockTenn’s business and the valuation of RockTenn’s shares. Wachtell Lipton reported on the draft of the merger agreement that King & Spalding had delivered, the discussions between Wachtell Lipton and King & Spalding, and the revised draft merger agreement and draft financing commitment letter that had been delivered following these discussions. Wachtell Lipton also reviewed again the duties of the Smurfit-Stone directors in considering the RockTenn proposal. Following additional discussion, the Smurfit-Stone special committee authorized its advisors to proceed with further negotiation with RockTenn and scheduled a meeting for the morning of January 23, 2010, to be held in the event that approval of a final proposed agreement was ready to be considered at that time.

On January 21, 2011, Wachtell Lipton and Smurfit-Stone provided RockTenn and King & Spalding with a markup of the draft merger agreement. From January 21, 2011 to January 23, 2011, Smurfit-Stone, RockTenn and their legal advisors continued to negotiate, and exchange drafts of, the merger agreement. By the morning of

January 23, 2011, all open issues in the merger agreement had been resolved, subject to approval by the boards of directors of Smurfit-Stone and RockTenn. In connection with finalizing the merger agreement, representatives of each of Wells Fargo Securities and Lazard also received a copy of the draft merger agreement, which they reviewed in connection with rendering their respective financial advisory services to, in the case of Wells Fargo Securities, the RockTenn board of directors, and, in the case of Lazard, the Smurfit-Stone special committee and the Smurfit-Stone board of directors. The copies of the draft merger agreement provided to each of Wells Fargo Securities and Lazard were consistent in all material respects with the final merger agreement. Further, during the period from January 21, 2011 to January 23, 2011, representatives of each of Lazard and Wells Fargo Securities also had continued discussions, during which Lazard engaged in efforts to obtain a further increase in price. Wells Fargo Securities reiterated that $35 per share was RockTenn’s best and final offer.

On Sunday, January 23, 2011, the Smurfit-Stone special committee and the Smurfit-Stone board of directors held a joint special meeting, at which Mr. Hunt and representatives from Lazard and Wachtell Lipton were also present. Wachtell Lipton again reviewed the fiduciary duties of the Smurfit-Stone directors and the legal standards applicable to their consideration of the proposed transaction with RockTenn. Messrs. Hake and Moore and the representatives of Lazard and Wachtell Lipton reviewed and discussed the negotiations that had occurred since the January 20, 2011 meeting of the Smurfit-Stone special committee. Lazard provided a financial analysis of each of the two companies, and a valuation analysis of Smurfit-Stone and of the proposed combination, and engaged in extensive discussion with the directors with respect to its presentation. Lazard also delivered to the Smurfit-Stone board of directors and the Smurfit-Stone special committee its oral opinion, subsequently confirmed in writing, that, as of that date, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in such opinion, the merger consideration to be paid to holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who properly demand appraisal of their shares of Smurfit-Stone common stock) in the merger is fair, from a financial point of view. Wachtell Lipton reviewed the terms of the proposed merger agreement and answered questions with respect to the agreement. Mr. Moore then excused himself from the meeting so that the Smurfit-Stone special committee could deliberate further. After further consideration, the Smurfit-Stone special committee resolved to recommend that the Smurfit-Stone board of directors approve the merger agreement and recommend approval to the Smurfit-Stone stockholders. Mr. Moore then rejoined the meeting. After further consideration by the Smurfit-Stone board of directors, based on the recommendation of the Smurfit-Stone special committee, the Smurfit-Stone board of directors unanimously approved the merger agreement and resolved to recommend that Smurfit-Stone stockholders approve and adopt the merger agreement.

Also on Sunday, January 23, 2011, the RockTenn board of directors held a special meeting via teleconference, at which Messrs. Porter, Voorhees and McIntosh and representatives from Wells Fargo Securities and King & Spalding were also present. King & Spalding reviewed the fiduciary duties of the RockTenn directors and the legal standards applicable to their consideration of the proposed acquisition of Smurfit-Stone. Mr. Rubright and the representatives of Wells Fargo Securities and King & Spalding reviewed and discussed the negotiations that had occurred since the January 20, 2011 meeting of the RockTenn board. Representatives of Wells Fargo Securities presented their financial analysis of the proposed merger and engaged in extensive discussion with the RockTenn board of directors with respect to its presentation. Representatives of Wells Fargo Securities also rendered to the RockTenn board of directors Wells Fargo Securities’ oral opinion, subsequently confirmed in writing, that, as of January 23, 2011, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on review undertaken by Wells Fargo Securities in connection with such opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be paid by RockTenn pursuant to the merger agreement was fair, from a financial point of view, to RockTenn. King & Spalding reviewed the terms of the proposed merger agreement and answered questions with respect to the agreement. Mr. Voorhees reviewed the terms of the commitment letter between RockTenn and the lenders and answered questions with respect to the new senior credit facilities that the lenders had committed to provide. After further consideration by the RockTenn board of directors, the RockTenn board of directors unanimously approved the merger agreement and the financing to be provided pursuant to the commitment letter and resolved to recommend that RockTenn shareholders approve the issuance of RockTenn common stock pursuant to the merger agreement.

The terms of the merger agreement are more fully described in the section entitled “The Merger Agreement.” On the evening of January 23, 2011, Smurfit-Stone, RockTenn and Sam Acquisition, LLC executed the merger agreement and announced the merger.

RockTenn Board of Directors’ Recommendation

At a meeting on January 23, 2011, the RockTenn board of directors unanimously (1) determined that the merger and the merger agreement are advisable and in the best interests of RockTenn and its shareholders, (2) approved the merger and the merger agreement and (3) determined to recommend that the holders of RockTenn common stock vote FOR the proposal to approve the issuance of shares of RockTenn common stock pursuant to the merger agreement, which is necessary to effect the merger.

In connection with the foregoing actions, the RockTenn board of directors consulted with RockTenn’s leadership team, as well as RockTenn’s financial advisors and outside legal counsel, and considered the following positive factors relating to the merger:

•

the expectation that the acquisition of Smurfit-Stone will position RockTenn as the second largest containerboard producer in North America giving RockTenn a leading market position in one of the most attractive products of paper-based product substrates;

•	the fact that the acquisition of Smurfit-Stone significantly expands the geographic footprint of RockTenn in corrugated packaging to the Midwest and West Coast regions of the United States;

•	the significant opportunities for operational improvement of the combined business following the merger, including opportunities for plant rationalization and optimization of mill system performance;

•

RockTenn’s leadership’s demonstrated success in capitalizing on significant acquisition opportunities and integrating material acquisitions with existing RockTenn operations while optimizing asset utilization, such as that demonstrated in connection with the Gulf States and Southern Container acquisitions;

•	the fact that the acquisition is expected to diversify RockTenn’s raw material dependency by rebalancing the mix of recycled versus virgin across the RockTenn paperboard portfolio;

•

the judgment, advice and analyses of RockTenn’s senior leaders, including their favorable recommendation of the merger and their analyses of conditions in the industry and the strategic acquisition opportunities available to RockTenn;

•

the belief that the acquisition of Smurfit-Stone will meaningfully drive RockTenn’s strategic priorities of expanding its presence and operational capabilities in the industry and better enable RockTenn to respond to customer demands, growth opportunities and competition;

•	the ability of RockTenn to utilize Smurfit-Stone’s NOLs to reduce U.S. federal income taxes on future profits;

•	comparisons of historical financial measures for RockTenn and Smurfit-Stone, including revenues, EBITDA (as defined below) and net income;

•	the fact that the acquisition is expected to be accretive to RockTenn’s earnings per share before realizing any synergies expected in connection with the acquisition; and

•

the fact that the mix of stock and cash merger consideration payable in the transaction is intended to preserve RockTenn’s strong financial position, as the estimated credit agreement leverage ratio of 2.76 times funded debt at closing is within the range of RockTenn’s historical operations, with a strong-cash flow outlook for the combined operations.

In addition, the RockTenn board of directors also considered the following factors:

•

Smurfit-Stone’s prospects based on RockTenn’s due diligence, the review and analysis of Smurfit-Stone’s financial condition, results of operations, business, reputation and risks, including the results of the business, financial, accounting and legal due diligence investigations of Smurfit-Stone;

•	current industry, economic and market conditions and trends, including Smurfit-Stone’s competitive position;

•

the fact that stockholder approval of the transaction would be required from both RockTenn and Smurfit-Stone stockholders and that, upon completion of the merger, it was expected that Smurfit-Stone stockholders would own approximately 44% of the outstanding shares of RockTenn common stock and existing RockTenn shareholders would own approximately 56% of the outstanding shares of RockTenn common stock, based on the number of shares issued and outstanding as of January 23, 2011, the date of the execution of the merger agreement;

•	the fact that, following the merger, the RockTenn board of directors will consist of the ten existing members of the RockTenn board as well as three members designated by Smurfit-Stone;

•

the presentation of Wells Fargo Securities of its financial analyses of the proposed merger, and its written opinion that, as of January 23, 2011 and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be paid by RockTenn pursuant to the merger agreement was fair, from a financial point of view, to RockTenn;

•

the presentations by and discussions with RockTenn’s leadership team and representatives of King & Spalding regarding the terms and conditions of the merger agreement and the fiduciary duties of the board of directors in considering the merger and reasonably available alternatives to it;

•

the potential effect of the terms of the merger agreement with respect to possible third party proposals to acquire RockTenn after execution of the merger agreement, including a provision whereby, if any third party makes an acquisition proposal that is or is reasonably likely to lead to a superior proposal (as described under “The Merger Agreement—No Solicitation” beginning on page 98) before the approval of the issuance of RockTenn common stock pursuant to the merger agreement by RockTenn shareholders, the RockTenn board of directors may provide information to and engage in negotiations with that third party, subject to the terms and conditions of the merger agreement;

•

the potential effect of the termination fee provisions of the merger agreement and the view of RockTenn’s board of directors that these provisions, while possibly discouraging some alternative proposals for a business combination with RockTenn, should not preclude bona fide alternative proposals;

•	the fact that the termination fee provisions are reciprocal and the product of arms’ length negotiations; and

•	the ability to complete the merger as a reorganization for U.S. federal income tax purposes.

The RockTenn board of directors also considered a number of potentially negative factors in its deliberations considering the merger, including:

•	the risks described in the section entitled “Risk Factors” beginning on page 28 of this joint proxy statement/prospectus;

•

the significant unfunded pension obligations of Smurfit-Stone (approximately $1.1 billion at December 31, 2010) and the significant annual future cash contributions that will be required with respect to such liability;

•	the significant retiree medical obligations of Smurfit-Stone;

•	the potential impact that the upcoming negotiations of expired and expiring collective bargaining agreements could have on the future operations of Smurfit-Stone;

•	the potential impact on the combined company from a significant decrease in the pricing of the combined company’s containerboard;

•

the possibility that the merger might not be completed as a result of the failure to obtain the required approval from Smurfit-Stone’s stockholders and RockTenn’s shareholders or required regulatory approvals and the effect the resulting termination of the merger agreement may have on the trading price of RockTenn common stock and RockTenn’s operating results;

•

the absence of a financing condition in the merger agreement and the possibility that the financing may be unavailable to RockTenn at the time the merger is otherwise required to close and the potential effects of RockTenn’s inability to consummate the merger, including the ability of Smurfit-Stone to seek specific performance or damages in the event of a breach;

•	the risk that the synergies and benefits sought in the merger might not be fully achieved or achieved in the anticipated time period;

•	the risk that additional debt incurred in connection with the merger could have a negative impact on RockTenn’s ratings and operational flexibility; and

•

that, because the exchange ratio under the merger agreement is fixed (and will not be adjusted for fluctuations in the market price of RockTenn common stock or Smurfit-Stone common stock), the per share value of the merger consideration to be paid to Smurfit-Stone stockholders on completion of the merger could be significantly more or less than its implied value immediately prior to the announcement of the merger agreement.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the merger agreement and the complexity of these matters, the RockTenn board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, the RockTenn board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the RockTenn board of directors conducted an overall analysis of the factors described above, including discussions with RockTenn’s leadership team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the RockTenn board of directors may have given different weight to different factors.

Smurfit-Stone Board of Directors’ Recommendation

At its meeting held on January 23, 2011, following detailed presentations by Smurfit-Stone’s management, legal counsel and financial advisors, and the recommendation from the Smurfit-Stone special committee, the Smurfit-Stone board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated by the merger agreement, was advisable and in the best interests of Smurfit-Stone and its stockholders, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously resolved to recommend that the stockholders of Smurfit-Stone vote FOR the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In evaluating the merger agreement and the transactions contemplated by the merger agreement, including the merger, the Smurfit-Stone special committee and the Smurfit-Stone board of directors consulted with legal and financial advisors, and with Smurfit-Stone’s management. In reaching their decisions, the Smurfit-Stone special committee and the Smurfit-Stone board of directors considered a number of factors, including the following.

Strategic Considerations Supporting the Transaction

The Smurfit-Stone special committee and the Smurfit-Stone board of directors viewed the following strategic factors as generally supporting their respective decisions to recommend approval of, and to approve and enter into, the merger agreement and the transactions contemplated by the merger agreement:

•

the Smurfit-Stone special committee and the Smurfit-Stone board of directors considered the current and future landscape of the container industry, and in light of the financial and competitive challenges facing industry participants, the likelihood that the combined company would be better positioned to overcome these challenges if the expected strategic and financial benefits of the transaction were fully realized;

•	the Smurfit-Stone special committee and the Smurfit-Stone board of directors considered that the combined company resulting from the merger would:

•	be the #2 producer of North American containerboard and the #2 producer of coated recycled board with a balanced fiber input mix with 55% virgin fiber and 45% recycled fiber;

•	benefit from a management team with a strong record of stockholder value creation and excellent record of integrating acquisitions;

•	have an expanded geographic footprint, covering the East coast, the Midwest and West coast;

•	have a conservative capital structure with significant liquidity and the opportunity to improve results through cost reduction and capital investment; and

•	recognize benefits from approximately $500 million or more of NOLs of Smurfit-Stone; and

•

the Smurfit-Stone special committee and the Smurfit-Stone board of directors considered that, as a result of the merger, Smurfit-Stone stockholders would own approximately 44% of the combined company, based on the number of shares issued and outstanding as of January 23, 2011, the date of the execution of the merger agreement, and, therefore, would benefit from the future performance of the combined company, the synergies expected to result from the merger, and the other strengths of the combined company as set forth above.

Financial and Other Considerations Supporting the Transaction

The Smurfit-Stone special committee and the Smurfit-Stone board of directors also viewed the following financial and other factors as generally supporting their respective decisions to recommend approval of, and to approve and enter into, the merger agreement and the transactions contemplated by the merger agreement:

•

their knowledge of RockTenn’s business, operations, financial condition, earnings and prospects and of Smurfit-Stone’s business, operations, financial condition, earnings and prospects, taking into account the results of Smurfit-Stone’s due diligence review of RockTenn;

•	the adequacy of the merger consideration and the other value provided to Smurfit-Stone stockholders including:

•	recent historical market prices of Smurfit-Stone common stock;

•

the implied value of the merger consideration based on the closing price of RockTenn common stock on January 21, 2011 and the premium to Smurfit-Stone common stock it represented as of various dates, as well as the value of the merger consideration that would be implied at various other RockTenn share prices;

•	the cash component of the merger consideration, which would allow Smurfit-Stone stockholders to diversify a portion of their current exposure to the container industry;

•	the stock component of the merger consideration and the valuation of that component;

•	the RockTenn dividend rate, which is currently $0.20, while Smurfit-Stone currently does not pay any dividends on its common stock; and

•	the current market price of RockTenn’s common stock, as well as the historical, present and anticipated future earnings of RockTenn and the anticipated future earnings of the combined company;

•

their belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to Smurfit-Stone stockholders than other strategic alternatives reasonably available to Smurfit-Stone and its stockholders;

•

the financial analyses and presentations of Lazard, including the opinion of Lazard, dated January 23, 2011, to the Smurfit-Stone board of directors and the Smurfit-Stone special committee to the effect that, as of that date, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in such opinion, the merger consideration to be paid to holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who properly demand appraisal of their shares of Smurfit-Stone common stock) in the merger is fair, from a financial point of view, as more fully described below under the caption “—Opinion of Financial Advisor to the Smurfit-Stone Board of Directors;”

•	the financial and other terms and conditions of the merger agreement, including:

•

the fact that Smurfit-Stone is permitted to terminate the merger agreement in order to approve an alternative transaction proposed by a third party that is a “Company Superior Proposal” as defined in the merger agreement, upon the payment of a $120 million termination fee, and its belief that such termination fee was reasonable and should not preclude another party from making a competing proposal if another party desires to do so;

•

the fact that RockTenn’s commitment to complete the merger is not dependent on its ability to obtain financing and the merger agreement provides that each party is entitled to specific performance in case of breach by the other parties; and

•	the extent of the commitments to obtain required antitrust regulatory approvals that RockTenn has made under the merger agreement;

•

the conditions to the merger agreement, which the Smurfit-Stone special committee and the Smurfit-Stone board of directors viewed as providing a reasonable level of assurance that the merger would be completed;

•

the expectation that the merger would qualify as a reorganization for U.S. federal income tax purposes and that, as a result, receipt of the stock portion of the merger consideration by Smurfit-Stone stockholders in exchange for their shares of Smurfit-Stone common stock would not be taxable to Smurfit-Stone stockholders that are U.S. persons for U.S. federal income tax purposes;

•

the retention arrangements for management to be implemented in connection with the merger, which the Smurfit-Stone special committee and the Smurfit-Stone board of directors believed would help assure the continuity of management through closing, the likelihood of a successful integration and the successful operation of the combined company; and

•

the fact that a vote of Smurfit-Stone stockholders on the merger is required under Delaware law, and that Smurfit-Stone stockholders who do not vote in favor of the merger will have the right to dissent from the merger and to demand appraisal of the fair value of their shares under Delaware law.

Countervailing Considerations

The Smurfit-Stone special committee and the Smurfit-Stone board of directors weighed these positive factors against a number of countervailing factors identified in its deliberations, including:

•

the challenges inherent in the combination of two businesses of the size and scope of Smurfit-Stone and RockTenn and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the risk that changes in the regulatory or competitive landscape may adversely affect the business benefits anticipated to result from the transaction;

•	the risk of not capturing all the anticipated cost savings and operational synergies between Smurfit-Stone and RockTenn and the risk that other anticipated benefits might not be realized;

•

the potential value of Smurfit-Stone’s NOLs, including a potential range of approximately $1-$3 per Smurfit-Stone common share on a present value basis, recognizing that such potential value is subject to uncertainty with respect to timing, amount and availability, as well as the highly contingent nature of the potential tax benefits of such NOLs;

•

the risk that the conditions to the merger would not be met, including the conditions requiring stockholder and regulatory approvals, or the risk that the merger agreement could be terminated and the potential adverse impact on Smurfit-Stone if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the effect on business and customer relationships (see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 96);

•

the fact that, as a result of the fixed exchange ratio for the stock component of the merger consideration, the value of that component would decline in the event of a decline in the price of RockTenn common stock prior to the closing of the merger;

•

the potential impact of the merger announcement and the consummation of the transaction on employees; however the special committee and the board recognized the overall benefits of the greater scale and size of the combined entity, which they believe are significant given the challenges in the container industry, and in light of changes in financial conditions and broader economic changes affecting the industry;

•

the restrictions on the conduct of Smurfit-Stone’s business prior to the consummation of the merger, requiring Smurfit-Stone to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Smurfit-Stone from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

•	the fact that the cash portion of the merger consideration will be taxable to Smurfit-Stone stockholders that are U.S. persons for U.S. federal income tax purposes;

•	the merger agreement’s limitations on Smurfit-Stone’s ability to solicit other offers; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 28 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35.

Conclusion

The Smurfit-Stone special committee and the Smurfit-Stone board of directors concluded that the anticipated benefits of the merger would outweigh the countervailing considerations. In addition, the Smurfit-Stone special committee and the Smurfit-Stone board of directors were aware of and considered the interests that Smurfit-Stone’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Smurfit-Stone generally, as described in “—Interests of Smurfit-Stone Directors and Executive Officers in the Merger.”

The reasons set forth above are not intended to be exhaustive, but include the material facts considered by the Smurfit-Stone special committee in recommending, and by the Smurfit-Stone board of directors in approving, the merger agreement. In view of the wide variety of factors considered in connection with their evaluation of the merger and the complexity of these matters, the Smurfit-Stone special committee and the Smurfit-Stone board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that they considered in reaching their determinations to recommend approval of, and to approve, the merger and the merger agreement and to recommend approval of the merger and the merger agreement to Smurfit-Stone stockholders. In addition, individual members of the Smurfit-Stone special committee and the Smurfit-Stone board of directors may have given differing weights to different factors. The Smurfit-Stone special committee and the Smurfit-Stone board of directors conducted an overall review of the factors described above, including thorough discussions with Smurfit-Stone’s management and outside legal and financial advisors.

Opinion of Financial Advisor to the RockTenn Board of Directors

The board of directors of RockTenn retained Wells Fargo Securities to act as its financial advisor in connection with a possible transaction involving RockTenn and Smurfit-Stone and its affiliates. In connection with this engagement, the board of directors of RockTenn requested that Wells Fargo Securities provide its opinion as to the fairness, from a financial point of view, to RockTenn of the merger consideration to be paid by RockTenn pursuant to the merger agreement. In selecting Wells Fargo Securities as its financial advisor, the board of directors of RockTenn considered, among other things, the fact that Wells Fargo Securities is an internationally-recognized investment banking firm with substantial experience advising companies in the paper and packaging industries and has substantial experience providing strategic advisory services in similar transactions. Wells Fargo Securities, as part of its investment banking business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; and general corporate advisory services.

On January 23, 2011, Wells Fargo Securities rendered its oral opinion, which was subsequently confirmed in writing, to the board of directors of RockTenn, to the effect that, as of January 23, 2011, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wells Fargo Securities in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the merger consideration to be paid by RockTenn pursuant to the merger agreement was fair, from a financial point of view, to RockTenn. The issuance of the opinion of Wells Fargo Securities was approved by an authorized committee of Wells Fargo Securities.

The full text of Wells Fargo Securities’ written opinion to the board of directors of RockTenn, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in its entirety into this joint proxy statement/prospectus. The following summary is qualified in its entirety by reference to the full text of the opinion. Wells Fargo Securities provided its opinion for the information and use of the board of directors of RockTenn in connection with its evaluation of the merger. Wells Fargo Securities’ opinion does not address the merits of the underlying decision by RockTenn to enter into the merger agreement or the relative merits of the merger or contemplated financings compared with other business strategies or transactions available or that have been or might be considered by the management or the board of directors of RockTenn and does not constitute a recommendation as to how any holder of shares of RockTenn common stock should vote with respect to the merger or any other matter.

In arriving at its opinion, Wells Fargo Securities, among other things:

•

Reviewed a draft dated January 23, 2011 of the merger agreement, which we refer to in this joint proxy statement/prospectus as the “draft merger agreement,” including the financial terms of the draft merger agreement;

•	Reviewed certain business, financial and other information regarding Smurfit-Stone that was publicly available or was furnished to it by Smurfit-Stone or RockTenn;

•	Reviewed certain financial projections for Smurfit-Stone prepared by the management of RockTenn, which we refer to in this joint proxy statement/prospectus as the “Smurfit-Stone projections”;

•

Discussed with the management of Smurfit-Stone and RockTenn the operations and prospects of Smurfit-Stone, including the historical financial performance and trends in the results of operations of Smurfit-Stone;

•	Reviewed certain business, financial and other information regarding RockTenn that was publicly available or was furnished to it by RockTenn;

•	Reviewed certain financial projections for RockTenn prepared by the management of RockTenn, which we refer to in this joint proxy statement/prospectus as the “RockTenn projections”;

•	Discussed with the management of RockTenn the operations and prospects of RockTenn, including the historical financial performance and trends in the results of operations of RockTenn;

•

Reviewed certain projections of the synergies expected to result from the merger prepared by the management of RockTenn, which we refer to in this joint proxy statement/prospectus as the “synergies projections”;

•

Reviewed certain projections of the utilization for U.S. federal income tax purposes of approximately $530 million of NOLs held by Smurfit-Stone as of December 31, 2010 prepared by the management of RockTenn, which we refer to in this joint proxy statement/prospectus as the “NOL projections”;

•	Discussed with the management of RockTenn the strategic rationale for the merger;

•

Compared certain business, financial and other information regarding Smurfit-Stone and RockTenn, respectively, that was publicly available or was furnished to it by the respective management of Smurfit-Stone and RockTenn with publicly available business, financial and other information regarding certain publicly traded companies that it deemed relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that it deemed relevant;

•

Prepared a discounted cash flow analysis of Smurfit-Stone based upon the Smurfit-Stone projections and the NOL projections and other assumptions discussed with and confirmed as reasonable by the management of RockTenn;

•

Prepared a discounted cash flow analysis of Smurfit-Stone based upon the Smurfit-Stone projections, the NOL projections and the synergies projections and other assumptions discussed with and confirmed as reasonable by the management of RockTenn;

•	Reviewed, based on publicly available information, the premiums paid in precedent transactions that included a mix of cash and stock consideration with enterprise values similar to the merger;

•	Prepared a discounted cash flow analysis of RockTenn based upon the RockTenn projections and other assumptions discussed with and confirmed as reasonable by the management of RockTenn; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial, economic and market criteria that it deemed relevant.

In connection with its review, Wells Fargo Securities assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information and did not make, and did not assume any responsibility for, any independent verification of such information. Wells Fargo Securities relied upon assurances of the management of RockTenn that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates utilized in its analyses, including the Smurfit-Stone projections, the NOL projections, the synergies projections and the RockTenn projections, Wells Fargo Securities was advised and, at the direction of the board of directors of RockTenn, assumed that they were reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of RockTenn as to the future financial performance of Smurfit-Stone and RockTenn, the utilization of the NOLs of Smurfit-Stone and the synergies expected to result from the merger. Wells Fargo Securities assumed no responsibility for, and expressed no view as to, such forecasts or the estimates or judgments or assumptions upon which they were based. In arriving at its opinion, Wells Fargo Securities did not conduct any physical inspection or appraisals of the assets or liabilities (contingent or otherwise) of Smurfit-Stone or RockTenn. Wells Fargo Securities also assumed that there had been no material changes in the condition (financial or otherwise), results of operations, business or prospects of RockTenn or Smurfit-Stone since the date of the last financial statements provided to Wells Fargo Securities.

In rendering its opinion, Wells Fargo Securities assumed, with the consent of the board of directors of RockTenn, that the final form of the merger agreement, when signed by the parties thereto, would not differ from the draft merger agreement reviewed by it in any respect material to its opinion, that the merger and financings contemplated to be undertaken by RockTenn in connection with the merger or otherwise would be consummated in accordance with the terms described in the merger agreement or as otherwise described to it by representatives of RockTenn and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the merger or such contemplated financings, no restrictions would be imposed or actions would be taken that would have an adverse effect on RockTenn, Smurfit-Stone or the merger. The opinion of Wells Fargo Securities was necessarily based upon economic, market, financial and other conditions and information made available to it as of the date of its opinion. Although subsequent developments may affect its opinion, Wells Fargo Securities does not have any obligation to update, revise or reaffirm its opinion.

The opinion of Wells Fargo Securities only addresses the fairness, as of January 23, 2011, from a financial point of view, to RockTenn of the merger consideration to the extent expressly provided in its opinion, and does not address any other terms or aspects of the merger, including, without limitation, the form or structure of the merger, any allocation of the merger consideration, any tax or accounting matters relating to the merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the merger or otherwise. In addition, Wells Fargo Securities’ opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration.

The summary set forth below does not purport to be a complete description of the analyses performed by Wells Fargo Securities, but describes, in summary form, the material analyses performed by Wells Fargo Securities in connection with Wells Fargo Securities’ opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Wells Fargo Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Accordingly, the analyses reflected in the tables and described below must be considered as a whole, and considering any portion of the analyses, without considering all analyses together, could create a misleading or incomplete view of the processes underlying Wells Fargo Securities’ analyses and opinion.

Smurfit-Stone Financial Analyses

Comparable Public Companies Analysis. Wells Fargo Securities reviewed and compared certain financial and other information and financial multiples relating to Smurfit-Stone to corresponding financial and other information and financial multiples for certain publicly-traded paper and packaging companies that Wells Fargo Securities, using its professional judgment and expertise, deemed comparable to Smurfit-Stone. Although none of these companies is directly comparable to Smurfit-Stone in all respects, Wells Fargo Securities selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of Smurfit-Stone.

The companies included in the comparable companies analysis for Smurfit-Stone were:

•	International Paper Company;

•	Packaging Corporation of America;

•	Rock-Tenn Company;

•	Temple-Inland Inc.; and

•	Cascades Inc.

Wells Fargo Securities calculated and compared the financial multiples for the selected companies based on public filings, equity research and common stock closing prices on January 21, 2011 for the selected companies. Wells Fargo Securities calculated the financial multiples for Smurfit-Stone based on public filings, equity research, the Smurfit-Stone projections, and the closing price of the common stock of Smurfit-Stone on January 21, 2011. With respect to each of the selected public companies and Smurfit-Stone, Wells Fargo Securities calculated:

•

enterprise value, which we refer to in this joint proxy statement/prospectus as “EV” (which is calculated as the fully-diluted market value of common equity plus the book value of debt, plus minority interest, less cash), as a multiple of estimated CY 2011 earnings before interest, taxes, depreciation, and amortization, which we refer to in this joint proxy statement/prospectus as “EBITDA,” and estimated CY 2012 EBITDA;

•	adjusted enterprise value (which is enterprise value calculated to take into account after-tax underfunded pension liabilities of each of the selected companies and Smurfit-Stone as disclosed in their respective most recent public filings), which we refer to in this joint proxy statement/prospectus as “AEV,” as a multiple of estimated CY 2011 EBITDA and estimated CY 2012 EBITDA; and

•	price as a multiple of estimated CY 2011 earnings per share, which we refer to in this joint proxy statement/prospectus as “EPS,” and estimated CY 2012 EPS.

The following table presents the results of this analysis:

	Selected Companies Range	Selected Companies Median	Smurfit-Stone
EV/2011E EBITDA	5.1x-6.4x	5.4x	4.2x
EV/2012E EBITDA	4.8x-5.7x	5.2x	3.7x
AEV/2011E EBITDA	5.4x-6.5x	5.7x	5.4x
AEV/2012E EBITDA	5.1x-5.9x	5.5x	4.6x
P/2011E EPS	8.0x-13.1x	10.1x	10.6x
P/2012E EPS	6.9x-10.1x	9.1x	6.9x

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo Securities applied EV/estimated CY 2011 EBITDA multiples ranging from 5.1x to 6.4x derived from the comparable companies analysis to comparable financial data for Smurfit-Stone included in the Smurfit-Stone projections. By dividing this range of implied equity values by the number of fully diluted shares of Smurfit-Stone common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for Smurfit-Stone common stock of $34.01 to $44.45.

Wells Fargo Securities also applied AEV/estimated CY 2011 EBITDA multiples ranging from 5.4x to 6.5x derived from the comparable companies analysis to comparable financial data for Smurfit-Stone included in the Smurfit-Stone projections. By dividing this range of implied equity values by the number of fully diluted shares of Smurfit-Stone common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for Smurfit-Stone common stock of $29.29 to $38.13.

Selected Transactions Analysis. Wells Fargo Securities analyzed certain information relating to the following selected transactions involving paper and packaging companies announced since February 2000. Although none of the companies involved in the selected transactions are directly comparable to Smurfit-Stone in all respects, nor are any of the selected transactions directly comparable to the merger in all respects, Wells Fargo Securities chose the transactions in the selected transactions analysis because the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the results, market size or operations of Smurfit-Stone.

Selected Transactions

Target	Acquiror	Date of Announcement

Weyerhaeuser Company’s Packaging Business	International Paper Company	March 2008

Southern Container Corp.	Rock-Tenn Company	January 2008

Norampac Inc.	Cascades Inc.	December 2006

Linpac Containers Group	DS Smith Plc	March 2004

Gaylord Container Corporation	Temple-Inland Inc.	September 2001

Williamette Industries, Inc.	Weyerhaeuser Company	November 2000

St. Laurent Paperboard Inc.	Smurfit-Stone Container Corporation	February 2000

For each of the selected transactions, Wells Fargo Securities calculated and reviewed the transaction enterprise value of the target company as a multiple of EBITDA for the last 12 months, which we refer to in this joint proxy statement/prospectus as “LTM,” prior to announcement of the transaction. For purposes of this analysis, the target companies’ transaction enterprise values were generally calculated by multiplying the announced per-share transaction price by the number of that target company’s fully diluted outstanding shares as disclosed in the target company’s most recent filings with the SEC prior to the announcement of the applicable transaction and adding to that result the target company’s net debt (which is debt minus available cash), each as disclosed in the target company’s most recent public filings with the SEC prior to the announcement of the applicable transaction or, if unavailable, based on information publicly available at the time of announcement of the selected transaction. The following table presents the results of this analysis:

Selected Transactions

Enterprise Value as a Multiple of:	Range	Median
LTM EBITDA	6.9x-9.8x	8.7x

Based on this review and their professional judgment and experience, Wells Fargo Securities then derived an implied enterprise value range for Smurfit-Stone by applying a range of selected multiples of 8.2x to 9.2x to Smurfit-Stone Adjusted EBITDA (as described in the “Smurfit-Stone Projections Prepared By RockTenn” section) for the 12-month period ending December 31, 2010. By dividing this range of implied equity values by the number of fully diluted shares of Smurfit-Stone common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for Smurfit-Stone common stock of $40.60 to $46.40.

Premiums Paid Analysis. Based on publicly available information, Wells Fargo Securities analyzed the premiums paid in transactions announced since January 1, 2007 involving U.S.-based target companies with transaction enterprise values between $2.5 billion and $5 billion that included a hybrid consideration of stock and cash. Wells Fargo Securities reviewed the premiums paid in these transactions represented by the per share acquisition price in each of the selected transactions as compared to the closing share price of the target company on the last trading day prior to the announcement of the selected transaction and the closing price per share of the target company on the trading day one week and four weeks prior to the announcement of such selected transaction. The following table presents the results of this analysis:

	Implied Premium
	One Day Prior	One Week Prior	Four Weeks Prior
Mean	38.1%	36.4%	41.4%
Median	37.8%	35.5%	36.5%
25th Percentile	18.5%	17.8%	17.0%
75th Percentile	41.3%	47.0%	54.9%

Based on this review and their professional judgment and experience, Wells Fargo Securities applied a range of premiums from the 25th percentile to the 75th percentile for these selected transactions to the closing implied price per share of Smurfit-Stone common stock on January 21, 2011, the last trading day before the announcement of the proposed merger, and the closing price per share of Smurfit-Stone common stock on the trading day one week and four weeks prior to January 21, 2011, and derived an implied illustrative range of value indications per share for Smurfit-Stone common stock of $30.15 to $40.83.

Discounted Cash Flow Analysis. Wells Fargo Securities performed an illustrative discounted cash flow analysis of Smurfit-Stone using the Smurfit-Stone projections to determine an implied present value per share of Smurfit-Stone common stock as of March 31, 2011. In conducting this analysis, Wells Fargo Securities first calculated the net present value of the projected after-tax unlevered free cash flows for Smurfit-Stone for the six-month period beginning March 31, 2011 and ending September 30, 2011 and for the fiscal years 2012 through 2015. Next, Wells Fargo Securities calculated the net present value of the illustrative terminal value of Smurfit-Stone in the fiscal year 2015 by applying a range of terminal value EBITDA multiples of 5.0x-6.0x to estimated

Smurfit-Stone Adjusted EBITDA for fiscal year 2015. Wells Fargo Securities selected the terminal value EBITDA multiples used in this analysis based on its experience and professional judgment. Wells Fargo Securities discounted the terminal value and the cash flow streams to present values using discount rates ranging from 11.5%-12.5%. Wells Fargo Securities selected the range of discount rates used in this analysis based on its experience and professional judgment taking into account Smurfit-Stone’s weighted average cost of capital, which Wells Fargo Securities calculated using standard corporate finance methodologies. By dividing this range of implied equity values by the total number of fully diluted shares of Smurfit-Stone common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for Smurfit-Stone common stock of $38.34 to $46.42.

Wells Fargo Securities performed the same analysis as described in the immediately preceding paragraph but also using the synergies projections to determine the implied value per share of Smurfit-Stone taking into account RockTenn management’s estimated synergies resulting from the merger. This analysis resulted in an implied range of illustrative value indications per share for Smurfit-Stone common stock of $43.87 to $52.72.

RockTenn Financial Analyses

Comparable Public Companies Analysis. Wells Fargo Securities reviewed and compared certain financial and other information and financial multiples relating to RockTenn to corresponding financial and other information and financial multiples for certain publicly-traded paper and packaging companies that Wells Fargo Securities, using its professional judgment and expertise, deemed comparable to RockTenn. Although none of these companies is directly comparable to RockTenn in all respects, Wells Fargo Securities selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of RockTenn.

The companies included in the comparable companies’ analysis for RockTenn were:

•	International Paper Company;

•	MeadWestvaco Corporation;

•	Sonoco Products Company;

•	Graphic Packaging Corporation;

•	Smurfit-Stone Container Corporation;

•	Packaging Corporation of America;

•	Temple-Inland Inc.; and

•	Cascades Inc.

Wells Fargo Securities calculated and compared the financial multiples for the selected companies based on public filings, equity research and common stock closing prices on January 21, 2011 for the selected companies. Wells Fargo Securities calculated the financial multiples for RockTenn based on public filings, equity research, the RockTenn projections and the closing price of RockTenn common stock on January 21, 2011. With respect to each of the selected public companies and RockTenn, Wells Fargo Securities calculated:

•	EV as a multiple of estimated CY 2011 EBITDA and estimated CY 2012 EBITDA;

•	AEV as a multiple of estimated CY 2011 EBITDA and estimated CY 2012 EBITDA; and

•	price as a multiple of estimated CY 2011 EPS and estimated CY 2012 EPS.

The following table presents the results of this analysis:

	Selected Companies Range	Selected Companies Median	RockTenn
EV/2011E EBITDA	4.2x-7.2x	5.6x	6.0x
EV/2012E EBITDA	3.7x-6.9x	5.3x	5.7x
AEV/2011E EBITDA	5.4x-7.6x	5.6x	6.2x
AEV/2012E EBITDA	4.6x-7.2x	5.4x	5.9x
P/2011E EPS	8.0x-15.4x	13.0x	10.0x
P/2012E EPS	6.9x-13.4x	10.0x	9.1x

Based on these analyses and utilizing its professional judgment and experience, Wells Fargo Securities applied selected EV/estimated CY 2011 EBITDA multiples ranging from 5.1x to 6.1x derived from the comparable companies analysis to comparable financial data for RockTenn included in the RockTenn projections. By dividing this range of implied equity values by the number of fully diluted shares of RockTenn common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for RockTenn common stock of $45.99 and $60.08.

Wells Fargo Securities also applied selected AEV/estimated CY 2011 EBITDA multiples ranging from 5.1x to 6.1x derived from the comparable companies analysis to comparable financial data for RockTenn included in the RockTenn projections. By dividing this range of implied equity values by the number of fully diluted shares of RockTenn common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for RockTenn common stock of $43.19 to $57.28.

Discounted Cash Flow Analysis. Wells Fargo Securities performed an illustrative discounted cash flow analysis of RockTenn using the RockTenn projections to determine an implied present value per share of RockTenn common stock as of March 31, 2011. In conducting this analysis, Wells Fargo Securities first calculated the net present value of the projected after-tax unlevered free cash flows for RockTenn for the six-month period beginning March 31, 2011 and ending September 30, 2011 and for the fiscal years 2012 through 2015. Next, Wells Fargo Securities calculated the net present value of the illustrative terminal value of RockTenn in the fiscal year 2015 by applying a range of terminal value EBITDA multiples of 5.0x-6.0x to estimated RockTenn Adjusted EBITDA (as described in the “RockTenn Financial Projections” section) for fiscal year 2015. Wells Fargo Securities selected the terminal value EBITDA multiples used in this analysis based on its experience and professional judgment. Wells Fargo Securities discounted the terminal value and the cash flow streams to present values using discount rates ranging from 11.5%-12.5%. Wells Fargo Securities selected the range of discount rates used in this analysis based on its experience and professional judgment taking into account RockTenn’s weighted average cost of capital, which Wells Fargo Securities calculated using standard corporate finance methodologies. By dividing this range of implied equity values by the total number of fully diluted shares of RockTenn common stock outstanding at that time, Wells Fargo Securities calculated a range of illustrative value indications per share for RockTenn common stock of $57.64 to $71.21.

Pro Forma Financial Impact. Wells Fargo Securities analyzed the pro forma financial impact of the merger on RockTenn’s projected earnings per share and free cash flow per share for the fiscal year 2012. Wells Fargo Securities based this analysis on the Smurfit-Stone projections, the RockTenn projections and the synergies projections. Based on the foregoing, Wells Fargo Securities determined that the merger would be accretive to RockTenn’s pro forma projected earnings per share and free cash flow per share for the fiscal year 2012.

Other Considerations. Wells Fargo Securities prepared the analyses described above for purposes of providing its opinion to the board of directors of RockTenn as to the fairness, from a financial point of view, as of January 23, 2011, to RockTenn of the merger consideration to be paid by RockTenn pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which any company or business might actually be sold or the prices at which any securities have traded or may trade at any time in the future. The analyses described above that are based upon forecasts of future results are not necessarily indicative of actual results in the future, which may be significantly more or less favorable than suggested by these analyses. These analyses are based upon numerous factors or events beyond the control of the parties or their respective advisors, and therefore are inherently subject to uncertainty. None of RockTenn, Smurfit-Stone, Wells Fargo Securities or any other person assumes responsibility if future results are materially different from those forecast. The type and amount of consideration payable in the merger were determined through negotiations among the board of directors and management of each of RockTenn and Smurfit-Stone. Wells Fargo Securities did not recommend any specific consideration to the board of directors of RockTenn or state that any given consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the board of directors of RockTenn. As described above, Wells Fargo Securities’ opinion and analyses were only one of many factors taken into consideration by the board of directors of RockTenn in evaluating the merger. Wells Fargo Securities’ analyses summarized above should not be viewed as determinative of the views of the board of directors or management of RockTenn with respect to the merger or the consideration to be received in the merger. Wells Fargo Securities was engaged to act as financial advisor to the board of directors of RockTenn in connection with the merger and will receive a fee of approximately $11,000,000 for such services, a portion of which was payable upon delivery of Wells Fargo Securities’ opinion and a significant portion of which will be payable upon consummation of the merger. RockTenn has also agreed to reimburse certain of Wells Fargo Securities’ expenses and indemnify it against certain liabilities that may arise out of its engagement. In addition, if the merger is not consummated but RockTenn receives a “break-up” fee, a “topping” fee or any other consideration (other than reimbursement of out-of-pocket expenses) as a result of the termination of the merger, then RockTenn will pay Wells Fargo Securities a termination fee equal to 30% of such fee, profit or other consideration, which fee will not exceed 50% of the transaction fee that would have been payable to Wells Fargo Securities in the event that the merger had closed.

Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which Wells Fargo Securities and such affiliates receive customary fees. In that regard, Wells Fargo Securities or its affiliates in the past have provided, currently are providing, and in the future may provide, financial services to RockTenn and its affiliates and Smurfit-Stone and its affiliates, respectively, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including having acted as or currently acting as a lender, arranger and administrative agent under a credit facility of RockTenn, an underwriter on capital market transactions for RockTenn, a financial advisor to RockTenn in connection with other strategic transactions, a provider of treasury management services to RockTenn, a lender under a credit facility of Smurfit-Stone and a provider of derivatives to Smurfit-Stone. In addition, Wells Fargo Securities is contemplated to act as a joint lead arranger and joint lead bookrunner on the senior secured credit facilities created in connection with and for the purposes of funding the merger, and as left bookrunning manager, underwriter, initial purchaser and/or placement agent in connection with any offering, issuance or sale (whether pursuant to a registered public offering or in a private placement, including, without limitation, a Rule 144A offering with or without registration rights) of any debt securities by RockTenn or any of its subsidiaries undertaken in connection with and for the purpose of financing the merger. Wells Fargo Securities will be entitled to receive significant fees in connection with any such arranging, bookrunning, underwriting, or similar role undertaken or services provided in any such funding or financing of the merger. In the ordinary course of business, Wells Fargo Securities and its affiliates may actively trade or hold the securities or financial instruments of RockTenn and Smurfit-Stone for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

Opinion of Financial Advisor to the Smurfit-Stone Board of Directors

On January 23, 2011, Lazard rendered its opinion to the special committee of the Smurfit-Stone board of directors and to the Smurfit-Stone board of directors that, as of January 23, 2011, and based upon and subject to the procedures, factors, qualifications, assumptions and other matters and limitations set forth therein, the merger consideration to be paid to holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who are entitled to and properly demand an appraisal of their shares of Smurfit-Stone common stock) in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Lazard, dated January 23, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. Smurfit-Stone stockholders are urged to read the opinion in its entirety. Lazard provided its opinion to the Smurfit-Stone special committee and the Smurfit-Stone board of directors in connection with their evaluation of the merger and Lazard’s opinion only addresses the fairness from a financial point of view of the merger consideration to be paid to the holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who are entitled to and properly demand an appraisal of their shares of Smurfit-Stone common stock) pursuant to the merger agreement to such holders. Lazard’s opinion is not a recommendation as to how any holder of Smurfit-Stone common stock should vote or act with respect to the merger or any matter relating thereto.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft of the merger agreement, dated January 22, 2011;

•	reviewed certain publicly available historical business and financial information relating to Smurfit-Stone and RockTenn;

•

reviewed various financial forecasts and other data provided to Lazard by Smurfit-Stone relating to the business of Smurfit-Stone and financial forecasts and other data provided to Lazard by RockTenn relating to the business of RockTenn;

•	held discussions with members of the senior managements of Smurfit-Stone and RockTenn with respect to the businesses and prospects of Smurfit-Stone and RockTenn, respectively;

•	reviewed the projected synergies and other financial benefits, including the amount and timing thereof, anticipated by the managements of RockTenn and Smurfit-Stone to be realized from the merger;

•

reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Smurfit-Stone and RockTenn, respectively;

•

reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Smurfit-Stone and RockTenn, respectively;

•	reviewed historical stock prices and trading volumes of Smurfit-Stone common stock and RockTenn common stock;

•

reviewed the potential pro forma financial impact of the merger on RockTenn based on the financial forecasts referred to above relating to Smurfit-Stone and RockTenn and based on certain publicly available financial forecasts and other data relating to the business of Smurfit-Stone; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Smurfit-Stone or RockTenn or concerning the solvency or fair value of Smurfit-Stone or RockTenn, and Lazard was not furnished with such valuation or appraisal. With respect to the publicly available financial forecasts referred to above, Lazard assumed, with the consent of Smurfit-Stone, that they were appropriate for Lazard to utilize in its analysis. With respect to the financial forecasts utilized in Lazard’s analyses and projected synergies and other financial benefits anticipated by the managements of RockTenn and Smurfit-Stone to be realized from the merger, Lazard assumed, with the consent of Smurfit-Stone, that such analyses, projected synergies and other financial benefits were reasonably prepared on bases reflecting the best then currently available estimates and judgments as to the future financial performance of Smurfit-Stone and RockTenn, respectively, and such synergies and other benefits. With respect to the financial benefits anticipated by the managements of RockTenn and Smurfit-Stone to be realized from the merger, Lazard assumed, with the consent of Smurfit-Stone, that the estimates of the amounts and timing of such financial benefits were reasonable and that such financial benefits will be realized substantially in accordance with such estimates. Lazard assumed no responsibility for and expressed no view as to such forecasts or estimates or the assumptions on which they were based.

In rendering its opinion, Lazard assumed, with Smurfit-Stone’s consent, that the merger would be consummated on the terms described in the January 22, 2011 draft of the merger agreement without any waiver or modification of any material terms or conditions, and representatives of Smurfit-Stone advised Lazard, and Lazard assumed that the merger agreement, when executed, would conform in all material respects to the January 22, 2011 draft reviewed by Lazard. Lazard further assumed, with Smurfit-Stone’s consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Smurfit-Stone, RockTenn the combined company, or the merger, in each case in any way meaningful to Lazard’s analysis. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Smurfit-Stone might engage or the merits of the underlying decision by Smurfit-Stone to engage in the merger. Lazard assumed, with the consent of Smurfit-Stone, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Smurfit-Stone obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to the availability, amounts or timing of any future or present tax benefit, including any net operating loss carryforwards or other tax assets. Lazard expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in Lazard’s opinion), including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the merger consideration or otherwise.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to Lazard as of, the date of Lazard’s opinion. Lazard did not, and does not, express any opinion as to the price at which shares of Smurfit-Stone common stock or RockTenn common stock may trade at any time subsequent to the announcement of the merger. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. In connection with its engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Smurfit-Stone. Lazard’s engagement and the opinion are for the benefit of Smurfit-Stone special committee and the Smurfit-Stone board of directors and Lazard’s opinion was rendered to the Smurfit-Stone special committee and the Smurfit-Stone board of directors in connection with its evaluation of the merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto.

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Lazard’s opinion. In arriving at its opinion, Lazard considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. For purposes of Lazard’s review, Lazard utilized, among other things, certain estimates and projections of the financial performance of Smurfit-Stone, as prepared by the management of Smurfit-Stone, including with respect to Smurfit-Stone’s revenue, estimated Adjusted EBITDA and estimated Adjusted EBITDAP, as described in the “Smurfit-Stone Projections Prepared by Smurfit-Stone” section. In addition, for purposes of Lazard’s review, Lazard utilized, among other things, certain projections of the future financial performance of RockTenn, as prepared by the management of RockTenn.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion described above as well as analyses that were presented to the Smurfit-Stone special committee and the Smurfit-Stone board of directors for informational purposes only but were not material to the rendering of Lazard’s opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Lazard, nor does the order of analyses described represent relative importance or weight given to those analyses by Lazard.

Lazard’s valuation analyses performed in connection with rendering its opinion excluded any amount of net operating loss carryforwards for U.S. federal income tax purposes or other potential tax benefits given the uncertainty with respect to timing, amount and availability as well as the highly contingent nature of such potential tax benefits. In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Smurfit-Stone and RockTenn. No company or transaction used in the below analyses as a comparison is directly comparable to Smurfit-Stone, RockTenn or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Lazard, the tables must be read together with the full text of each summary and are alone not a complete description of Lazard’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 21, 2011, and is not necessarily indicative of current market conditions.

Smurfit-Stone Discounted Cash Flow Analysis

Based on the projections provided by Smurfit-Stone management, Lazard performed a discounted cash flow analysis of Smurfit-Stone to calculate the estimated present value of the standalone unlevered free cash flows that Smurfit-Stone could generate during the fiscal years ending December 31, 2011 through December 31, 2015. Lazard also calculated estimated terminal values for Smurfit-Stone by applying a range of terminal value multiples of 6.0x to 7.0x to estimated Adjusted EBITDA for Smurfit-Stone’s fiscal year ending December 31, 2015 provided in the Smurfit-Stone management projections. The unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 8.0% to 10.0%, which were based on a weighted average cost of capital analysis of selected comparable companies, which are listed in the “Smurfit-Stone Selected Comparable Companies Analysis” section below. Lazard accounted for Smurfit-Stone’s pension underfunding in its discounted cash flow analysis using two approaches. In the first approach, Lazard deducted the after-tax cash pension contributions for the fiscal years ending December 31, 2011 through December 31, 2015 (reflected in the projections provided by Smurfit-Stone) to calculate net unlevered free cash flows for each year, which were discounted to present value as described above. This approach resulted in an implied equity value per share range for Smurfit-Stone of $29.50 to $37.50. In the second approach, Lazard deducted the after-tax pension underfunding amount from the total present value of the unlevered free cash flows and estimated terminal value. The free cash flows and terminal values in this approach were based on estimated Adjusted EBITDAP reflected in the projections provided by Smurfit-Stone management. This approach resulted in an implied equity value per share range for Smurfit-Stone of $28.50 to $36.50. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within both of these ranges.

Smurfit-Stone Selected Comparable Companies Analysis

Lazard reviewed and analyzed selected public companies in the containerboard and paperboard industries that it viewed as reasonably comparable to Smurfit-Stone based on Lazard’s knowledge of the containerboard and paperboard industries. In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for Smurfit-Stone. Specifically, Lazard compared Smurfit-Stone to the following public companies in the containerboard and paperboard industries:

•	International Paper Company;

•	Packaging Corporation of America;

•	Rock-Tenn Company; and

•	Temple-Inland Inc.

Although none of the selected companies is directly comparable to Smurfit-Stone, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which for purposes of analysis Lazard considered similar to Smurfit-Stone. Based on Institutional Brokers’ Estimate System, which we refer to in this joint proxy statement/prospectus as “IBES,” estimates and other public information, Lazard reviewed, among other things, the adjusted enterprise value (as described below) of each selected comparable company as a multiple of such comparable company’s projected earnings before interest, taxes, depreciation and amortization, and pension expense, which we refer to in this joint proxy statement/prospectus as “EBITDAP,” for the fiscal year ending December 31, 2011. A company’s adjusted enterprise value was determined by taking its short and long term debt plus the market value of its common equity and the value of any preferred stock (at liquidation value), plus the pension underfunding, minus its cash and cash equivalents. Lazard used EBITDAP and the adjusted enterprise value described in the immediately preceding sentence in performing this analysis to account for Smurfit-Stone’s pension underfunding. IBES compiles forward-looking financial estimates made by equity research analysts for U.S. publicly traded companies. The results of the analyses were as follows:

Adjusted Enterprise Value/ EBITDAP 2011
Low	5.5x
Median	5.7x
High	6.3x

In addition, Lazard considered the following companies as additional reference points, however Lazard determined in its professional judgment that the above public companies are more directly comparable to Smurfit-Stone, and consequently its analysis was primarily based on those public companies:

•	Boise Inc.;

•	Cascades Inc.;

•	Domtar Corporation;

•	MeadWestvaco Corporation;

•	Smurfit Kappa Group plc;

•	Stora Enso Oyj; and

•	UPM-Kymmene Corporation

Based on the foregoing and Lazard’s professional judgment, Lazard applied multiples of 5.25x to 6.0x to estimated Adjusted EBITDAP for Smurfit-Stone’s fiscal year ending December 31, 2011 provided in the Smurfit-Stone management projections. The results of the foregoing analysis implied an equity value per share range for Smurfit-Stone of $29.50 to $36.00. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within this range.

In addition, Lazard provided the Smurfit-Stone special committee and the Smurfit-Stone board of directors, for informational purposes, an analysis based on its review of enterprise value (which was not adjusted for pension underfunding) of the same selected comparable companies used in the analysis described above, as a multiple of such companies’ projected earnings before interest, taxes, depreciation and amortization, which we refer to in this joint proxy statement/prospectus as “EBITDA,” for the fiscal year ending December 31, 2011. Based on such review and Lazard’s professional judgment, Lazard applied multiples of 5.0x to 6.0x to estimated Adjusted EBITDA for Smurfit-Stone’s fiscal year ending December 31, 2011 provided in Smurfit-Stone management projections. The results of the foregoing analysis implied an equity value per share range for Smurfit-Stone of $31.50 to $39.00. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within this range.

Smurfit-Stone Selected Precedent Transactions Analysis

Lazard reviewed and analyzed certain publicly available financial information of target companies in selected precedent merger and acquisition transactions involving companies in the containerboard and paperboard industries it viewed as relevant. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to the target companies involved in the selected transactions and compared such information to the corresponding information for Smurfit-Stone.

Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the merger or to Smurfit-Stone, all of the transactions were chosen because they involve transactions that, for purposes of analysis, may be considered similar to the merger and/or involve targets that, for purposes of analysis, may be considered similar to Smurfit-Stone. Specifically, Lazard reviewed two groups of transactions for which sufficient public information was available. The first group consisted of transactions in the containerboard industry, which we refer to in this joint proxy statement/prospectus as the “Containerboard Transactions.” The second group consisted of transactions in the paperboard industry, which we refer to in this joint proxy statement/prospectus as the “Paperboard Transactions.”

The Containerboard Transactions reviewed were:

Date	Acquiror	Target
July 2010	DS Smith Plc	Otor Group
March 2008	International Paper Company	Weyerhaeuser’s Containerboard Packaging and Recycling business
January 2008	Rock-Tenn Company	Southern Container Corp.
September 2005	Jefferson Smurfit Corporation	Kappa Packaging Group
April 2004	International Paper Company	Box USA Holdings, Inc.
April 2004	Sonoco Products Company	Corrflex Graphics LLC
June 2002	Madison Dearborn Partners	Jefferson Smurfit Group
July 2002	Smurfit-Stone	MeadWestvaco Corporation’s Stevenson, AL mill assets
January 2002	Weyerhaeuser Company	Willamette Industries, Inc.
September 2001	Temple-Inland Inc.	Gaylord Container Corporation
March 2001	Kappa Packaging	AssiDoman AB corrugated box assets
April 2001	Temple-Inland Inc.	Chesapeake Packaging Co.
July 2000	Klabin Argentina S.A.	Igaras Papeis e Embalagens SA
February 2000	Smurfit-Stone	St. Laurent Paperboard Inc.

For each of the Containerboard Transactions, Lazard calculated and, to the extent information was publicly available, compared transaction value as a multiple of EBITDA for the trailing twelve months (based on most recently publicly available information) prior to the date that the relevant transaction was announced. The results of the analyses were as follows:

Transaction Value/LTM EBITDA
Low	6.0x
Mean	7.8x
Median	7.1x
High	10.5x

The Paperboard Transactions reviewed were:

Date	Acquiror	Target
April 2010	International Paper Co.	Svenska Cellulosa Aktiebolaget (SCA) - Asian Operations
May 2006	Texas Pacific Group	Bluegrass Container Co LLC
February 2006	Thilmany, LLC - Kohlberg & Company	Packaging Dynamics Corp.
April 2005	Rock-Tenn Company	Gulf States’ paper and consumer packaging assets
March 2003	Riverwood International Corporation	Graphic Packaging International. Corp.
July 2002	Caraustar Industries Inc.	Smurfit-Stone’s industrial packaging
August 2000	Premier Construction Products, Inc.	Republic Group Incorporated
October 1999	Westvaco Corporation	Temple-Inland Inc.’s paperboard mill in Evadale, TX
March 1999	KPS Special Situations Fund	Champion International Corporation’s paper mill in Canton, NC
March 1999	Caraustar Industries Inc.	International Paper’s Sprague Mill division
December 1996	Rock-Tenn Company	Waldorf Corporation
June 1996	Caraustar Industries Inc. / Tenneco Packaging, Inc.	Joint Venture
November 1995	International Paper Co.	Federal Paper Board Company
October 1995	Clayton, Dubilier & Rice	Riverwood International Corporation

For each of the Paperboard Transactions, Lazard calculated and, to the extent information was publicly available, compared transaction value as a multiple of EBITDA for the trailing twelve months (based on most recently publicly available information) prior to the date that the relevant transaction was announced. The results of the analyses were as follows:

Transaction Value/LTM EBITDA
Low	4.0x
Mean	6.9x
Median	7.2x
High	10.9x

Based on the foregoing analyses and Lazard’s professional judgment, Lazard applied multiples of 6.5x to 7.5x to estimated Adjusted EBITDA for Smurfit-Stone’s fiscal year ended December 31, 2010 provided in the Smurfit-Stone management projections to calculate an implied equity value per share range for Smurfit-Stone of $30.50 to $36.50. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within this range.

Other Smurfit-Stone Analyses

The analyses and data relating to Smurfit-Stone described below were presented to the Smurfit-Stone special committee and the Smurfit-Stone board of directors for informational purposes.

Present Value of Hypothetical Future Stock Prices Analysis

Lazard performed an illustrative analysis of the implied present values of the future stock price of Smurfit-Stone, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA. For this analysis, Lazard calculated a range of implied share prices for the Smurfit-Stone common stock by discounting to December 31, 2010 the estimated theoretical future share prices of the Smurfit-Stone common stock as of December 31, 2013. Lazard first calculated the theoretical equity value of Smurfit-Stone as of December 31, 2013 by applying a forward multiple of enterprise value to Adjusted EBITDA of 4.5x to 6.0x (an illustrative range based on the then current Smurfit-Stone forward multiple and higher multiples used for illustrative purposes only) to estimated Adjusted EBITDA for Smurfit-Stone’s fiscal year ending December 31, 2014 provided in the Smurfit-Stone management projections, deducting from the resulting amount the projected net debt as of December 31, 2013. Lazard then calculated the resulting range of implied per share equity values as of December 31, 2013 and discounted that range to December 31, 2010 using an equity discount rate of 11%. The results of the foregoing analysis implied an equity value per share range for Smurfit-Stone of $27.50 to $36.50. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within this range.

Analyst Price Targets Analysis

Lazard reviewed the most recent Wall Street research equity analyst per share target prices for Smurfit-Stone common stock, which ranged from $27.00 to $35.00 per share. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell at the top end of this range.

Premiums Paid Analysis

Lazard performed a premiums paid analysis based on premiums paid in relevant U.S. merger and acquisition transactions in the twelve months prior to January 23, 2011 involving target companies with a transaction value in excess of $500 million. The implied premiums in this analysis were calculated by comparing the per share acquisition price to the target company’s (i) closing share price one-day prior to announcement and (ii) average closing share price for the four-week period prior to announcement. The median of premiums ranged from 34% to 37% and the mean of premiums ranged from 38% to 43%. Based on the foregoing analyses, Lazard applied a range of premiums from these transactions from 30% to 40% to the 30-day average share price for Smurfit-Stone as of

January 21, 2011. The results of this analysis implied an equity value per share range for Smurfit-Stone of $34.50 to $37.00. The per share merger consideration of $35.00 (based on the closing price of RockTenn’s common shares on January 21, 2011) fell within this range.

RockTenn Discounted Cash Flow Analysis

Based on the projections provided by RockTenn management, Lazard performed a discounted cash flow analysis of RockTenn to calculate the estimated present value of the standalone unlevered free cash flows that RockTenn could generate during the fiscal years ending September 30, 2011 through September 30, 2015. Lazard also calculated estimated terminal values for RockTenn by applying a range of terminal value multiples of 6.00x to 7.00x to estimated Adjusted EBITDA of RockTenn for RockTenn’s fiscal year ending September 30, 2015 provided in the RockTenn management projections, which are described in the “RockTenn Financial Projections” section below. The standalone unlevered free cash flows and terminal values were discounted to present value using discount rates ranging from 8.0% to 10.0%, which were based on a weighted average cost of capital analysis of the selected comparable companies, which are listed in the “RockTenn Selected Comparable Companies Analysis” section below. The results of the foregoing analysis implied an equity value per share range for RockTenn of $70.50 to $90.50. The $57.18 price per RockTenn common share as of January 21, 2011 fell below this range.

RockTenn Selected Comparable Companies Analysis

Lazard reviewed and analyzed selected public companies in the containerboard and paperboard industries that it viewed as reasonably comparable to RockTenn based on Lazard’s knowledge of the containerboard and paperboard industries. In performing these analyses, Lazard reviewed and analyzed publicly available financial information, implied multiples and market trading data relating to the selected comparable companies and compared such information to the corresponding information for RockTenn based on the RockTenn management forecasts. Specifically, Lazard compared RockTenn to the following public companies in the containerboard and paperboard industries:

•	International Paper Company;

•	Packaging Corporation of America;

•	MeadWestvaco Corporation;

•	Smurfit-Stone Container Corporation; and

•	Temple-Inland Inc.

Although none of the selected companies is directly comparable to RockTenn, the companies included are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and size and scale of business, which for purposes of analysis Lazard considered similar to RockTenn. Based on IBES estimates and other public information, Lazard reviewed, among other things, the enterprise value of each selected comparable company as a multiple of such comparable company’s projected EBITDA for the fiscal year ending September 30, 2011. The results of the analyses were as follows:

Enterprise Value/EBITDA 2011
Low	4.4x
Median	6.1x
High	6.8x

In addition, Lazard considered the following companies as additional reference points, however Lazard determined in its professional judgment that the above public companies are more directly comparable to RockTenn, and consequently its analysis was primarily based on those public companies:

•	Boise Inc.;

•	Cascades Inc.;

•	Domtar Corporation;

•	Smurfit Kappa Group plc;

•	Stora Enso Oyj; and

•	UPM-Kymmene Corporation

Based on the foregoing calculations and Lazard’s professional judgment, Lazard applied multiples of 5.5x to 6.5x to estimated Adjusted EBITDA of RockTenn for RockTenn’s fiscal year ending September 30, 2011 provided in the RockTenn management projections, which implied an equity value per share range for RockTenn of $51.00 to $65.00. The $57.18 price per RockTenn common share as of January 21, 2011 fell within this range.

RockTenn Selected Precedent Transactions Analysis

Using the containerboard transactions and paperboard transactions listed in the analysis described under the heading “Smurfit-Stone Selected Precedent Transactions Analysis”, Lazard analyzed financial information and transaction multiples relating to the target companies involved in these Containerboard Transactions and Paperboard Transactions and compared such information to the corresponding information for RockTenn. Based on the foregoing analyses and Lazard’s professional judgment, Lazard applied multiples of 6.5x to 7.5x to estimated Adjusted EBITDA of RockTenn for RockTenn’s fiscal year ending September 30, 2010 provided in the RockTenn management projections to calculate an implied equity value per share range for RockTenn of $60.00 to $73.50. The $57.18 price per RockTenn common share as of January 21, 2011 fell below this range.

Other RockTenn Analyses

The analyses and data described below were presented to the Smurfit-Stone special committee and the Smurfit-Stone board of directors for informational purposes.

Present Value of Hypothetical Future Stock Prices Analysis

Lazard performed an illustrative analysis of the implied present values of the future stock price of RockTenn, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA. For this analysis, Lazard calculated a range of implied share prices for the RockTenn common stock by discounting to December 31, 2010 the estimated theoretical future share prices of the RockTenn common stock as of September 30, 2013. Lazard first calculated the theoretical equity value of RockTenn as of September 30, 2013 by applying a forward multiple of enterprise value to EBITDA of 5.9x to 7.0x (an illustrative range based on the then current RockTenn forward multiple and higher ranges used for illustrative purposes only) to estimated Adjusted EBITDA of RockTenn for RockTenn’s fiscal year ending September 30, 2014 provided in the RockTenn management projections, deducting from the resulting amount the projected net debt as of September 30, 2013. Lazard then calculated the resulting range of implied per share equity values as of September 30, 2013 and discounted that range to December 31, 2010 using an equity discount rate of 11%. The results of the foregoing analysis implied an equity value per share range for RockTenn of $72.50 to $90.00. The $57.18 price per RockTenn common share as of January 21, 2011 fell below this range.

Analyst Price Targets Analysis

Lazard reviewed the most recent Wall Street research equity analyst per share target prices for RockTenn common stock, which ranged from $56.00 to $72.00 per share. The $57.18 price per RockTenn common share as of January 21, 2011 fell within this range.

Pro Forma Merger Analysis

Lazard analyzed the potential pro forma financial effects of the merger on RockTenn’s estimated earnings per share for its fiscal year ending September 30, 2012 using various financial forecasts and other data provided to Lazard by Smurfit-Stone and RockTenn with respect to their respective businesses, as well as publicly available financial forecasts and other data relating to the business of Smurfit-Stone. For purposes of this analysis, Lazard assumed, among other things, projected synergies to be realized from the merger as provided by RockTenn management. Lazard noted that the merger is expected to be accretive to RockTenn’s estimated earnings per share for the fiscal year ending September 30, 2012.

Miscellaneous

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Smurfit-Stone special committee and the Smurfit-Stone board of directors in connection with, the provision of its opinion to the Smurfit-Stone special committee and the Smurfit-Stone board of directors as to the fairness from a financial point of view of the merger consideration to be paid to the holders of Smurfit-Stone common stock (except for certain holders identified in Lazard’s opinion) pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at anytime in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Lazard nor any other person assumes responsibility if future results are materially different from those forecast.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Smurfit-Stone, RockTenn and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Smurfit-Stone, RockTenn and certain of their respective affiliates. Lazard in the past has provided and in the future may provide certain investment banking services to Smurfit-Stone and certain of its affiliates, for which Lazard has received and may receive compensation, including, during the past two years, having provided advisory services to Smurfit-Stone in connection with its reorganization under Chapter 11 of the United States Bankruptcy Code. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

In connection with Lazard’s services as financial advisor to the Smurfit-Stone special committee and the Smurfit-Stone board of directors and pursuant to the terms of the Lazard engagement letter dated December 6, 2010, Smurfit-Stone agreed to pay Lazard an aggregate fee equal to 0.50% of the aggregate consideration to be paid in the merger. The aggregate fee currently is estimated to be approximately $             million calculated based on the closing price of RockTenn’s common shares as of                     , 2011. $1 million of Lazard’s aggregate fee was paid to Lazard upon execution of its engagement letter, $2 million of Lazard’s aggregate fee was payable to Lazard upon execution of the merger agreement and the rendering of Lazard’s opinion and the remainder of Lazard’s aggregate fee is payable upon consummation of the merger. Smurfit-Stone also agreed to pay Lazard 15% of any break-up, termination, topping or similar fee that Smurfit-Stone may receive in connection with the merger, provided that such amount shall not exceed the amount of Lazard’s aggregate fee described above. In addition, Smurfit-Stone also agreed to reimburse Lazard for its reasonable expenses incurred in connection with the engagement and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

The type and amount of consideration payable in the merger was determined through arm’s-length negotiations between Smurfit-Stone and RockTenn, rather than by any financial advisor, and was approved by the Smurfit-Stone special committee and the Smurfit-Stone board of directors. Lazard did not recommend any specific merger consideration to the Smurfit-Stone special committee, the Smurfit-Stone board of directors or to Smurfit-Stone or that any given merger consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Smurfit-Stone board of directors. As described above, the opinion of Lazard was one of many factors taken into consideration by the Smurfit-Stone board of directors in making the determination to approve the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Smurfit-Stone board of directors with respect to the merger consideration.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Smurfit-Stone selected Lazard as a financial advisor because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Smurfit-Stone.

Financial Projections

Neither RockTenn nor Smurfit-Stone in the ordinary course makes public forecasts or public projections as to future performance, revenues, earnings or other results, and each of them is especially wary of making such projections for extended periods into the future due to, among other reasons, the unpredictability of the underlying assumptions and estimates. The prospective financial information below is not included in this joint proxy statement/prospectus in order to influence any RockTenn shareholder to make any decision regarding the proposal relating to the issuance of shares of RockTenn common stock pursuant to the merger agreement, any Smurfit-Stone stockholder to make any decision with respect to the merger or for any other purpose, including any decision, with respect to Smurfit-Stone stockholders, regarding whether or not to seek appraisal rights for shares of Smurfit-Stone common stock, and readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the prospective financial information included herein. RockTenn and Smurfit-Stone are including the prospective financial information discussed below only to provide their respective shareholders and stockholders with access to certain prospective financial information concerning each of RockTenn and Smurfit-Stone that was made available to the RockTenn board of directors, the Smurfit-Stone special committee, the Smurfit-Stone board of directors, Wells Fargo Securities and Lazard as described herein.

The prospective financial information was not prepared with a view toward public disclosure, with respect to certain information, or compliance with GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither RockTenn’s nor Smurfit-Stone’s independent registered public accounting firm, Ernst & Young LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance with respect to such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by the respective management teams of Smurfit-Stone and RockTenn, including estimates and assumptions with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to their respective businesses such as recovered paper, virgin fiber and other raw material and energy costs, demand, product pricing, mill operating rates, box shipment growth, old corrugated containers pricing, industrial production growth, transportation costs and other future events, all of which are difficult to predict and many of which are beyond RockTenn’s and Smurfit-Stone’s control. The prospective financial information reflects the subjective judgment of the respective management teams of Smurfit-Stone and RockTenn in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, RockTenn’s performance, Smurfit-Stone’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the reports of RockTenn and Smurfit-Stone filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective financial information will be affected by RockTenn’s and Smurfit-Stone’s respective ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective financial information also reflects assumptions of the respective management teams of Smurfit-Stone and RockTenn as to certain business decisions that are subject to change. Such prospective financial information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of the prospective financial information should not be regarded as an admission, representation or indication that the RockTenn board of directors, RockTenn management, the Smurfit-Stone special committee, the Smurfit-Stone board of directors, Smurfit-Stone management, or any other person then considered, or now considers, it a reliable prediction of future results, and this information should not be relied upon as such.

The prospective financial information in this joint proxy statement/prospectus does not take into account any conditions, circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Neither RockTenn nor Smurfit-Stone intends to update or otherwise revise the prospective financial information to reflect circumstances existing after the date it was prepared or to reflect the occurrence of future events (including any failure of the merger to occur), even in the event that any or all of the assumptions underlying the prospective financial information are no longer appropriate.

The inclusion of the prospective financial information should not be regarded as an admission, representation or indication that any of the RockTenn board of directors, RockTenn management, the Smurfit-Stone special committee, the Smurfit-Stone board of directors, Smurfit-Stone management, or any other person then considered, or now considers, it to be material or a reliable prediction of future results, and this information should not be relied upon as such. In fact, the RockTenn board of directors, RockTenn management, the Smurfit-Stone special committee, the Smurfit-Stone board of directors and Smurfit-Stone management view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range forecasts. No representations were made in the merger agreement concerning prospective financial information.

Neither the RockTenn board of directors, RockTenn management, the Smurfit-Stone special committee, the Smurfit-Stone board of directors, Smurfit-Stone management, any of their respective affiliates nor any other person assumes any responsibility for the accuracy of the prospective financial information. The prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding RockTenn and Smurfit-Stone contained in their respective public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the prospective financial information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this joint proxy statement/prospectus.

Smurfit-Stone Projections Prepared by Smurfit-Stone

Smurfit-Stone management provided estimated financial information for the fiscal year ended December 31, 2010 and prospective financial information for the fiscal years ending December 31, 2011 through December 31, 2015, including prospective financial information with respect to Smurfit-Stone’s revenue, Adjusted EBITDA, and Adjusted EBITDAP to Lazard in connection with the preparation of its opinion addressing the fairness from a financial point of view of the merger consideration to be paid to the holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity)).

In the normal course, Smurfit-Stone management prepares an internal budget for the upcoming year that is made available to the Smurfit-Stone board of directors and senior management. Such an internal budget was prepared for the fiscal year ending December 31, 2011 and was provided to and approved by the Smurfit-Stone board of directors on December 15, 2010. In addition, in connection with the Smurfit-Stone special committee’s and the Smurfit-Stone board of directors’ review and evaluation of the nonbinding written offer it received from Party A described in “—Background of the Merger”, in mid December 2010, Smurfit-Stone’s management prepared and provided to Lazard estimated financial information for the fiscal year ended December 31, 2010 and prospective financial information for the fiscal years ended December 31, 2011 through December 31, 2015, including prospective financial information with respect to Smurfit-Stone’s revenue, estimated Adjusted EBITDA and estimated Adjusted EBITDAP. In connection with the Smurfit-Stone special committee’s and the Smurfit-Stone board of directors’ consideration of the merger and Lazard’s preparation of its opinion addressing the fairness from a financial point of view of the merger consideration to be paid to the holders of Smurfit-Stone common stock (other than RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity)), Smurfit-Stone’s management reviewed the internal budget for its fiscal year ending December 31, 2011 and the prospective financial information for its fiscal years ending December 31, 2012 through December 31, 2015 prepared in December 2010 and concluded that such budget and prospective financial information continued to reflect its current best judgment as to Smurfit-Stone’s future financial performance for the fiscal years ending December 31, 2011 through December 31, 2015.

The prospective financial information set forth in the next paragraph, including Smurfit-Stone’s Adjusted EBITDA and Adjusted EBITDAP, may be considered non-GAAP financial measures. Smurfit-Stone provided the projections in the following paragraph to Lazard as described herein because Smurfit-Stone believed it could be useful in evaluating, on a prospective basis, Smurfit-Stone’s estimated financial performance for the fiscal year ended December 31, 2010 and prospective financial performance for the fiscal years ending December 31, 2011 through December 31, 2015. These Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled amounts used by other companies or other persons.

The following is a summary of the estimated financial information prepared by Smurfit-Stone management for the fiscal year ended December 31, 2010 and prospective financial information prepared by Smurfit-Stone management for the fiscal years ending December 31, 2010 through December 31, 2015:

(In millions)

		Budget(1)	Management Forecast for the fiscal year
	2010E	2011E	2012E	2013E	2014E	2015E
Revenue	$6,264	$6,722	$6,730	$6,740	$6,777	$6,776
% Growth	n/a	7.7%	(0.25)%	0.15%	0.55%	(0.01)%
Adjusted EBITDA(2)	$592	$785	$775	$835	$816	$753
% Margin	9.5%	11.6%	11.5%	12.4%	12.0%	11.1%
Adjusted EBITDAP(3)	$679	$843	$807	$851	$819	$738
% Margin	10.8%	12.5%	12.0%	12.6%	12.1%	10.9%

(1)	Smurfit-Stone management’s internal budget for the fiscal year ending December 31, 2011.
(2)	Smurfit-Stone’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted to reflect certain one-time gains, charges and expenses.
(3)	Smurfit-Stone’s Adjusted EBITDAP is defined as earnings before interest, taxes, depreciation, amortization and pension expense, as adjusted to reflect certain one-time gains, charges and expenses.

These projections for Smurfit-Stone differ from those prepared by RockTenn management because of the differing views of the respective management teams relating to future demand, product prices, raw material and energy costs and other variables, which are inherently difficult to predict with any certainty. In particular, the projections prepared by Smurfit-Stone management assume linerboard prices remain flat in 2011 compared to the end of 2010, decrease modestly in 2012, increase modestly in 2013, and remain constant thereafter through 2015. The projections also assume modest volume growth over the projection period along with modest decreases in industry operating rates due to likely new capacity additions. With respect to key raw material input costs, the projections assume modest increases in virgin and recycled fiber costs over the projection period.

The following is an explanation of each of the adjustments that Smurfit-Stone has made to arrive at Adjusted EBITDA and Adjusted EBITDAP, each of which are non-GAAP financial measures, for the (1) projected combined twelve months ending December 31, 2010, (2) budget for the year ending December 31, 2011 and (3) forecasts for the years ending December 31, 2012, 2013, 2014 and 2015:

•

Reorganization items (income) expense – These income and expense items are directly related to the process of Smurfit-Stone’s reorganizing under Chapter 11 and the Companies’ Creditors Arrangements Act, which we refer to in this proxy statement/prospectus as the “CCAA,”. The items include gain due to plan effects, gain due to fresh start accounting adjustments, provision for rejected/settled executory contracts and leases, accounts payable settlement gains and professional fees.

•

Alternative fuel mixture tax credits – These amounts represent an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business, through December 31, 2009, at which time the credit expired.

•

Non-cash foreign currency exchange gains – Through June 30, 2010, the functional currency for Smurfit-Stone’s Canadian operations was the U.S. dollar. Fluctuations in Canadian dollar-denominated monetary assets and liabilities resulted in non-cash gains. Smurfit-Stone excluded the impact of foreign currency exchange gains because the impact of foreign exchange is highly variable and difficult to predict from period to period and is not tied to Smurfit-Stone’s operating performance.

•

Restructuring charges – These adjustments represent the write-down of assets, primarily property, plant and equipment, to estimated net realizable values, the acceleration of depreciation for equipment to be abandoned or taken out of service, severance costs and other costs associated with Smurfit-Stone’s restructuring activities.

•	Gain on disposal of assets – These amounts represent gains Smurfit-Stone recognized related to the sale of non-strategic assets.

•	Multi-employer pension plan withdrawal charge – This amount represents the charge associated with the withdrawal from a multi-employer pension plan.

•	Other – These adjustments principally represent amounts accrued under Smurfit-Stone’s 2009 long-term incentive plan.

•	Pension (income) expense – These amounts represent Smurfit-Stone’s pension (income) expense.

A reconciliation of Smurfit-Stone’s Adjusted EBITDA and Adjusted EBITDAP to GAAP net income is presented below. Also presented is projected net income for the combined twelve months ended December 31, 2010, which combines the net income for the six months ended June 30, 2010 of Predecessor Smurfit-Stone with the projected net income for the six months ended December 31, 2010 of Successor Smurfit-Stone. On June 30, 2010, Smurfit-Stone emerged from its Chapter 11 and Companies’ Creditors Arrangement Act bankruptcy proceedings. In accordance with Accounting Standards Codification 852, Smurfit-Stone adopted fresh start accounting as of the close of business on June 30, 2010. Upon adoption of fresh start accounting, Smurfit-Stone became a new entity for financial reporting purposes reflecting the Successor Smurfit-Stone’s capital structure. Due to the application of fresh start accounting which affected certain assets, liabilities, and expenses, certain financial information of Successor Smurfit-Stone for the period after June 30, 2010 is not comparable to Predecessor Smurfit-Stone financial information and therefore combined projected net income for the twelve months ended December 31, 2010 is a non-GAAP measure. For more information regarding Smurfit-Stone’s bankruptcy proceedings, plan or reorganization and adoption of fresh start accounting, see Smurfit-Stone’s annual report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 140.

Reconciliation to Projected GAAP Financial Measures

	Predecessor Six Months Ended June 30,	Successor Six Months Ended December 31,	Combined Twelve months ending December 31,	Successor
				Year ending December 31,
(In millions)	2010	2010	2010	2011	2012	2013	2014	2015
Net income (GAAP)	$1,324	$114	$1,438	$201	$191	$220	$194	$146
(Benefit from) provision for income taxes	(199)	76	(123)	129	127	146	129	98
Interest expense, net	23	45	68	83	83	84	92	93
Depreciation, depletion and amortization	168	169	337	350	354	365	381	396

EBITDA	1,316	404	1,720	763	755	815	796	733
Reorganization items (income) expense	(1,178)	12	(1,166)	4	-	-	-	-
Alternative fuel tax mixture credits	(11)	-	(11)	-	-	-	-	-
Non-cash foreign currency exchange gains	(3)	-	(3)	-	-	-	-	-
Restructuring charges	15	25	40	18	20	20	20	20
Gain on disposal of assets	-	(1)	(1)	-	-	-	-	-
Multi-employer pension plan withdrawal charge	-	4	4	-	-	-	-	-
Other	9	-	9	-	-	-	-	-

Adjusted EBITDA	148	444	592	785	775	835	816	753
Pension (income) expense	60	27	87	58	32	16	3	(15)

Adjusted EBITDAP	$208	$471	$679	$843	$807	$851	$819	$738

Smurfit-Stone Projections Prepared by RockTenn

Smurfit-Stone management also provided estimated financial information for the fiscal year ended December 31, 2010 and their internal budget for the fiscal year ending December 31, 2011, both of which were approved by the Smurfit-Stone board of directors, to RockTenn. Smurfit-Stone did not provide RockTenn with any information regarding prospective financial performance other than the 2011 budget information. In order to analyze the proposed transaction, and in connection with the RockTenn board of directors’ consideration of the merger and Wells Fargo Securities’ preparation of its opinion as to the fairness, from a financial point of view, as of January 23, 2011, to RockTenn of the merger consideration to be paid by RockTenn pursuant to the merger agreement, RockTenn management developed its own set of projections relating to Smurfit-Stone for each of the years ending September 30, 2011 through September 30, 2015 for comparison with RockTenn’s own internally prepared financial projections (which are described under “RockTenn Financial Projections” below).

The prospective financial information set forth below with respect to Adjusted EBITDA may be considered a non-GAAP financial measure. RockTenn provided the projections in the following paragraph to the RockTenn board of directors and Wells Fargo Securities as described herein because RockTenn believed such information could be useful in evaluating, on a prospective basis, Smurfit-Stone’s estimated financial performance for each of the years ending September 30, 2011 through September 30, 2015. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled amounts used by other companies or other persons.

The following is a summary of the prospective financial information of Smurfit-Stone prepared by RockTenn management for each of the years ending September 30, 2011 through September 30, 2015:

(In millions)	For the Years Ending September 30,
	2011E	2012E	2013E	2014E	2015E
Revenue	$6,722	$6,735	$6,804	$6,874	$6,946
% Growth	n/a	0.2%	1.0%	1.0%	1.0%
Adjusted EBITDA (1)	$806	$896	$965	$1,034	$1,103
% Margin	12.0%	13.3%	14.2%	15.0%	15.9%

(1)

Smurfit-Stone Adjusted EBITDA as calculated by RockTenn is defined as earnings before interest, taxes, depreciation and amortization, as adjusted to reflect certain one-time gains, charges and expenses.

These projections differ from those prepared by Smurfit-Stone management because of the differing views of the respective management teams of Smurfit-Stone and RockTenn relating to future demand, product prices, raw material and energy costs and other variables, which are inherently difficult to predict with any certainty. The projections of Smurfit-Stone, prepared by RockTenn management, assume year 2011 selling prices that are generally consistent with market prices in the December 2010 quarter, year 2012 pricing that is generally flat with year 2011, and moderate increases thereafter. The estimates of recycled fiber costs utilized management expectations. Year 2011 recycled fiber costs were assumed to increase modestly from the quarter ended December 31, 2010 and continue to increase moderately through year 2015. Volume levels were assumed to remain generally consistent with Smurfit-Stone’s calendar year 2010 levels in years 2011 through 2015.

The following is an explanation of each of the adjustments that RockTenn made to arrive at Adjusted EBITDA of Smurfit-Stone, which is a non-GAAP financial measure, for each of the years ending September 30, 2011 through September 30, 2015:

•

Reorganization items (income) expense - These income and expense items are directly related to the process of Smurfit-Stone’s reorganizing under Chapter 11 and the CCAA. The items include gain due to plan effects, gain due to fresh start accounting adjustments, provision for rejected/settled executory contracts and leases, accounts payable settlement gains and professional fees.

•

Restructuring charges - These adjustments represent the write-down of assets, primarily property, plant and equipment, to estimated net realizable values, the acceleration of depreciation for equipment to be abandoned or taken out of service, severance costs and other costs associated with Smurfit-Stone’s restructuring activities.

A reconciliation of Smurfit-Stone’s Adjusted EBITDA, as calculated by RockTenn, to Smurfit-Stone’s GAAP net income is presented below.

Reconciliation to Projected GAAP Financial Measures

	Smurfit-Stone
	Year ending September 30,
(In millions)	2011	2012	2013	2014	2015
Net income (GAAP)	$207	$283	$331	$385	$440
(Benefit from) provision for income taxes	128	181	212	246	281
Interest expense, net	80	67	42	8	(26)
Depreciation, depletion and amortization	350	361	381	395	409

EBITDA	765	893	965	1,034	1,103
Gain on disposal of assets	(1)	-	-	-	-
Reorganization items (income) expense	9	-	-	-	-
Restructuring charges	33	3	-	-	-

Adjusted EBITDA	$806	$896	$965	$1,034	$1,103

RockTenn Financial Projections

RockTenn provided prospective financial information relating to RockTenn to the RockTenn board of directors, Smurfit-Stone, Wells Fargo Securities and Lazard. This information included prospective financial information of RockTenn for the six month period ending September 30, 2011 and each of the fiscal years ending September 30, 2012 through September 30, 2015, including financial information with respect to RockTenn’s revenue and Adjusted EBITDA.

The prospective financial information set forth below with respect to RockTenn’s Adjusted EBITDA may be considered a non-GAAP financial measure. RockTenn provided this information to the RockTenn board of directors, Smurfit-Stone, Wells Fargo Securities and Lazard as described herein because RockTenn believed such information could be useful in evaluating, on a prospective basis, RockTenn’s estimated financial performance for the six month period ending September 30, 2011 and each of the fiscal years ending September 30, 2012 through September 30, 2015. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and may not be comparable to similarly titled amounts used by other companies or other persons.

The following is a summary of the prospective financial information of RockTenn prepared by RockTenn management for the six months ending September 30, 2011 and for the fiscal years ending September 30, 2012 through September 30, 2015:

(In millions)	For the Six Months Ending September 30, 2011	For the Years Ending September 30,
		2012E	2013E	2014E	2015E
Revenue	$1,656	$3,374	$3,491	$3,614	$3,741
% Growth	n/a	4.9%	3.5%	3.5%	3.5%
Adjusted EBITDA (1)	$291	$606	$641	$668	$697
% Margin	17.6%	18.0%	18.4%	18.5%	18.6%

(1)	RockTenn’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted to reflect certain one-time gains, charges and expenses.

The projections of RockTenn, prepared by RockTenn management, assume price fluctuations for containerboard and other paperboard products consistent with RISI forecasts through 2012 and a moderate increase thereafter. The assumptions reflect modest growth in containerboard volume through 2015, and volume consistent with 2011 for other RockTenn paperboard mills. Estimates of recycled fiber costs utilized RISI forecasts through 2012 and a moderate increase thereafter. Volume growth assumptions for RockTenn converting operations and recycled fiber operations, including Corrugated Container, Folding Carton and Merchandising Displays’ facilities reflect only moderate increases and are based on management expectations. The projections also assume modest increases in other costs.

RockTenn made certain adjustments to EBITDA relating to one-time, non-cash charges associated with losses on the extinguishment of debt to arrive at RockTenn’s Adjusted EBITDA, which is a non-GAAP financial measure, for the (1) six months ending September 30, 2011 and (2) fiscal years ending September 30, 2012 through September 30, 2015.

A reconciliation of RockTenn’s Adjusted EBITDA, as calculated by RockTenn, to RockTenn’s GAAP net income is set forth below.

Reconciliation to Projected GAAP Financial Measures

($ in millions)	Six Month Period Ending September 30,	Year Ending September 30,
	2011	2012	2013	2014	2015
Consolidated Net Income (GAAP)	$120	$265	$306	$333	$361
(Benefit from) provision for income taxes	64	137	160	174	190
Interest expense, net	30	38	23	10	(5)
Depreciation, depletion and amortization	77	152	154	153	154

EBITDA	292	591	644	671	700
Restructuring Charges	0	0	0	0	0
Equity in income of unconsolidated entities	(1)	(3)	(3)	(3)	(3)
Loss on extinguishment of debt	-	17	-	-	-

Adjusted EBITDA	$291	$606	$641	$668	$697

Interests of Smurfit-Stone Directors and Executive Officers in the Merger

In considering the recommendation of Smurfit-Stone’s board of directors with respect to the merger agreement, Smurfit-Stone stockholders should be aware that some of Smurfit-Stone’s executive officers and directors have financial interests in the merger that are different from, or in addition to, those of Smurfit-Stone’s stockholders generally. The Smurfit-Stone board of directors was aware of these interests and considered them, among other matters, in negotiating and approving the merger agreement and making its recommendation that the Smurfit-Stone stockholders adopt and approve the merger agreement. For purposes of all of the Smurfit-Stone arrangements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

RockTenn Board of Directors

In accordance with the merger agreement, up to three directors of Smurfit-Stone may be appointed to the board of directors of RockTenn at the effective time of the merger.

Smurfit-Stone Employment Arrangements

Employment Agreement between Patrick Moore and Smurfit-Stone

On June 30, 2010, Smurfit-Stone entered into an amended and restated employment agreement with Patrick Moore, its chief executive officer, in connection with Smurfit-Stone’s emergence from bankruptcy. Mr. Moore’s employment agreement provides for a lump sum cash payment equal to $             in the event of a change of control of Smurfit-Stone (including the merger) prior to September 30, 2011. Although Mr. Moore has not received any Smurfit-Stone equity awards since Smurfit-Stone’s emergence from bankruptcy, the foregoing payment is calculated based on the cash-out value of 234,783 Smurfit-Stone restricted stock units and stock options to purchase 743,478 shares of Smurfit-Stone common stock (with an assumed strike price of $20.74 a share), and assuming a value of $             per Smurfit-Stone share, with such cash-out value reduced by $             in respect of a bonus payment to be made to Mr. Moore.

Mr. Moore’s employment agreement provides for a “gross-up” payment to make him whole for any federal excise tax imposed on payments or benefits received by Mr. Moore in connection with a change in control of Smurfit-Stone (including the merger) and any federal, state and local taxes associated with the “gross-up” payment, unless the value of the payments and benefits that are contingent upon a change of control for purposes of Section 280G of the Code does not exceed 110% of the maximum amount payable in connection with a change in control without triggering the federal excise tax, in which case such payments and benefits will be reduced to that maximum amount.

On February 15, 2011, Smurfit-Stone and Mr. Moore entered into an amendment to his employment agreement whereby Smurfit-Stone will employ Mr. Moore until the effective date of the merger; provided, however this date may be accelerated to an earlier date: (i) by the Smurfit-Stone’s board of directors for any reason other than cause on thirty (30) calendar days’ advance written notice; (ii) by Mr. Moore for good reason or following a change in control; or (iii) due to Mr. Moore’s death. Pursuant to the amendment, effective January 1, 2011, Mr. Moore will be paid a monthly base salary at the gross rate of $295,000 and he will not be entitled to any payments under the Smurfit-Stone 2011 Management Incentive Plan. Also, on January 31, 2011, Smurfit-Stone made a special bonus payment to Mr. Moore in the amount of $500,000 as authorized by the Smurfit-Stone board of directors in recognition of Mr. Moore’s service during the post-emergence transition period. The bonus payment to Mr. Moore was approved by the compensation committee of the Smurfit-Stone board of directors on January 23, 2011.

Smurfit-Stone Employment Security Agreements

On June 30, 2010, Smurfit-Stone entered into amended and restated employment security agreements with eight of its executive officers, including Messrs. Steven C. Strickland, Craig A. Hunt, Paul K. Kaufmann, Matthew T. Denton, Michael P. Exner, John L. Knudsen, Mark R. O’Bryan and Michael R. Oswald. Subject to each executive’s execution of a release of claims, under the security agreements for (i) Messrs. Kaufmann, Denton and O’Bryan, upon a termination of employment without cause or for good reason within two years following a change in control of Smurfit-Stone (including the merger), and (ii) Messrs. Strickland, Hunt, Exner, Knudsen and Oswald, upon a termination of employment without cause or for good reason during the term of the applicable security agreement, irrespective of a change in control of Smurfit-Stone, Smurfit-Stone will provide to such executive officer:

•

severance, payable over a two-year period, equal to two times the sum of (i) the executive officer’s base salary and (ii) the greater of the executive officer’s average annual incentive bonus for the three complete fiscal years immediately preceding the date of termination of employment and the actual incentive bonus paid with respect to the fiscal year immediately preceding the termination of employment; and

•

the employer portion of the executive officer’s premiums for medical and dental coverage for the period beginning on the termination of the executive officer’s employment and ending on the earlier of the second anniversary of the termination of employment and the date that the executive officer becomes eligible for comparable coverage.

The payments and benefits to be paid or provided to an executive officer in connection with the merger or a termination of employment will be reduced if the amount of reduced payments and benefits to be paid or provided to an executive officer in connection with the merger or a termination of employment (net of income taxes) is greater than the excess of the total unreduced payments and benefits (net of income taxes) over the amount of any federal excise tax imposed on such payments and benefits.

In the event that the employment of each executive officer described above who is a party to a security agreement were terminated by RockTenn without cause or voluntarily terminated by the executive for good reason following the merger on                     , 2011, the estimated cost of the cash severance benefits described above with respect to the named executive officers would be as follows: Mr. Hunt $            , Mr. Strickland, $            , and Mr. Kaufmann $            . The estimated aggregate cost of the cash severance benefits that would be payable to all other executive officers who are party to security agreements based upon the foregoing scenario would be $            .

Klinger Employment and Consulting Arrangements with Smurfit-Stone

Steven J. Klinger, a former director and executive officer of Smurfit-Stone, resigned as president, chief operating officer and director of Smurfit-Stone effective December 31, 2010. Prior to his resignation, Mr. Klinger entered into an Agreement and General Release of Claims with Smurfit-Stone on October 27, 2010, which we refer to in this joint proxy statement/prospectus as the “release agreement.” The release agreement provides for accelerated vesting of one-third of Mr. Klinger’s options and restricted stock unit awards. On January 1, 2011, Mr. Klinger entered into a consultancy agreement with Smurfit-Stone, which provides that Mr. Klinger will be an independent contractor for a three-month period ending March 31, 2011, providing consulting services as requested by Smurfit-Stone’s chief executive officer and board of directors. The consultancy agreement provides that Mr. Klinger’s stock option agreement and restricted stock unit agreement will be amended to provide that following the expiration of the consultancy period, any unvested portion of Mr. Klinger’s outstanding options and restricted stock unit awards will remain outstanding, and will immediately vest in full upon a change in control of Smurfit-Stone (including the merger) occurring, during the six-month period following the expiration of the consulting period (September 30, 2011). Under the terms of the release agreement, Mr. Klinger is entitled to a “gross-up” payment to make him whole for any federal excise tax (including interest or penalties) imposed on payments or benefits received by Mr. Klinger in connection with a change in control of Smurfit-Stone (including the merger) and any taxes (including interest or penalties) associated with the “gross-up” payment, unless the value of the payments and benefits that are contingent upon a change in control for purposes of Section 280G of the Code does not exceed 110% of the maximum amount payable without triggering the federal excise tax, in which case such payments and benefits will be reduced to that maximum amount.

Under the terms of the merger agreement, Smurfit-Stone may enter into an amendment to Mr. Klinger’s consultancy agreement to extend its term through the closing date of the merger on terms (including compensation and benefits) approved by the compensation committee of the Smurfit-Stone board of directors.

Equity Compensation Awards

At the effective time of the merger, each outstanding option to purchase shares of Smurfit-Stone common stock will be converted into an option to purchase shares of RockTenn common stock as follows:

•

the number of shares of RockTenn common stock subject to the converted option will equal the number of shares of Smurfit-Stone common stock subject to the original option multiplied by the equity award exchange ratio, rounded down to the nearest whole share;

•

the per share exercise price for RockTenn common stock will equal the per share exercise price of the Smurfit-Stone option immediately prior to the effective time of the merger divided by the equity award exchange ratio, rounded up to the nearest whole cent;

•	each option granted prior to the date of the merger agreement will vest and become exercisable as of the effective time of the merger; and

•	each option granted on or after the date of the merger agreement will continue to vest in accordance with its normal vesting schedule.

Except as set forth above, each converted RockTenn option generally will be subject to the same terms and conditions as were applicable to the corresponding Smurfit-Stone option immediately prior to the effective time of the merger. Under the terms of the merger agreement, “equity award exchange ratio” means: the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the average, rounded to the nearest one ten thousandth, of the closing sale prices of RockTenn common stock on the NYSE for the five trading days immediately preceding, but not including, the date on which the merger becomes effective.

At the effective time of the merger, each outstanding Smurfit-Stone restricted stock unit award granted prior to the date of the merger agreement will be converted into the right to receive, with respect to each Smurfit-Stone share underlying the award, the merger consideration, subject to applicable tax withholdings.

At the effective time of the merger, each outstanding Smurfit-Stone restricted stock unit award granted after the date of the merger agreement will be converted into a restricted stock unit award with respect to a number of RockTenn shares equal to the number of Smurfit-Stone shares subject to the award prior to the effective time of the merger multiplied by the equity award exchange ratio, rounded to the nearest whole share. The converted RockTenn restricted stock unit awards will otherwise have the same terms, including vesting terms, as the original Smurfit-Stone restricted stock unit awards.

As of the date of this filing, no Smurfit-Stone equity awards have been granted since the date of the merger agreement.

Based on Smurfit-Stone executive officers’ equity compensation holdings as of February 18, 2011, (i) the number of shares of Smurfit-Stone common stock relating to options held by each of Messrs. Moore, Hunt, Strickland, Kaufmann, Klinger and the five other Smurfit-Stone executive officers as a group that would vest and become exercisable as of the effective time of the merger is: 0; 126,391; 126,391; 70,217; 743,478; and 478,436 (in the aggregate), respectively and (ii) the number of shares of Smurfit-Stone common stock underlying restricted stock unit awards held by each of Moore, Hunt, Strickland, Kaufmann, Klinger and the five other Smurfit-Stone executive officers as a group that will lapse at the effective time of the merger and be converted into the right to receive the merger consideration is: 0; 39,913; 39,913; 22,174; 234,783; and 151,085 (in the aggregate), respectively.

Retention Awards

Under the terms of the merger agreement, Smurfit-Stone may establish a retention program with a retention pool in the aggregate amount of $10 million to be allocated to Smurfit-Stone employees at the discretion of Smurfit-Stone’s chief executive officer (or his designee) in consultation with the chief executive officer of RockTenn (or his designee). The value of individual awards granted under the retention program may not exceed six months of the applicable employee’s base salary and are payable immediately prior to the completion of the merger, subject to the employee’s continued employment through such date, except in the event of a qualifying termination of employment. As of the date of this filing, no retention awards have been granted to executive officers.

Director and Officer Indemnification and Insurance

Smurfit-Stone directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Ownership of Common Stock of the Combined Company After the Merger

RockTenn shareholders will own approximately 55% of the combined company and Smurfit-Stone stockholders will own approximately 45% of the combined company, measured on a “fully-diluted” basis. As used in the calculation of RockTenn shareholder and Smurfit-Stone stockholder ownership, “fully-diluted” means the number of shares of common stock outstanding, plus the number of shares of common stock issuable upon conversion or exercise, as applicable, of outstanding equity awards (including restricted stock awards and stock options), plus, in the case of Smurfit-Stone, shares reserved for issuance under Smurfit-Stone’s plan of reorganization . The foregoing ownership percentages and “fully-diluted” calculations are measured as of February 22, 2011.

Regulatory Approvals Required for the Merger

United States Antitrust Laws

Under the HSR Act, the merger may not be completed until notifications have been given to the U.S. Federal Trade Commission, which we refer to in this joint proxy statement/prospectus as the “FTC,” and the U.S. Department of Justice and the specified waiting period has ended. The merger agreement requires that the parties each use their reasonable best efforts to cooperate in the filing of the HSR notifications and in connection with any request for additional information and documents and to promptly take reasonable actions to respond to inquiries from the Department of Justice or the FTC regarding the legality of the merger under the antitrust laws. RockTenn and Smurfit-Stone each filed notifications with the FTC and the Department of Justice on January 31, 2011 and early termination of the specified waiting period under the HSR Act was granted on February 4, 2011. There can be no assurance, notwithstanding the efforts of RockTenn and Smurfit-Stone, that no injunction or other order, regulation or ruling will be issued prohibiting the completion of the merger substantially on the terms contemplated by the merger agreement.

At any time before the effective time of the merger, the Department of Justice or the FTC can challenge the merger and take any action under the antitrust laws as either deems necessary or desirable in the public interest. The Department of Justice and the FTC may also take such action after the effective time of the merger. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

In fulfilling the obligation to use their reasonable best efforts to resolve any regulatory objections to or issues related to the merger, RockTenn and Smurfit-Stone may agree to terms and conditions not contemplated on the date hereof. Any decision to accept additional terms and conditions would be made by the applicable board or boards of directors depending on the facts and circumstances existing at the time. Those facts and circumstances may be different from the facts and circumstances existing at the time the parties entered into the merger agreement or at the time of the special meeting and could be more or less favorable to Smurfit-Stone, or its stockholders or RockTenn. No RockTenn shareholder approval or Smurfit-Stone stockholder approval is expected to be required or sought for any such decision.

Foreign Competition Filings

RockTenn and Smurfit-Stone are required to make filings with the competition authorities of Canada and Mexico, which filings have been made. The merger is conditioned upon the receipt of any such approvals, to the extent the failure to obtain such approval would have a material adverse effect on RockTenn or Smurfit-Stone.

Restrictions on Sales of Shares of RockTenn Smurfit-Stone Securities Received in the Merger

Shares of RockTenn common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Securities Exchange Act of 1934, as amended, which we refer to in this joint proxy statement/prospectus as the “Exchange Act,” except for shares of RockTenn common stock issued to any Smurfit-Stone stockholder who may be deemed to be an “affiliate” of RockTenn for purposes of Rule 144 under the Securities Act after the completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, RockTenn and may include the executive officers, directors and significant shareholders of RockTenn, such as the three Smurfit-Stone designated directors who will join the RockTenn board of directors upon the completion of the merger. This joint proxy statement/prospectus does not cover resales of RockTenn common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Listing of RockTenn Common Stock Issued in the Merger

Before the completion of the merger, RockTenn has agreed to use its reasonable best efforts to cause the shares of RockTenn common stock to be issued in the merger to be authorized for listing on the NYSE, subject to official notice of issuance.

De-Listing of Smurfit-Stone Common Stock

Upon completion of the merger, the Smurfit-Stone common stock currently listed on the NYSE will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Accounting Treatment

RockTenn will account for the merger under the acquisition method of accounting, as prescribed in Accounting Standards Codification 805, “Business Combinations,” for business combinations under GAAP with RockTenn being deemed to have acquired Smurfit-Stone. This means that the assets and liabilities of Smurfit-Stone will be recorded, as of the completion of the merger, at their fair values and added to those of RockTenn, including an amount for goodwill representing the difference between the purchase price and fair value of the identifiable net assets. Financial statements of RockTenn issued after the merger will reflect only the operations of Smurfit-Stone’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Smurfit-Stone.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Smurfit-Stone’s business. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Smurfit-Stone’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Appraisal Rights

Under the merger agreement, holders of shares of Smurfit-Stone common stock may seek appraisal of their shares in accordance with Section 262 of the DGCL. Smurfit-Stone stockholders who seek appraisal and comply with the applicable requirements of the DGCL will receive, in lieu of the merger consideration, a cash payment for the fair value of their shares of Smurfit-Stone common stock as determined by the Delaware Court of Chancery, which we refer to as the “Court of Chancery” in this joint proxy statement/prospectus, following an appraisal proceeding. Such stockholders will not know the appraised fair value at the time they must elect whether to seek appraisal. The appraised value of the shares will not include any value arising from the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the provisions of that section and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this summary by reference.

If a holder of shares of Smurfit-Stone common stock wishes to seek appraisal in connection with the merger, (1) the holder must not vote in favor of the approval and adoption of the merger agreement, (2) must continually be the holder of record of such shares of Smurfit-Stone common stock through the effective time of the merger and (3) must meet the conditions described below.

Under Section 262 of the DGCL, Smurfit-Stone is required to notify each of its stockholders entitled to appraisal rights that appraisal rights are available at least 20 days before the special meeting of stockholders. This joint proxy statement/prospectus constitutes Smurfit-Stone’s notice to holders of Smurfit-Stone common stock of their right to exercise appraisal rights. Failure to comply with the procedures set forth in Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights.

ALL REFERENCES IN THIS SUMMARY AND IN SECTION 262 OF THE DGCL TO A “STOCKHOLDER” OR TO A “HOLDER” OF SHARES OF SMURFIT-STONE COMMON STOCK ARE REFERENCES TO THE RECORD HOLDERS OF SMURFIT-STONE COMMON STOCK. A PERSON HAVING A BENEFICIAL INTEREST IN SMURFIT-STONE COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT THE HOLDER’S APPRAISAL RIGHTS.

Because a duly executed proxy that does not contain voting instructions will, unless revoked, be voted for the approval and adoption of the merger agreement, a holder of shares of Smurfit-Stone common stock who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement. A vote against the approval and adoption of the merger agreement or an abstention will not constitute a demand for appraisal. Holders of Smurfit-Stone common stock wishing to exercise the right to dissent from the transaction and seek an appraisal of their shares must take the following actions:

•	not vote in favor of the approval and adoption of the merger agreement, or vote against the approval and adoption of the merger agreement or abstain from voting;

•	file a written notice with Smurfit-Stone of their intention to exercise rights of appraisal of their shares before the Smurfit-Stone special meeting;

•	follow the procedures set forth in Section 262 of the DGCL; and

•	not accept the general merger consideration.

Voting “for” the approval and adoption of the merger agreement will constitute a waiver of your appraisal rights. A SMURFIT-STONE STOCKHOLDER WHO ELECTS TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL MUST MAIL OR DELIVER, BEFORE THE MERGER AGREEMENT IS VOTED UPON AT THE SMURFIT-STONE SPECIAL MEETING, A WRITTEN DEMAND TO: SMURFIT-STONE CONTAINER CORPORATION, ATTENTION: CORPORATE SECRETARY, 222 N. LASALLE STREET, CHICAGO, ILLINOIS 60601. A demand for appraisal must be executed by or on behalf of the holder of record and must reasonably inform Smurfit-Stone of the identity of the stockholder of record. The demand must also state that the Smurfit-Stone stockholder intends to demand appraisal of the holder’s Smurfit-Stone common stock in connection with the merger. If the shares of Smurfit-Stone common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners.

The shares of Smurfit-Stone common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the DGCL and have not effectively withdrawn or lost their appraisal rights are referred to in this joint proxy statement/prospectus as the “dissenting shares.”

Within ten days after the effective date of the merger, the surviving corporation must mail a notice to all former Smurfit-Stone stockholders who filed a written notice of their intention to exercise appraisal rights in compliance with Section 262 of the DGCL notifying those former Smurfit-Stone stockholders of the effective date of the merger.

Within 120 days after the date the merger becomes effective, but not thereafter, the surviving corporation or any former holder of shares of Smurfit-Stone common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may file a petition in the Court of Chancery with a copy served on the surviving corporation in the case of a petition filed by a former Smurfit-Stone stockholder, demanding a determination of the fair value of the Smurfit-Stone common stock of all such Smurfit-Stone stockholders. The surviving corporation will have no obligation to file a petition, and the surviving corporation has no present intention to cause such a petition to be filed. Accordingly, it is the obligation of Smurfit-Stone stockholders seeking appraisal rights to initiate all necessary action to perfect appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the merger becomes effective, any holder of shares of Smurfit-Stone common stock who has complied with the requirements for exercise of appraisal rights under Section 262 of the DGCL will be entitled, upon written request, to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Smurfit-Stone common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which demands for appraisal have been received and the total number of holders of these shares of Smurfit-Stone common stock. If a holder of shares of Smurfit-Stone common stock timely files a petition for an appraisal, the Court of Chancery is empowered to conduct a hearing on this petition to determine those holders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the holders of shares of Smurfit-Stone common stock who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery of the Court of Chancery for notation of the pending appraisal proceeding. If any Smurfit-Stone stockholder fails to comply with its direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

After determining the holders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of Smurfit-Stone common stock held by such holders, exclusive of any element of value arising from the accomplishment or expectation of the transaction, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Smurfit-Stone stockholders considering seeking appraisal should be aware that the fair value of shares of Smurfit-Stone common stock, as determined in an appraisal proceeding under Section 262 of the DGCL, could be more than, the same as or less than the value of the merger consideration they would receive under the merger agreement if they did not seek appraisal of their shares of Smurfit-Stone common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction are not opinions as to fair value under Section 262 of the DGCL. Additionally, Smurfit-Stone stockholders considering seeking appraisal should be aware there can be no certainty as to the time required for such proceedings.

The Court of Chancery may determine the cost of the appraisal action and may allocate the costs among the parties as the court deems equitable. However, costs do not include attorneys’ and expert witness fees. Each party must bear its own expenses of the proceeding, although the court may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Smurfit-Stone common stock entitled to an appraisal.

Any holder of shares of Smurfit-Stone common stock who duly demands appraisal in compliance with Section 262 of the DGCL will not, after the date the merger becomes effective, be entitled to vote its shares of Smurfit-Stone common stock for any purpose or be entitled to the payment of dividends or other distributions on those shares other than dividends or other distributions payable to holders of record as of a record date prior to the effective date of the merger.

If any Smurfit-Stone stockholder who demands appraisal of shares of Smurfit-Stone common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its right to appraisal, the shares of such stockholder will be converted into the right to receive the merger consideration under the merger agreement, without interest.

A Smurfit-Stone stockholder will lose the right to appraisal if such stockholder does not file a petition for appraisal within 120 days after the date the merger becomes effective, or if such holder delivers to Smurfit-Stone a written withdrawal of a demand for appraisal and an acceptance of the merger consideration. However, any attempt to withdraw a demand for appraisal made more than 60 days after the date the merger becomes effective will require the written approval of Smurfit-Stone and, once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any Smurfit-Stone stockholder absent court approval. Furthermore, dissenting shares lose their status as dissenting shares if:

•	the transaction is abandoned; or

•	the holder of such shares fails to make a timely written demand for appraisal.

Failure to follow the procedures required by Section 262 of the DGCL for perfecting appraisal rights is likely to result in the loss of appraisal rights. If a holder of dissenting shares withdraws its demand for appraisal or has its appraisal rights terminated as described above, such holder will only be entitled to receive the merger consideration for those shares pursuant to the terms of the merger agreement.

Appraisal rights are available only to the record holders of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares held of record by or in the name of another person, such as a broker, bank or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 of DGCL to perfect your appraisal rights.

In view of the complexity of Section 262 of the DGCL, Smurfit-Stone stockholders who may wish to dissent from the merger and pursue appraisal rights should contact their legal advisors.

Litigation Relating to the Merger

Four complaints on behalf of the same putative class of Smurfit-Stone stockholders have been filed in the Circuit Court for Cook County, Illinois challenging the merger agreement: Gold v. Smurfit-Stone Container Corp., et al., No. 11-CH-3371 (filed January 26, 2011); Roseman v. Smurfit-Stone Container Corp., et al., No. 11-CH-3519 (filed January 27, 2011); Findley v. Smurfit-Stone Container Corp., et al., No. 11-CH-3726 (filed January 28, 2011); and Czech v. Smurfit-Stone Container Corp., et al., No. 11-CH-4282 (filed February 4, 2011) (which we refer to in this joint proxy statement/prospectus collectively as the “Illinois complaints”). The Illinois complaints were filed against Smurfit-Stone, RockTenn, Sam Acquisition, LLC and the individual members of the Smurfit-Stone board of directors (which we refer to in this section of the joint proxy statement/prospectus collectively as the “defendants”). The Illinois complaints allege that members of the Smurfit-Stone board of directors breached fiduciary duties in considering and entering into the merger agreement, and that Smurfit-Stone, RockTenn and Sam Acquisition, LLC aided and abetted such breaches. The Illinois complaints seek equitable relief, including an injunction prohibiting consummation of the merger agreement and imposition of a constructive trust. On February 4, 2011, plaintiffs moved for consolidation of the Illinois complaints, and on February 10, 2011, all four complaints were consolidated under Gold v. Smurfit-Stone Container Corp., et al., No. 11-CH-3371.

On February 2, 2011, a putative class action complaint asserting substantially similar claims was filed against the same defendants in the Delaware Court of Chancery under the caption of Marks v. Smurfit-Stone Container Corp., et al., C.A. No. 6164. This complaint also seeks equitable relief, including an injunction prohibiting consummation of the merger agreement and an accounting for alleged damages. On February 8, 2011, the plaintiff moved for expedited proceedings and a preliminary injunction prohibiting consummation of the merger agreement.

The defendants believe the suits are without merit and will vigorously defend against the allegations.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following general discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Smurfit-Stone common stock that exchange their shares of Smurfit-Stone common stock for shares of RockTenn common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Smurfit-Stone common stockholders that hold their shares of Smurfit-Stone common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Smurfit-Stone common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Smurfit-Stone common stock that received Smurfit-Stone common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Smurfit-Stone common stock that holds Smurfit-Stone common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Smurfit Stone or RockTenn. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion in this joint proxy statement/prospectus, the term “U.S. holder” means a beneficial owner of Smurfit-Stone common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Smurfit-Stone common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Smurfit-Stone common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to be treated as a reorganization for United States federal income tax purposes. It is a condition to RockTenn’s obligation to complete the merger that RockTenn receive an opinion from King & Spalding, dated the closing date of the merger, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Smurfit-Stone’s obligation to complete the merger that Smurfit-Stone receive an opinion from Wachtell, Lipton, Rosen & Katz, dated the closing date of the merger, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on representation letters provided by RockTenn and Smurfit-Stone and on customary factual assumptions. Neither of the opinions described above will be binding on the Internal Revenue Service. RockTenn and Smurfit-Stone have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

Provided the merger is treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, upon exchanging your Smurfit-Stone common stock for RockTenn common stock and cash (other than cash received in lieu of a fractional share), you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the amount of cash and the fair market value of the RockTenn stock received, minus the adjusted tax basis of the Smurfit-Stone common stock surrendered in exchange therefor, and (2) the amount of cash you receive (other than cash received in lieu of a fractional share). If you acquired different blocks of Smurfit-Stone common stock at different times or different prices, you should consult your tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the Smurfit-Stone common stock surrendered exceeds one year. In some cases, if you actually or constructively own RockTenn common stock other than RockTenn common stock received in the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis in the shares of RockTenn common stock that you receive in the merger, including any fractional share interests deemed received and sold as described below, will equal your aggregate adjusted tax basis in the Smurfit-Stone common stock you surrender, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any recognized by you (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. Your holding period for the shares of RockTenn common stock that you receive in the merger (including a fractional share interest deemed received and sold as described below) will include your holding period for the shares of Smurfit-Stone common stock that you surrender in the exchange.

Cash Instead of a Fractional Share

If you receive cash instead of a fractional share of RockTenn common stock, you will be treated as having received the fractional share of RockTenn common stock pursuant to the merger and then as having sold that fractional share of RockTenn common stock for cash. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of RockTenn common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares (including the holding period of Smurfit-Stone common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Smurfit-Stone common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

THE MERGER AGREEMENT

The following discussion summarizes material provisions of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement, which we urge you to read carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any decisions regarding the merger.

Form and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Smurfit-Stone will merge with and into Sam Acquisition, LLC, a wholly owned Delaware limited liability company and subsidiary of RockTenn. Sam Acquisition, LLC will survive the merger as a wholly-owned subsidiary of RockTenn. RockTenn and Sam Acquisition, LLC may at any time, and to the extent necessary to facilitate consummation of the transactions contemplated by the merger agreement will, change the method of effecting the combination, provided that that no such change will alter or change the amount or kind of the merger consideration that will be paid to Smurfit-Stone stockholders, adversely affect the tax treatment of Smurfit-Stone stockholders as the result of such change, or materially impede or delay consummation of the transactions contemplated by the merger agreement.

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by RockTenn and Smurfit-Stone and as specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after the conditions to completion of the merger have been satisfied or waived.

Consideration to be Received in the Merger

Smurfit-Stone Common Stock

•

Smurfit-Stone Common Stock. At the completion of the merger, each outstanding share of Smurfit-Stone common stock (except for shares of Smurfit-Stone common stock owned by RockTenn, Sam Acquisition, LLC or Smurfit-Stone (in each case, other than in a fiduciary capacity) and dissenting shares) will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock.

•

Cash Limit. Subject to the discussion below, at the time of completion of the merger, outstanding shares of Smurfit-Stone common stock will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock. To facilitate the merger’s compliance with the “continuity of interest” requirement for tax-free reorganizations under the Code, and therefore to provide greater assurance that the respective tax counsel of RockTenn and Smurfit-Stone will be able to deliver the tax opinion that is a condition to each party’s obligation to complete the merger, the merger consideration is subject to adjustment depending on the number of stockholders (if any) who choose to exercise their appraisal rights. For purposes of determining whether an adjustment is necessary and the amount of such adjustment, if any, each dissenting stockholder will be assumed to receive an amount of cash equal to $35 per share (the actual amount that would be payable to any dissenting stockholder following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law). To the extent that the aggregate cash consideration to be delivered in connection with the merger to Smurfit-Stone stockholders (including the $35 per share that is assumed to be paid to dissenting stockholders) would exceed 57.5% of the aggregate value of the merger consideration, then the cash payable to non-dissenting stockholders will be reduced, and the number of shares of RockTenn common stock to be delivered to such stockholders will be correspondingly increased, in an amount necessary to cause the aggregate cash consideration to equal 57.5% of the aggregate value of the merger consideration. For purposes of making these calculations, RockTenn common stock will be valued at $57.18 per share (the closing price of a share of RockTenn common stock on the New York Stock Exchange on the last trading day preceding the date of the merger agreement).

Fractional Shares

Holders of Smurfit-Stone common stock will receive cash for any fractional shares (rounded to the nearest cent) which they might otherwise receive in the merger.

Treatment of Smurfit-Stone Stock Options and Other Stock-Based Awards

At the effective time of the merger, each outstanding option to purchase Smurfit-Stone common stock under Smurfit-Stone’s equity-based compensation plan will be assumed by RockTenn and be converted into an option to purchase a number of shares of RockTenn common stock equal to the product of (i) the number of shares of Smurfit-Stone common stock subject to the option and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price for RockTenn common stock issuable upon the exercise of such assumed stock option will be equal to (i) the per share exercise price of Smurfit-Stone common stock at which the option was exercisable immediately prior to the effective time of the merger divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Smurfit-Stone common stock immediately prior to the effective time of the merger; provided, that each outstanding option granted prior to the date of the merger agreement will vest and become exercisable as of the effective time of the merger as contemplated by Smurfit-Stone’s stock plan and each outstanding option granted on or after the date of the merger agreement will continue to vest in accordance with its normal vesting schedule. The equity award exchange ratio is the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the average, rounded to the nearest one ten thousandth, of the closing sale prices of RockTenn common stock on the New York Stock Exchange as reported by The Wall Street Journal for the five full trading days immediately preceding, but not including, the date on which the merger becomes effective.

The restrictions on each Smurfit-Stone restricted stock unit award with respect to shares of Smurfit-Stone common stock that is outstanding at the effective time of the merger and that was granted prior to the date of the merger agreement will lapse at the effective time of the merger and each such restricted stock unit award will be converted into the right to receive, with respect to each share of Smurfit-Stone common stock underlying such restricted stock unit award, the merger consideration on the same terms as other shares of Smurfit-Stone common stock, subject to certain applicable tax withholdings. In addition, at the effective time of the merger, each Smurfit-Stone restricted stock unit award that is outstanding immediately prior to the effective time of the merger and that was granted on or after the date of the merger agreement will be converted into a restricted stock unit award, on the same terms and conditions applicable to such Smurfit-Stone restricted stock unit award immediately prior to the effective time of the merger (including applicable vesting requirements), with respect to a number of shares of RockTenn common stock that is equal to the number of shares of Smurfit-Stone common stock subject to the award prior to the effective time of the merger multiplied by the equity award exchange ratio, rounded to the nearest whole share.

Procedures for Exchange of Certificates

The conversion of each share of Smurfit-Stone common stock into RockTenn common stock, as described above under “—Consideration to be Received in the Merger,” will occur automatically at the completion of the merger. Before completion of the merger, RockTenn and Smurfit-Stone will engage an exchange agent to handle the exchange of Smurfit-Stone common stock certificates and book-entry shares for RockTenn common stock certificates and the payment of cash in the merger. As soon as practicable after the merger, the exchange agent will send a transmittal letter to each former holder of Smurfit-Stone common stock.

The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for shares of Smurfit-Stone stock. Smurfit-Stone stockholders should not send stock certificates with the enclosed proxy. Stock certificates should not be forwarded to the exchange agent unless and until Smurfit-Stone stockholders receive a transmittal letter following the completion of the merger.

After completion of the merger, each certificate that previously represented shares of Smurfit-Stone common stock and each book-entry share of Smurfit-Stone common stock will represent only the right to receive the merger consideration as described above under “—Consideration to be Received in the Merger,” including the per share cash amount and cash for any fractional shares of RockTenn common stock, or the right to receive cash for the fair value of those shares for which appraisal rights have been perfected.

Smurfit-Stone stockholders have the right to dissent from the merger and seek appraisal of their shares. In order to assert dissenters’ rights, Smurfit-Stone stockholders must comply with the requirements of Delaware law as described under “The Merger—Appraisal Rights” beginning on page 80.

None of Smurfit-Stone, RockTenn, the exchange agent, or any other person will be liable to holders of shares of Smurfit-Stone common stock for any amount delivered in good faith to a public official under applicable abandoned property, escheat, or similar laws.

Representations and Warranties

The merger agreement contains customary representations and warranties made by RockTenn and Smurfit-Stone to each other. The representations and warranties of each of RockTenn and Smurfit-Stone are qualified by the information filed by such party with the SEC between January 1, 2010 and January 18, 2011, excluding any risk factor disclosure in such filings (which filings are available without charge at the SEC’s website, www.sec.gov) and certain other specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	corporate organization and similar corporate matters;

•	capitalization;

•

authorization, execution, delivery, performance and enforceability of the merger agreement and related matters, subject to required consents, approvals, orders, and authorizations of governmental entities;

•	documents filed with the applicable government authorities and the accuracy of information contained in those documents;

•

documents filed with the Securities and Exchange Commission, the accuracy of information contained in those documents, the absence of unresolved inquiries or investigations by the Securities and Exchange Commission or other governmental authorities, and the maintenance and adequacy of certain required internal accounting controls and disclosure controls and procedures;

•	financial statements;

•	the absence of undisclosed liabilities;

•	operation in the ordinary course of business and absence of a material adverse effect since September 30, 2010;

•	payment of fees of brokers, investment bankers, finders, and financial advisors;

•	legal proceedings;

•	licenses, compliance with applicable laws, and agreements with regulatory agencies;

•	filing of tax returns, payment of taxes, and other tax matters;

•	absence of awareness of facts or circumstances that would reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	matters relating to the Employee Retirement Income Security Act of 1974 and benefit plans;

•	matters relating to employees, labor unions, work stoppages or slowdowns, employment disputes, and the Worker Adjustment Retraining and Notification Act or any comparable state or local law;

•	certain material contracts;

•	the ownership and lease of property;

•	environmental matters;

•	satisfaction of state takeover statutes’ requirements in Georgia and Delaware, as applicable;

•

the required vote of Smurfit-Stone stockholders regarding the merger agreement and the required vote of RockTenn shareholders regarding the issuance of shares of RockTenn common stock in connection with the merger;

•	in the case of RockTenn, financing of the merger;

•	certain intellectual property matters;

•	certain insurance matters;

•	receipt of fairness opinions from financial advisors;

•	the accuracy of information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	the absence of certain affiliate transactions that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

•	the absence of shareholder rights plans or similar anti-takeover plans or devices; and

•	with respect to Smurfit-Stone, certain bankruptcy matters.

Financing

RockTenn has agreed to take, or cause to be taken, all action necessary to ensure that as of the date on which the merger closes, RockTenn and its subsidiaries will have funds, in the aggregate, sufficient for:

•	the payment of the aggregate cash consideration due in connection with the merger agreement and any other amounts required to be paid pursuant to the terms of the merger agreement;

•

the funding of any required refinancings or repayments of any existing indebtedness of Smurfit-Stone or RockTenn in connection with the merger or the financing contemplated by the commitment letter; and

•

the payment of all fees and expenses and other payment obligations required to be paid or satisfied by RockTenn and its subsidiaries in connection with the merger and the financing contemplated by the commitment letter.

Smurfit-Stone will, will cause its subsidiaries to, and will use its reasonable best efforts to cause each of its and their respective representatives to, provide all cooperation reasonably requested by RockTenn with reasonable notice in connection with the financing contemplated by the commitment letter (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Smurfit-Stone and its subsidiaries), including using reasonable best efforts to:

•	provide information relating to Smurfit-Stone and its subsidiaries to the lenders that is reasonably available to Smurfit-Stone and is customary for completion of the financing by the lenders;

•

participate and cause senior management to participate in a reasonable number of meetings with lenders and other presentations, road shows, drafting sessions, due diligence sessions, and sessions with the rating agencies, in each case, relating to the completion of the financing by the lenders;

•	assist in the preparation of any customary offering documents, bank information memoranda, prospectuses, and similar documents for the financing, and materials for rating agency presentations;

•

cooperate with the marketing efforts for any component of the financing (including consenting to the use of Smurfit-Stone’s and its subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Smurfit-Stone or its subsidiaries or the reputation or goodwill of Smurfit-Stone or any of its subsidiaries);

•

execute and deliver (or use reasonable best efforts to obtain from its advisors), and cause its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), credit agreements and other loan documents, currency or interest hedging agreements, customary certificates, accounting comfort letters, or other documents and instruments ancillary to the financing as may be reasonably requested by RockTenn as customary in connection with the financing, including any amendments of any of Smurfit-Stone’s or its subsidiaries’ existing credit agreements, currency or interest hedging agreements; provided that no obligation of any of Smurfit-Stone or its subsidiaries will be effective under credit agreements, loan documents, or currency or interest hedging arrangements or amendments to such existing arrangements of Smurfit-Stone and its subsidiaries until the merger becomes effective;

•	use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance;

•

use its reasonable best efforts to permit any cash and marketable securities of Smurfit-Stone and its subsidiaries to be made available to RockTenn at the closing of the merger, provided that Smurfit-Stone will not be prohibited from using cash and marketable securities in the ordinary course or from taking any action not prohibited by the merger agreement’s covenants regarding the conduct of Smurfit-Stone’s business pending the completion of the merger;

•

provide customary authorization letters to the lenders authorizing the distribution of information to prospective lenders and containing a representation to the lenders that the public side versions of such documents, if any, do not include material non-public information about Smurfit-Stone or its affiliates, provided that Smurfit-Stone receives such documents in reasonable time to review and provide such representations; and

•	cooperate reasonably with lenders’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Smurfit-Stone and its subsidiaries.

Notwithstanding the foregoing, until the merger becomes effective, neither Smurfit-Stone, any of its subsidiaries, nor their respective representatives, will:

•

be required to take any action in the capacity of a director of Smurfit-Stone or any of its subsidiaries with respect to the financing (or alternative financing that RockTenn may raise in connection with the transactions contemplated by the merger agreement) if such representative believes such action would be inconsistent with their fiduciary duties;

•	be required to pay any commitment or other similar fee;

•

have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the financing (or alternative financing that RockTenn may raise in connection with the transactions contemplated by the merger agreement); or

•

be required to incur any other liability in connection with the financing (or any alternative financing that RockTenn may raise in connection with the transactions contemplated by the merger agreement).

RockTenn has also agreed to reimburse Smurfit-Stone for all reasonable and documented out-of-pocket costs and expenses and to indemnify and hold harmless Smurfit-Stone, its subsidiaries and their respective representatives from and against all liabilities, losses, damages, claims, costs or expenses, interests, awards, judgments, and penalties suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection with the financing (other than historical information of Smurfit-Stone or its subsidiaries or with respect to losses associated with the willful misconduct or gross negligence of Smurfit-Stone, its subsidiaries or their respective representatives).

In the event that the commitment letter is amended, replaced, supplemented, or otherwise modified, including as a result of obtaining alternative financing, or if RockTenn substitutes other debt or equity financing for all or a portion of the financing currently contemplated by the commitment letter, Smurfit-Stone will comply with its covenants with respect to the commitment letter as so amended, replaced, supplemented, or otherwise modified and with respect to such other debt or equity financing to the same extent that Smurfit-Stone would have been obligated to comply with respect to the financing contemplated by the commitment letter, provided, that the commitment letter as so amended, replaced, supplemented or otherwise modified and/or such other debt or equity financing shall not (A) add new (or modify, in a manner adverse to RockTenn, any existing) conditions precedent or contingencies to the funding on the closing of the merger of the financing as set forth in the commitment letter or the definitive agreements with respect thereto on terms and conditions contemplated by the commitment letter, which we refer to in this joint proxy statement/prospectus as the “definitive financing agreements,” (B) adversely impact the ability of RockTenn to enforce its rights against other parties to the commitment letter or the definitive financing agreements, or (C) prevent, impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, each of RockTenn and Smurfit-Stone has agreed that, from the date of the merger agreement until the completion of the merger, except as expressly contemplated or permitted by the merger agreement, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, in all material respects, use reasonable best efforts to maintain and preserve substantially intact the business organization of it and its subsidiaries, preserve the assets and properties of it and its subsidiaries in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its present officers, employees, independent contractors and consultants, preserve substantially the current relationships of it and its subsidiaries with merchants, customers, suppliers and other persons with which it or any of its subsidiaries has material business relations.

In addition, each of RockTenn and Smurfit-Stone has agreed that, from the date of the merger agreement until the completion of the merger, subject to certain exceptions, neither it nor any of its subsidiaries may without the consent of the other party:

•	propose or adopt any amendments to its articles of organization, certificate of incorporation, or bylaws, joint venture documents, partnership agreements, or equivalent organizational documents;

•

authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of, or encumber any shares of capital stock or other equity or voting interests or any securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for, purchase, or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of common stock, or other rights that are linked to the value of such common stock or the value of RockTenn and Smurfit-Stone, as applicable, or any of their respective subsidiaries, or any part thereof (provided, however, that none of the foregoing will prohibit the conversion or exercise of convertible securities outstanding, including, without limitation, the exercise of stock options and the conversion of reserved stock awards, in each case outstanding as of the date of the merger agreement or granted in accordance with the terms of the merger agreement);

•

effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization, or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	enter into any amendment of any term of any of its outstanding securities;

•

grant, confer, or award any option, right, warrant, deferred stock unit, conversion right, or other right not existing on the date of the merger agreement to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards, or other similar rights that are linked to the value of RockTenn and Smurfit-Stone, as applicable, or the value of thereof or of any subsidiaries thereof, other than in the ordinary course of business consistent with past practice with respect to RockTenn and certain ordinary course grants by Smurfit-Stone (i) if the merger is not consummated prior to July 31, 2011 and (ii) to new hires or promoted employees under Smurfit-Stone’s stock plans;

•

except as required by any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan in effect on the date of the merger agreement or as amended in accordance with the terms of the merger agreement, (1) increase any compensation or benefit to, or enter into or amend any employment, change-in-control, or severance agreement with any officer, director, or other personnel, other than for increases in compensation or benefits or amendments to employment, change-in-control, or severance agreements, in each case, in the ordinary course of business consistent with past practice, (2) grant any bonuses, other than in the ordinary course of business consistent with past practice to any personnel, (3) enter into or adopt any new, or amend or modify any existing, employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, (4) grant any award under any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, (5) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (6) grant to any personnel any right to receive any severance, change-in-control, retention, termination, or similar compensation or benefits or increases therein (other than, in the case of any non-key employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (7) terminate any key employee other than for cause (except with respect to any of the foregoing, as applicable, Smurfit-Stone may establish a retention pool in the aggregate amount of $10 million to be allocated to Smurfit-Stone employees by its chief executive officer, in consultation with the chief executive officer of RockTenn, in amounts not to exceed six months of such employee’s base salary, which payments are to be made immediately prior to closing of the merger or upon a qualifying termination of employment prior to closing);

•

declare, set aside, or pay any dividend or make any other distribution or payment (whether in cash, stock, or other property, or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its shareholders or stockholders, as the case may be, in their capacity as such (other than dividends or distributions from a wholly-owned subsidiary to another subsidiary or to RockTenn or Smurfit-Stone, as applicable, or, with respect to RockTenn, in the ordinary course consistent with past practice with respect to regular quarterly dividends in an amount not to exceed $0.20 per share declared and paid);

•

directly or indirectly redeem, purchase, or otherwise acquire any of its shares of common stock of, or other equity or voting interest in, any of RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries, or any options, warrants, calls, or rights to acquire any such stock or other securities, other than in connection with tax withholdings and exercise price settlement upon the exercise of stock options or the conversion of restricted stock or restricted stock awards, as applicable, outstanding on the date of the merger agreement or granted in accordance with the terms of the merger agreement;

•

transfer, sell, lease, sublease, license, sublicense, or otherwise dispose of any material assets or properties of the RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries;

•

mortgage or pledge any assets or properties of RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries that are material to RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries taken as a whole, or subject any such assets or property to any other encumbrance (except permitted encumbrances), other than in the ordinary course of business consistent with past practice, assets associated with discontinued operations, or, in addition to dispositions in the ordinary course or related to discontinued operations, transactions with respect to which the aggregate consideration does not exceed $50,000,000;

•

other than in the ordinary course of business consistent with past practice, amend, renew, terminate, or waive any material provision of any material contract except in connection with normal renewals of material contracts without materially adverse changes, additions, or deletions of terms;

•

enter into any new agreement or contract or other binding obligation of RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries containing any restrictions on the ability of RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries to conduct business as presently being conducted or currently contemplated to be conducted after the merger, any restrictions granting “most favored nation” status that would impose obligations on RockTenn or its affiliates after the merger, including Smurfit-Stone or any of its subsidiaries, or any restrictions on RockTenn or Smurfit-Stone, as applicable, or any of their respective subsidiaries engaging in any type or activity or business;

•

other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements, and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

•

other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of the facilities of RockTenn or Smurfit-Stone, as applicable, make aggregate capital expenditures that are greater than the aggregate amount of the budgeted capital expenditures of RockTenn or Smurfit-Stone, as applicable, for its 2011 fiscal year;

•	merge with or enter into a consolidation with any entity;

•

acquire an interest of 50% or more of the outstanding equity interests in any entity or acquire a substantial portion of the assets or business of any entity (or any division or line of business thereof) or otherwise acquire any assets, other than in the ordinary course of business consistent with past practice or in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

•	enter into any new line of business;

•	authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization, or any other reorganization;

•

create, incur, or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, guarantee, or otherwise become liable or responsible for the indebtedness of a third party, enter into any agreement to maintain any financial statement condition of a third party, or enter into any arrangement having the economic effect of any of the foregoing, except for indebtedness incurred in the ordinary course of business and consistent with past practice under current borrowing agreements or any refinancing thereof, for any inter-company indebtedness, as required by existing contracts entered into in the ordinary course of business, or guarantees of indebtedness for borrowed money of subsidiaries, which indebtedness is incurred in compliance with the foregoing;

•

change any of its methods, principles, or practices of financial accounting currently in effect, except as required by GAAP, Regulation S-X of the Exchange Act, a governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or a change in applicable law;

•	write up, write down, or write off the book value of any of its assets, other than in the ordinary course of business and consistent with past practice or as may be required by GAAP;

•

waive, release, assign, settle, or compromise any pending or threatened action that is material to the business of RockTenn or Smurfit-Stone, as applicable, and its subsidiaries, taken as a whole, or otherwise involves the payment by RockTenn or Smurfit-Stone, as applicable, of an amount in excess of $50,000,000 (excluding any amounts that may be paid under existing insurance policies);

•

knowingly take or fail to take any action in breach of the merger agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated by the merger agreement (other than as required by law); or

•	authorize any of, or commit, resolve, announce, offer or agree to take any of the actions described above or any other actions inconsistent with the provisions described above.

Agreement to Use Reasonable Best Efforts With Respect to Certain Matters

Each of RockTenn and Smurfit-Stone has agreed to use its reasonable best efforts to:

•	take all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the merger and to consummate the merger as soon as practicable;

•	take all reasonable steps necessary, proper, or advisable to obtain all consents, waivers, orders, approvals, permits and authorizations in connection with the merger;

•

promptly prepare and file, in consultation with the other party, all documentation to effect all necessary applications, notices, petitions, and filings to obtain as promptly as reasonably practicable all permits, consents, approvals, and authorizations that are necessary or advisable to complete the merger;

•

oppose or defend against any administrative or judicial action or proceeding, including any proceeding by a private party, that is instituted, or threatened to be instituted, challenging any transaction contemplated by the merger agreement; and

•

have vacated, overturned, or terminated any judgment, injunction, or other order that is in effect and that prohibits, prevents, or restricts the completion of the merger and to have any statute, rule, regulation, or injunction that is in effect and that would make the merger illegal or would otherwise prohibit or materially impair or delay the completion of the merger repealed, rescinded or made inapplicable.

The merger agreement provides that neither RockTenn nor Smurfit-Stone is required to agree to or effect any divestiture or take any other action if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on RockTenn or Smurfit-Stone.

The merger agreement also provides that RockTenn and Smurfit-Stone will consult with each other with respect to obtaining all permits, consents, approvals, and authorizations necessary or advisable to complete the merger and will keep each other apprised of the status of matters relating to completion of the merger and communications relating to the merger.

Before the completion of the merger, RockTenn has agreed to use its reasonable best efforts to cause the shares of RockTenn common stock to be issued in connection with the merger to be authorized for listing on the NYSE, subject to official notice of issuance.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions at or prior to the time of completion of the merger, which include the following:

•	receipt of the approval of the holders of common stock of Smurfit-Stone and RockTenn required for the completion of the merger;

•	the authorization for listing on the NYSE, subject to official notice of issuance, of the shares of RockTenn common stock to be issued to holders of Smurfit-Stone common stock;

•

the registration statement, of which this joint proxy statement/prospectus is a part, having been declared effective by the SEC under the Securities Act and not being the subject of any stop order or threatened or pending proceedings seeking a stop order;

•	expiration or termination of the waiting period applicable to the merger under the HSR Act (which has occurred);

•

receipt of all regulatory approvals required in connection with the transactions contemplated by the merger agreement, if any, except where the failure to obtain those approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on RockTenn or Smurfit-Stone;

•	no statute, rule, executive order, other regulation or court order or injunction that prohibits or is reasonably likely to prohibit the merger being in effect;

•

the representations and warranties of the other party regarding the corporate organization, capital structure, authority, broker’s fees, state takeover laws, joint proxy statement, and other documents filed with the Securities and Exchange Commission set forth in the merger agreement being true and correct in all material respects on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date;

•

the other representations and warranties of the other party set forth in the merger agreement being true and correct on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that earlier date, except where the failure of these representations and warranties to be true and correct, without giving effect to any limitation as to “materiality” or “material adverse effect,” individually or in the aggregate, does not have, and would not be reasonably expected to have, a material adverse effect on the party making the representations and warranties;

•

the other party to the merger agreement having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the date on which the merger is to be completed, including the delivery of a certificate to such effect signed by an executive officer and the principal financial officer of such party;

•

between the date of the merger agreement and the date on which the merger is to be completed, no circumstance, which individually or in the aggregate with all other circumstances, has had or would reasonably be expected to have a material adverse effect (with the circumstances taken into account for these purposes being limited to those not otherwise disclosed in reports filed with the SEC since January 1, 2010 or the disclosure letter delivered in connection with the merger agreement), and each party shall have received a certificate signed by an executive officer and the principal financial officer of the other party to such effect;

•

with respect to RockTenn’s obligation to effect the merger, RockTenn having received from King & Spalding an opinion, dated as of the date on which the merger is to be completed, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•

with respect to Smurfit-Stone’s obligation to effect the merger, Smurfit-Stone having received from Wachtell Lipton an opinion, dated as of the date on which the merger is to be completed, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

The merger agreement provides that a “material adverse effect” means, when used with respect to RockTenn or Smurfit-Stone, any change, effect, event, occurrence, condition, development or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, conditions, developments or facts, has had or is reasonably expected to have a material adverse effect on (1) the ability of RockTenn or Smurfit-Stone, as the case may be, to consummate the transactions contemplated by the merger agreement or (2) the business, assets, liabilities, financial condition, or results of operations of that company and its subsidiaries, taken as a whole, other than any effects resulting from:

•

any circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than circumstances that affect such company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industry;

•

any circumstance to the extent resulting from conditions in the industry that affect such company and its subsidiaries, in each case other than circumstances that affect such company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industry;

•	any circumstance to the extent resulting from the taking of any action required by the merger agreement or consented to by the other party in writing;

•

changes after the date of the merger agreement in U.S. generally accepted accounting principles in each case other than circumstances that affect such company and its subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the industry;

•

any circumstance to the extent resulting solely from changes in the stock price or the trading volume of the common stock of RockTenn or Smurfit-Stone, as the case may be, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a material adverse effect);

•

any circumstance to the extent resulting from changes, conditions, events, or developments in or affecting political conditions or any acts of terrorism or war (whether or not declared) or natural disasters;

•

any circumstance to the extent resulting solely from any failure by RockTenn or Smurfit-Stone, as the case may be, to meet any internal or public estimates, projections, budgets, or forecasts of such company’s revenue, earnings, or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a material adverse effect); or

•	any circumstance to the extent resulting from the pendency or announcement of the merger or the transactions contemplated by the merger agreement.

The merger agreement provides that any or all of the conditions described above may be waived, in whole or in part, by RockTenn or Smurfit-Stone, to the extent legally allowed.

No Solicitation

In the merger agreement, each of RockTenn and Smurfit-Stone has agreed that it will:

•	cease and terminate any and all existing activities, discussions, or negotiations with third parties regarding any “acquisition proposal,” as described below; and

•

promptly instruct each person with which it has executed a confidentiality agreement to return or destroy all information, documents, and materials covered by a confidentiality agreement relating to any such acquisition proposal.

In the merger agreement, each of RockTenn and Smurfit-Stone has agreed that it will not directly or indirectly:

•	initiate, solicit, induce, or knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal, or offer that constitutes, or may lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal;

•

furnish any information or data regarding it, or any of its subsidiaries to, or afford access to the properties, books, and records thereof to, any third party (other than the parties to the merger agreement) in connection with or in response to any acquisition proposal;

•	enter into any letter of intent or contract providing for, relating to or in connection with, any acquisition proposal or any proposal that may lead to an acquisition proposal (other than a confidentiality agreement as permitted by the provision described below), or that requires RockTenn and Smurfit-Stone, as the case may be, to abandon, terminate, or breach its obligations under the merger agreement or fail to consummate the transactions contemplated thereby;

•	approve, adopt, endorse, or recommend an acquisition proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL with respect to Smurfit-Stone or Section 14-2-1132 of the GBCC with respect to RockTenn), or any restrictive provision of any applicable anti-takeover provision in such company’s organizational documents inapplicable to any transactions contemplated by an acquisition proposal (and, to the extent permitted thereunder, RockTenn and Smurfit-Stone, as the case may be, shall promptly take all steps necessary to terminate any waiver that may have been previously granted, to any third party (other than the parties to the merger agreement) under any such provisions); or

•	resolve, propose, or agree to do any of the foregoing.

There is an exception if, at any time before the date that the vote required to be obtained from its shareholders or stockholders, as the case may be, in connection with the merger has been obtained, RockTenn’s or Smurfit-Stone’s board of directors determines in good faith that an acquisition proposal that did not result from a breach of the “no solicitation” provision described above constitutes or is reasonably likely to lead to a “superior proposal,” as described below) and that failure to take action with respect to that acquisition proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable law. Subject to providing prior or contemporaneous notice to the other party of its decision to take that action and entering into a confidentiality agreement containing confidentiality terms substantially similar to those of the confidentiality agreement between RockTenn and Smurfit-Stone, RockTenn or Smurfit-Stone may:

•	furnish information to any person making any such acquisition proposal and

•	enter into discussions with any such person regarding the acquisition proposal.

The merger agreement provides that:

•

the term “acquisition proposal” means any inquiry or proposal regarding any inquiry, proposal, offer, plan, arrangement, or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination, or consolidation, or any similar transaction, involving RockTenn and Smurfit-Stone, as the case may be; (ii) a sale, lease, license, exchange, mortgage, pledge, transfer, or other acquisition or disposition of assets that constitute or account for at least 20% of the consolidated net revenues, net income, or assets (based on the fair market value thereof) of RockTenn and Smurfit-Stone, as the case may be, and its subsidiaries, taken as a whole, which we refer to in this joint proxy statement/prospectus as a “material business”; or (iii) a purchase, tender offer, or other acquisition (including by way of merger, consolidation, stock exchange, or otherwise) of beneficial ownership (as such term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power RockTenn or Smurfit-Stone, as the case may be, and its subsidiaries that constitutes a material business; provided, however, that the term “acquisition proposal” does not include the merger or the other transactions contemplated by the merger agreement; and

•

the term “superior proposal” means any bona fide written acquisition proposal (with all references to 20% in the definition of “acquisition proposal,” above, being treated as references to 50% for these purposes) made by a third party that the recipient’s board of directors determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the recipient’s shareholders or stockholders, as the case may be, than the merger, taking into account (i) any proposal by the other party to the merger agreement to amend or modify the terms of the merger agreement, (ii) the identity of the third party making such acquisition proposal, and (iii) the terms, conditions, timing, likelihood of consummation, and legal, financial, and regulatory aspects of such acquisition proposal.

The merger agreement also provides that, except as described below, the board of directors of RockTenn or Smurfit-Stone may not:

•

withdraw or withhold, amend, modify, or qualify, or propose publicly to withdraw, withhold, amend, modify, or qualify, in any manner adverse to the other party its recommendation of, in the case of Smurfit-Stone, the merger or the merger agreement or, in the case of RockTenn, the issuance of shares of RockTenn common stock in connection with the merger;

•	approve, adopt, endorse, or recommend any acquisition proposal; or

•	propose publicly to approve, adopt, or recommend any of those actions (we refer to any of the foregoing actions in this joint proxy statement/prospectus as an “adverse recommendation change”).

Notwithstanding these provisions, at any time before the vote required to be obtained from its shareholders or stockholders, as the case may be, in connection with the merger has been obtained, RockTenn’s or Smurfit-Stone’s board of directors may, if it determines that failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law, in response to a superior proposal that did not result from a material breach by such company of the “no solicitation” provisions described above, make an adverse recommendation change and terminate the merger agreement in order to accept a superior proposal. Before terminating the merger agreement, a party must provide written notice to the other party advising the other party that it has received a superior proposal, specifying the material terms and conditions of the superior proposal, and indicating that its board of directors intends to consider whether to terminate the merger agreement to accept the superior proposal. If, following the expiration of a designated period (during which the parties are required to negotiate in good faith), the other party has not made an offer that the board of directors determines to be at least as favorable from a financial point of view to its shareholders or stockholders, as the case may be, as the superior proposal, that board of directors may terminate the merger agreement.

The merger agreement also provides that each party will promptly advise the other party of the receipt of any bona-fide inquiries, discussions, negotiations, proposals, or expressions of interest with respect to an acquisition proposal, the identity of the party making the acquisition proposal or request, and the material terms of any such acquisition proposal. Each party will keep the other informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any acquisition proposal or request and will provide to the other party copies of all correspondence and other written material sent or provided to such party from any third person in connection with any acquisition proposal.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, even after the approval by RockTenn and/or Smurfit-Stone stockholders, by:

•	mutual written consent of RockTenn and Smurfit-Stone;

•

either RockTenn or Smurfit-Stone if any governmental authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the merger; provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by the merger agreement;

•

either RockTenn or Smurfit-Stone if the merger shall not have been consummated on or before September 30, 2011, which we refer to in this joint proxy statement/prospectus as the “outside date”; provided, however, that this right to terminate the merger agreement is not available to any party if the failure of such party to perform any of its obligations under the merger agreement has been a principal cause of or resulted in the failure of the merger to be consummated on or before such date;

•

RockTenn, in the event of a material breach by Smurfit-Stone of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of Smurfit-Stone shall have become untrue or inaccurate after the date of the merger agreement, which in either case (i) would result in a failure of one of the conditions set forth in the first, second or third bullets in the second paragraph of the section “—Conditions to Completion of the Merger” and (ii) has not been or cannot reasonably be expected to be cured prior to the outside date;

•

Smurfit-Stone, in the event of a material breach by RockTenn of any representation, warranty, covenant or other agreement contained in the merger agreement, or if a representation or warranty of RockTenn shall have become untrue or inaccurate after the date of the merger agreement, which in either case (i) would result in a failure of one of the conditions set forth in the first, second or third bullets in the second paragraph of the section “—Conditions to Completion of the Merger” and (ii) has not been or cannot reasonably be expected to be cured prior to the outside date;

•

either RockTenn or Smurfit-Stone if the RockTenn shareholders or Smurfit-Stone stockholders, respectively, shall have failed to approve the matters presented to them in this joint proxy statement/ prospectus at their respective special meetings or at any adjournment or postponement thereof; provided, however, that no party may exercise this right to terminate the merger agreement if such party has breached in any material respect any of its obligations under merger agreement, in each case in a manner that caused the failure to obtain the approval of such party’s stockholders at its respective meeting, or at any adjournment or postponement thereof;

•

RockTenn, if (i) the Smurfit-Stone board of directors were to fail to include its recommendation regarding the approval and adoption of the merger agreement in this joint proxy statement/prospectus or publicly announced or proposed an intent to fail to do so, (ii) the Smurfit-Stone board of directors or any committee thereof makes an adverse recommendation change or publicly announced or proposed an intent to do so or (iii) Smurfit-Stone enters into, or the Smurfit-Stone board of directors shall have authorized or approved or proposed to authorize or approve, any contract with respect to a Smurfit-Stone acquisition proposal (other than any confidentiality agreement permitted by the merger agreement);

•

Smurfit-Stone, if (i) the RockTenn board of directors were to fail to include its recommendation regarding the approval of the issuance of RockTenn common stock pursuant to the merger agreement or publicly announced or proposed an intent to fail to do so, (ii) the RockTenn board of directors or any committee thereof shall have made an adverse recommendation change or publicly announced or proposed an intent to do so or (iii) RockTenn shall have entered into, or the RockTenn board of directors shall have authorized or approved or proposed to authorize or approve, any contract with respect to a RockTenn acquisition proposal (other than any confidentiality agreement permitted by the merger agreement);

•

Smurfit-Stone in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement, but only if Smurfit-Stone (i) is not in material breach of its non-solicitation and related covenants regarding acquisition proposals and (ii) shall concurrently with, and as a condition to, such termination pay the termination amount to RockTenn as described below in the section “—Termination Fee-Payable by Smurfit-Stone”; or

•

RockTenn in order to enter into a definitive agreement with respect to a superior proposal in accordance with the terms of the merger agreement but only if RockTenn (i) is not in material breach of its non-solicitation and related covenants regarding acquisition proposals and (ii) shall concurrently with, and as a condition to, such termination pay the termination amount to Smurfit-Stone as described below in the section “—Termination Fee-Payable by RockTenn”.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of RockTenn, Sam Acquisition, LLC or Smurfit-Stone, except that (1) each party will remain liable for fraud or willful and intentional breach of any provision of the merger agreement, and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information and payment of fees and expenses.

Termination Fee-Payable by Smurfit-Stone

Under the terms of the merger agreement, Smurfit-Stone is obligated to pay RockTenn a cash termination fee of $120 million in the event that:

•	Smurfit-Stone terminates the merger agreement to enter into an agreement with respect to a superior proposal;

•

RockTenn terminates the merger agreement in connection with the Smurfit-Stone board of directors effecting a change of recommendation or having recommended, adopted or approved an acquisition proposal or acquisition proposal contract;

•

(i) RockTenn or Smurfit-Stone terminates the merger agreement in connection with the failure of Smurfit-Stone’s stockholders to approve and adopt the merger agreement, (ii) prior to the vote, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to Smurfit-Stone and (iii) no later than June 30, 2012, Smurfit-Stone enters into, publicly approves or submits to the Smurfit-Stone stockholders for approval, an agreement with respect to a Smurfit-Stone acquisition proposal;

•

(i) RockTenn or Smurfit-Stone terminates the merger agreement due to a failure of the merger to be consummated on or before the outside date, (ii) prior to such termination, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to Smurfit-Stone and (iii) no later than June 30, 2012, Smurfit-Stone enters into, publicly approves or submits to the Smurfit-Stone stockholders for approval, an agreement with respect to a Smurfit-Stone acquisition proposal; or

•

(i) RockTenn terminates the merger agreement in connection with a material breach by Smurfit-Stone of any representation, warranty, covenant or other agreement of Smurfit-Stone contained in the merger agreement, or a representation or warranty of Smurfit-Stone having become inaccurate, (ii) prior to such termination, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to Smurfit-Stone and (iii) no later than June 30, 2012, Smurfit-Stone enters into, publicly approves or submits to the Smurfit-Stone stockholders for approval, an agreement with respect to a Smurfit-Stone acquisition proposal.

Termination Fee-Payable by RockTenn

Under the terms of the merger agreement, RockTenn is obligated to pay Smurfit-Stone a cash termination fee of $120 million in the event that:

•	RockTenn terminates the merger agreement to enter into an agreement with respect to a superior proposal;

•

Smurfit-Stone terminates the merger agreement in connection with the RockTenn board of directors effecting a change of recommendation or having recommended, adopted or approved an acquisition proposal or acquisition proposal contract;

•

(i) RockTenn or Smurfit-Stone terminates the merger agreement in connection with the failure of RockTenn’s stockholders to adopt the merger agreement, (ii) prior to the vote, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to RockTenn and (iii) no later than June 30, 2012, RockTenn enters into, publicly approves or submits to the RockTenn shareholders for approval, an agreement with respect to a RockTenn acquisition proposal;

•

(i) RockTenn or Smurfit-Stone terminates the merger agreement due to a failure of the merger to be consummated on or before the outside date, (ii) prior to such termination, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to RockTenn and (iii) no later than June 30, 2012, RockTenn enters into, publicly approves or submits to the RockTenn shareholders for approval, an agreement with respect to a RockTenn acquisition proposal; or

•

(i) Smurfit-Stone terminates the merger agreement in connection with a material breach by RockTenn of any representation, warranty, covenant or other agreement of RockTenn contained in the merger agreement, or a representation or warranty of RockTenn having become inaccurate, (ii) prior to such termination, there shall have been made and not withdrawn a bona fide acquisition proposal with respect to RockTenn and (iii) no later than June 30, 2012, RockTenn enters into, publicly approves or submits to the RockTenn shareholders for approval, an agreement with respect to a RockTenn acquisition proposal.

Expenses

Whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except that RockTenn and Smurfit-Stone will share equally the expenses incurred in connection with the preparation, printing, filing, and mailing of this joint proxy statement/prospectus and all filing or other fees paid to the Securities and Exchange Commission in connection with the merger. Nevertheless, if the merger agreement is terminated by RockTenn or Smurfit-Stone and the other party has breached any of its representations, warranties, covenants, or agreements contained in the merger agreement or any of such party’s representations and warranties have become untrue or inaccurate, which breach or inaccuracy, either individually or in the aggregate, would result in the failure of a condition to such first party’s obligations described in the first, second, or third bullet points under the second paragraph of “—Conditions to Completion of the Merger” beginning on page 13, and has not been or cannot reasonably be expected to be cured by September 30, 2011, then the party whose breach or inaccuracy gave rise to the termination must pay all of the other party’s expenses (other than the expenses to be borne equally by the parties) not to exceed a total of $15,000,000. If, however, the breaching party is required to pay the other party the $120 million termination fee in accordance with a termination described in “—Termination Fee—Payable by Smurfit Stone” or “—Termination Fee-Payable by RockTenn” beginning on pages 102 and 103, respectively, then any amounts already paid by the breaching party toward the other party’s expenses will be offset against the termination fee owed.

Employee Matters

The merger agreement provides that, following completion of the merger, the Smurfit-Stone employee benefit plans then in effect will remain in effect with respect to the employees and former employees covered by those plans at the time of completion of the merger, until RockTenn determines otherwise. RockTenn and Smurfit-Stone have also agreed in the merger agreement that:

•

for one year following completion of the merger, RockTenn will provide each Smurfit-Stone employee who remains employed by RockTenn after the merger with base salary or wages, annual bonus opportunities, and employer matching contributions to a defined contribution retirement plan that are no less favorable than those offered by Smurfit-Stone immediately before the merger, and equity award grants on a basis no less favorable to such employees than the equity award grants made to similarly situated employees of RockTenn; and

•

for period commencing upon completion of the merger and ending on December 31, 2011, RockTenn will maintain health and welfare benefits (other than severance benefits) for each Smurfit-Stone employee at levels that are, in the aggregate, at least substantially comparable to such benefits provided by Smurfit-Stone immediately before the merger.

In addition, RockTenn will provide severance benefits to any Smurfit-Stone employee whose employment terminates within the one year period following the merger in accordance with the Smurfit-Stone severance plan as in effect at the time of the merger without taking into account any reduction in compensation after the merger.

RockTenn will generally recognize service with Smurfit-Stone prior to the merger for purposes of RockTenn employee benefit plans, including for purposes of vesting, eligibility to participate and level of benefits, however, such prior service will not be taken into account with respect to benefit accrual under any defined benefit pension plan or to the extent application would result in a duplication of benefits. Smurfit-Stone employees will be eligible to participate in any RockTenn plans that are comparable to the Smurfit-Stone plans without any waiting period. For RockTenn welfare plans in which employees of Smurfit-Stone participate after the merger, RockTenn will waive limitations as to pre-existing condition exclusions and actively at work requirements for such employees to the same extent as Smurfit-Stone plans prior to the merger and will use reasonable best efforts to provide such employees credit for co-payments, maximum out of pocket payments and deductibles paid prior to the merger under Smurfit-Stone plans.

Immediately before the merger becomes effective, Smurfit-Stone will pay each of its employees who is then participating in any bonus plans established by Smurfit-Stone with respect to Smurfit-Stone’s fiscal year ending December 31, 2011, a bonus under such plan for the period from January 1, 2011, through the date on which the merger closes equal to the greater of:

•

such Smurfit-Stone employee’s bonus entitlement for the partial fiscal year under the relevant plan based on the level of achievement of the applicable performance goals for the period beginning on January 1, 2011, and ending as of the end of the month immediately preceding the month in which the merger becomes effective (or as of the end of the month in which the merger becomes effective if the merger’s effective date coincides with the end of the month) and assuming that Smurfit-Stone’s performance for the period from such month end through the date on which the merger closes is equal to the level of achievement for the period through such month end, and

•	such Smurfit-Stone employee’s bonus entitlement for the partial fiscal year under the relevant plans assuming target performance through the date on which the merger closes.

The intent of the foregoing is to provide each Smurfit-Stone employee with a partial year bonus under the relevant plan with respect to the portion of the 2011 fiscal year prior to the merger.

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, RockTenn will indemnify and hold harmless, and provide advancement of claims-related expenses to, all past and present directors, officers, employees, fiduciaries, and agents of Smurfit-Stone and its subsidiaries in the manner provided for in the respective organizational documents of Smurfit-Stone and its subsidiaries, as in effect as of the date of the merger agreement, for a period of six years after the merger becomes effective.

The merger agreement also provides that RockTenn will cause to be maintained, for a period of six years after the completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Smurfit-Stone, or policies of at least the same coverage and amounts containing terms and conditions that are no less favorable, with respect to claims arising from facts or events that occurred before the date of the completion of the merger. RockTenn will not be required to expend in any one year an amount more than 250% of the annual premiums paid by Smurfit-Stone as of the date of the merger agreement for directors’ and officers’ liability insurance, and, if that insurance cannot be obtained at all or if the annual premiums of that insurance coverage exceed this amount, then RockTenn will be obligated to obtain a policy with the most advantageous policies available for a cost not exceeding that amount.

Amendment; Extension and Waiver

Subject to applicable law:

•

the merger agreement may be amended by the parties in writing at any time; provided, however, that after any approval of the transactions by the shareholders of RockTenn or the stockholders of Smurfit-Stone, the merger agreement will not be amended without obtaining further approval of the shareholders of RockTenn and stockholders of Smurfit-Stone, as the case may be, if such approval is required by applicable law or the rules of the NYSE; and

•

at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement, or waive compliance by the other party with any agreement or condition in the merger agreement; provided, however, that after any approval of the transactions by the shareholders of RockTenn or the stockholders of Smurfit-Stone, no such extension or waiver will be made without obtaining further approval of the shareholders of RockTenn or the stockholders of Smurfit-Stone, as the case may be, if such approval is required by applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF DEBT FINANCING

Overview

In connection with the merger, RockTenn has entered into a commitment letter with Wells Fargo Bank, National Association, WF Investment Holdings, LLC, Wells Fargo Securities, SunTrust Bank, SunTrust Robinson Humphrey, Inc., Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., and J.P. Morgan Securities LLC. The following is a summary of the terms of the commitment letter and the debt financing contemplated thereby. The actual terms and conditions of the debt financing entered into between RockTenn and the lenders may include terms and conditions that are different than those described herein.

Pursuant to the commitment letter, the lenders have committed to provide new senior secured credit facilities in an aggregate principal amount of $3.7 billion, consisting of a $1.20 billion, 5-year term revolving credit facility; a Term A $1.25 billion, 5-year term loan facility; and a Term B $1.25 billion, 6-year term loan facility. The borrowings under the new credit facilities will be used to finance the merger in part, to repay outstanding indebtedness of Smurfit-Stone, to refinance RockTenn’s existing credit facilities, and to pay for fees and expenses incurred in connection with the merger and related transactions. The revolving credit facility will be used to finance a portion of the merger and the related transactions and ongoing working capital and for other general corporate purposes. Under the terms of the commitment letter, Wells Fargo Securities, SunTrust Robinson Humphrey, Inc., Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC will act as the joint lead bookrunners and joint lead arrangers with respect to the financing and Wells Fargo Bank, National Association, will act as the exclusive administrative agent under the credit facilities.

Term Loans

Pursuant to the terms of the commitment letter, the proceeds of the term loans will be available on the completion of the merger and will be used to finance the merger in part, to repay outstanding indebtedness of Smurfit-Stone, to refinance RockTenn’s existing credit facilities, and to pay for fees and expenses incurred in connection with the merger and related transactions. The Term A and Term B term loans will mature on the fifth and sixth anniversaries of the completion of the merger, respectively.

Revolving Credit Facility

Pursuant to the terms of the commitment letter, the proceeds of the revolving credit facility will be available upon completion of the merger (i) to finance the merger in part and (ii) after the completion of the merger to fund the working capital requirements of RockTenn and its subsidiaries and for other general corporate purposes. The revolving credit facility will mature on the fifth anniversary of the completion of the merger. A portion of the revolving credit facility up to $300 million may be used to fund borrowings in Canadian dollars. Rock-Tenn Company of Canada, a wholly owned subsidiary of RockTenn, is also a borrower in respect of the revolving credit facility. Upon the closing of the financing, RockTenn is required to have availability under the revolving credit facility (defined as an amount equal to the total commitments for the revolving credit facility, less borrowings and letters of credit then outstanding under the revolving credit facility, plus availability of up to $175 million under RockTenn’s accounts receivable financing facilities) of at least $400 million.

Conditions Precedent

The commitments of the lenders to provide the credit facilities are subject to certain conditions, including the absence of a material adverse effect (as such term is defined in the commitment letter) with respect to Smurfit-Stone, the accuracy of certain representations of Smurfit-Stone in the merger agreement, the accuracy in all material respects of certain specified representations of RockTenn to be included in the credit agreement regarding corporate status, corporate power and authority, due execution, delivery and enforceability of the credit agreements and related documentation and solvency of RockTenn and its subsidiaries on a consolidated basis after giving effect to the transactions related to the merger, and other customary conditions, such as the delivery of required financial statements of Smurfit-Stone as well as pro forma financial statements giving effect to the merger and the delivery of customary legal opinions and closing certificates.

Interest

At the option of RockTenn, borrowings under the credit facilities will bear interest at either a base rate or at the London Interbank Offered Rate, which we refer to in this joint proxy statement/prospectus as “LIBOR,” plus, in each case, an applicable margin.

Guarantors

All obligations under the credit facilities will be fully and unconditionally guaranteed by each of RockTenn’s existing and future wholly-owned U.S. subsidiaries, including each of Smurfit-Stone’s existing and future wholly-owned U.S. subsidiaries, other than certain present and future unrestricted subsidiaries and other limited exceptions to be mutually determined.

In addition, the obligations of Rock-Tenn Company of Canada and certain other Canadian subsidiaries of RockTenn will be guaranteed by RockTenn and all such wholly owned U.S. subsidiaries, as well as by all wholly owned Canadian subsidiaries of RockTenn, other than certain present and future unrestricted subsidiaries and other limited exceptions to be mutually determined.

Covenants and Events of Default

Pursuant to the terms of the commitment letter, the credit facilities will contain certain prepayment requirements and customary affirmative and negative covenants. The negative covenants may include covenants that, subject to certain exceptions, contain:

•	limitations on liens and further negative pledges;

•	limitations on sale-leaseback transactions;

•	limitations on (i) debt and (ii) prepayments, redemptions or repurchases of certain debt and equity;

•	limitations on mergers and asset sales;

•	limitations on sales, transfers and other dispositions of assets;

•	limitations on loans and certain other investments;

•	limitations on restrictions affecting subsidiaries;

•	limitations on transactions with affiliates;

•	limitations on changes in (i) the nature of business, (ii) accounting policies or (iii) fiscal periods;

•	limitations on speculative hedge transactions; and

•	no modification or waiver of material documents in a manner materially adverse to the lenders.

In addition, the Term A term loan and the revolving credit facility will include financial covenants requiring that RockTenn maintain a maximum total leverage ratio and minimum interest coverage ratio in amounts to be determined.

The credit facilities will also contain certain customary events of default, including relating to non-payment, breach of representations, warranties or covenants, default on other material debt, bankruptcy and insolvency events, invalidity or impairment of loan documentation, collateral or subordination provisions, change of control and customary ERISA defaults. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

INFORMATION ABOUT THE COMPANIES

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

(770) 448–2193

RockTenn was incorporated in the State of Georgia on September 20, 1985. RockTenn is one of North America’s leading manufacturers of paperboard, containerboard and consumer and corrugated packaging. RockTenn conducts its operations in four segments: (i) consumer packaging, (ii) corrugated packaging, (iii) merchandising displays and (iv) specialty paperboard products. RockTenn operates a total of 95 facilities located in 27 states, Canada, Mexico Chile and Argentina. RockTenn’s common stock is traded on the NYSE under the symbol “RKT.” For the year ended September 30, 2010, RockTenn’s net sales were $3.0 billion and its net income attributable to shareholders was $225.6 million.

For more information regarding RockTenn, see “Where You Can Find More Information” on page 140.

Sam Acquisition, LLC

504 Thrasher Street

Norcross, Georgia 30071

(770) 448–2193

Sam Acquisition, LLC is a Delaware limited liability company and a direct wholly owned subsidiary of RockTenn which was formed by RockTenn for the purposes of acquiring Smurfit-Stone. Sam Acquisition, LLC was formed solely for the purpose of consummating the merger with Smurfit-Stone. Sam Acquisition, LLC has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

Smurfit-Stone Container Corporation

222 N. LaSalle Street

Chicago, Illinois 60601

(312) 346-6600

Smurfit–Stone is one of the industry’s leading integrated manufacturers of paperboard and paper–based packaging in North America, including containerboard and corrugated containers, and is one of the world’s largest paper recyclers. Smurfit-Stone has a complete line of graphics capabilities for packaging. For the six months ended December 31, 2010 and the six months ended June 30, 2010, Smurfit-Stone’s net sales were $3,262 million and $3,024 million, and its net income attributable to common stockholders was $114 million and $1,320 million, respectively. Net income attributable to common stockholders included bankruptcy related reorganization items income (expense), net of $12 million expense and $1,178 million income for the six months ended December 31, 2010 and June 30, 2010, respectively.

For more information regarding Smurfit-Stone, see “Where You Can Find More Information” on page 140.

THE ROCKTENN SPECIAL MEETING

Date, Time and Place

These proxy materials are delivered in connection with the solicitation by RockTenn’s board of directors of proxies to be voted at the RockTenn special meeting, which is to be held on                     , 2011, beginning at         a.m., Eastern time, at the Grand Hyatt Atlanta at 3300 Peachtree Road, N.E., Atlanta, Georgia 30305. On or about                     , 2011, RockTenn commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the meeting.

Purpose of the RockTenn Special Meeting

At the RockTenn special meeting, RockTenn shareholders will be asked to:

•	consider and vote on a proposal to approve the issuance of shares of RockTenn common stock to Smurfit-Stone stockholders pursuant to the merger agreement; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

The RockTenn board of directors has unanimously determined that the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of RockTenn and its shareholders and has unanimously approved the issuance of RockTenn common stock to holders of Smurfit-Stone common stock pursuant to the merger agreement. The RockTenn board of directors unanimously recommends that RockTenn shareholders vote “FOR” the proposal to approve the issuance of RockTenn common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal regarding the issuance of RockTenn common stock pursuant to the merger agreement.

For a more complete description of RockTenn’s reasons for the merger and the recommendation of the RockTenn board of directors, see “The Merger—RockTenn Board of Directors’ Recommendation” beginning on page 43.

RockTenn Record Date; Stock Entitled to Vote

Only RockTenn shareholders of record of RockTenn common stock as of the close of business on                     ,                  2011, the record date, are entitled to receive notice of the special meeting and to vote at the RockTenn special meeting or any adjournments or postponements thereof. As of the record date there were              shares of RockTenn common stock outstanding. Each share of RockTenn common stock is entitled to one vote on each matter properly brought before the special meeting.

As of the record date, a complete list of shareholders entitled to notice and to vote at the RockTenn special meeting is available for examination by any RockTenn shareholder, his or her agent, or his or her attorney, at RockTenn’s headquarters, 504 Thrasher Street, Norcross, Georgia, 30071, for purposes pertaining to the RockTenn special meeting, during normal business hours, and at the time and place of the RockTenn special meeting.

Quorum

In order to carry on the business of the special meeting, RockTenn must have a quorum. A quorum for action on any subject matter exists under the GBCC when the holders of shares entitled to vote a majority of the votes entitled to be cast on the matter are represented in person or by proxy at such special meeting. In addition, the NYSE imposes an additional quorum requirement that the total number of votes cast at the special meeting represents a majority of the outstanding shares of RockTenn common stock entitled to vote.

Votes Required for Approval

The approval of the issuance of shares of RockTenn common stock pursuant to the merger agreement requires the affirmative vote of a majority of the total votes cast by the holders of RockTenn common stock present in person or represented by proxy at the special meeting.

The special meeting may be adjourned for any purpose, including to solicit additional proxies, by the vote of RockTenn common stock having a majority of the votes of the shares represented at such meeting in person or represented by proxy.

Voting by RockTenn Directors and Executive Officers

On the RockTenn record date, directors and executive officers of RockTenn and their affiliates owned and were entitled to vote              shares of RockTenn common stock, or approximately     % of the total voting power of the shares of RockTenn common stock outstanding on that date. RockTenn currently expects that its directors and executive officers will vote their shares “FOR” the proposal to approve the issuance of RockTenn common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the proposal regarding the issuance of RockTenn common stock pursuant to the merger agreement.

Voting by Holders of Record

If you own shares of RockTenn common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of RockTenn common stock. If you fail to vote, the proxies cannot vote your shares of RockTenn common stock at the RockTenn special meeting. If you are an owner of record then you have four voting options:

•

Internet. You can vote over the Internet by accessing the website at                                          and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. You can vote by telephone by calling the toll-free number                                          in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the RockTenn special meeting and cast your vote there. The RockTenn board of directors recommends that you vote by proxy even if you plan to attend the RockTenn special meeting. If your shares of RockTenn common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the RockTenn special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the RockTenn special meeting.

RockTenn requests that RockTenn shareholders complete and sign the accompanying proxy and return it to RockTenn as soon as possible in the enclosed postage–paid envelope. When the accompanying proxy is returned properly executed, the shares of RockTenn stock represented by it will be voted at the RockTenn special meeting in accordance with the instructions contained on the proxy card.

If you are a RockTenn shareholder, your broker or other nominee does not have authority to vote on the proposal to issue RockTenn common stock pursuant to the merger agreement. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters only if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

The Internet and telephone proxy procedures are designed to authenticate stockholders identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by          p.m., Eastern time, on                     , 2011.

Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll–free telephone number or by using the Internet as described in the instructions included with your proxy card.

Effects of Abstentions and Failures to Vote

Abstentions are counted for purposes of determining the presence or absence of a quorum at the special meeting. With respect to the proposal to issue shares of RockTenn common stock pursuant to the merger agreement, a failure to submit a proxy card (or to submit a proxy by telephone or over the Internet or to vote in person at the RockTenn special meeting) will have no effect on such proposal but an abstention will have the same effect as a vote against such proposal. With respect to the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies, an abstention or failure to vote will have no effect on the proposal to adjourn the special meeting.

Voting of Shares Held in Street Name

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, broker non-votes are counted for the purpose of determining the presence or absence of a quorum for purposes of the GBCC, but will not be taken into account for purposes of satisfying the NYSE requirement that the total number of votes cast at the special meeting represents a majority of the outstanding shares of RockTenn common stock entitled to vote. With respect to the proposal to issue shares of RockTenn common stock pursuant to the merger agreement, a broker non-vote will have no effect on such proposal. With respect to the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies, a broker non-vote will have no effect on such proposal. If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies and Changes to a RockTenn Shareholder’s Vote

You may change your vote at any time before your proxy is voted at the RockTenn special meeting of shareholders. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting of shareholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking RockTenn proxies should be addressed to:

Rock-Tenn Company 504 Thrasher Street

Norcross, Georgia 30071

Attn: Robert B. McIntosh, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the RockTenn special meeting, a RockTenn shareholder will not be able to revoke its proxy or change its vote as to that matter.

All shares represented by valid proxies that RockTenn receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a RockTenn shareholder makes no specifications on its proxy card as to how it should want its shares voted before signing and returning it, such proxy will be voted “FOR” the proposal to approve the issuance of RockTenn common stock pursuant to the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting for any purpose, including to solicit additional proxies.

Solicitation of Proxies

RockTenn will bear the entire cost of soliciting proxies from its shareholders, except that RockTenn and Smurfit-Stone have agreed to each pay one half of the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with the transaction. In addition to the solicitation of proxies by mail, RockTenn will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of RockTenn common stock and secure their voting instructions, if necessary. RockTenn will reimburse the record holders for their reasonable expenses in taking those actions.

RockTenn has also made arrangements with Georgeson, Inc. to assist in soliciting proxies and in communicating with shareholders and has agreed to pay them a fee of                      plus reasonable expenses for these services. If necessary, RockTenn may also use several of its regular employees, who will not be specially compensated, to solicit proxies from RockTenn shareholders, either personally or by telephone, the Internet, facsimile or letter.

Shareholders Sharing an Address

RockTenn may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce costs. Your materials may be householded based on your prior express or implied consent. If your materials have been householded and you wish to receive separate copies of these documents, or if you are receiving duplicate copies of these documents and wish to have the information householded, you may write or call RockTenn’s Investor Relations department at the following address or phone number: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia, 30071, Investor Relations, telephone (678) 291–7900.

Other Matters to Come Before the Meeting

The RockTenn board of directors is not aware of any other business to be acted upon at the special meeting. Pursuant to the GBCC and the RockTenn bylaws, only the business described in the notice of the special meeting of the shareholders will be conducted at such meeting.

THE SMURFIT-STONE SPECIAL MEETING

Date, Time and Place

The special meeting of Smurfit-Stone stockholders will be held on                     , 2011 at          a.m., Central time, at 6 City Place Drive, Creve Coeur, Missouri 63141.

Purpose

At the special meeting, Smurfit-Stone stockholders will be asked to vote on the following proposals to:

•	approve and adopt the merger agreement; and

•

approve the adjournment of the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal described above.

Record Date; Stock Entitled to Vote

Only holders of record of Smurfit Stone common stock at the close of business on                     , 2011, the record date, will be entitled to vote at the special meeting, provided that the shares remain outstanding on the date of the special meeting.

As of the close of business on the record date, there were              shares of Smurfit-Stone common stock outstanding and entitled to vote at the special meeting. Each holder of Smurfit-Stone common stock is entitled to one vote on each matter to be voted upon at the special meeting.

Quorum

The presence in person or by proxy of the holders of shares of Smurfit-Stone common stock representing a majority of the votes which could be cast by holders of all outstanding shares of Smurfit-Stone common stock entitled to vote at the special meeting constitutes a quorum.

Required Vote; Stock Ownership of Smurfit-Stone Directors and Executive Officers

Approval of the proposal to approve and adopt the merger agreement requires the affirmative vote of holders of a majority of all outstanding shares of Smurfit-Stone common stock entitled to vote on the proposal. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of all outstanding shares of Smurfit-Stone common stock entitled to vote on the proposal, a stockholder’s failure to vote or an abstention will have the same effect as a vote against approval and adoption of the merger agreement.

Approval of the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies, requires the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting, in accordance with Smurfit-Stone’s amended and restated bylaws. Because the approval of this proposal is based upon the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting, an abstention will have the same effect as a vote against this proposal but a failure to be present in person or by proxy will not have any effect on this proposal.

As of the close of business on the record date, directors and executive officers of Smurfit-Stone and their affiliates had the right to vote              shares of Smurfit-Stone common stock, or     % of the voting power of the outstanding shares of Smurfit-Stone entitled to vote at the special meeting.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum at the special meeting and will have the same effect as a vote against approval and adoption of the merger agreement and against the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies.

Voting of Proxies

All shares represented by properly executed proxies received in time for the Smurfit-Stone special meeting will be voted at the Smurfit-Stone special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and the merger.

Only shares affirmatively voted for the approval and adoption of the merger agreement and the merger or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals. Accordingly, an abstention or failure to vote will have the same effect as a vote against approval and adoption of the merger agreement and the merger. Also, under the NYSE rules, brokers and banks who hold Smurfit-Stone common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote those shares without specific instructions from those customers.

Voting by Holders of Record

If you own shares of Smurfit-Stone common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares of Smurfit-Stone common stock. If you fail to vote, the proxies cannot vote your shares of Smurfit-Stone common stock at the Smurfit-Stone special meeting. If you are an owner of record then you have four voting options:

•

Internet. You can vote over the Internet by accessing the website at http://www.proxyvoting.com/SSCC and following the instructions on the website. Internet voting is available 24 hours a day. If you vote over the Internet, do not return your proxy card.

•

Telephone. You can vote by telephone by calling the toll-free number 1-866-540-5760 in the United States, Canada or Puerto Rico on a touch-tone phone. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card.

•	Mail. You can vote by mail by simply completing, signing, dating and mailing your proxy card in the postage-paid envelope included with this joint proxy statement/prospectus.

•

In Person. You may come to the Smurfit-Stone special meeting and cast your vote there. The Smurfit-Stone board of directors recommends that you vote by proxy even if you plan to attend the Smurfit-Stone special meeting. If your shares of Smurfit-Stone common stock are held in a stock brokerage account or through a bank, broker or other nominee, or, in other words, in street name, and you wish to vote in person at the Smurfit-Stone special meeting, you must bring a letter from your bank, broker or nominee identifying you as the beneficial owner of the shares and authorizing you to vote such shares at the Smurfit-Stone special meeting. Attendance at the special meeting is limited to Smurfit-Stone stockholders, their proxies and invited guests of Smurfit-Stone.

The Internet and telephone proxy procedures are designed to authenticate stockholders identities, to allow stockholders to give their proxy voting instructions and to confirm that these instructions have been properly recorded. Votes directed by the Internet or telephone through such a program must be received by                  p.m., Central time, on                 , 2011. Directing the voting of your Smurfit-Stone shares will not affect your right to vote in person if you decide to attend the Smurfit-Stone special meeting.

The named proxies will vote all Smurfit-Stone shares at the special meeting that have been properly voted (whether by Internet, telephone or mail) and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote your shares on the proposal, your proxy will be voted FOR the proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the special meeting in person. Proxies must be received by          p.m., Central time, on                      , 2011.

Voting of Shares Held in Street Name

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the special meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve and adopt the merger agreement. A broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement. If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies

You may change your vote at any time before your proxy is voted at the Smurfit-Stone special meeting of stockholders. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary, dated as of a later date than the date of the proxy and received prior to the special meeting;

•	by sending a completed proxy card bearing a later date than your original proxy card and mailing it so that it is received prior to the special meeting;

•

by logging on to the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting of stockholders and voting in person.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking Smurfit-Stone proxies should be addressed to:

Smurfit-Stone Container Corporation 222 North LaSalle Street Chicago, Illinois 60601

Attn: Christopher T. Berg, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Smurfit-Stone special meeting, a Smurfit-Stone stockholder will not be able to revoke its proxy or change its vote as to that matter.

Solicitation of Proxies

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Smurfit-Stone board of directors to be voted at the special meeting of Smurfit-Stone stockholders to be held on                     , 2011 at      a.m., Central time, at                 . Stockholders will be admitted to the special meeting beginning at      a.m., Central time.

This joint proxy statement/prospectus and the proxy card are first being sent to Smurfit-Stone stockholders on or about                     , 2011.

Smurfit-Stone has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting and Smurfit-Stone estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $14,000. Smurfit-Stone has also agreed to reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation. In addition, officers and employees of Smurfit-Stone may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Adjournment of the Special Meeting

Although it is not currently expected, the special meeting may be adjourned for any purpose, including to solicit additional proxies if there are insufficient votes at the special meeting to approve and adopt the merger agreement.

In the proposal to adjourn the special meeting to solicit additional proxies, we are asking you to authorize the holder of any proxy solicited by the Smurfit-Stone board of directors to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the special meeting for any purpose, including to solicit additional proxies. If Smurfit-Stone stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet website. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Smurfit-Stone Board of Directors Recommendation

Approval of the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, requires the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting. Because the approval of this proposal is based upon the affirmative vote of a majority of all outstanding shares entitled to vote on the proposal and present in person or by proxy at the special meeting, an abstention will have the same effect as a vote against this proposal but a failure to be present in person or by proxy will not have any effect on this proposal. No proxy that is specifically marked “AGAINST” approval and adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

The Smurfit-Stone board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting for any purpose, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information is designed to show how the merger of RockTenn and Smurfit-Stone might have affected historical financial statements if the merger and the related financing transactions had been completed at an earlier time. The following unaudited pro forma condensed combined financial information was prepared based on the historical financial results reported by RockTenn and Smurfit-Stone in their filings with the SEC.

The unaudited pro forma balance sheet assumes that the merger and the related financing transactions took place on December 31, 2010, and combines RockTenn’s December 31, 2010 unaudited condensed consolidated balance sheet with Smurfit-Stone’s December 31, 2010 audited condensed consolidated balance sheet. The unaudited pro forma condensed combined statement of income data for the year ended September 30, 2010 and for the three months ended December 31, 2010, have been prepared to give effect to the merger as if the merger and the related financing transactions had occurred on October 1, 2009 and October 1, 2010, respectively. The pro forma income statement information for the fiscal year ended September 30, 2010 combines RockTenn’s audited consolidated statement of income for the fiscal year ended September 30, 2010 with the audited consolidated statements of income of (a) Predecessor Smurfit-Stone for the six months ended June 30, 2010 and (b) Successor Smurfit-Stone for the six months ended December 31, 2010. The pro forma income statement information for the fiscal quarter ended December 31, 2010 combines RockTenn’s unaudited consolidated statement of income for the fiscal quarter ended December 31, 2010 with Smurfit-Stone’s unaudited consolidated statement of income for the quarter ended December 31, 2010.

We have made certain reclassifications to Smurfit-Stone’s presentation to conform to RockTenn’s presentation. The reclassifications primarily consisted of: (i) the aggregation of receivable for alternative energy tax credits, refundable income taxes, and prepaid expenses and other current assets into the line item other current assets, (ii) breaking out $55 million of investments in unconsolidated entities from the line item other assets, (iii) the aggregation of the line items interest payable and other current liabilities into the line item other current liabilities, (iv) the aggregation of the line items other operating income, (gain) loss on disposal of assets and foreign currency exchange gains (losses) into the line item cost of goods sold, and (v) breaking out $2 million of equity in income of unconsolidated entities from the line item other, net for each of the Smurfit-Stone’s six months ended June 30, 2010 and six months ended December 31, 2010.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with RockTenn treated as the acquiring entity. Accordingly, consideration given by RockTenn to complete the merger with Smurfit-Stone will be allocated to assets and liabilities based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, RockTenn has not completed the detailed valuation studies necessary to arrive at final estimates of the fair value of the Smurfit-Stone assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Smurfit-Stone’s accounting policies to RockTenn’s accounting policies. Additionally, a final determination of the fair value of Smurfit-Stone’s assets and liabilities, which cannot be made prior to the completion of the transaction, will be based on the actual net tangible and intangible assets and liabilities of Smurfit-Stone that exist as of the date of completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements presented below. RockTenn estimated the fair value of Smurfit-Stone’s assets and liabilities based on discussions with Smurfit-Stone’s management, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that such finalization will not result in material changes.

The adjustments to the unaudited pro forma condensed combined statement of income are based upon available information and certain assumptions that we believe are reasonable and exclude the following non-recurring charges that will be incurred in connection with the transaction: the pre-tax write-off of approximately $43.5 million of deferred financing fees related to the refinancing of certain amounts outstanding under existing RockTenn and Smurfit-Stone credit facilities, transaction fees of approximately $50.0 million pre-tax expected to be incurred by RockTenn and Smurfit-Stone related to the merger, approximately $42.5 million pre-tax of Smurfit-Stone executive payments, the acceleration of approximately $33.0 million of pre-tax stock-based compensation which vests at closing and the payment of approximately $11.0 million pre-tax of original issue discount on existing Smurfit-Stone debt.

The following unaudited pro forma financial data is derived from the historical consolidated financial statements of each of RockTenn and Smufit-Stone and are not indicative of the results of operations or financial position that would have resulted had the proposed merger been consummated on the dates indicated and should not be construed as being indicative of future performance. The information below should be read in conjunction with the financial statements and accompanying notes of RockTenn and Smurfit-Stone contained in RockTenn’s Annual Report on Form 10-K for the year ended September 30, 2010, RockTenn’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010, and Smurfit-Stone’s Annual Report on Form 10-K for the year ended December 31, 2010, which are incorporated by reference into this joint proxy statement/prospectus.

RockTenn expects to incur significant costs associated with integrating the operations of the two companies. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or synergies expected to result from the merger.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Balance Sheets

As of December 31, 2010

(in millions)

	RockTenn	Smurfit- Stone	Pro Forma Adjustments		Condensed Pro Forma Combined

ASSETS
Current Assets:
Cash and cash equivalents	$10.0	$449.0	$(409.0)	(a)	$50.0
Accounts receivable	284.4	765.0	(3.3)	(b)	1,046.1
Inventories	287.3	496.0	15.0	(c)	798.3
Other current assets	71.4	41.0	–		112.4

Total current assets	653.1	1,751.0	(397.3)		2,006.8

Net property, plant and equipment	1,252.0	4,374.0	(39.0)	(d)	5,587.0
Goodwill	750.3	100.0	963.9	(e)	1,814.2
Intangibles, net	148.6	75.0	703.0	(f)	926.6
Investment in unconsolidated entities	23.1	55.0	(20.4)	(g)	57.7
Other assets	31.9	104.0	32.8	(h)	168.7

	$2,859.0	$6,459.0	$1,243.0		$10,561.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$234.7	$39.0	$(35.8)	(i)	$237.9
Accounts payable	227.3	503.0	(3.3)	(b)	727.0
Accrued compensation and benefits	60.9	180.0	–		240.9
Other current liabilities	64.1	89.0	(9.6)	(j)	143.5

Total current liabilities	587.0	811.0	(48.7)		1,349.3
Long-term debt due after one year	822.3	1,155.0	1,576.7	(i)	3,554.0
Accrued pension and other long-term benefits	165.9	1,300.0	–		1,465.9
Deferred income taxes	173.3	453.0	211.8	(k)	838.1
Other long-term liabilities	29.3	129.0	–		158.3
Redeemable noncontrolling interests	6.9	–	–		6.9
Equity:
Class A common stock	0.4	–	0.3	(l)	0.7
Capital in excess of par value	295.4	2,366.0	(229.4)	(l) (n)	2,432.0
Retained earnings	855.1	114.0	(131.9)	(l) (m)	837.2
Accumulated other comprehensive (loss) income	(82.5)	131.0	(130.8)	(l) (n)	(82.3)

Total shareholders’ equity	1,068.4	2,611.0	(491.8)		3,187.6
Noncontrolling interests	5.9	–	(5.0)	(n)	0.9

Total equity	1,074.3	2,611.0	(496.8)		3,188.5

	$2,859.0	$6,459.0	$1,243.0		$10,561.0

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 2 — Condensed Combined Pro Forma Balance Sheet Adjustments.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Three Months Ended December 31, 2010

(in millions, except per share data)

	RockTenn	Smurfit-Stone	Pro Forma Adjustments		Condensed Pro Forma Combined
Net sales	$761.1	$1,628.0	$(17.6)	(a)	$2,371.5
Cost of goods sold	582.3	1,378.0	(17.6)	(a)	1,941.9
	–	–	(0.8)	(b)

Gross profit	178.8	250.0	0.8		429.6
Selling, general and administrative expenses	83.2	129.0	17.3	(c)	229.5
Restructuring and other costs, net	0.6	18.0	–		18.6

Operating profit	95.0	103.0	(16.5)		181.5
Interest expense	(16.7)	(22.0)	1.0	(d)	(37.7)
Interest income and other income, net	–	(2.0)	–		(2.0)
Equity in income of unconsolidated entities	0.3	2.0	(0.5)	(e)	1.8

Income before reorganization items and income taxes	78.6	81.0	(16.0)		143.6
Reorganization items income (expense), net	–	(5.0)	–		(5.0)

Income before income taxes	78.6	76.0	(16.0)		138.6
Income tax expense	(27.3)	(27.0)	5.6	(f)	(48.7)

Consolidated net income	51.3	49.0	(10.4)		89.9
Less: Net income attributable to noncontrolling interests	(1.0)	–	0.5	(e)	(0.5)

Net income attributable to Rock-Tenn Company shareholders	$50.3	$49.0	$(9.9)		$89.4

Basic weighted average shares outstanding	38.6		31.0	(g)	69.6

Diluted weighted average shares outstanding	39.4		31.2	(g)	70.6

Basic earnings per share attributable to Rock-Tenn Company shareholders	$1.29				$1.28

Diluted earnings per share attributable to Rock-Tenn Company shareholders	$1.27				$1.26

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Condensed Combined Pro Forma Income Statement Adjustments.

Rock-Tenn Company

Unaudited Pro Forma Condensed Combined Statements of Income

For the Fiscal Year Ended September 30, 2010 (1)

(in millions, except per share data)

		Smurfit-Stone Predecessor	Smurfit-Stone Successor
	RockTenn	For the Six Months Ended June 30, 2010	For the Six Months Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Combined
Net sales	$3,001.4	$3,024.0	$3,262.0	$(78.8)	(a)	$9,208.6
Cost of goods sold	2,281.3	2,749.0	2,722.0	(78.8)	(a)	7,677.9
	–	–	–	4.4	(b)

Gross profit	720.1	275.0	540.0	(4.4)		1,530.7
Selling, general and administrative expenses	339.9	294.0	270.0	61.8	(c)	965.7
Restructuring and other costs, net	7.4	15.0	25.0	–		47.4

Operating profit	372.8	(34.0)	245.0	(66.2)		517.6
Interest expense	(75.5)	(23.0)	(45.0)	(11.1)	(d)	(154.6)
Gain on extinguishment of debt	(2.8)	–	–	–		(2.8)
Interest income and other income, net	0.1	2.0	–	–		2.1
Equity in income of unconsolidated entities	0.8	2.0	2.0	(2.5)	(e)	2.3

Income before reorganization items and income taxes	295.4	(53.0)	202.0	(79.8)		364.6
Reorganization items income (expense), net	–	1,178.0	(12.0)	–		1,166.0

Income before income taxes	295.4	1,125.0	190.0	(79.8)		1,530.6
Income tax (expense) benefit	(64.7)	199.0	(76.0)	27.8	(f)	86.1

Consolidated net income	230.7	1,324.0	114.0	(52.0)		1,616.7
Less: Net income attributable to noncontrolling interests	(5.1)	–	–	2.5	(e)	(2.6)

Net income	225.6	1,324.0	114.0	(49.5)		1,614.1
Preferred stock dividends and accretion	–	(4.0)	–	4.0	(h)	–

Net income attributable to Rock-Tenn Company shareholders	$225.6	$1,320.0	$114.0	$(45.5)		$1,614.1

Basic weighted average shares outstanding	38.4			31.0	(g)	69.4

Diluted weighted average shares outstanding	39.1			31.2	(g)	70.3

Basic earnings per share attributable to Rock-Tenn Company shareholders	$5.80					$23.23

Diluted earnings per share attributable to Rock-Tenn Company shareholders	$5.70					$22.93

(1)	The unaudited pro forma condensed combined statement of income for the fiscal year ended September 30, 2010 utilizes the consolidated statement of income for RockTenn for the year ended September 30, 2010 and the condensed consolidated statements of income of Smurfit-Stone for the six month periods ended June 30, 2010 and December 31, 2010.

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma adjustments are explained in Note 3 — Condensed Combined Pro Forma Income Statement Adjustments.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On January 23, 2011, RockTenn entered into the merger agreement whereby Smurfit-Stone will merge with and into Sam Acquisition, LLC, with Sam Acquisition, LLC surviving as a wholly-owned subsidiary of RockTenn. In connection with the merger, each outstanding share of Smurfit-Stone common stock will be converted into the right to receive the merger consideration (except for shares of Smurfit-Stone common stock owned by RockTenn, Sam Acquisition, LLC, Smurfit-Stone (other than in a fiduciary capacity) or such holders who properly demand an appraisal of their shares of Smurfit-Stone common stock). In addition, at the effective time of the merger, each outstanding option to purchase Smurfit-Stone common stock under Smurfit-Stone’s equity-based compensation plans will be assumed by RockTenn and be converted into an option to purchase a number of shares of RockTenn common stock equal to the product of (i) the number of shares of Smurfit-Stone common stock subject to the option and (ii) the equity award exchange ratio, rounded down to the nearest whole share. The per share exercise price for RockTenn common stock issuable upon the exercise of such assumed stock option will be equal to (i) the per share exercise price of Smurfit-Stone common stock at which the option was exercisable immediately prior to the effective time of the merger divided by (ii) the equity award exchange ratio, rounded up to the nearest whole cent. Except as set forth above, each assumed stock option will be subject to the same terms and conditions as were applicable to the corresponding option to purchase Smurfit-Stone common stock immediately prior to the effective time of the merger; provided, that each outstanding option granted prior to the date of the merger agreement will vest and become exercisable as of the effective time of the merger as contemplated by Smurfit-Stone’s stock plans and each outstanding option granted on or after the date of the merger agreement will continue to vest in accordance with its normal vesting schedule. The equity award exchange ratio is the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the average, rounded to the nearest one ten thousandth, of the closing sale prices of RockTenn common stock on the NYSE as reported by The Wall Street Journal for the five full trading days immediately preceding, but not including, the date on which the merger becomes effective.

The restrictions on each Smurfit-Stone restricted stock unit award with respect to shares of Smurfit-Stone common stock that is outstanding at the effective time of the merger and that was granted prior to the date of the merger agreement will lapse at the effective time of the merger and each such restricted stock unit award will be converted into the right to receive, with respect to each share of Smurfit-Stone common stock underlying such restricted stock unit award, the merger consideration on the same terms as other shares of Smurfit-Stone common stock, subject to certain specified tax withholdings. In addition, at the effective time of the merger, each Smurfit-Stone restricted stock unit award that is outstanding immediately prior to the effective time of the merger and that was granted on or after the date of the merger agreement will be converted into a restricted stock unit award, on the same terms and conditions applicable to such Smurfit-Stone restricted stock unit award immediately prior to the effective time of the merger (including applicable vesting requirements), with respect to a number of shares of RockTenn common stock that is equal to the number of shares of Smurfit-Stone common stock subject to the award prior to the effective time of the merger multiplied by the equity award exchange ratio, rounded to the nearest whole share.

In addition, at the effective time of the merger, with respect to shares of Smurfit-Stone common stock that have been reserved in accordance with Smurfit-Stone’s plan of reorganization, RockTenn must have reserved a sufficient number of shares of common stock to deliver the common stock component of the merger consideration, with respect to such shares.

In connection with the merger, RockTenn has entered into a commitment letter with the lenders. Pursuant to the commitment letter, the lenders have committed to provide new senior secured credit facilities in an aggregate principal amount of $3.7 billion, consisting of a $1.20 billion, 5-year term revolving credit facility; a Term A $1.25 billion, 5-year term loan facility; and a Term B $1.25 billion, 6-year term loan facility. The borrowings under the new credit facilities will be used to finance the merger in part, to repay outstanding indebtedness of Smurfit-Stone and to refinance RockTenn’s existing credit facilities, and to pay for fees and expenses incurred in connection with the merger and related transactions and provide for additional liquidity. For a more complete description of the financing for the merger, see the section entitled “Description of Debt Financing” beginning on page 106 of this joint proxy statement/prospectus.

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X. The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of RockTenn and Smurfit-Stone, after giving effect to the merger, the related financing and adjustments described in these notes, and are intended to reflect the impact of the merger on RockTenn’s consolidated financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had been consummated on December 31, 2010 and includes estimated pro forma adjustments for the preliminary valuations of tangible and intangible assets acquired and liabilities assumed and for the estimated impact of the financing transactions associated with the merger. The allocation of the estimated purchase price is preliminary, pending finalization of various estimates and analyses, including a complete purchase price allocation study. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of purchase consideration and fair values attributable to the merger, the actual amounts eventually recorded for the merger may differ materially from the information presented. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred at the beginning of the periods presented. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect any transaction costs, restructuring costs, compensation expenses or other one-time charges that may be incurred with integrating the operations of Smurfit Stone nor do they include synergies, or other cost reductions that may result from the transaction.

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $5.1 billion. At the time of completion of the merger, outstanding shares of Smurfit-Stone common stock (including those shares issuable pursuant to Smurfit-Stone’s plan of reorganization under Chapter 11) will be converted into the right to receive $17.50 in cash and 0.30605 of a share of RockTenn common stock. We expect to issue approximately 31.0 million shares of RockTenn common stock in connection with the merger based on the number of shares of Smurfit-Stone common stock outstanding as of February 22, 2011, the number of shares of Smurfit-Stone common stock subject to restricted stock unit awards and granted prior to January 23, 2011, and the number of shares reserved for issuance under Smurfit-Stone’s plan of reorganization as of February 22, 2011. The pro forma purchase price has been prepared based on the closing price of RockTenn common stock of $67.73 on February 22, 2011. A one dollar movement in stock price would result in a change in purchase price of approximately $31 million. The actual number of shares of RockTenn common stock issued in the merger will be based upon the actual number of Smurfit-Stone shares outstanding when the merger closes. The purchase price also includes the estimated fair value of stock options and other stock-based awards to be issued as of the closing date of the merger. The treatment of Smurfit-Stone equity awards is as described above. Vested stock options held by employees of Smurfit-Stone are considered part of the purchase price. Accordingly, the purchase price includes an estimated fair value of stock options and other stock-based awards.

The preliminary purchase price is calculated as follows:

Estimated purchase price	$3,866.8
Estimated assumed debt	1,194.0
Fair value of equity awards issued	55.8

Total estimated purchase price	$5,116.6

The table below represents a preliminary allocation of the total purchase price to Smurfit-Stone’s tangible and intangible assets acquired and liabilities assumed based on RockTenn management’s preliminary estimate of their respective fair values as of December 31, 2010:

Cash and cash equivalents	$365.5
Working capital excluding cash and cash equivalents	545.0
Property, plant and equipment	4,335.0
Goodwill	1,063.9
Intangible assets	778.0
Other long-term assets	123.0
Other long-term liabilities	(2,093.8)

Total estimated purchase price	$5,116.6

Note 2. Condensed Combined Pro Forma Balance Sheet Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited Condensed Pro Forma Combined Balance Sheet.

(a)	Represents the net impact of borrowings under the new credit facilities, funding the cash portion of the merger consideration, refinancing certain existing indebtedness of RockTenn and retiring all of Smurfit-Stone debt assumed in the transaction except for approximately $11.3 million along with adjustments necessary to reflect the payment of Smurfit-Stone estimated transaction costs of $30.0 million, executive payments of approximately $42.5 million associated with the transaction, the payment of original issue discount of $11.0 million on existing Smurfit-Stone debt and to remove $325.5 million of cash assumed to be used to fund the merger.

(b)	Represents the elimination of intercompany accounts receivable and intercompany accounts payable between RockTenn and Smurfit-Stone as of December 31, 2010.

(c)	Represents the estimated step-up in inventory basis to estimated fair market value of inventories acquired in the transaction. Fair market value for raw materials is based on replacement cost and for finished goods and work-in-process is based on estimated selling price, less the sum of costs to complete and of disposal and a reasonable profit allowance for the selling effort.

(d)	Represents the adjustment in basis of Smurfit-Stone’s property, plant and equipment from its recorded net book value to its preliminarily estimated fair market value as of December 31, 2010. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $4,335.0 million on a straight-line basis over estimated useful lives that will generally range from 1 to 20 years, subject to the completion of the purchase price allocation.

(e)	Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets. Goodwill at December 31, 2010 is estimated to be $1,063.9 million, which is an increase of $963.9 million over Smurfit-Stone’s book value of goodwill prior to the merger. The goodwill created in the merger is not expected to be deductible for tax purposes.

(f)	Represents adjustments to record the preliminary estimated fair market value of intangibles of approximately $778.0 million which is an increase of $703.0 million over Smurfit-Stone’s book value of intangibles prior to the merger. The intangibles primarily consist of customer relationships of $750.0 million and trade names, technology and non-compete agreements aggregating approximately $28.0 million. The intangibles will be amortized for GAAP on a straight-line basis over estimated useful lives generally ranging from 4 to 12 years, subject to the completion of the purchase price allocation.

(g)	Represents the adjustment necessary to reflect the increase in the combined entities ownership of Schiffenhaus Canada, Inc. to 100% after the merger. The adjustment primarily reflects the elimination of the carrying value of the investment on Smurfit-Stone’s December 2010 balance sheet which is offset with RockTenn’s noncontrolling interest of $5.0 million with the residual going to capital in excess of par value.

(h)	Primarily represents (i) the elimination of $36.0 million of deferred financing costs recorded by Smurfit-Stone, and (ii) the inclusion of an estimated $76.3 million of financing costs expected to be incurred by RockTenn with respect to the transaction, net of the write off of $7.5 million of financing costs previously deferred by RockTenn. The elimination of deferred financing costs are associated with existing debt being refinanced.

(i)	Represents the incremental indebtedness, net of cash assumed available to fund the merger, used primarily to fund (i) the cash portion of the purchase price, (ii) related merger expenses, (iii) fees incurred related to the new bank financing and (iv) certain employee compensation payments required at closing.

(j)	Represents the expected current tax benefit to be received related to the write off of RockTenn deferred financing costs of $7.5 million pre-tax and the expensing of an estimated $20.0 million pre-tax of merger costs.

(k)	Represents the estimated deferred income tax impact of (i) deferred tax liabilities of $244.4 million primarily associated with intangibles other than goodwill recorded in connection with the preliminary purchase price allocation, and (ii) the tax benefit of $32.6 million associated with Smurfit-Stone’s acceleration of approximately $33.0 million of stock-based compensation expense, the write-off of $36.0 million pre-tax of deferred financing costs, the expensing of an estimated $30.0 million of transaction costs associated with the transaction and the payment of original issue discount of $11.0 million.

(l)	Represents the elimination of Smurfit-Stone historical equity net of the issuance of RockTenn common stock in connection with the merger and $55.8 million recorded in capital in excess of par value for the fair value impact of equity awards issued for the conversion of Smurfit-Stone options that were vested in connection with the merger.

(m)	Represents the elimination of $119.9 million after-tax for Smurfit-Stone’s acceleration of stock-based compensation expense referred to in footnote (k) above, deferred financing costs referred to in footnote (h) above and estimated Smurfit-Stone transaction costs, executive payments and original issue discount referred to in footnote (a) above; and the elimination of $17.9 million after-tax associated with RockTenn’s write-off of deferred financing fees and estimated transaction costs referred to in footnote (j) above.

(n)	Primarily represents the adjustments necessary to reflect the increase in the combined entities’ ownership of Schiffenhaus Canada, Inc. to 100% after the merger. Prior to the merger, RockTenn owns approximately 66.7% and Smurfit-Stone owns approximately 33.3%.

Note 3. Condensed Combined Pro Forma Income Statement Adjustments

The following represents an explanation of the various pro forma adjustments to the unaudited Pro Forma Condensed Combined Income Statements.

(a)	Represents the elimination of intercompany sales and related cost of goods sold between RockTenn and Smurfit-Stone.

(b)	Represents the adjustment to depreciation and amortization expense recorded in cost of sales as a result of the fair market value adjustments to assets acquired. We expect to depreciate the estimated fair value of the property, plant and equipment, of approximately $4,335.0 million on a straight-line basis over estimated useful lives that will generally range from 1 to 20 years, subject to the completion of the purchase price allocation. The depreciation expense adjustment includes the impact of conforming the depreciable lives of acquired Smurfit-Stone fixed assets to Rock-Tenn’s depreciable lives.

(c)	Represents the adjustment to depreciation and amortization expense recorded in selling, general and administrative expense as a result of the fair market value adjustments to assets acquired. We expect to amortize the estimated fair value of the identifiable intangibles of approximately $778.0 million, primarily consisting of customer relationships of $750.0 million and trade names, technology and non-compete agreements aggregating approximately $28.0 million, on a straight-line basis over estimated useful lives that will generally range from 4 to 12 years, subject to the completion of the purchase price allocation.

(d)	Represents the net decrease (increase) in interest expense related to the additional indebtedness incurred to finance the merger of Smurfit-Stone. Pro forma interest expense assumes total debt of $3,791.9 million and a weighted average interest rate of 3.8%, excluding amortization of financing costs and terminated hedges. The pro forma interest expense incorporates estimates for debt bearing variable rates, fixed rates and the impact of accounting for hedges terminated in prior periods as well as the amortization of financing costs and unused fees. The term loan A and revolver utilize variable rates consisting of Libor of 0.26% and a credit spread of 200 bps and the term loan B utilizes a Libor floor of 0.75% and a credit spread of 275 bps. A 1/8th percent change in the assumed variable interest rate related to the financing, including the term loan B, without taking into account the impact of any floating to fixed interest rate swaps we have in place, would change annual pro forma interest expense by approximately $4.0 million.

(e)	Represents the elimination of Smurfit-Stone’s equity in income of unconsolidated entities related to Schiffenhaus Canada, Inc. and RockTenn’s related net income attributable to noncontrolling interests to reflect the increase in the combined entities ownership of Schiffenhaus Canada, Inc. to 100% after the merger.

(f)	Represents adjustments to the effective combined federal and state income tax rate to reflect the combined entity. The effective tax rate has been assumed to be 36.0%, which incorporates a blending of RockTenn’s recent historic effective tax rate and an estimate of Smurfit-Stone’s combined federal and state income tax rates.

(g)	Represents the issuance of approximately 31.0 million shares of RockTenn common stock in connection with the merger (basic) and the inclusion of approximately 0.2 million dilutive shares for the effect of stock options issued in connection with the transaction.

(h)	Represents the elimination of preferred stock dividends and accretion to preferred shareholders of Smurfit-Stone stock as the preferred stock of Smurfit-Stone was eliminated in its bankruptcy and there will not be any preferred shares issued in the transaction.

DESCRIPTION OF CAPITAL STOCK OF ROCKTENN

We have summarized below the material terms of RockTenn’s common stock. This summary is qualified in its entirety by reference to Georgia law, the RockTenn articles of incorporation and the RockTenn bylaws, which we encourage you to read. For greater detail on the provisions that may be important to you, please read the RockTenn articles of incorporation and the RockTenn bylaws, which are incorporated by reference. For more information on where to obtain these documents, see “Where You Can Find More Information” beginning on page 140.

Authorized Capital Stock

The RockTenn articles of incorporation provide that the total number of shares of capital stock which may be issued by RockTenn is 225,000,000, and the designation, the number of authorized shares and the par value of the shares of each class or series will be as follows:

Designation	Class	No. of Shares	Par Value
“Class A Common Stock”	Common Stock	175,000,000	$0.01 per share
“Preferred Stock”	Preferred Stock	50,000,000	$0.01 per share

Description of RockTenn Common Stock

Voting Powers

General

The outstanding shares of RockTenn common stock are fully paid and nonassessable. Except as otherwise provided by law, as set forth in the RockTenn articles of incorporation, the holders of common stock will have general voting power on all matters as a single voting group.

Votes Per Share

Holders of RockTenn common stock are entitled to one vote, in person or by proxy, for each share held of record on all matters submitted to a vote of the shareholders.

Cumulative Voting

Holders of RockTenn common stock are not entitled to cumulative voting of their shares in elections of directors.

Liquidation Rights

In the event of the voluntary or involuntary liquidation, dissolution, or winding up of RockTenn, the prior rights of creditors and the aggregate liquidation preference, if any, of any preferred stock then outstanding, if any, must first be satisfied. The holders of common stock will be entitled to share in the remaining assets of RockTenn on a pro rata basis.

Dividends

Subject to the provisions of applicable law and the rights of the holders of any outstanding shares of preferred stock, if any, the holders of shares of RockTenn common stock are entitled to receive, when and as declared by the board of directors, dividends or other distributions (whether payable in cash, property, or securities of RockTenn) out of the assets of RockTenn legally available for such dividends or other distributions.

Preemptive Rights

No holder of shares of any capital stock of RockTenn has any preemptive right to subscribe for, purchase, or otherwise acquire shares of any class or series of capital stock of RockTenn.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Investor Services, 250 Royall Street, Canton, MA 02021, and may be reached at 1-800-568-3476.

Anti-takeover Provisions

RockTenn has elected to be governed by the “business combination” and “fair price” provisions of the GBCC that could be viewed as having the effect of discouraging an attempt to obtain control of RockTenn. Additionally, the RockTenn bylaws provide for the staggered election of directors and contain certain provisions requiring shareholders to give advance written notice to the company of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. These provisions could discourage or make more difficult a change in control of RockTenn without the support of the board of directors. In addition, the RockTenn articles of incorporation authorize the board of directors to issue, without shareholder consent, shares of preferred stock, which in some cases, could discourage or make more difficult a change in control. A summary of these provisions follows.

Business Combination Statute

In general, the business combination statute set forth in Sections 14-2-1131 through 14-2-1133 of the GBCC prohibits a purchaser who acquires 10% or more of outstanding RockTenn voting stock, an “interested shareholder,” without the approval of RockTenn’s board of directors, from completing a business combination with RockTenn for five years unless (1) prior to the time the person becomes an interested shareholder, the RockTenn board of directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder or (2) the interested shareholder acquires 90% or more of the outstanding common stock of RockTenn (excluding shares owned by directors and officers of RockTenn, subsidiaries of RockTenn and shares owned in certain employee stock plans) either in the business combination, or prior to the business combination.

Fair Price Provisions

The “fair price provisions” contained in Sections 14-2-1110 through 14-2-1113 of the GBCC provide that business combinations with interested shareholders must meet one of three criteria designed to protect the minority shareholders: (i) the transaction must be unanimously approved by the continuing directors of the corporation; (ii) the transaction must be approved by two-thirds of the continuing directors and a majority of the shares held by shareholders other than the interested shareholder; or (iii) the terms of the transaction must meet specified fair pricing criteria and certain other tests intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of what point in time they sell to the acquiring party.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Only people who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given the proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chairman, the board, or a shareholder who has given proper notice. A shareholder’s notice to RockTenn proposing to nominate a person for election as a director must also contain certain information described in the RockTenn bylaws. Some of the effects of the provisions described above and in the RockTenn bylaws include:

•	the board will have a longer period to consider the qualifications of the proposed nominees and, if deemed necessary or desirable, to inform shareholders about the qualifications;

•

there will be an orderly procedure for conducting annual meetings of shareholders and informing shareholders, prior to the meetings, of any business proposed to be conducted at the meetings, including any board recommendations; and

•

contests for the election of directors or the consideration of the shareholder proposals will be precluded if the procedures are not followed, which may therefore discourage third parties from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

Staggered Board of Directors

RockTenn’s board of directors currently consists of ten (10) directors, and the directors are divided into three (3) groups, each composed, as nearly as possible, of one-third of the total number of directors. In the event that the number of directors is not evenly divisible by three (3), the board of directors will determine in which group the remaining director or directors, as the case may be, should be included. The term of office of each director is three (3) years, but the election of the directors is staggered so that only one group of directors is up for reelection at each annual meeting of the shareholders.

After the merger, the existing members of the RockTenn board of directors will continue to serve in such capacity for the remainder of their then current three-year term and will be subject to reelection following the expiration of such term. Before the merger, the RockTenn board of directors will increase the size of the board to thirteen (13), and the RockTenn board of directors is authorized to fill the vacancies created by the increase. Any director appointed by the board to fill a vacancy must stand for reelection at the next annual meeting of shareholders after his or her appointment to the board even if that class of directors is not subject to election in that year. Accordingly, the three Smurfit-Stone designees will be required to stand for reelection at the next annual meeting of the RockTenn shareholders.

Blank-Check Preferred Stock

The RockTenn articles of incorporation authorize the board of directors to issue, without shareholder consent, shares of preferred stock whose terms and conditions may be expressly determined by the company’s board of directors. See “—Description of RockTenn Preferred Stock,” below. The issuance of such shares of preferred stock could be used, among other uses, as a takeover defense.

Description of RockTenn Preferred Stock

General Provisions Relating to Preferred Stock

As of the date of this joint proxy statement/prospectus, no shares of RockTenn preferred stock are issued and outstanding. Nevertheless, RockTenn preferred stock may be issued from time to time without further shareholder approval in one or more series, each of which is to have the voting powers, designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed in the RockTenn articles of incorporation or in a resolution or resolutions providing for the issue of that series adopted by the board of directors.

The description of shares of each series of RockTenn preferred stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption will be set forth in resolutions adopted by the board of directors, and RockTenn will file articles of amendment with the Secretary of State of the State of Georgia in accordance with applicable laws.

COMPARISON OF RIGHTS OF ROCKTENN SHAREHOLDERS

AND SMURFIT-STONE STOCKHOLDERS

Smurfit-Stone is a Delaware corporation and is governed by the DGCL. RockTenn is a Georgia corporation and is governed by the GBCC. RockTenn will continue to be a Georgia corporation, governed by the GBCC, following the merger.

Upon completion of the merger, Smurfit-Stone’s stockholders will become RockTenn shareholders. The rights of the former Smurfit-Stone stockholders and the RockTenn shareholders will therefore be governed by the GBCC, the RockTenn articles of incorporation and the RockTenn bylaws, each as amended to date.

The following description summarizes the material differences between the rights of the shareholders and stockholders of RockTenn and Smurfit-Stone, respectively, but the following description is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. This summary is qualified in its entirety by reference to Delaware law, Georgia law, and Smurfit-Stone and RockTenn’s constituent documents, which Smurfit-Stone stockholders should read. Copies of the respective companies’ constituent documents have been filed with the SEC. For more information on how to obtain the documents that are not attached to this joint proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 140.

	RockTenn	Smurfit-Stone
Capital Stock:	The RockTenn articles of incorporation authorize the issuance of up to 175,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. RockTenn has not issued preferred stock and, accordingly, has not fixed the rights of shares of preferred stock that are currently authorized. Nevertheless, the board of directors has the authority, subject to certain limitations set forth in the RockTenn articles of incorporation, to designate the preferences, special rights, limitations and restrictions of the shares of preferred stock without further shareholder approval.	The Smurfit-Stone certificate of incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Smurfit-Stone has never issued preferred stock and, accordingly, has never fixed the rights of its preferred stock. Nevertheless, the board of directors has the authority to designate the preferences, special rights, limitations, and restrictions of the shares of preferred stock without further stockholder approval.

Dividends:	Under the GBCC, a corporation may not make a distribution to shareholders if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities (unless the corporation’s articles of incorporation permit otherwise) plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. This provision of the GBCC governs all distributions to shareholders, including redemptions. The RockTenn articles of incorporation

Under the DGCL, a corporation may pay dividends out of surplus, or, if there is no surplus, out of net profits for the current or preceding fiscal year in which the dividend is declared, provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. A Delaware corporation may redeem or

	provide that RockTenn’s board of directors may declare dividends or other distributions, subject to the GBCC.	repurchase shares having a preference, or if no shares entitled to such a preference are outstanding, any of its shares, upon the distribution of any of its assets if such shares will be retired upon acquisition, and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation’s remaining assets are sufficient to pay any debts not otherwise provided for. The board of directors may determine and fix the rate at which dividends on the shares of Smurfit-Stone common stock are declared and paid or set aside for payment.

Voting Rights:	The RockTenn bylaws provide that each holder of common stock shall be entitled to one (1) vote in person or by proxy for each share of common stock held by such shareholder, but, in accordance with the GBCC, no proxy shall be voted after eleven (11) months from its date unless the proxy expressly provides for a longer period.	The Smurfit-Stone bylaws provide that at every meeting of the stockholders each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power on the matter in question, but no proxy shall be voted after three (3) years from its date unless the proxy provides for a longer period.

Number of Directors and Size of Board:

The RockTenn articles of incorporation provide that the number of directors who will serve on its board of directors may be increased or decreased in accordance with the RockTenn bylaws.

The number of directors constituting the entire board of directors may be fixed from time to time exclusively by resolution adopted by the board of directors. No decrease in the number of directors may shorten the term of any director at the time in office. RockTenn’s board of directors currently consists of ten (10) directors, and the directors are divided into three (3) groups, each composed, as nearly as possible, of one-third of the total number of directors. In the event that the number of directors is not evenly divisible by three (3), the board of directors will determine in which group the remaining director or directors, as the case may be, should be included. The term of office of each director is three (3) years, but the election of the directors is staggered so that only one group of directors is up for reelection at each annual meeting of the shareholders.

After the merger, the existing members of the RockTenn board of directors will continue to serve in such capacity for the remainder of their then current three-year term and will be subject to reelection following the expiration of such term. Before the merger, the RockTenn board of

The Smurfit-Stone certificate of incorporation provides that the number of directors will be fixed, and may be altered, in accordance with the Smurfit-Stone bylaws.

The Smurfit-Stone bylaws provide that those persons who were appointed to serve on the board of directors pursuant to the Plan of Reorganization would initially constitute the entire board of directors, but the Smurfit-Stone bylaws also provide that the number of directors constituting the entire board of directors can be changed at any time and from time to time by resolution adopted by the board of directors. Smurfit-Stone’s board of directors currently consists of ten (10) directors.

directors will increase the size of the board to thirteen (13), and the RockTenn board of directors is authorized to fill the vacancies created by the increase. Any director appointed by the board to fill a vacancy must stand for reelection at the next annual meeting of shareholders after his or her appointment to the board even if that class of directors is not subject to election in that year. Accordingly, the three Smurfit-Stone designees will be required to stand for reelection at the next annual meeting of the RockTenn shareholders.

Removal of Directors:	The RockTenn bylaws provide that any director, or all directors, may be removed from office by the shareholders only for cause and only at a shareholders’ meeting. In accordance with the GBCC, a director may be removed only by a majority of the votes entitled to be cast.	The Smurfit-Stone bylaws provide that any director, or all directors, may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

Vacancies on the Board:	The RockTenn bylaws provide that vacancies on RockTenn’s board of directors will be filled by an affirmative vote of the majority of the remaining directors, whether or not such a majority is less than a quorum of the board of directors.	The Smurfit-Stone bylaws provide that any vacancies on the board of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Under the DGCL, a corporation’s stockholders may also vote to fill a vacancy.

Board Quorum and Vote Requirement:	At all RockTenn board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by the RockTenn articles of incorporation or bylaws the vote of a majority of the directors present at any meeting at which a quorum is present at the time when such vote is taken constitutes the act of the board of directors.	At all Smurfit-Stone board meetings, the presence of a majority of the directors constitutes a quorum. Except as otherwise required by law or by the Smurfit-Stone certificate of incorporation or its bylaws, the vote of a majority of the directors present at any meeting at which a quorum is present constitutes the act of the board of directors.

Annual Stockholders Meeting:

The RockTenn bylaws provide that the annual meeting of the shareholders of RockTenn shall be held on such date and at such time as may be designated from time to time by the board of directors, or if the board of directors fails to provide a date, then such meeting shall be held at the principal executive offices of RockTenn at 9:00 a.m., on the fourth Thursday of the fourth calendar month after the end of RockTenn’s fiscal year, if not a legal holiday under the laws of the State of Georgia, and if a legal holiday, on the next succeeding business day.

The GBCC provides that a corporation shall hold a meeting of shareholders annually at a time stated in or fixed in accordance with its bylaws.

The Smurfit-Stone bylaws provide that the annual meeting of the stockholders of Smurfit-Stone shall be held on such date and at such time and place as may be fixed from time to time by resolution of the board of directors.

The DGCL provides that, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of stockholders shall be held for the election of directors on a date and a time designated by or in the manner provided in the bylaws. Any other proper business may be transacted at the annual meeting. If there is a failure to hold the annual meeting or to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the organization of Smurfit-Stone, its last annual meeting, or the last action by written consent to elect directors in lieu of an annual meeting, the Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Special Stockholders Meetings:

Special meetings of RockTenn shareholders may be called at any time by:

•      a majority of the board of directors;

•      the Chairman of the board of directors;

•      the Chief Executive Officer; or

•      by the holders of at least 50% of the outstanding voting power of the common stock in the manner described in RockTenn’s bylaws, as amended.

In addition, subject to the provisions of the bylaws, only the business described in the notice of a special meeting of the shareholders will be conducted at such meeting.

Special meetings of Smurfit-Stone stockholders:

•      may be called, for any purpose or purposes, at any time by the Chairman or the Vice Chairman

•      must be called by the Secretary or the Chairman or the Vice Chairman of the board of directors at the request in writing (delivered to such officer at the executive offices of Smurfit-Stone) of:

•    a majority of the entire board of directors, or

•    the holders of a majority of the voting power of the capital stock of Smurfit-Stone issued and outstanding and entitled to vote generally in the election of directors.

Any such request must specify the purpose or purposes for which the requested meeting is to be called.

Quorum for Stockholders Meetings Under Applicable Law:	The presence in person or by proxy of holders of a majority of RockTenn stock issued and outstanding and entitled to vote constitutes a quorum for the transaction of business at a meeting of the shareholders.	Except as otherwise provided by law or by Smurfit-Stone certificate of incorporation, the presence in person or by proxy of holders of a majority of Smurfit-Stone capital stock issued and outstanding and entitled to vote constitutes a quorum for the transaction of business at a meeting of the stockholders.

Advance Notice Provisions:	The RockTenn bylaws provide that in order for a shareholder to properly bring business (other than nominations of persons for election to the Board of Directors) before any annual or special meeting of the shareholders, the shareholder must give timely notice in proper written form to RockTenn’s Secretary and such business must otherwise be appropriate for shareholder action under the provisions of the GBCC. To be timely, a shareholder’s notice for such business must be delivered to the Secretary of RockTenn at the principal executive offices of RockTenn in proper written form (as described in the RockTenn bylaws) not less than ninety (90) days	The Smurfit-Stone bylaws provide that in order for a stockholder to properly bring business before an annual meeting of the stockholders, the stockholder must give notice to Smurfit-Stone’s Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that (a) in the case of the first annual meeting held after the effective date of Smurfit-Stone’s plan of reorganization, and (b) in the event that any other annual meeting is called for a date that is not within thirty (30) days before or after the

	and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, that if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty (30) days after such anniversary date, such shareholder’s notice must be delivered by the later of (a) the tenth day following the day of the public announcement of the date of the annual meeting or (b) the date which is ninety (90) days prior to the date of the annual meeting.	anniversary date of the immediately preceding annual meeting of stockholders, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was first made, whichever first occurs. Such stockholder’s notice to the Secretary must be in proper form, as prescribed in the Smurfit-Stone bylaws.

Stockholder Action by Written Consent:	RockTenn shareholders may, in accordance with the GBCC, act by written consent signed by all shareholders entitled to vote on the action.	Smurfit-Stone stockholders may act by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Amendment of Articles of Incorporation / Certificate of Incorporation:

The GBCC provides that certain relatively technical amendments to a corporation’s articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes.

The RockTenn articles of incorporation provide that the affirmative vote of the holders of at least 75% of the outstanding voting power of the common stock, may amend, modify, or repeal (or opt out of any provision inconsistent with) the articles of incorporation with respect to the governing of the board of directors, supermajority voting requirements, amendment of the RockTenn bylaws, director liability, or board consideration of other constituencies.

Under the DGCL, an amendment to the certificate of incorporation requires approval by both the board of directors and a majority of the votes entitled to be cast. The Smurfit-Stone certificate of incorporation provides further that any amendment, alteration, change, or repeal of Articles 5 (Board of Directors), 6 (Limitation on Director Liability), 9 (Business Combinations with Interested Stockholders), 10 (Indemnification), or 11 (Amendment or Repeal of Articles) of the Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of Smurfit-Stone entitled to vote generally in the election of directors, voting together as a single class.

Amendment of Bylaws:	The RockTenn bylaws may be altered, amended, or repealed, or new bylaws adopted, by the board of directors by the affirmative vote of a majority of all directors then holding office. The shareholders may alter, amend, or repeal any such bylaws adopted by the board of directors, and the shareholders may add new bylaws, subject to certain restrictions under the GBCC, when notice of any such proposed alteration, amendment, repeal, or addition has been given in the notice of such shareholder	The Smurfit-Stone bylaws provide that the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of Smurfit-Stone entitled to vote generally in the election of directors may amend, alter, or repeal the bylaws or adopt new bylaws, and that the board of directors also has the power to amend, alter, or repeal the bylaws or adopt new bylaws by a vote of the majority of the board of directors; however, the

	meeting, by the affirmative vote of a majority of the total votes cast by the holders of RockTenn common stock present in person or represented by proxy at a meeting at which a quorum is present. The shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended, or repealed by the board of directors.	stockholders may specify particular provisions of the bylaws that the board of directors cannot amend.

Notwithstanding the foregoing, the shareholders of RockTenn may not amend, modify, or repeal, or adopt any provision inconsistent with, any provision of Article II (Directors) of the RockTenn bylaws, unless approved by the affirmative vote of the holders of at least 75% of the outstanding voting power of the RockTenn common stock at a shareholders’ meeting. Furthermore, the board of directors is not permitted to amend, modify, or repeal, or to adopt any provision inconsistent with, any provision of Article II (Directors) of the RockTenn bylaws unless approved by the affirmative vote of a majority of the directors then in office, given in person, at a meeting of the board of directors.

Exculpation of Directors:	The RockTenn articles of incorporation, provide that no director of RockTenn shall be personally liable to RockTenn or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of RockTenn, (ii) for omissions involving intentional misconduct or a knowing violation of law, (iii) for the types of liabilities set forth under Section 14-2-832 of the GBCC (relating to a director’s personal liability for certain corporate distributions), or (iv) for any transaction from which the director derived an improper personal benefit. Further, such articles of incorporation provide that if the GBCC is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of RockTenn shall be eliminated or limited to the fullest extent permitted by the GBCC, as amended.	The Smurfit-Stone certificate of incorporation provides that directors are not personally liable to Smurfit-Stone or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Smurfit-Stone or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which addresses the unlawful payment of dividends, stock purchases, and redemption), or (iv) for any transaction from which the director derived an improper benefit.

Indemnification of Directors and Officers:	The RockTenn bylaws, require that the company indemnify, to the fullest extent permitted under the GBCC, any individual who is made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding, if	The Smurfit-Stone certificate of incorporation and bylaws provide that Smurfit-Stone shall indemnify to the fullest extent permitted by the DGCL any person who has been made, or is threatened

	such individual (a) conducted himself or herself in good faith; (b) reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of RockTenn and (ii) in all other cases that such conduct was at least not opposed to the best interests of RockTenn; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful.	to be made, a party to an action, suit, or proceeding by reason of the fact that the person is or was a director or officer of Smurfit-Stone or serves or served at the request of Smurfit-Stone as a director or officer of another enterprise.

	RockTenn has the authority to advance expenses before the final disposition of any proceeding upon receipt of a written affirmation from the indemnified person of such person’s good-faith belief that such person has met the applicable standard of conduct, is not ineligible for indemnification, and will repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by RockTenn.	The DGCL allows the above indemnification if the director or executive officer acted in good faith and in a manner the person reasonably believed to be in, or not opposed to the best interests of, Smurfit-Stone, and, in the case of a criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, in suits by or in the right of Smurfit-Stone against directors or executive officers of Smurfit-Stone, Delaware law does not allow indemnification without judicial approval if the officer or director is adjudged to be liable to Smurfit-Stone. Smurfit-Stone will advance expenses before the final disposition of any proceeding upon receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Smurfit-Stone.

Anti-Takeover Provisions:	RockTenn has elected to be governed by the “business combination” and “fair price” provisions of the GBCC that could be viewed as having the effect of discouraging an attempt to obtain control of RockTenn. Additionally, the RockTenn bylaws provide for the staggered election of directors and contain certain provisions requiring shareholders to give advance written notice to the company of a proposal or director nomination in order to have the proposal or the nominee considered at an annual meeting of shareholders. These provisions could discourage or make more difficult a change in control of RockTenn without the support of the board of directors. In addition, the RockTenn articles of incorporation authorize the board of directors to issue, without shareholder consent, shares of preferred stock, which in some cases, could discourage or make more difficult a change in control.	As set forth in Smurfit-Stone’s certificate of incorporation, Smurfit-Stone is not subject to Section 203 of the DGCL, which would otherwise prohibit specified business combinations with an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation or an affiliate or associate of the corporation, that was the owner of 15% or more of the outstanding voting stock within the prior three year period) for a period of three (3) years after the stockholder becomes an interested stockholder unless certain criteria are satisfied.

Preemptive Rights:	Holders of RockTenn capital stock have no preemptive rights under the RockTenn articles of incorporation.	Holders of Smurfit-Stone capital stock have no preemptive rights under the Smurfit-Stone certificate of incorporation.

Appraisal Rights:

The GBCC provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter’s shares, and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws, or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:

•       to holders of shares of any class of shares not entitled to vote on the transaction;

•       in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•       in a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or

•       to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Neither the RockTenn articles of incorporation nor its bylaws provide for rights of appraisal or dissenters’ rights.

Under the DGCL, the right of stockholders to obtain the fair value for their shares is available in connection with some mergers and consolidations. Unless otherwise provided in the corporation’s certificate of incorporation, appraisal rights are not available to stockholders when the corporation will be the surviving corporation in a merger and no vote of its stockholders is required to approve such merger. In addition, no appraisal rights are available to holders of shares of any class of stock that is either:

•       listed on a national securities exchange; or

•       held of record by more than 2,000 stockholders,

so long as the holders thereof are required by the terms of the merger or consolidation agreement to accept only: (i) shares of the surviving corporation, (ii) shares listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof.

LEGAL MATTERS

The validity of the shares of RockTenn common stock to be issued pursuant to the merger will be passed upon for RockTenn by King & Spalding, LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for RockTenn by its tax counsel, King & Spalding, LLP, and for Smurfit-Stone by its tax counsel, Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of RockTenn appearing in RockTenn’s Annual Report (Form 10-K) for the year ended September 30, 2010, and the effectiveness of RockTenn’s internal control over financial reporting as of September 30, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, including therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedules of Smurfit-Stone (including Predecessor Smurfit-Stone) and its subsidiaries for the years ended December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein upon the report of Ernst & Young LLP, independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

FUTURE ROCKTENN SHAREHOLDER AND SMURFIT-STONE STOCKHOLDER PROPOSALS

RockTenn

To be considered for inclusion in RockTenn’s proxy statement for the 2012 annual meeting, shareholder proposals must be submitted in writing and received by RockTenn no later than the close of business on August 19, 2011, at the following address:

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Attention: Corporate Secretary

In addition, a shareholder may bring business before RockTenn’s annual meeting, other than a proposal in the proxy statement, or may submit nominations for directors, if the shareholder complies with the requirements specified in Article I, Sections 7 and 8 of the RockTenn bylaws. The requirements include:

•

providing written notice that is received between September 30, 2011 and October 30, 2011 (subject to adjustment if the date of the 2012 annual meeting is moved by more than 30 days from the first anniversary of the 2011 annual meeting date, as provided in Article I, Section 7 of the RockTenn bylaws, with respect to all proposed business other than director nominations, and Article I, Section 8 of the RockTenn bylaws, with respect to director nominations).

•

supplying the additional information listed in (i) Article I, Section 7 of the RockTenn bylaws, with respect to all proposed business other than director nominations, and (ii) Article I, Section 8 of the RockTenn bylaws, with respect to director nominations.

Smurfit-Stone

If the merger is consummated, there will be no Smurfit-Stone annual meeting of stockholders this year. In that case, stockholder proposals must be submitted to the Corporate Secretary of RockTenn in accordance with the procedures described above. If the merger is not consummated, Smurfit-Stone will hold a 2011 annual meeting of stockholders. Any stockholder who wants to present a proposal at the 2011 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that meeting must submit that proposal in writing to the Corporate Secretary of Smurfit-Stone no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is given or public disclosure of the date of the annual meeting is first made, whichever first occurs. The Smurfit-Stone bylaws require that for nominations of persons for election to the Smurfit-Stone board of directors or for other business to be properly brought before any annual meeting by a stockholder, a stockholder must give timely notice, in proper written form, to the Secretary of Smurfit-Stone. To be timely for the 2011 annual meeting of stockholders, which is the first annual meeting held after the effective date of Smurfit-Stone’s plan of reorganization, notice must be received no later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is given or public disclosure of the date of the annual meeting is first made, whichever first occurs. The stockholder’s notice must contain certain information and meet the requirements specified in the Smurfit-Stone bylaws (Article 2, Section 2.09, with respect to proposed business other than director nominations and Article 3, Section 3.04, with respect to director nominations).

WHERE YOU CAN FIND MORE INFORMATION

RockTenn and Smurfit-Stone file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including RockTenn and Smurfit-Stone, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this joint proxy statement/prospectus. You can also inspect reports, proxy statements and other information about RockTenn and Smurfit-Stone at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

RockTenn has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of RockTenn common stock to be issued to Smurfit-Stone stockholders in connection with the merger. The registration statement, including the attached exhibits and annexes, contains additional relevant information about the RockTenn common stock. The rules and regulations of the SEC allow RockTenn and Smurfit-Stone to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows RockTenn and Smurfit-Stone to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below.

This joint proxy statement/prospectus incorporates by reference the documents listed below that RockTenn and Smurfit-Stone have previously filed with the SEC. They contain important information about the companies and their financial condition.

RockTenn SEC Filings

•	Annual report on Form 10-K for the fiscal year ended September 30, 2010 filed on November 19, 2010;

•	Definitive Proxy Statement on Schedule 14A, filed December 17, 2010;

•	Quarterly report on Form 10-Q for the quarter ended December 31, 2010 filed on February 3, 2011;

•

Current reports on Form 8-K filed on December 23, 2010, January 24, 2011 (solely with respect to those Current Reports on Form 8-K relating to the merger, and for the avoidance of doubt, specifically excluding the Current Report on Form 8-K which furnishes information for the quarter ended December 31, 2010, under Items 2.02 and 9.01), February 7, 2011, and February 23, 2011; and

•

The description of RockTenn’s common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act filed on February 2, 1994, and any subsequently filed amendments and reports updating such description.

Smurfit-Stone SEC Filings

•	Annual report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 15, 2011; and

•

Current reports on Form 8-K filed on January 4, 2011, January 24, 2011 (solely with respect to those Current Reports on Form 8-K relating to the merger, and for the avoidance of doubt, specifically excluding the Current Report on Form 8-K which furnishes information for the fiscal year ended December 31, 2010, under Items 2.02 and 9.01), and February 7, 2011.

In addition, RockTenn and Smurfit-Stone incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the RockTenn special meeting and the Smurfit-Stone special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address described above, or from RockTenn and Smurfit-Stone by requesting them in writing or by telephone from the appropriate company at the following addresses:

Rock-Tenn Company	Smurfit-Stone Container Corporation
504 Thrasher Street	222 North LaSalle Street
Norcross, Georgia 30071	Chicago, Illinois 60601
Attn: Investor Relations	Attn: Investor Relations
Telephone: (678) 291-7900	Telephone: (312) 346-6600

These documents are available from RockTenn or Smurfit-Stone, as the case may be, without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part. You can also find information about RockTenn and Smurfit-Stone at their Internet websites at www.rocktenn.com and www.smurfit.com, respectively. Information contained on these websites does not constitute part of this joint proxy statement/prospectus.

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Georgeson, Inc., RockTenn’s proxy solicitor, or MacKenzie Partners, Inc., Smurfit-Stone’s proxy solicitor, at the following addresses and telephone numbers:

Georgeson, Inc.	MacKenzie Partners, Inc.
199 Water Street 26th Floor	105 Madison Avenue
New York, New York 10038	New York, New York 10016
Phone:	Phone: (800) 322-2885

If you would like to request any documents, please do so by                     , 2011 in order to receive them before the special meetings. If you request any documents from RockTenn or Smurfit-Stone, RockTenn or Smurfit-Stone will mail them to you by first class mail, or another equally prompt means, within one business day after RockTenn or Smurfit-Stone, as the case may be, receives your request.

This document is a prospectus of RockTenn and is a joint proxy statement of RockTenn and Smurfit-Stone for the RockTenn special meeting and the Smurfit-Stone special meeting. Neither RockTenn nor Smurfit-Stone has authorized anyone to give any information or make any representation about the merger or RockTenn or Smurfit-Stone that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that RockTenn or Smurfit-Stone has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ROCK-TENN COMPANY,

SAM ACQUISITION, LLC

and

SMURFIT-STONE CONTAINER CORPORATION

Dated as of January 23, 2011

-i-

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-19
4.1	Corporate Organization	A-19
4.2	Capitalization	A-20
4.3	Authority	A-21
4.4	Consents and Approvals	A-21
4.5	SEC Filings; Controls and Procedures	A-22
4.6	Financial Statements	A-23
4.7	Absence of Undisclosed Liabilities	A-23
4.8	Absence of Certain Changes or Events	A-23
4.9	Broker’s Fees	A-23
4.10	Legal Proceedings	A-24
4.11	Permits; Compliance with Applicable Laws	A-24
4.12	Taxes and Tax Returns	A-24
4.13	Reorganization	A-25
4.14	Employee Benefit Programs	A-25
4.15	Labor and Employment Matters	A-26
4.16	Material Contracts	A-26
4.17	Properties	A-26
4.18	Environmental Matters	A-27
4.19	State Takeover Laws	A-27
4.20	Required Vote of Parent Stockholders	A-27
4.21	Financing	A-27
4.22	Intellectual Property	A-28
4.23	Insurance	A-29
4.24	Joint Proxy Statement; Parent Information	A-29
4.25	Affiliate Transactions	A-29
4.26	No Rights Plan	A-29
4.27	Opinion of Wells Fargo Securities	A-29

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		A-29
5.1	Conduct of Company Business Pending the Effective Time	A-29
5.2	Conduct of Parent Business Pending the Effective Time	A-32
5.3	Certain Tax Matters	A-35
5.4	Certain Bankruptcy Matters	A-36

ARTICLE VI ADDITIONAL AGREEMENTS		A-36
6.1	Joint Proxy Statement	A-36
6.2	Company Stockholders’ Meeting; Parent Stockholders’ Meeting	A-36
6.3	Third Party Consents and Regulatory Approvals	A-37
6.4	No Solicitation – Company	A-39
6.5	No Solicitation – Parent	A-41
6.6	Access to Information	A-44
6.7	Directors’ and Officers’ Indemnification and Insurance	A-44
6.8	Additional Agreements	A-45
6.9	Publicity	A-45
6.10	Rule 16b-3 Actions	A-46
6.11	Financing	A-46
6.12	Notification of Certain Matters	A-48
6.13	Litigation	A-48
6.14	Stock De-Registration	A-48
6.15	NYSE Listing	A-48

-ii-

6.16	Standstill Agreements	A-48
6.17	Actions Regarding Anti-Takeover Statutes	A-49
6.18	Control of Operations	A-49
6.19	Cooperation on Certain Matters	A-49
6.20	Employee Matters	A-49

ARTICLE VII CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER		A-51
7.1	Conditions to Each Party’s Obligations To Effect the Merger	A-51
7.2	Conditions to the Obligations of Parent and Merger Sub	A-51
7.3	Conditions to the Obligations of Company	A-52

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-53
8.1	Termination	A-53
8.2	Effect of Termination	A-54
8.3	Amendment	A-56
8.4	Extension; Waiver	A-56

ARTICLE IX MISCELLANEOUS		A-57
9.1	Nonsurvival of Representations, Warranties and Agreements	A-57
9.2	Expenses	A-57
9.3	Notices	A-57
9.4	Interpretation	A-58
9.5	Counterparts	A-58
9.6	Entire Agreement	A-58
9.7	Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL	A-59
9.8	Severability	A-59
9.9	Assignment; Reliance of Other Parties	A-59
9.10	Parent Guarantee	A-60
9.11	Specific Performance	A-60
9.12	Definitions	A-60

-iii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2011 (the “Agreement”), by and among ROCK-TENN COMPANY, a Georgia corporation (“Parent”), SAM ACQUISITION, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Section 9.12; and

WHEREAS, the Boards of Directors of each of Parent and the Company, and the sole member of Merger Sub, have each declared that it is advisable and in the best interests of Parent, Merger Sub and the Company and the stockholders of Parent and the Company and the sole member of Merger Sub, respectively, to consummate, and each have approved, this Agreement and the transactions provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Merger Sub (the “Merger”);

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1      The Merger.

(a)          Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall continue as the surviving entity (the “Surviving Entity”), and the separate limited liability company existence of Merger Sub, with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

(b)          Parent and Merger Sub may at any time, and to the extent necessary to facilitate consummation of the transactions contemplated hereunder, Parent and Merger Sub will, change the method of effecting the combination (including by providing for the merger of the Company directly into Parent, with Parent surviving the Merger), and the Company shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders or stockholders, as applicable, hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.6(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of Company Stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2      Closing; Effective Time.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, unless another place is agreed to in writing by the parties hereto, at 10:00 a.m., local time, on a date (the “Closing Date”) specified by the parties, which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that relate to action to be taken at the Closing, subject to the satisfaction of such conditions (or, to the extent legally permitted, waiver by the party or parties entitled to the benefit of such conditions) at the Closing), unless this Agreement has been theretofore terminated pursuant to its terms or unless extended by mutual agreement of the parties. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the filing, or such later time as specified therein, with the Secretary of State of the State of Delaware of a certificate of merger or other appropriate document (the “Certificate of Merger”), and the parties shall make all other filings or recordings required by the DGCL and the DLLCA. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3      Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the appropriate provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall possess all the properties, rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties, of the Company and Merger Sub, as provided under Section 209 of the DLLCA.

1.4      Certificate of Incorporation and Bylaws.    The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity Certificate”). The Limited Liability Company Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity until thereafter amended in accordance with applicable Law (the “Surviving Entity LLC Agreement”).

1.5      Officers of the Surviving Entity.  From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Entity, until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity Certificate and the Surviving Entity LLC Agreement.

1.6      Conversion of Company Capital Stock.

(a)       Subject to Section 2.2(e) and Section 1.12, each share of the common stock, with par value $0.001, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity) and except for Dissenting Shares (as defined in Section 1.11), shall be converted into the right to receive (i) $17.50 in cash (the “Cash Consideration”) and (ii) 0.30605 of a validly issued, fully paid and non-assessable share (the “Stock Consideration”) of Class A common stock, par value $0.01, of Parent (“Parent Common Stock”). The Cash Consideration and the Stock Consideration are sometimes referred to collectively herein as the “Merger Consideration.”

(b)       All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and, subject to Section 1.11, each certificate previously representing any such shares of Company Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (A) the Merger Consideration and (B) cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.6 and Section 2.2(e), as well as any dividends or distributions to which holders of Company Common Stock are entitled in accordance with Section 2.2(b). If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(c)       At the Effective Time, (1) all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company (in each case, other than in a fiduciary capacity) (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no stock of Parent, cash or other consideration shall be delivered in exchange therefor and (2) each share of Company Common Stock held by any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Sub) or the Company, in each case, immediately prior to the Effective Time, shall be converted into the right to receive the Merger Consideration.

(d)       The sole limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as the sole limited liability company interest of the Surviving Entity.

1.7      Certain Claims.

(a)       At the Effective Time, each share of Company Common Stock that has been reserved in accordance with the Plan of Reorganization and Confirmation Order (the “Reserved Company Common Stock”) shall be converted into the Merger Consideration.

(b)       At the Effective Time, Parent (i) shall deposit, or shall cause to be deposited, into the Company’s disbursement account established with the Company’s Disbursing Agent (as defined in the Plan of Reorganization), (A) immediately available funds equal to the aggregate Cash Consideration in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a) and (B) cash in lieu of fractional shares pursuant to Section 2.2(e) in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a) and (ii) shall have taken all corporate actions necessary to reserve, and shall have reserved, for issuance a sufficient number of shares of Parent Common Stock to deliver the aggregate Stock Consideration in respect of the Reserved Company Common Stock converted in accordance with Section 1.7(a). The Cash Consideration and the Stock Consideration referred to the preceding sentence, together with any dividends or distributions thereon and cash in lieu of fractional shares, shall be distributed in accordance with the provisions of the Plan of Reorganization. No Reserved Company Common Stock shall be issued after the Effective Time and each share of Reserved Company Common Stock shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.8      Parent Common Stock.  At and after the Effective Time, each share of Parent capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.9      Company Equity and Equity-Based Awards.

(a)          Company Stock Options.

(i)        Effective as of the Effective Time, each then outstanding option to purchase shares of Company Common Stock (each a “Company Stock Option”), pursuant to the Company’s equity-based compensation plans (the “Company Stock Plans”) and the award agreements evidencing the grants thereunder, granted prior to the date of this Agreement to any current or former employee or director of, consultant or other service provider to, the Company or any of its Subsidiaries shall immediately vest and become exercisable in accordance with the terms of the Company Stock Plans, shall be assumed by Parent and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an option to purchase a number of shares of Parent Common Stock (an “Assumed Stock Option”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share); and the per share exercise price for Parent Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by

(ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions after taking into account the accelerated vesting of the Company Stock Options as of the Effective Time as contemplated by the Company Stock Plans) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time.

(ii)       Effective as of the Effective Time, each then outstanding Company Stock Option, pursuant to the Company Stock Plans and the award agreements evidencing the grants thereunder, granted on or after the date of this Agreement to any current or former employee or director of, consultant or other service provider to, the Company or any of its Subsidiaries shall be assumed by Parent and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an Assumed Stock Option to purchase a number of shares of Parent Common Stock equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest whole share); and the per share exercise price for Parent Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), provided, however, that such conversion and assumption of the Assumed Stock Options shall comply with the regulations and other binding guidance under Section 409A of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Company Stock Options immediately prior to the Effective Time.

(b)          Company RSU Awards.

(i)        At the Effective Time, the restrictions and vesting conditions applicable to each restricted stock unit award with respect to shares of Company Common Stock (each, a “Company RSU Award”) that is outstanding immediately prior to the Effective Time and that was granted prior to the date of this Agreement shall lapse at the Effective Time in accordance with the terms and conditions of the Company Stock Plans and each such Company RSU Award shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into the right to receive, with respect to each share of Company Common Stock underlying such Company RSU Award, the combination of (i) $17.50 in cash and (ii) 0.30605 of a share of Parent Common Stock (clauses (i) and (ii) together, the “Per Share Consideration,” and the aggregate amount of Per Share Consideration in respect of all shares of Company Common Stock underlying a Company RSU Award, the “Award Consideration”). The Award Consideration, less applicable Tax withholdings, shall be paid or provided by Parent as soon as reasonably practicable following the Closing Date, but in no event later than five business days following the Closing Date. Applicable Tax withholdings with respect to the Award Consideration first shall reduce the cash portion of the Award Consideration. Any Tax withholdings pursuant to this Section 1.9(b)(i) that reduce the number of shares of Parent Common Stock deliverable pursuant to this Section 1.9(b)(i) shall be based on the Parent Closing Price. Notwithstanding anything to the contrary contained in this Section 1.9(b)(i), in lieu of the issuance of any fractional share of Parent Common Stock in respect of Award Consideration, Parent shall pay to any individual who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (x) the Parent Closing Price by (y) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such individual would otherwise be entitled to receive pursuant to this Section 1.9(b)(i).

(ii)       At the Effective Time, each Company RSU Award that is outstanding immediately prior to the Effective Time and that was granted on or after the date of this Agreement shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as of the Effective Time into a restricted stock unit award (“Assumed RSU Award”), on the same terms and conditions (including applicable vesting requirements) as applied to each such Company RSU Award immediately prior to the Effective Time, with respect to the number of shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to the Company RSU Award immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (rounded to the nearest whole share).

(c)        Certain Defined Terms.

(i)        “Equity Award Exchange Ratio” shall mean the sum of (x) 0.30605 and (y) the quotient of $17.50 divided by the Parent Closing Price, rounded to the nearest one ten thousandth.

(ii)       “Parent Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Parent Common Stock on the NYSE as reported by The Wall Street Journal for the five full NYSE trading days immediately preceding (but not including) the Effective Date.

(d)        Reservation of Shares. Parent has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock upon the exercise of the Assumed Stock Options and satisfaction of the Company RSU Awards and the Assumed RSU Awards. As soon as practicable following the Closing, Parent shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the issuance of the shares of Parent Common Stock subject to the Assumed Stock Options and underlying the Assumed RSU Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options and Assumed RSU Awards remain outstanding.

1.10    Intended Tax Treatment.   It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.11    Appraisal Rights.

(a)         Notwithstanding anything in this Agreement to the contrary, any shares (the “Dissenting Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by the Company Stockholders who, in accordance with Section 262 of the DGCL (the “Appraisal Rights Provisions”), (i) have not voted in favor of adopting this Agreement, (ii) shall have demanded properly in writing appraisal for such shares, (iii) have otherwise complied in all respects with the Appraisal Rights Provisions, and (iv) have not effectively withdrawn, lost or failed to perfect their rights to appraisal (the “Dissenting Stockholders”), will not be converted into the Merger Consideration, but at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist and each holder of Dissenting Shares shall cease to have any rights with respect thereto, other than such rights to be paid the fair value of such Dissenting Shares provided under the Appraisal Rights Provisions; provided, however, that all shares of Company Common Stock held by the Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the Appraisal Rights Provisions shall thereupon be deemed to have been cancelled and to have been converted, as of the Effective Time, into the right to receive the Merger Consideration relating thereto, without interest, in the manner provided in Section 2.1 and Section 2.2. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective Time).

(b)         The Company shall give Parent and Merger Sub (i) prompt notice of any demands received by the Company for the exercise of appraisal rights with respect to shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

(c)         Each Dissenting Stockholder who becomes entitled under the Appraisal Rights Provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Entity (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Rights Provisions), and such shares of Company Common Stock shall be canceled.

1.12    Limitation on Cash Consideration Payable to the Company Stockholders.

Notwithstanding anything in this Agreement to the contrary, if Parent determines that the Threshold Percentage (determined without regard to this sentence) would be less than 42.5%, then an amount of cash otherwise payable to the Company Stockholders under this Agreement, equal to the amount of cash which would be necessary to cause the recomputed Threshold Percentage to equal 42.5%, shall instead be payable in an equivalent amount of Parent Common Stock (with each share of Parent Common Stock valued for this purpose using the Applicable Stock Value), provided that any fractional share of Parent Common Stock shall be rounded up or down to the nearest whole share.

(a)      The term “Threshold Percentage” shall mean the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

(b)      The term “Aggregate Stock Consideration” shall mean the product of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Company Stockholders pursuant to this Agreement, multiplied by (ii) the Applicable Stock Value.

(c)      The term “Applicable Stock Value” shall mean $57.18, which is the closing price of a share of Parent Common Stock quoted on the NYSE, as reported by The Wall Street Journal, for the last trading day immediately prior to the date hereof.

(d)      The term “Aggregate Cash Amount” shall mean the aggregate amount of cash to be paid to the Company Stockholders (including any Dissenting Stockholders) in exchange for their Company Common Stock. Solely for purposes of this Section 1.12(d), Dissenting Stockholders shall be deemed to receive an amount in cash equal to $35.00 per share (it being understood that the actual amount that would be payable to any Dissenting Stockholder following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law).

1.13    Governance.  On or prior to the Effective Time, the Parent Board shall cause the number of directors that will comprise the full Parent Board to be increased by three (3) members and, at the Effective Time, the Parent Board shall cause the vacancies created thereby to be filled by individuals reasonably designated by the Company prior to the Effective Time, provided that such designees satisfy the requirements imposed by Parent’s corporate governance policies and procedures, including the approval of Parent’s corporate governance and nominating committee, which approval shall not be unreasonably withheld, conditioned or delayed. The Company acknowledges and agrees that, to the extent any vacancy exists on the Parent Board at the Effective Time, Parent may elect to fill such vacancy through the appointment of a Company designee in lieu of increasing the size of the Parent Board, to the extent permitted by Parent’s Certificate of Incorporation and Bylaws, so long as the result is to include on the Parent Board, as of the Effective Time, three (3) Company designees.

ARTICLE II

EXCHANGE OF SHARES

2.1      Parent to Make Merger Consideration Available.  Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock and non-certificated shares represented by book entry (“Book-Entry Shares”) for the Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock sufficient to deliver the aggregate stock portion of the Merger Consideration, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), (iii) immediately available funds equal to the aggregate Cash Consideration and (iv) cash in lieu of any fractional shares to be issued pursuant to Section 1.6 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Company Common Stock (other than Dissenting Shares) (the foregoing items (i) - (iv) are referred to collectively as the “Exchange Fund”). Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time, a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. Exchange of any Book-Entry Shares shall be effected in accordance with Parent’s customary procedures with respect to securities represented by book entry.

2.2      Exchange of Shares.

(a)          Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, will be entitled to receive (A) one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock, if any, that such holder has the right to receive pursuant to Section 1.6 and (B) a check in the amount equal to the Cash Consideration, if any, that such holder has the right to receive pursuant to Section 1.6 and this Article II, including cash payable in lieu of fractional shares pursuant to Section 2.2(e) and dividends and other distributions pursuant to Section 2.2(b). No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(b)          No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Parent Common Stock represented by such Certificate, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Parent Common Stock represented by such Certificate.

(c)          If any certificate representing shares of Parent Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)          Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrips representing fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.6.

(f)          Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Company Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(h)          To the extent that any shares of Company Common Stock are in book-entry form, references in this Agreement to Certificates or certificated shares shall be deemed to also refer to such book entry shares.

2.3    Withholding Rights.    The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Parent) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Parent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Parent, as the case may be, and timely paid over to the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Company SEC Reports that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 3.2) or (ii) the disclosure letter delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), the Company hereby (i) makes the following representations and warranties to, and agreements with, Parent and Merger Sub and (ii) acknowledges and agrees that, for the avoidance of doubt, references to the Company set forth in this Article III shall include the Company’s predecessors:

3.1    Corporate Organization.

(a)          The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware.

(b)          The Company has all requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Certificate of Incorporation and the Bylaws of the Company, copies of which have previously been provided to Parent and Merger Sub, are true, correct, and complete copies of such documents as currently in effect.

(c)          The Subsidiaries set forth on Schedule 3.1(c) of the Company Disclosure Letter attached hereto are the only Subsidiaries of the Company. Each of the Company’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite limited liability company, limited partnership, corporate or other similar power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. For the purpose of this Section 3.1(c), the term Subsidiaries shall include only “significant subsidiaries” (as such term is defined Rule 1-02(w) of Regulation S-X as promulgated by the SEC under the Exchange Act) of the Company.

3.2    Capitalization.

(a)          The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (the “Company Preferred Stock”). As of January 20, 2011, there were 91,644,859 shares of Company Common Stock and no shares of Company Preferred Stock issued and outstanding. Between January 20, 2011 and the date of this Agreement, except for shares of Company Common Stock issued under the Company Stock Plans, no shares of Company Common Stock, Company Preferred Stock, Company capital stock or other Company voting securities were issued or reserved for issuance. At the close of business on the day prior to the date of this Agreement, there were no shares of Company Common Stock and no shares of Company Preferred Stock held in the treasury of the Company. In addition, at the close of business on January 20, 2011, there were 8,371,448 shares of Company Common Stock reserved for issuance under the Company’s Plan of Reorganization.

(b)          All issued and outstanding shares of Company Common Stock have been, and all shares of Company Common Stock that may be issued pursuant to (i) the exercise or conversion, as applicable, of outstanding Company Stock Options and Company RSU Awards and (ii) the Company’s Plan of Reorganization, will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. There are no bonds, debentures, notes or other indebtedness having general voting rights, or convertible into securities having such rights (“Voting Debt”), of the Company or its Subsidiaries issued and outstanding. Except as set forth in Section 3.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for the Company to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other equity security or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries. No Subsidiary of the Company owns any shares of Company Common Stock.

(c)           As of January 21, 2011, the Company had outstanding Company Stock Options to purchase 2,885,105 shares of Company Common Stock and Company RSU Awards convertible into 998,522 shares of Company Common Stock (or the fair market value of such share of Company Common Stock in cash) under the Company Stock Plans and subject to adjustment on the terms set forth therein. There are no shares of Company Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of the Company.

(d)           Each Subsidiary of the Company is a wholly-owned Subsidiary of Company. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, no Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by the Company, are owned by the Company free and clear of any Encumbrance.

(e)           There are no voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of Company Common Stock or any capital stock of, or other equity interest of, the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

3.3        Authority.  On or prior to the date of this Agreement, the Company Board has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and the Company Stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, each in accordance with the DGCL, and (c) resolved to recommend the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the Company Stockholders and directed that this Agreement be submitted to the Company Stockholders for approval and adoption. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the adoption and approval of this Agreement by the Company Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

3.4        No Violation; Required Filings and Consents.    Assuming the adoption and approval of this Agreement by the Company Stockholders and except (a) for filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the SEC of the Joint Proxy Statement, and (b) for filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company, (ii) require the Company or any of its Subsidiaries to make any filing with, give any notice to, or obtain any permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5        SEC Filings; Controls and Procedures.

(a)           Since January 1, 2008, the Company has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Company SEC Reports”). All of the Company SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Reports and none of the Company SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Company’s knowledge, threatened, in each case involving the Company or any of its Subsidiaries. Assuming the accuracy of Parent’s representation set forth in Section 4.24, the Company SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of the NYSE.

(b)           The Company: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, (iv) based on the Company’s management’s most recently completed evaluation of the Company’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.6        Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Company SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Company Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the

Exchange Act), and (c) fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of the Company and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. The Company has not, between September 30, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2010. The consolidated, unaudited balance sheet of the Company as of September 30, 2010 is referred to herein as the “Company Balance Sheet.”

3.7        Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) that were incurred in connection with the transactions contemplated by this Agreement and that are not material in the aggregate or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company or any of its Subsidiaries, in the Company Financial Statements or the Company SEC Reports.

3.8        Absence of Certain Changes or Events.  Since September 30, 2010, through the date hereof, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and there has not been any Circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.9        Broker’s Fees.      Neither the Company nor any of its officers, directors, employees, or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger), except for fees and commissions incurred in connection with the engagement of Lazard Frères & Co. LLC and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement (including the Merger), all of which will be payable by Company. Upon Parent’s request, the Company will deliver to Parent a true, accurate and complete copy of each engagement letter with Lazard Frères & Co. LLC.

3.10      Legal Proceedings.  Except for Environmental Claims, which are the subject of Section 3.18, as of the date of this Agreement, (i) there are no suits, claims, actions, arbitrations, investigations of a Governmental Authority, alternative dispute resolution actions or any other judicial, administrative or arbitral proceeding (any of the foregoing, an “Action”, and collectively “Actions”) pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries or material assets is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.11      Permits; Compliance with Applicable Laws.  The Company and its Subsidiaries hold all permits, licenses, certificates, notices, authorizations, approvals and similar consents, approvals, licenses, orders or authorizations of all Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the “Company Governmental Approvals”), except for failures to hold such Company Governmental Approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Governmental Approvals, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since January 1, 2008 have not been, in violation of or default under any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is, and since January 1, 2008 has been, in compliance in all material respects with the Sarbanes-Oxley Act. The Company is, and since June 30, 2010 has been, in compliance in all material respects with the applicable listing standards and corporate governance rules and regulations of the NYSE. The above provisions of this Section 3.11 do not relate to matters with respect to Taxes, such matters being the subject of Section 3.12, Environmental Permits and Environmental Laws, such matters being the subject of Section 3.18, and benefits plans, such matters being the subject of Section 3.14.

3.12      Taxes and Tax Returns.

(a)           Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(b)           Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid.

(i)          The most recent financial statements contained in the Company SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods through the date of such financial statements.

(ii)         There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of the Company or its Subsidiaries, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that the Company or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(iii)        There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(iv)        Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among the Company or any of its Subsidiaries), and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company or a subsidiary of the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) (I) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(v)         There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company and its Subsidiaries.

(vi)        In the last five (5) years, neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(vii)       Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Since March 30, 2010, neither the Company nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

3.13    Reorganization.

As of the date of this Agreement, the Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.14    Employee Benefit Programs.  Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) all Company Benefit Plans, Company Pension Plans and Company Other Plans are in compliance with all applicable requirements of law, including the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. The only material employment agreements, severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies disclosed in Section 3.14 of the Company Disclosure Letter. No event has occurred, and there exists no condition or set of circumstances in connection with any Company Benefit Plan, Company Pension Plan or Company Other Plan that has had or could reasonably be expected to have a Company Material Adverse Effect. No Company Benefit Plan, Company Pension Plan or Company Other Plan provides, upon the occurrence of the Merger, either alone or upon the occurrence of any additional or subsequent events, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former Company Personnel, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such Company Personnel, or (C) an entitlement of any such Company Personnel to severance pay, unemployment compensation or any other payment or other benefit, other than with respect to vesting of the Company Stock Options and Company RSU Awards. Each Company Benefit Plan, Company Pension Plan or Company Other Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and between January 1, 2005 and December 31, 2008 was operated in material reasonable, good faith compliance with Section 409A of the Code, as determined under applicable guidance of the United States Department of the Treasury (the “Treasury”) and the Internal Revenue Service.

3.15    Labor and Employment Matters.  As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries, on the one hand, and any trade union or other representatives of Company Personnel, on the other hand, and there is no charge or complaint pending or threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board (the “NLRB”) or any similar Governmental Authority, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and, to the knowledge of the Company, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of the Company Personnel. From January 1, 2008, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting Company Personnel and, to the knowledge of the Company, no such action has been threatened in writing, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened between or involving the Company or any of its Subsidiaries, on the one hand, and any Company Personnel, applicants for employment or classes of the foregoing, on the other hand; (B) the Company and its Subsidiaries are in compliance with all applicable Laws, orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2008, neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act or any comparable state or local law (the “WARN Act”), without complying with the notice requirements of such Laws.

3.16    Material Contracts.  Section 3.16 of the Company Disclosure Letter sets forth a true, accurate and complete list of Contracts relating to indebtedness for borrowed money of the Company or any Subsidiary thereof, together with any Contracts guaranteeing indebtedness of a third party (collectively, the “Company Indebtedness Agreements”). Each (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) of the Company and (ii) Company Indebtedness Agreement (the Contracts referenced in clauses (i) and (ii), the “Company Material Contracts”) is a valid, binding and enforceable obligation of the Company or such Subsidiary and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in default or violation of any Company Material Contract, except for any defaults or violations that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.17    Properties.

(a)         The Company or each of its Subsidiaries, as applicable, holds fee simple title to all real property owned by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)         Neither the Company nor any of its Subsidiaries has, and to the Company’s knowledge, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any lease agreement relating to any property leased, subleased or licensed by the Company (the “Company Leases”) which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Company Leases is in full force and effect and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Company’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any material real property to any Person other than the Company and its Subsidiaries. All plants, facilities and operating equipment owned or leased by the Company or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses, except where the failure to be in such state of repair would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.18    Environmental Matters.

(a)         Each of the Company and its Subsidiaries since January 1, 2008 has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)         Each of the Company and its Subsidiaries has obtained all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement and all such Environmental Permits are validly issued, in full force and effect, and final, and the Company and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Environmental Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)         There is no Environmental Claim pending (i) against the Company or any of its Subsidiaries; (ii) to the knowledge of the Company, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by the Company or any of its Subsidiaries; or (iii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part, or, to the knowledge of the Company, formerly owned, leased or managed, in whole or in part, except in the case of clause (i), (ii) or (iii) for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)         To the knowledge of the Company, there have not been any releases of any Materials of Environmental Concern that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, in each case, except for such releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.19    State Takeover Laws.    The Company Board has approved this Agreement and has taken all other requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 203 of the DGCL and any provisions of the Company’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement or any of the transactions contemplated hereby or thereby. To the knowledge of the Company, no other Takeover Laws or provisions in the governing documents of the Company or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

3.20    Required Vote of Company Stockholders.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve and adopt this Agreement and the Merger. No other vote of holders of securities of the Company is required by Law, the Certificate of Incorporation of the Company, the Bylaws of Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

3.21    Intellectual Property.    All registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications for copyright registration, patents and patent applications and domain name registrations currently owned by the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, or have a right to use pursuant to a license agreement, the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted, and (ii) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or violate (“Infringe”) any Intellectual Property rights of any third party. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no claim or demand has been given in writing to the Company or any Subsidiary that the operation of the business of the Company or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party. Except as set forth in Section 3.21 of the Company Disclosure Letter, no Encumbrances exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Company’s knowledge no Person is engaged in any activity that Infringes the Intellectual Property rights that are owned by the Company or any of its Subsidiaries.

3.22    Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, from January 1, 2009, through the date of this Agreement, each of the Company and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies conducting the business conducted by the Company and its Subsidiaries during such time period in the jurisdiction in which the Company conducts its business. Neither the Company nor any of its Subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy of the Company or any of its Subsidiaries, except with respect to any cancellation, termination or premium increase that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.23    Opinion of Lazard Freres & Co. LLC.   The Company Board has received the opinion of Lazard Freres & Co. LLC, to the effect that, subject to the assumptions, qualifications and other matters and limitations set forth therein, as of the date thereof, the Merger Consideration to be paid to the holders of Company Common Stock (other than Parent, Merger Sub, the Company or holders of Dissenting Shares) is fair, from a financial point of view, to such holders. A correct and complete signed copy of the written opinion will be delivered by Company to Parent, solely for informational purposes, promptly after the date hereof.

3.24    Joint Proxy Statement; Company Information.  The information relating to the Company and its Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4, and any other documents filed with the SEC in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made.

3.25    Affiliate Transactions.  There are no transactions, Company Material Contracts, arrangements or understandings between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any Affiliate of the Company (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

3.26    No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which the Company is a party or otherwise bound.

3.27    Bankruptcy Matters.    On June 21, 2010, the Bankruptcy Court entered the Confirmation Order, pursuant to which the Bankruptcy Court confirmed the Plan of Reorganization in accordance with and pursuant to, inter alia, section 1129 of the Bankruptcy Code. The Confirmation Order (a) is in full force and effect, (b) has not been modified, supplemented or otherwise amended since it was entered by the Bankruptcy Court on June 21, 2010, and (c) is a Final Order. The Plan of Reorganization (x) is in full force and effect and has not been terminated, cancelled or otherwise voided, (y) has not been modified, supplemented or otherwise amended since the entry of the Confirmation Order on June 21, 2010, and (z) has been “substantially consummated” (as such term is defined by section 1101(2) of the Bankruptcy Code). The Effective Date (as defined in the Plan of Reorganization) occurred on June 30, 2010 and the Plan of Reorganization was implemented at that time. Each of the Company, the other Bankruptcy Debtors and the other Subsidiaries of the Company have complied in all material respects with the Plan of Reorganization, the Confirmation Order, and the terms, requirements and provisions set forth therein. Neither the Merger, this Agreement, the transactions contemplated by this Agreement, nor any of the documents, instruments or agreements to be entered into in connection with this Agreement will violate or otherwise contravene the Plan of Reorganization, the Confirmation Order or, in each case, any of the terms, requirements or provisions set forth therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Parent SEC Reports that are the subject of this clause (i) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.2) or (ii) the disclosure letter delivered by Parent to Company on the date hereof (the “Parent Disclosure Letter”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement only to the extent the relevance of such disclosure to such other Section of this Agreement is reasonably apparent on the face of such disclosure), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1        Corporate Organization.

(a)           Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Georgia. Merger Sub is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Parent has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly licensed or qualified to do business and is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in corporate good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. The Certificate of Incorporation and Bylaws of Parent and the Certificate of Formation and Limited Liability Company Agreement of Merger Sub, copies of which have previously been made available to the Company, are true, correct and complete copies of such documents as currently in effect.

(c)           Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. The issued and outstanding limited liability company interest of Merger Sub, is validly issued, fully paid and nonassessable and is owned, beneficially and of record, by Parent, free and clear of any Encumbrance. Except for obligations and liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person that would impair in any material respect the ability of each of

Parent and Merger Sub, as the case may be, to perform its respective obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d)           The Subsidiaries set forth on Schedule 4.1(d) of the Parent Disclosure Letter attached hereto are the only Subsidiaries of Parent. Each of Parent’s Subsidiaries is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent’s Subsidiaries has all requisite limited liability company, limited partnership, corporate or other similar power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. For the purpose of this Section 4.1(d), the term Subsidiaries shall include only “significant subsidiaries” (as such term is defined Rule 1-02(w) of Regulation S-X as promulgated by the SEC under the Exchange Act) of Parent.

4.2        Capitalization.

(a)           The authorized capital stock of Parent consists of 175,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”). As of January 21, 2011, there were 39,389,935 shares of Parent Common Stock and no shares of Parent Preferred Stock issued and outstanding. Between January 21, 2011 and the date of this Agreement, except for shares of Parent Common Stock issued under Parent’s equity-based compensation plans, including Parent’s employee stock purchase plan (the “Parent Stock Plans”), no shares of Parent Common Stock, Parent Preferred Stock, Parent capital stock or other Parent voting securities were issued or reserved for issuance. At the close of business on January 21, 2011, there were no shares of Parent Common Stock and no shares of Parent Preferred Stock held in the treasury of Parent.

(b)           All issued and outstanding shares of Parent Common Stock have been, and all shares of Parent Common Stock that may be issued pursuant to the exercise or conversion, as applicable, of each then outstanding option to purchase shares of Parent Common Stock pursuant to the Parent Stock Plans (each a “Parent Stock Option”) and Parent Restricted Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof except as required by Law. Each of Parent and its Subsidiaries has no Voting Debt issued and outstanding. Except as set forth in Section 4.2(c), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for Parent to issue, deliver or sell, or cause to be issued, delivered or sold any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Parent Common Stock or Parent Preferred Stock or any other equity security or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or any other similar agreements. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests or Voting Debt in Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of Parent’s Subsidiaries. No Subsidiary of Parent owns any shares of Parent Common Stock.

(c)           As of January 21, 2011, Parent had outstanding Parent Stock Options to purchase 923,788 shares of Parent Common Stock and Parent Restricted Stock convertible into 1,132,777 shares of Parent Common Stock (or the fair market value of such share of Parent Common Stock in cash) under the Parent Stock Plans and subject to adjustment on the terms set forth therein. There are no shares of Parent Common Stock outstanding that are subject to vesting over time or upon the satisfaction of any condition precedent, or which are otherwise subject to any right or obligation of repurchase or redemption on the part of Parent.

(d)           Each Subsidiary of Parent is a wholly-owned Subsidiary of Parent. Except as set forth in Section 4.2(d) of the Parent Disclosure Letter, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Parent to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests. All of the interests or shares of capital stock of each of the Subsidiaries of Parent are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable and, with respect to such interests or shares held directly or indirectly by Parent, are owned by Parent free and clear of any Encumbrance.

(e)           There are no voting trusts or other agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of any shares of Parent Common Stock or any capital stock of, or other equity interest of, Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

4.3        Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. On or prior to the date of this Agreement, the Parent Board has (a) determined that this Agreement and the transactions contemplated hereby, are advisable and in the best interests of Parent and the Parent Stockholders, (b) approved this Agreement and the transactions contemplated hereby, and (c) resolved to recommend to the Parent Stockholders the issuance of the Parent Common Stock as contemplated hereby. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder, subject to the approval of the issuance of the Parent Common Stock contemplated by this Agreement by the Parent Stockholders at a stockholders’ meeting duly called and held for such purpose (the “Parent Stockholders’ Meeting”). The adoption, execution, delivery and performance of this Agreement and the approval of the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, except for the approval of the stockholders of Parent contemplated to be obtained pursuant to the Joint Proxy Statement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby, except for the approval of the issuance of the Parent Common Stock as contemplated by this Agreement by the Parent Stockholders and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity.

4.4        Consents and Approvals.      Except for (a) filings, permits, authorizations, consents and approvals, and for the termination or expiration, as applicable, of any applicable waiting periods, as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the HSR Act and other Regulatory Laws, and state securities or state “Blue Sky” laws, including the filing with the U.S. Securities and Exchange Commission (“SEC”) of a proxy statement in definitive form relating to the meetings of the Company Stockholders and the Parent Stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”), a registration statement on Form S-4

(the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and a declaration of effectiveness of the Form S-4 and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, or compliance by Parent and Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require either Parent or Merger Sub to make any filing with, give any notice to, or obtain any permit, authorization, consent, or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or (iv) violate any Law applicable to Parent and Merger Sub or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or rights of termination, cancellation or acceleration that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.5        SEC Filings; Controls and Procedures.

(a)           Since January 1, 2008, Parent has timely filed all reports, registrations, statements, prospectuses, forms, schedules and other documents, together with any amendments required to be made with respect thereto, that were or are required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and Forms 8-K (collectively, the “Parent SEC Reports”). All of the Parent SEC Reports are publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Reports and none of the Parent SEC Reports is the subject of any ongoing SEC review. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to Parent’s knowledge, threatened, in each case involving Parent or any of its Subsidiaries. Assuming the accuracy of the Company’s representation set forth in Section 3.24, the Parent SEC Reports (i) were or will be filed or furnished on a timely basis, (ii) at the time filed or furnished, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (iii) did not or will not at the time they were or are filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. Parent is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and all applicable listing and corporate governance rules and regulations of the NYSE.

(b)           Parent: (i) maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (C) access to assets is permitted only in accordance with management’s general or specific authorization; (ii) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed and effective to ensure that all information (both financial and non-financial) relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and are also designed and effective to ensure that all such information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act; (iii) has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable

Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and, (iv) based on Parent’s management’s most recently completed evaluation of Parent’s internal controls over financial reporting prior to the date of this Agreement, (A) has no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) does not have any knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

4.6        Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes and schedules) of Parent contained in the Parent SEC Reports at the time filed, or if amended, at the time of filing of such amendment (the “Parent Financial Statements”) (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (b) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (c) fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated statement of operations, cash flows and changes in stockholders’ equity for the periods indicated, consistent with the books and records of Parent and its consolidated Subsidiaries, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or effect. Parent has not, between September 30, 2010 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on September 30, 2010. The consolidated, audited balance sheet of Parent as of September 30, 2010 is referred to herein as the “Parent Balance Sheet.”

4.7        Absence of Undisclosed Liabilities.    Except for matters reflected or reserved against in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto), except liabilities or obligations (i) that were incurred in the ordinary course of business consistent with past practice since September 30, 2010, (ii) that were incurred in connection with the transactions contemplated by this Agreement and that are not material in the aggregate or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent Financial Statements or the Parent SEC Reports.

4.8        Absence of Certain Changes or Events.    Since September 30, 2010, through the date hereof, Parent and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner since such date and there has not been any Circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.9        Broker’s Fees.    Neither Parent nor Merger Sub nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement (including the Merger)

except for fees and commissions incurred in connection with the engagement of Wells Fargo Securities and for legal, accounting and other professional fees payable in connection with the transactions contemplated by this Agreement (including the Merger), all of which will be paid by Parent.

4.10      Legal Proceedings.    Except for Environmental Claims, which are the subject of Section 4.18, as of the date of this Agreement, (i) there are no Actions pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental Authority investigations, inquiries or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties that, in each case, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries or material assets is subject to any order of any Governmental Authority that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.11      Permits; Compliance with Applicable Laws.    Parent and its Subsidiaries hold all permits, licenses, certificates, notices, authorizations, approvals and similar consents, approvals, licenses, orders or authorizations of all Governmental Authorities necessary for the lawful conduct of their respective businesses as currently conducted (the “Parent Governmental Approvals”), except for failures to hold such Parent Governmental Approvals that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Governmental Approvals, except failures so to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since January 1, 2008 have not been, in violation of or default under any Law or order of any Governmental Authority, except for such violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent is, and since January 1, 2008 has been, in compliance in all material respects with (i) the Sarbanes-Oxley Act and (ii) the applicable listing standards and corporate governance rules and regulations of the NYSE. The above provisions of this Section 4.11 do not relate to matters with respect to Taxes, such matters being the subject of Section 4.12, Environmental Permits and Environmental Laws, such matters being the subject of Section 4.18, and benefits plans, such matters being the subject of Section 4.14.

4.12      Taxes and Tax Returns.

(a)            Except as has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect:

(i)        Each of Parent and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes shown to be due and owing on such Tax Returns have been timely paid.

(ii)        The most recent financial statements contained in the Parent SEC Reports filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by Parent and its Subsidiaries for all taxable periods through the date of such financial statements.

(iii)       There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Parent or its Subsidiaries, and, to the knowledge of Parent, neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.

(iv)       There are no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries, and no power of attorney granted by either Parent or any of its Subsidiaries with respect to any Taxes is currently in force.

(v)        Neither Parent nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes imposed on or with respect to any individual or other person (other than (I) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business and (II) agreements with or among Parent or any of its Subsidiaries), and neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is Parent or a subsidiary of Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) (I) under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), or (II) as a transferee or successor.

(vi)       There are no material Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent and its Subsidiaries.

(vii)      In the last five (5) years, neither Parent nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) applied or was intended to apply.

(viii)     Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). Since March 30, 2010, neither Parent nor any of its Subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Law.

4.13      Reorganization.  As of the date of this Agreement, neither Parent nor Merger Sub is aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14      Employee Benefit Programs.  Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) all Parent Benefit Plans, Parent Pension Plans and Parent Other Plans are in compliance with all applicable requirements of law, including ERISA, and the Code, and (B) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Parent or any of its Subsidiaries following the Closing. The only material employment agreements, severance agreements or severance policies applicable to Parent or any of its Subsidiaries are the agreements and policies disclosed in Section 4.14 of the Parent Disclosure Letter. No event has occurred, and there exists no condition or set of circumstances in connection with any Parent Benefit Plan, Parent Pension Plan or Parent Other Plan that has had or could reasonably be expected to have a Parent Material Adverse Effect. No Parent Benefit Plan, Parent Pension Plan or Parent Other Plan provides, upon the occurrence of the Merger, either alone or upon the occurrence of any additional or subsequent events, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former Parent Personnel, (B) any forgiveness of indebtedness or obligation to fund compensation or benefits with respect to any such Parent Personnel, or (C) an entitlement of any such Parent Personnel to severance pay, unemployment compensation or any other payment or other benefit. Each Parent Benefit Plan, Parent Pension Plan or Parent Other Plan that is in any part a “nonqualified deferred compensation plan” subject to Section 409A of the Code materially complies and, at all times after December 31, 2008 has materially complied, both in form and operation, with the requirements of Section 409A of the Code and the final regulations thereunder and between January 1, 2005 and December 31, 2008 was operated in material reasonable, good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service.

4.15      Labor and Employment Matters.  As of the date of this Agreement, there are no disputes, grievances or arbitrations pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries, on the one hand, and any trade union or other representatives of Parent Personnel, on the other hand, and there is no charge or complaint pending or threatened in writing against Parent or any of its Subsidiaries before the NLRB or any similar Governmental Authority, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, and, to the knowledge of Parent, as of the date of this Agreement, there are no material organizational efforts presently being made involving any of Parent Personnel. From January 1, 2008, to the date of this Agreement, there has been no work stoppage, strike, slowdown or lockout by or affecting Parent Personnel and, to the knowledge of Parent, no such action has been threatened in writing, except in each case as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of Parent, threatened between or involving Parent or any of its Subsidiaries, on the one hand, and any Parent Personnel, applicants for employment or classes of the foregoing, on the other hand; (B) Parent and its Subsidiaries are in compliance with all applicable Laws, orders, agreements, contracts and policies respecting employment and employment practices, including, without limitation, all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance; and (C) since January 1, 2008, neither Parent nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff,” as defined in the WARN Act, without complying with the notice requirements of such Laws.

4.16      Material Contracts.  Section 4.16 of the Parent Disclosure Letter sets forth a true, accurate and complete list of each Contract relating to indebtedness for borrowed money of Parent or any Subsidiary thereof, together with any Contract guaranteeing indebtedness of a third party (collectively, the “Parent Indebtedness Agreements”). Each (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) of Parent and (ii) Company Indebtedness Agreement (the Contracts referenced in clauses (i) and (ii) the “Parent Material Contracts”) is a valid, binding and enforceable obligation of Parent or such Subsidiary and in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is in default or violation of any Parent Material Contract, except for any defaults or violations that would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.17      Properties.

(a)            Parent or each of its Subsidiaries, as applicable, holds fee simple title to all real property owned by Parent, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)            Neither Parent nor any of its Subsidiaries has, and to Parent’s knowledge, none of the other parties thereto have, violated in any respect any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any lease agreement relating to any property leased, subleased or licensed by Parent (the “Parent Leases”) which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received notice of any of the foregoing. Each of the Parent Leases is in full force and effect and is enforceable against Parent or its Subsidiaries, as the case may be, and, to Parent’s knowledge, against each other party thereto, in accordance with its terms and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries leases, subleases or licenses any material real property to any Person other than Parent and its Subsidiaries. All plants, facilities and operating equipment owned or leased by Parent or any of its Subsidiaries are in a state of repair so as to be adequate for their current and intended uses, except where the failure to be in such state of repair would not, individually or in the aggregate, have a Parent Material Adverse Effect.

4.18      Environmental Matters.

(a)            Each of Parent and its Subsidiaries since January 1, 2008 has been and is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Each of Parent and its Subsidiaries has obtained all Environmental Permits necessary for the conduct of their operations as of the date of this Agreement and all such Environmental Permits are validly issued, in full force and effect, and final, and Parent and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure to obtain such Environmental Permits, of such Environmental Permits to be in good standing or, where applicable, of a renewal application to have been timely filed and be pending or to be in such compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)            There is no Environmental Claim pending (i) against Parent or any of its Subsidiaries; (ii) to the knowledge of Parent, against any person or entity whose liability for such Environmental Claim has been retained or assumed either contractually or by operation of law by Parent or any of its Subsidiaries; or (iii) against any real or personal property or operations that Parent or any of its Subsidiaries owns, leases or manages, in whole or in part, or, to the knowledge of Parent, formerly owned, leased or managed, in whole or in part, except in the case of clause (i), (ii) or (iii) for such Environmental Claims that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d)            To the knowledge of Parent, there have not been any releases of any Materials of Environmental Concern that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its Subsidiaries, in each case, except for such releases that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.19      State Takeover Laws.  Parent Board has taken all requisite action such that the provisions of any anti-takeover laws and regulations of any Governmental Authority, including Section 14-2-1132 of the GBCC and any provisions of Parent’s Certificate of Incorporation relating to special voting requirements for certain business combinations, will not apply to this Agreement, or any of the transactions contemplated hereby or thereby. To the knowledge of Parent, no other Takeover Laws or provisions in the governing documents of Parent or any of its Subsidiaries having any such effect are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby or thereby.

4.20      Required Vote of Parent Stockholders.  The affirmative vote of a majority of the total votes cast by the holders of the Parent Common Stock at a meeting of the Parent Stockholders at which a quorum is present is the only vote of holders of securities of Parent which is required to approve the issuance of the Parent Common Stock as contemplated by this Agreement. No other vote of holders of securities of Parent is required by Law, the Certificate of Incorporation of Parent, the Bylaws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby.

4.21      Financing.  Parent has delivered to the Company true, correct and complete fully-executed copies of the commitment letter, dated as of January 23, 2011, by and among Parent, WF Investments Holdings, LLC, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc., and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, including all exhibits, schedules, annexes and amendments to such letter, in effect as of the date of this

Agreement (the “Commitment Letter”), together with a redacted copy of the fee letter relating thereto (the “Fee Letter”). Pursuant to the Commitment Letter, and subject to the terms and conditions thereof, each of the parties thereto (other than Parent) have severally agreed and committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded (and no party thereto indicated an intent to so withdraw, modify or rescind) in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and subject to general principles of equity. As of the date of this Agreement, except for the Fee Letter and an engagement letter with respect to the Financing, there are no side letters or other contracts or arrangements related to the Financing other than the Commitment Letter. As of the date of this Agreement, there are no conditions precedent or contingencies relating to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. The net proceeds contemplated from the Financing, together with cash on hand of Parent and Merger Sub on the Closing Date, will, in the aggregate, be sufficient for (i) the payment of the aggregate Cash Consideration and any other amounts required to be paid pursuant to Article II, the aggregate amount of cash to be deposited pursuant to Section 1.7(b) in respect of the Reserved Company Common Stock, and the aggregate amount of cash to be paid pursuant to the terms of Section 1.9 in respect of the Company RSU Awards, (ii) the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing, and (iii) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Parent, Merger Sub and the Surviving Entity in connection with the Merger and the Financing. As of the date of this Agreement, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of Parent under the Commitment Letter or, to the knowledge of Parent or Merger Sub, any other party to the Commitment Letter and (ii) Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s obligations under this Agreement, the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing and the payment of all fees and expenses reasonably expected to be incurred in connection therewith will not be available to Parent and Merger Sub on the Closing Date. Parent and Merger Sub have fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter. Each of Parent and Merger Sub understands that the obligations to effect the transactions contemplated by this Agreement are not conditioned upon the availability of the Financing to Parent and Merger Sub at the Closing.

4.22      Intellectual Property.    All registered trademarks and registered service marks, trademark and service mark applications, copyright registrations and applications for copyright registration, patents and patent applications and domain name registrations currently owned by Parent and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own, or have a right to use pursuant to a license agreement, the Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted, and (ii) the operation of the business of Parent and its Subsidiaries as currently conducted does not Infringe any Intellectual Property rights of any third party. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, no claim or demand has been given in writing to Parent or any Subsidiary that the operation of the business of Parent or any Subsidiary as currently conducted Infringes the Intellectual Property rights of any third party. Except as set forth in Section 4.22 of the Parent Disclosure Letter, no Encumbrances exist with respect to the Intellectual Property used in, or necessary for, the operation of the business of Parent and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, to Parent’s knowledge no Person is engaged in any activity that Infringes the Intellectual Property rights that are owned by Parent or any of its Subsidiaries.

4.23      Insurance.    Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, from January 1, 2009, through the date of this Agreement, each of Parent and its Subsidiaries has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies conducting the business conducted by Parent and its Subsidiaries during such time period in the jurisdiction in which Parent conducts its business. Neither Parent nor any of its Subsidiaries has received any notice of any pending or threatened cancellation, termination or premium increase with respect to any insurance policy of Parent or any of its Subsidiaries, except with respect to any cancellation, termination or premium increase that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.24      Joint Proxy Statement; Parent Information.      The information relating to Parent, Merger Sub and their respective Subsidiaries to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4, and any other documents filed with the SEC in connection herewith, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The Form S-4 will comply with the provisions of the Securities Act and the rule and regulations thereunder in all material respects.

4.25      Affiliate Transactions.  There are no transactions, Parent Material Contracts, arrangements or understandings between (a) Parent or any of its Subsidiaries, on the one hand, and (b) any Affiliate of Parent (other than any of its wholly owned Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act.

4.26      No Rights Plan.  There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect, to which Parent is a party or otherwise bound.

4.27      Opinion of Wells Fargo Securities  The Parent Board has received the opinion of Wells Fargo Securities, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date thereof, the Merger Consideration contemplated by this Agreement is fair to Parent from a financial point of view. A correct and complete signed copy of the written opinion will be delivered to the Company, solely for informational purposes, promptly after the date hereof.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1        Conduct of Company Business Pending the Effective Time.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided in this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, preserve the assets and properties of the Company and its Subsidiaries in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its present officers, employees, independent contractors and consultants, preserve substantially the current relationships of the Company and its Subsidiaries with merchants, customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects, consistent with past practice. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) to the extent Parent shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (z) as provided in Section 5.1 of the Company Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)    propose or adopt any amendments to its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b)    (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of the Company or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Company Common Stock or the value of the Company or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Company Common Stock upon the conversion or exercise of convertible securities outstanding, including, without limitation, the exercise of Company Stock Options and the conversion of Company RSU Awards, in each case outstanding as of the date of this Agreement or granted in accordance with the terms of this Agreement, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c)    grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of Company Common Stock or the value of the Company or its Subsidiaries or any part thereof (whether or not pursuant to existing Company Stock Plans), other than as set forth in Section 5.1(c) of the Company Disclosure Letter;

(d)    except as required by any Company Pension Plan, Company Benefit Plan or Company Other Plan in effect on the date of this Agreement or as amended in accordance with the terms of this Agreement, (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Company Personnel, other than (A) for increases in compensation or benefits or (B) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other Company Personnel in connection with the transactions contemplated by this Agreement, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Company Personnel, (iii) enter into or adopt any new Company Pension Plan, Company Benefit Plan or Company Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Company Pension Plan, Company Benefit Plan or Company Other Plan other than as set forth in Section 6.20(f), or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Company Personnel or grant or amend any award under any Company Pension Plan, Company Benefit Plan or Company Other Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Company Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (vi) terminate any Key Employee other than for Cause (including misconduct or breach of company policy);

(e)    (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of the Company to another Subsidiary of the Company or to the Company), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of the Company or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Company Stock Options or the conversion of Company RSU Awards outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement;

(f)    (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of the Company or any of its Subsidiaries or (ii) mortgage or pledge any assets or properties of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), (A) in the ordinary course of business consistent with past practice, (B) assets (including real and personal property) associated with discontinued operations or (C) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (A) and (B), in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(g)    (i) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Company Material Contract except in connection with normal renewals of Company Material Contracts without materially adverse changes, additions or deletions of terms, or (ii) enter into any new agreement or contract or other binding obligation of the Company or its Subsidiaries containing (A) any restriction on the ability of the Company and its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (B) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on the Surviving Entity or its Affiliates, including the Company and its Subsidiaries, or (C) any restriction on the Company and its Subsidiaries engaging in any type or activity or business;

(h)    other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i)    other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of the Company’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than the aggregate amount of the Company’s budgeted capital expenditures for the Company’s 2011 fiscal year as previously disclosed to Parent;

(j)    merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (iv) enter into any new line of business, except, in the case of clause (iii) or acquisition transactions under clause (i) (but specifically excluding any merger or consolidation of Company with any other Person under clause (i)), (A) in the ordinary course of business consistent with past practice or (B) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(k)    create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing agreements or any refinancing thereof, (ii) for any inter-company indebtedness solely involving the Company and/or direct or indirect wholly owned Subsidiaries, (iii) as required by existing contracts entered into in the ordinary course of business or (iv) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(k).

(l)    change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(m)    write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(n)    waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of the Company and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by the Company of an amount in excess of $50,000,000 (excluding any amounts that may be paid under existing insurance policies);

(o)    knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(p)    authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.2        Conduct of Parent Business Pending the Effective Time.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except (w) as may be required by Law, (x) to the extent the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise expressly provided in this Agreement and (z) as provided in Section 5.2 of the Parent Disclosure Letter, Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, preserve the assets and properties of Parent and its Subsidiaries in good repair and condition, maintain capital expenditure levels consistent with past practices, keep available the services of its present officers, employees, independent contractors and consultants, preserve substantially the current relationships of Parent and its Subsidiaries with merchants, customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations, and otherwise conduct its business in the ordinary course in all material respects, consistent with past practice. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) to the extent the Company shall otherwise consent in writing, which consent shall not unreasonably be withheld, delayed or conditioned, (y) as otherwise specifically provided in, or in furtherance of any action permitted by, this Agreement and (z) as provided in Section 5.2 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions):

(a)    propose or adopt any amendments to its articles of organization, certificate of incorporation or bylaws, joint venture documents, partnership agreements or equivalent organizational documents;

(b)    (i) authorize for issuance, issue, deliver, sell, pledge, transfer, grant, dispose of or encumber any shares of capital stock or other equity or voting interests of Parent or any of its Subsidiaries or any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any such shares or interests or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock or other rights that are linked to the value of Parent Common Stock or the value of Parent or any of its Subsidiaries or any part thereof, provided, however that none of the foregoing shall prohibit the issuance of Parent Common Stock upon the conversion or exercise of convertible securities under Parent Option Plans and Parent Other Plans, including, without limitation, the exercise of Parent Stock Options and the conversion of Parent Restricted Stock, in each case outstanding as of the date of this Agreement or granted in the ordinary course by Parent consistent with past practice, including in connection with annual incentive awards, or such pledges or encumbrances as may be contemplated in connection with the Financing, (ii) effect any stock split, stock combination, stock reclassification, reverse stock split, stock dividend, recapitalization or other similar transaction, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) enter into any amendment of any term of any of its outstanding securities;

(c)    other than in the ordinary course consistent with past practices, grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock or shares of deferred stock, restricted stock awards, restricted stock units, stock appreciation rights, “phantom” stock awards or other similar rights that are linked to the value of the Parent Common Stock or the value of Parent or its Subsidiaries or any part thereof (whether or not pursuant to existing Parent Stock Plans);

(d)    except as required by any Parent Pension Plan, Parent Benefit Plan or Parent Other Plan in effect on the date of this Agreement or as amended in accordance with the terms of this Agreement, (i) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any officer, director or other Parent Personnel, other than (A) for increases in compensation or benefits or (B) amendments to employment, change-in-control or severance agreements, in each case, in the ordinary course of business consistent with past practice; provided that any such amendments do not otherwise increase the benefits or amounts paid or payable to any officer, director or other Parent Personnel in connection with the transactions contemplated by this Agreement, (ii) grant any bonuses, other than in the ordinary course of business consistent with past practice (including grants of bonuses to new hires), to any Parent Personnel, (iii) enter into or adopt any new Parent Pension Plan, Parent Benefit Plan or Parent Other Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify any existing Parent Pension Plan, Parent Benefit Plan or Parent Other Plan, or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any Parent Personnel or grant or amend any award under any Parent Pension Plan, Parent Benefit Plan or Parent Other Plan (including the grant of any options, restricted stock, restricted stock units, warrants, other equity or equity-based or related compensation), (iv) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (v) grant to any Parent Personnel any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than, in the case of any non-Key Employee, the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice), or (vi) terminate any Key Employee other than for Cause (including misconduct or breach of company policy);

(e)    other than with respect to regular quarterly dividends in an amount not to exceed $0.20 per share declared and paid in the ordinary course consistent with past practice, including with respect to payment and record dates, (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property or any combination thereof) with respect to any shares of its capital stock or other equity or voting interests, or otherwise make any payments to its stockholders in their capacity as such (other than dividends or distributions from a wholly-owned Subsidiary of Parent to another Subsidiary of Parent or to Parent), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock of, or other equity or voting interest in, any of Parent or any of its Subsidiaries, or any options, warrants, calls or rights to acquire any such stock or other securities, other than in connection with Tax withholdings and exercise price settlement upon the exercise of Parent Stock Options or the conversion of Parent Restricted Stock outstanding on the date of this Agreement or granted in accordance with the terms of this Agreement;

(f)    (i) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any material assets or properties of Parent or any of its Subsidiaries or (ii) mortgage or pledge any assets or properties of Parent or any of its Subsidiaries that are material to Parent and its Subsidiaries taken as a whole, or subject any such assets or property to any other Encumbrance (except Permitted Encumbrances), other than, in the case of both (i) and (ii), (A) in the ordinary course of business consistent with past practice, (B) assets (including real and personal property) associated with discontinued operations or (C) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clause (A) and (B), in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(g)    (i) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Parent Material Contract except in connection with normal renewals of Parent Material Contracts without materially adverse changes, additions or deletions of terms, or (ii) enter into any new agreement or contract or other binding obligation of Parent or its Subsidiaries containing (A) any restriction on the ability of Parent and its Subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (B) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on the Surviving Entity or its Affiliates, including Parent and its Subsidiaries, or (C) any restriction on Parent and its Subsidiaries engaging in any type or activity or business;

(h)    other than foreign exchange rate swaps with respect to intercompany debt, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(i)    other than in the ordinary course of business consistent with past practice or as necessary to maintain value and functionality of Parent’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than the aggregate amount of Parent’s budgeted capital expenditures for Parent’s 2011 fiscal year as previously disclosed to the Company;

(j)    (i) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof), (ii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (iv) enter into any new line of business, except, in the case of clause (iii) or acquisition transactions under clause (i) (but specifically excluding any merger or consolidation of Parent with any other Person under clause (i)), (A) in the ordinary course of business consistent with past practice or (B) in one or more transactions with respect to which the aggregate consideration does not exceed $50,000,000;

(k)    create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except (i) for indebtedness incurred in the ordinary course of business and consistent with past practice under Parent’s current borrowing agreements or any refinancing thereof, (ii) for any inter-company indebtedness solely involving Parent and/or direct or indirect wholly owned Subsidiaries, (iii) as required by existing contracts entered into in the ordinary course of business or (iv) as contemplated by this Agreement or (v) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent, which indebtedness is incurred in compliance with this Section 5.2(k);

(l)    change any of its methods, principles or practices of financial accounting currently in effect, except (i) as required by GAAP, Regulation S-X of the Exchange Act, or as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (ii) as required by a change in applicable Law;

(m)    write up, write down or write off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP;

(n)    waive, release, assign, settle or compromise any pending or threatened Action which is (i) material to the business of Parent and its Subsidiaries, taken as a whole or (ii) otherwise involves the payment by Parent of an amount in excess of $50,000,000 (excluding any amounts that may be paid under existing insurance policies);

(o)    knowingly take or fail to take any action in breach of this Agreement for the purpose of (or which would be reasonably expected to) materially delaying or preventing the consummation of the transactions contemplated hereby (other than as required by Law); or

(p)    authorize any of, or commit, resolve, announce, offer or agree to take any of, the foregoing actions or any other action inconsistent with the foregoing.

5.3      Certain Tax Matters.

(a)    During the period from the date of this Agreement to the Effective Time, except as would not be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, the Company and Parent shall, and shall cause each of their respective Subsidiaries to: (i) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of each such entity; (ii) timely pay all Taxes due and payable; (iii) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (iv) promptly notify the other party of any Actions pending against or with respect to such entity in respect of any amount of Tax and not settle or compromise any material Tax liability without the other party’s consent, which shall not be unreasonably withheld.

(b)    Except in the ordinary course of business and consistent with past practice, the Company, Parent and each of the respective Subsidiaries shall (A) not change any method of accounting, (B) not file any material amended Tax Return or claim for refund, (C) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, (D) not settle or compromise any material Tax liability, and (E) not make or change any material Tax election, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.

(c)    From and after the date of this Agreement and until the Effective Time, each party to this Agreement shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

5.4      Certain Bankruptcy Matters. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (a) comply in all material respects with the Plan of Reorganization, the Confirmation Order, and the terms, requirements and provisions set forth therein, and (b) use their reasonable best efforts to take all actions required of the Company and its Subsidiaries by the Plan of Reorganization and/or the Confirmation Order on a timely basis.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1      Joint Proxy Statement.

(a)          Parent and the Company shall cooperate to promptly prepare and file with the SEC the Joint Proxy Statement and Parent (with the Company’s reasonable cooperation) shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of such parties shall thereafter mail or deliver the Joint Proxy Statement to its respective shareholders or stockholders, as applicable. Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or applicable law related thereto.

(b)          Parent and the Company shall promptly notify the other upon its, or one of its Subsidiaries’, receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4, shall consult with the other prior to responding to any such comments or requests or filing any amendment or supplement to the Joint Proxy Statement or the Form S-4, and shall provide the other with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff on the other hand. If any party hereto becomes aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Joint Proxy Statement or the Form S-4, then such party shall promptly inform the other parties hereto thereof and shall cooperate with the other parties in filing such amendment or supplement with the SEC and, to the extent required by applicable Law, in mailing such amendment or supplement to the Parent Stockholders and Company Stockholders.

(c)          Notwithstanding anything to the contrary stated above, prior to filing and mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company hereby agree to provide the other party with a reasonable opportunity to review and comment on such document or response and shall discuss with such other party, and include in such document or response, comments reasonably proposed by the other party.

6.2      Company Stockholders’ Meeting; Parent Stockholders’ Meeting.

(a)          Parent shall take all action necessary in accordance with applicable Law, Parent’s Articles of Incorporation and Parent’s Bylaws, to call, give notice of, convene and hold the Parent Stockholders’ Meeting to consider and vote on a proposal to adopt and approve the issuance of the Parent Common Stock contemplated by this Agreement. The Parent Stockholders’ Meeting shall be held (on a date selected by Parent in consultation with the Company) as promptly as practicable after mailing of the Joint Proxy Statement.

(b)          Subject to the provisions of Section 6.5 hereof, Parent Board shall recommend that the Parent Stockholders approve the issuance of the Parent Common Stock pursuant to this Agreement (the “Parent Recommendation”), and shall include such recommendation in the Joint Proxy Statement, and shall use reasonable best efforts to (i) solicit from its shareholders proxies in favor of the approval of the issuance of the Parent Common Stock pursuant to the terms of this Agreement and (ii) take all other action necessary or advisable to secure such approval.

(c)          The Company shall take all action necessary in accordance with applicable Law, the Company’s Certificate of Incorporation and the Company’s Bylaws, to call, give notice of, convene and hold the Company Stockholders’ Meeting to consider and vote on a proposal to adopt and approve this Agreement. The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after mailing of the Joint Proxy Statement.

(d)          Subject to the provisions of Section 6.4 hereof, the Company Board shall recommend that the Company Stockholders adopt and approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall include such recommendation in the Joint Proxy Statement, and shall use reasonable best efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (ii) take all other action necessary or advisable to secure such approval.

6.3      Third Party Consents and Regulatory Approvals.

(a)          Subject to the terms and conditions of this Agreement, the parties hereto will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, any necessary filing of a Notification and Report Form pursuant to the HSR Act and all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Authorities under any other antitrust, competition, trade regulation or other Regulatory Law with respect to the transactions contemplated hereby; (ii) to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law; (iii) to use their reasonable best efforts to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable; and (iv) not to extend any waiting period under the HSR Act or enter into any agreement with any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed).

(b)          To the extent permissible under applicable Law, each of the parties hereto shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”)

or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Authority, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Authority from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)          If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any Action, whether judicial or administrative, is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the parties hereto shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein); and/or (ii) subject to Section 6.3(d), take such action as reasonably necessary to overturn any action by any Government Authority or private party to block consummation of this Agreement (and the transactions contemplated herein), including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that each of the parties hereto shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority with respect thereto.

(d)          Subject to Section 6.3(e), “reasonable best efforts” shall not include nor require any party or its Subsidiaries to (A) propose, negotiate, or offer to commit or agree to or effect by consent decree, hold separate order, or otherwise, the sale, divestiture, license, disposition or hold separate of any asset, in each case if such sale, divestiture, license, disposition or hold separate with respect thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (after giving effect to the Merger), or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (after giving effect to the Merger) (any of the foregoing effects, a “Burdensome Effect”). Notwithstanding anything herein to the contrary, (i) neither the Company nor its Subsidiaries shall propose, negotiate or offer to commit to any sale, divestiture, license, disposition or hold separate of any asset contemplated to be held by the Surviving Entity following the consummation of the Merger without the prior written consent of Parent and (ii) neither Parent nor the Company shall be required to agree to any divestiture, sale or other disposition of any of the assets listed on Section 6.3 of the Parent Disclosure Letter.

(e)          If Parent elects to propose, negotiate, or offer to commit to and effect by consent decree, hold separate order, or otherwise, any sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d) with respect to any assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries or the Surviving Entity or its Subsidiaries, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, reasonably cooperate in all respects as requested by Parent in connection with any such sale, divestiture, license, disposition, prohibition or limitation or other action of a type described in Section 6.3(d), so long as such sale, divestiture, license, disposition, prohibition or limitation or other action is to be effective only as of the Effective Time.

6.4      No Solicitation – Company.

(a)          Upon execution of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Company Acquisition Proposal. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to a Company Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all information, documents, and materials relating to the Company Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)          Except as provided in Section 6.4(c), the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, (iii) furnish any information or data regarding the Company or any of its Subsidiaries to, or afford access to the properties, books and records of the Company to, any Person (other than Parent or Merger Sub) in connection with or in response to any Company Acquisition Proposal, (iv) enter into any letter of intent or Contract providing for, relating to or in connection with, any Company Acquisition Proposal or any proposal that may lead to a Company Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.4(c)), or that requires the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend a Company Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by a Company Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c)          Notwithstanding Section 6.4(b), from the date hereof and prior to the receipt of the Company Stockholders’ Approval, if (i) the Company or its Representatives receive an unsolicited bona fide written Company Acquisition Proposal that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Company Superior Proposal, (ii) the Company Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Company Acquisition Proposal would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law and (iii) such Company Acquisition Proposal was not solicited in material breach of this Section 6.4, then the Company may take the following actions: (x) furnish information to the third party making such Company Acquisition Proposal (a “Company Qualified Bidder”), provided that (A) the Company receives from the Company Qualified Bidder an executed confidentiality agreement (the confidentiality terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company in any way from complying with this Agreement, including prohibiting the Company from providing information or written materials to Parent and (C) all such information has previously been provided to Parent or is provided to Parent concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Company Qualified Bidder and its Representatives with respect to the Company Acquisition Proposal.

(d)          Except as otherwise provided in Section 6.4(e), neither the Company Board nor any committee of the Company Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) approve, adopt, endorse or recommend any Company Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Company Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Company Board or any committee thereof, being referred to as a “Company Adverse Recommendation Change”).

(e)          Notwithstanding Section 6.4(d), at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may in response to a Company Superior Proposal that did not result from a material breach by Company of this Section 6.4, (x) cause the Company to terminate this Agreement pursuant to Section 8.1(i) in order to concurrently enter into a definitive agreement with respect to such Company Superior Proposal or (y) effect a Company Adverse Recommendation Change, in each case, if the Company Board determines in good faith, after receiving advice from the Company’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Company Board’s fiduciary obligations to the Company Stockholders under applicable Law; provided, however, that such actions may only be taken (A) at a time that is after the third (3rd) Business Day following Parent’s receipt of written notice from the Company that the Company Board is prepared to take such action (the “Company Subsequent Determination Notice”), which notice will specify the terms of the applicable Company Acquisition Proposal and identify the Person making such Company Superior Proposal, (B) if, at the end of such period, the Company Board determines in good faith, after taking into account all amendments or revisions committed to by Parent and after consultation with its outside legal counsel and financial advisors, that such Company Acquisition Proposal remains a Company Superior Proposal, and (C) if, in the case of a termination pursuant to Section 8.1(i), the Company pays the Termination Amount under Section 8.2(c)(ii) and Section 8.2(d) concurrently with and as a condition to such termination. During any such three (3) Business Day period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Company Acquisition Proposal, and the Company shall give Parent the opportunity to meet and negotiate with the Company and its Representatives, who shall negotiate in good faith with Parent regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent in response to such Company Superior Proposal. If a Company Superior Proposal is revised, including any revision to price, then the Company shall deliver to Parent a new Company Subsequent Determination Notice and again comply with the requirements of this Section 6.4(e) with respect to such revised Company Superior Proposal, on each occasion on which a revised Company Superior Proposal is submitted, except that the three (3) Business Day notice period shall be reduced to two (2) Business Days.

(f)          From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any bona-fide inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Company Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Company Acquisition Proposal, and (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Company Acquisition Proposal and (ii) if oral, a reasonable summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and details of any such Company Acquisition Proposal and with respect to any change to the material terms of any such Company Acquisition Proposal within twenty-four (24) hours of any such change. The Company shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is or shall become party to any Contract, in each case, that prohibits the Company from providing such information to Parent.

(g)          Nothing in this Section 6.4 shall be deemed to prohibit the Company from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Company Acquisition Proposal if, in the good faith judgment of the Company Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that merely describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that the Company is discussing or evaluating such Company Acquisition Proposal, or any “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Company Stockholders, shall not constitute a Company Adverse Recommendation Change.

(h)          For purposes of this Agreement, “Company Superior Proposal” shall mean any bona fide written Company Acquisition Proposal (with all references to 20% in the definition of Company Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Company Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Company Stockholders than the Merger, taking into account (i) any proposal by Parent to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Company Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Company Acquisition Proposal.

(i)          For purposes of this Agreement, “Company Acquisition Proposal” shall mean any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving the Company, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 20% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole (a “Company Material Business”), or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power of the Company or any of its Subsidiaries that constitutes a Company Material Business; provided, however, that the term “Company Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement.

6.5      No Solicitation – Parent

(a)          Upon execution of this Agreement, Parent and its Subsidiaries shall, and shall cause their respective Representatives to, cease and terminate any and all existing activities, discussions or negotiations with any Person with respect to a Parent Acquisition Proposal. Parent shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to a Parent Acquisition Proposal with or for the benefit of Parent to promptly return or destroy all information, documents, and materials relating to the Parent Acquisition Proposal or to Parent or its businesses, operations or affairs heretofore furnished by Parent or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person.

(b)          Except as provided in Section 6.5(c), Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit any of its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage or facilitate the submission of any inquiry, indication of interest, proposal or offer that constitutes, or may lead to, a Parent Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Parent Acquisition Proposal, (iii) furnish any information or data regarding Parent or any of its Subsidiaries to, or afford access to the properties, books and records of Parent to, any Person (other than the Company) in connection with or in response to any Parent Acquisition Proposal, (iv) enter into any letter of intent or Contract providing for, relating to or in connection with, any Parent Acquisition Proposal or any proposal that may lead to a Parent Acquisition Proposal (other than a confidentiality agreement as contemplated by Section 6.5(c)), or that requires Parent to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (v) approve, adopt, endorse or recommend a Parent Acquisition Proposal, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 14-2-1132 of the GBCC), or any restrictive provision of any applicable anti-takeover provision in Parent’s Certificate of Incorporation or Bylaws, inapplicable to any transactions contemplated by a Parent Acquisition Proposal (and, to the extent permitted thereunder, Parent shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Company or any of Parent’s Affiliates, under any such provisions) or (vii) resolve, propose or agree to do any of the foregoing.

(c)          Notwithstanding Section 6.5(b), from the date hereof and prior to the receipt of the Parent Stockholders’ Approval, if (i) Parent or its Representatives receive an unsolicited bona fide written Parent Acquisition Proposal that the Parent Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, constitutes, or is reasonably likely to lead to, a Parent Superior Proposal, (ii) the Parent Board concludes in good faith, after receiving advice from its outside legal counsel and financial advisors, that the failure to take such action with respect to such Parent Acquisition Proposal would reasonably be likely to result in a breach of the Parent Board’s fiduciary obligations to the Parent Stockholders under applicable Law and (iii) such Parent Acquisition Proposal was not solicited material breach of this Section 6.5, then Parent may take the following actions: (x) furnish information to the third party making such Parent Acquisition Proposal (a “Parent Qualified Bidder”), provided that (A) Parent receives from the Parent Qualified Bidder an executed confidentiality agreement (the confidentiality terms of which are no less favorable to Parent than those contained in the Confidentiality Agreement), (B) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Parent and may not restrict Parent in any way from complying with this Agreement, including prohibiting Parent from providing information or written materials to the Company and (C) all such information has previously been provided to the Company or is provided to the Company concurrently with the time it is provided to such Person; and (y) engage in discussions or negotiations with the Parent Qualified Bidder and its Representatives with respect to the Parent Acquisition Proposal.

(d)          Except as otherwise provided in Section 6.5(e), neither the Parent Board nor any committee of the Parent Board may (i) withdraw or withhold, amend, modify or qualify, or propose publicly to withdraw, withhold, amend, modify or qualify in any manner adverse to the Company, the Parent Recommendation, (ii) approve, adopt, endorse or recommend any Parent Acquisition Proposal or (iii) propose publicly to approve, adopt or recommend any Parent Acquisition Proposal (any action described in clause (i), (ii) or (iii), whether taken by the Parent Board or any committee thereof, being referred to as a “Parent Adverse Recommendation Change”).

(e)          Notwithstanding Section 6.5(d), at any time prior to the receipt of the Parent Stockholders’ Approval, the Parent Board may in response to a Parent Superior Proposal that did not result from a material breach by Parent of this Section 6.5, (x) cause Parent to terminate this Agreement pursuant to Section 8.1(j) in order to concurrently enter into a definitive agreement with respect to such Parent Superior Proposal or (y) effect a Parent Adverse Recommendation Change, in each case, if the Parent Board determines in good faith, after receiving advice from Parent’s outside legal counsel and financial advisors, that failure to do so would reasonably be likely to result in a breach of the Parent Board’s fiduciary obligations to the Parent Stockholders under applicable Law; provided, however, that such actions may only be taken (A) at a time that is after the third (3rd) Business Day following the Company’s receipt of written notice from Parent that the Parent Board is prepared to take such action (the “Parent Subsequent Determination Notice”), which notice will specify the terms of the applicable Parent Acquisition Proposal and identify the Person making such Parent Superior Proposal, (B) if, at the end of such period, the Parent Board determines in good faith, after taking into account all amendments or revisions committed to by the Company and after consultation with its outside legal counsel and financial advisors, that such Parent Acquisition Proposal remains a Parent Superior Proposal, and (C) if, in the case of a termination pursuant to Section 8.1(j), Parent pays the Parent Termination Amount under

Section 8.2(c)(iv) concurrently with and as a condition to such termination. During any such three (3) Business Day period, Company shall be entitled to deliver to Parent one or more counterproposals to such Parent Acquisition Proposal, and Parent shall give the Company the opportunity to meet and negotiate with Parent and its Representatives, who shall negotiate in good faith with the Company regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Company in response to such Parent Superior Proposal. If a Parent Superior Proposal is revised, including any revision to price, then Parent shall deliver to the Company a new Parent Subsequent Determination Notice and again comply with the requirements of this Section 6.5(e) with respect to such revised Parent Superior Proposal, on each occasion on which a revised Parent Superior Proposal is submitted, except that the three (3) Business Day notice period shall be reduced to two (2) Business Days.

(f)          From and after the execution of this Agreement, Parent shall notify the Company promptly (but in any event within twenty-four (24) hours) orally and in writing of the receipt of any bona-fide inquiries, discussions, negotiations, proposals or expressions of interest with respect to a Parent Acquisition Proposal, including providing the identity of the third party making, submitting, inquiring about or expressing interest with respect to such Parent Acquisition Proposal, and (i) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Parent Acquisition Proposal and (ii) if oral, a reasonable summary thereof that is made or submitted by any third party during the period between the date hereof and the Closing. Parent shall keep the Company reasonably informed on a prompt and timely basis of the status and details of any such Parent Acquisition Proposal and with respect to any change to the material terms of any such Parent Acquisition Proposal within twenty-four (24) hours of any such change. Parent shall not, and shall cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither Parent nor any of its Subsidiaries is or shall become party to any Contract, in each case, that prohibits Parent from providing such information to the Company.

(g)          Nothing in this Section 6.5 shall be deemed to prohibit Parent from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Parent Acquisition Proposal if, in the good faith judgment of the Parent Board, after receiving advice from its outside legal counsel, failing to take such action would be inconsistent with its disclosure obligations under applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Parent that merely describes Parent’s receipt of a Parent Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that Parent is discussing or evaluating such Parent Acquisition Proposal, or any “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to the Parent Stockholders, shall not constitute a Parent Adverse Recommendation Change.

(h)          For purposes of this Agreement, “Parent Superior Proposal” shall mean any bona fide written Parent Acquisition Proposal (with all references to 20% in the definition of Parent Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that the Parent Board determines in good faith, after receiving advice from its outside legal counsel and financial advisors, would be more favorable to the Parent Stockholders than the consummation of the Merger and the transactions contemplated by this Agreement, taking into account (i) any proposal by the Company to amend or modify the terms of this Agreement, (ii) the identity of the Person making such Parent Acquisition Proposal and (iii) the terms, conditions, timing, likelihood of consummation and legal, financial, and regulatory aspects of such Parent Acquisition Proposal.

(i)          For purposes of this Agreement, “Parent Acquisition Proposal” shall mean any inquiry, proposal, offer, plan, arrangement or other expression or indication of interest for any transaction or series of related transactions involving (i) a merger, tender offer, exchange offer, recapitalization, reorganization, reclassification, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving Parent, (ii) a sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or disposition of assets that constitute or account for at least 20% of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole (a “Parent Material Business”), or (iii) a purchase, tender offer or other acquisition (including by way of merger, consolidation, stock exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing 20% or more of the voting power of Parent or any of its Subsidiaries that constitutes a Parent Material Business; provided, however, that the term “Parent Acquisition Proposal” shall not include the Merger or the other transactions contemplated by this Agreement (including the issuance of the Parent Common Stock contemplated hereby).

6.6      Access to Information.

(a)          From the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date on which this Agreement is terminated pursuant to Section 8.1, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access during normal business hours to all of its properties, books, contracts, commitments and records upon reasonable prior notice. Each of Parent and the Company shall also provide the other party with such access to the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of such party’s business, properties, prospects and personnel as the other party may reasonably request. No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. No party shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. Parent and the Company will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)          With respect to all information furnished by one party to the other party or its Representatives under this Agreement, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

6.7      Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub agree that any rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director, officer, employee, fiduciary or agent of the Company and its Subsidiaries provided for in the respective organizational documents, in effect as of the date hereof shall continue in full force and effect (and with respect to the Surviving Entity, shall be reflected in the applicable organizational documents of such entity), for a period of six (6) years after the Effective Time, and Parent shall cause the Surviving Entity to honor and fulfill such rights to indemnification and exculpation and such limitations on personal liability. During such period, Parent shall not, nor shall it permit the Surviving Entity to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of the Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)          Parent shall cause the Surviving Entity to either (i) cause to be obtained a “tail” insurance policy with respect to Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as in effect as of the Effective Time (a “D&O Tail Policy”), which D&O Tail Policy (A) shall have a claims period of at least six (6) years from the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to the Indemnified Parties covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance as of the Effective Time and (B) shall contain terms with respect to scope of coverage and amount no less favorable, in the aggregate, than those in the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance and fiduciary liability insurance policies as of the Effective Time, or (ii) maintain the existing officers’ and directors’ liability insurance and fiduciary liability insurance policies maintained by the Company (provided that Parent may cause the Surviving Entity to substitute therefor policies of at least the same scope of coverage and amount and containing terms and conditions that are generally not less favorable, in the aggregate, to the Indemnified Parties) for a period of six (6) years after the Effective Time; provided, however, that in no event shall Parent or the Surviving Entity be required to expend in the aggregate in excess of 250% of the annual premium currently paid by the Company for such coverage (multiplied by six in the case of the six-year “tail” policy contemplated by clause (i)), and if such premium would at any time exceed such amount, then Parent or the Surviving Entity shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 250% of the annual premium currently paid by the Company for such coverage (multiplied by six in the case of the six-year “tail” policy contemplated by clause (i)). In lieu of the foregoing, the Company may purchase, prior to, on or after the Effective Time, a six-year prepaid D&O Tail Policy in respect of acts or omissions occurring prior to the Effective Time providing each of the Indemnified Parties with the coverage described in this Section 6.7(b) for an aggregate premium not in excess of 250% of the annual premium currently paid by the Company for such coverage multiplied by six. Section 6.7(b) of the Company Disclosure Letter sets forth the current premium paid by the Company for such insurance.

(c)          The obligations under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7 and shall be entitled to enforce the covenants contained herein).

(d)          In the event Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.7.

6.8      Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

6.9      Publicity.  Except with respect to any action taken pursuant to, and in accordance with, Section 6.4, Section 6.5 or Article VIII, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by applicable Law or the applicable rules of any stock exchange, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the party seeking to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement shall not be required to provide any such review or comment to the other party in connection with any disclosure contemplated by Section 6.4 or Section 6.5 or any disclosure of Parent or Merger Sub in response thereto or in connection therewith.

6.10      Rule 16b-3 Actions.    Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.10. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock, grants of Company RSU Awards and Company Stock Options resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of shares of Parent Common Stock, Assumed Stock Options and Assumed RSU Awards resulting from the transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent following the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.11      Financing.

(a)          Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that it shall take all action necessary to ensure that as of the Closing Date, Parent and Merger Sub will have funds, in the aggregate, sufficient for (i) the payment of the aggregate Cash Consideration and any other amounts required to be paid pursuant to Article II, the aggregate amount of cash to be deposited pursuant to Section 1.7(b) in respect of the Reserved Company Common Stock, and the aggregate amount of cash to be paid pursuant to the terms of Section 1.9 in respect of the Company RSU Awards, (ii) the funding of any required refinancings or repayments of any existing indebtedness of the Company or Parent in connection with the Merger or the Financing, and (iii) the payment of all fees and expenses and other payment obligations required to be paid or satisfied by Parent, Merger Sub and the Surviving Entity in connection with the Merger and the Financing.

(b)          The Company shall, shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, provide all cooperation reasonably requested by Parent with reasonable notice in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including using reasonable best efforts to (i) provide information relating to the Company and its Subsidiaries to the Financing Sources that is reasonably available to the Company and is customary for completion of the Financing by the Financing Sources (including audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 40 days prior to the Closing Date and information regarding the business, operations and financial projections of the Company), (ii) participate and cause senior management to participate in a reasonable number of meetings with Financing Sources and other presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case, relating to the completion of the Financing by the Financing Sources, (iii) assist in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents for the Financing, and (B) materials for rating agency presentations, (iv) cooperate with the marketing efforts for any component of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) execute and deliver (or use reasonable best efforts to obtain from its advisors), and cause its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), credit agreements and other loan documents, currency or interest hedging agreements, customary certificates, accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), or other documents and instruments ancillary to the Financing as may be reasonably requested by Parent as customary in connection with the Financing, including any amendments of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements; provided that no obligation of any of the Company or its Subsidiaries shall be effective under credit agreements, loan documents or currency or interest hedging arrangements or amendments to such existing arrangements of the Company and its Subsidiaries until the Effective Time, (vi) use its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (vii) use its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Merger Sub at the Closing, provided that the Company shall not be prohibited from using cash and marketable securities in the ordinary course or from taking any action not prohibited by Section 5.1, (viii) provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates, provided that the Company shall have received such documents in reasonable time to review and provide such representations, and (ix) cooperate reasonably with Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and its Subsidiaries.

(c)          Notwithstanding the foregoing, until the Effective Time occurs, neither the Company, any of its Subsidiaries, nor their respective Representatives, shall (i) be required to take any action in the capacity of a director of the Company or any of its Subsidiaries with respect to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) if such Representative believes such action would be inconsistent with their fiduciary duties, (ii) be required to pay any commitment or other similar fee, (iii) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (iv) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement). Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses actually incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.11, (ii) acknowledges and agrees that, except for obligations of the Company’s Subsidiaries from and after the Effective Time, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement), and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by any of them prior to the Effective Time in connection with the arrangement of the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries and information provided by the Company, its Subsidiaries or their Representatives), except in the event that such losses, damages, claims, costs or expenses arise out of or result from the willful misconduct or gross negligence of the Company, any of its Subsidiaries or their respective Representatives.

(d)          In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing, or if Parent substitutes other debt or equity financing for all or a portion of the Financing, the Company shall comply with its covenants in Section 6.11(b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that the Company would have been obligated to comply with respect to the Financing, provided, that the Commitment Letter as so amended, replaced, supplemented or otherwise modified and/or such other debt or equity financing shall not (A) add new (or modify, in a manner adverse to Parent, any existing) conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Commitment Letter or the definitive agreements with respect thereto on terms and conditions contemplated by the Commitment Letter (any such agreements the “Definitive Financing Agreements”), (B) adversely impact the ability of Parent to enforce its rights against other parties to the Commitment Letter or the Definitive Financing Agreements, or (C) prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. This Section 6.11 shall be deemed to apply to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and/or such other debt or equity financing and references to the Financing shall be deemed to refer instead to such alternative financing.

(e)          All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 6.11 shall be kept confidential in accordance with the Confidentiality Agreement.

6.12    Notification of Certain Matters.  Each of Parent, Merger Sub and the Company shall promptly advise the other of any change or event (i) having or reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.12 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.13    Litigation.  Notwithstanding anything to the contrary set forth herein, each party shall notify the other parties promptly if and after it receives notice of any Actions instituted or threatened against Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, including by any shareholder of the Company, before any court or Governmental Authority relating to this Agreement, the Merger, the Financing or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give Parent the opportunity to participate in the defense or settlement of any Action relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such Action without Parent’s written consent, which will not be unreasonably withheld, conditioned or delayed.

6.14    Stock De-Registration.   The Company shall use its reasonable best efforts to cause its shares of common stock to no longer be quoted on the NYSE and to be de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.15    NYSE Listing.   Parent shall use reasonable best efforts to cause the shares of Parent Common Stock which are to be issued to the holders of Company Common Stock upon consummation of the Merger to be listed on the NYSE.

6.16    Standstill Agreements.   During the period from the date of this Agreement through the earlier of the Effective Time or the Termination Date, neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Parent Acquisition Proposal or a Company Acquisition Proposal, as the case may be, or any standstill agreement to which Parent, Company or any of their respective Subsidiaries is a party (other than any between the Company and Parent), in each case unless the Parent Board or the Company Board, as applicable, determines after consulting with legal counsel that the failure to terminate, amend, modify or waive such provision would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that neither Parent nor the Company shall enforce any provision of any such agreement that would prohibit a third party from requesting such termination, amendment modification or waiver. Subject to the foregoing, during such period, each of Parent and the Company agrees to enforce the provisions of any such agreements, including seeking to obtain injunctions to prevent any breaches of such agreements, and to enforce specifically the terms and provisions thereof in any court of the U.S. or any state thereof having jurisdiction.

6.17    Actions Regarding Anti-Takeover Statutes.  If Section 203 of the DGCL or any other potentially applicable anti-takeover or similar Law or provision in the Company’s governing documents is or becomes applicable to this Agreement, the Merger, or the transactions contemplated by this Agreement, the Company Board shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

6.18    Control of Operations.  Without in any way limiting and subject to the parties’ rights and obligations under this Agreement, the parties understand and agree that nothing contained in this Agreement shall give any party, directly or indirectly, the right to control the operations of any other party prior to the Effective Time.

6.19    Cooperation on Certain Matters.    After the date hereof and prior to the Effective Time, each of Parent and the Company shall, subject to applicable Law, confer with each other on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, and integration planning matters and communicate and consult with such Persons identified by Parent to the Company or by the Company to Parent, as applicable, with respect to the foregoing.

6.20    Employee Matters.

(a)          From and after the Effective Time, Parent shall honor all Company Benefit Plans, Company Pension Plans and Company Other Plans in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Surviving Entity or Parent to amend or terminate such plans, arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who remains employed after the Effective Time (“Company Employees”) (i) base salary or wages (as applicable), annual bonus opportunities, and employer matching contributions to a defined contribution retirement plan that are no less favorable than the base salary or wages (as applicable), annual bonus opportunities and employer matching contributions to a defined contribution retirement plan provided to such Company Employee immediately before the Effective Time, and (ii) equity award grants on a basis no less favorable to such Company Employee than the equity award grants made to similarly situated employees of Parent (other than Company Employees). For the period commencing at the Effective Time and ending on December 31, 2011, Parent agrees to cause the Surviving Entity to maintain health benefits and welfare benefits (other than severance benefits, which are addressed below) for each Company Employee at levels that are, in the aggregate, at least substantially comparable to such benefits provided to such Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Entity to provide Company Employees whose employment terminates during the one-year period following the Effective Time with severance benefits in accordance with the Smurfit-Stone Container Corporation Severance Pay Plan for Salaried Employees (the “Company Severance Plan”) as in effect at the Effective Time and (B) severance benefits provided to Company Employees under the Company Severance Plan during the one-year period following the Effective Time shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees.

(b)          For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan, Company Pension Plan or Company Other Plan

in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall use reasonable best efforts to cause any deductibles, co-insurance and maximum out-of-pocket requirements paid by Company Employees under any of the Old Plans providing medical, dental, pharmaceutical and/or vision benefits in the plan year in which the Closing Date occurs to be credited towards such limits under the New Plans providing medical, dental, pharmaceutical and/or vision benefits.

(c)          Immediately prior to the Effective Time, the Company shall pay to each Company Employee employed as of immediately prior to the Effective Time and then participating in any bonus plans established by the Company with respect to the Company’s fiscal year ending December 31, 2011 (the “2011 Bonus Plans”), a bonus under the 2011 Bonus Plans for the period from January 1, 2011 through the Closing Date (the “Bonus Period”) equal to the greater of (A) such Company Employee’s bonus entitlement for the Bonus Period under the 2011 Bonus Plans based on the level of achievement of the applicable performance goals for the period beginning on January 1, 2011 and ending as of the end of the month immediately preceding the month in which the Effective Time occurs (or as of the end of the month in which the Effective Time occurs if the Effective Time coincides with the end of the month) and assuming that the Company’s performance for the period from such month end through the Closing Date is equal to the level of achievement for the period through such month end, and (B) such Company Employee’s bonus entitlement for the Bonus Period under the 2011 Bonus Plans assuming target performance through the Closing Date. Any determinations with respect to bonus awards shall be made consistent with the Company’s past practice. The intent of this provision is to provide each Company Employee with a partial year bonus under the 2011 Bonus Plans with respect to the Bonus Period.

(d)          Nothing in this Section 6.20 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to amend or terminate any Company Benefit Plan, Company Pension Plan, Company Other Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 6.20 be construed to require Parent or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries) to retain the employment of any particular Company Employee for any fixed period of time following the Closing Date.

(e)          Without limiting the generality of Section 9.9, the provisions of this Section 6.20 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan, Company Pension Plan, Company Other Plan or other employee benefit plan for any purpose.

(f)          Prior to making any equity awards permitted under Section 5.1(c) of the Company Disclosure Letter, the Company shall amend Section 5.8 of the Company Stock Plan to provide that the accelerated vesting provisions contained in such Section 5.8 shall not apply with respect to the Merger to any equity awards made after the date of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

7.1      Conditions to Each Party’s Obligations To Effect the Merger.    The respective obligation of each party to effect the Merger shall be subject to the fulfillment (or waiver in writing if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)    Stockholders’ Approval.    (i) This Agreement shall have been approved by the requisite affirmative vote of the holders of shares of Company Common Stock present and voting at the Company Stockholders’ Meeting in accordance with applicable Law (the “Company Stockholders’ Approval”) and (ii) the issuance of Parent Common Stock in connection with the Merger shall have been approved by the requisite affirmative vote of the holders of Parent Common Stock entitled to vote thereon (“Parent Stockholders’ Approval”).

(b)    NYSE Listing. The shares of Parent Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)    HSR.    The waiting period (an any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e)    Other Regulatory Approvals.    Any other regulatory approval or waiting period required in connection the transactions contemplated by this Agreement, if the failure to obtain such approval or meet such waiting period would have a Company Material Adverse Effect or a Parent Material Adverse Effect, shall have been obtained or met and shall remain in full force and effect without the imposition of a Burdensome Effect on Parent or the Company.

(f)    No Injunctions or Restraints; Illegality.  No statute, rule, executive order or regulation shall have been enacted, issued, enforced or promulgated by any Governmental Authority which prohibits or is reasonably likely to prohibit the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing, or which is reasonably likely to prevent, consummation of the Merger; provided, however, that the parties hereto shall have used reasonable efforts to cause any such order or injunction, ruling or action to be vacated or lifted or to ameliorate the effects thereof.

7.2      Conditions to the Obligations of Parent and Merger Sub.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of the Company contained in Section 3.1 (Corporate Organization), Sections 3.2(a) and (c) (Capitalization), Section 3.3 (Authority), Section 3.9 (Broker’s Fees), Section 3.19 (State Takeover Laws) and Section 3.24 (Joint Proxy Statement; Company Information) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (ii) each of the representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or similar terms set forth therein)

(other than those contained in the preceding clause (i)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of the Company to such effect.

(b)    Performance of Obligations of Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of the Company to such effect.

(c)    No Company Material Adverse Effect.  Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance that was not disclosed in (i) the Company SEC Reports, filed since January 1, 2010, or (ii) the Company Disclosure Letter as of the date hereof, which individually or in the aggregate with all other Circumstances that were not disclosed in (x) the Company SEC Reports, filed since January 1, 2010 or (y) the Company Disclosure Letter as of the date hereof, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial of Company to such effect; and

(d)    Tax Opinion.   Parent shall have received a written opinion of King & Spalding LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to require and rely upon customary representations, warranties and covenants provided by Parent, Merger Sub and the Company that counsel to Parent reasonably deems relevant.

7.3      Conditions to the Obligations of Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver in writing if permissible under applicable Law), at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties.    (i) The representations and warranties of Parent contained in Section 4.1 (Corporate Organization), Sections 4.2(a) and (c) (Capitalization), Section 4.3 (Authority), Section 4.9 (Broker’s Fees), Section 4.19 (State Takeover Laws) and Section 4.24 (Joint Proxy Statement; Parent Information) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); and (ii) each of the representations and warranties of Parent contained in this Agreement (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or similar terms set forth therein) (other than those contained in the preceding clause (i)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Parent Material Adverse Effect. Parent and Merger Sub shall have received a certificate signed by an executive officer and the principal financial officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed by an executive officer and the principal financial officer of Parent and Merger Sub to such effect.

(c)    No Parent Material Adverse Effect.    Between the date of this Agreement and the Closing Date, there shall not have occurred any Circumstance that was not disclosed in (i) the Parent SEC Reports, filed since January 1, 2010, or (ii) the Parent Disclosure Letter as of the date hereof, which individually or in the aggregate with all other Circumstances that were not disclosed in (x) the Parent SEC Reports, filed since January 1, 2010 or (y) the Parent Disclosure Letter as of the date hereof, has had or would reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer and the principal financial officer of Parent to such effect; and

(d)    Tax Opinion.  The Company shall have received a written opinion of Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to require and rely upon customary representations, warranties and covenants provided by the Company, Parent and Merger Sub that counsel to the Company reasonably deems relevant.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1      Termination.    This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholders’ Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)    by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment, injunction or ruling or taken any other final and non-appealable action enjoining, restraining or otherwise prohibiting the consummation of the Merger; provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, decree, judgment, injunction or ruling lifted if and to the extent required by Section 6.3;

(c)    by either Parent or the Company if the Merger shall not have been consummated on or before September 30, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(d)    by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of the Company shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), and (ii) has not been or cannot reasonably be expected to be cured by the Termination Date;

(e)    by the Company, in the event of a material breach by Parent or Merger Sub, as the case may be, of any representation, warranty, covenant or other agreement contained herein, or if a representation or warranty of Parent or Merger Sub, as the case may be, shall have become untrue or inaccurate after the date of this Agreement, which situation in either case (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), and (ii) has not been or cannot reasonably be expected to be cured by the Termination Date;

(f)    by either Parent or the Company if the Company Stockholders or Parent Stockholders, respectively, shall have failed to approve the matters presented thereto pursuant to this Agreement at the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, or at any adjournment or postponement thereof; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(f) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Stockholders’ Approval at the Company Stockholders’ Meeting or the Parent Stockholders’ Approval at the Parent Stockholders’ Meeting, as applicable, or at any adjournment or postponement thereof;

(g)    by Parent, if (i) the Company Board shall have failed to include the Company Recommendation in the Joint Proxy Statement or publicly announced or proposed an intent to fail to do so, (ii) the Company Board or any committee thereof shall have made a Company Adverse Recommendation Change or publicly announced or proposed an intent to do so or (iii) the Company shall have entered into, or the Company Board shall have authorized or approved or proposed to authorize or approve, any Contract with respect to a Company Acquisition Proposal (other than any confidentiality agreement permitted by Section 6.4(c));

(h)    by the Company, if (i) the Parent Board shall have failed to include the Parent Recommendation in the Joint Proxy Statement or publicly announced or proposed an intent to fail to do so, (ii) the Parent Board or any committee thereof shall have made a Parent Adverse Recommendation Change or publicly announced or proposed an intent to do so or (iii) Parent shall have entered into, or the Parent Board shall have authorized or approved or proposed to authorize or approve, any Contract with respect to a Parent Acquisition Proposal (other than any confidentiality agreement permitted by Section 6.5(c));

(i)    by the Company in order to enter into a definitive agreement with respect to a Company Superior Proposal in accordance with the terms of Section 6.4(e), but only if the Company (i) is not in material breach of Section 6.4 and (ii) shall concurrently with, and as a condition to, such termination pay the Termination Amount to Parent in accordance with Section 8.2(c)(ii) and Section 8.2(d); or

(j)    by Parent in order to enter into a definitive agreement with respect to a Parent Superior Proposal in accordance with the terms of Section 6.5(e), but only if Parent (i) is not in material breach of Section 6.5 and (ii) shall concurrently with, and as a condition to, such termination pay the Parent Termination Amount to the Company in accordance with Section 8.2(c)(iv) and Section 8.2(d).

8.2      Effect of Termination.

(a)          In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall immediately become null and void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that the confidentiality provisions of Section 6.6 (Access to Information) and Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, except as set forth herein, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and intentional breach of any provision of this Agreement, the Confidentiality Agreement or any other agreement delivered in connection herewith.

(b)          Except as otherwise specifically set forth in this Section 8.2, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. “Expenses”, as used in this Agreement, shall include all out-of-pocket documented expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the transactions contemplated hereby, including the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated by this Agreement, the solicitation of Company Stockholders’ Approval, the solicitation of Parent Stockholders’ Approval and all other matters related to the Closing; provided, however, that all out-of-pocket documented expenses of the preparation, printing, filing and mailing of the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company.

(c)          If this Agreement is terminated:

(i)        (A) by Parent pursuant to Section 8.1(d), then the Company shall make a cash payment to Parent equal to the amount of all Expenses incurred by Parent and its Affiliates up to a maximum aggregate amount of $15 million, in immediately available funds, as directed by Parent in writing (the “Parent Expense Reimbursement Amount”) or (B) by the Company pursuant to Section 8.1(e), then Parent shall make a cash payment to the Company equal to the amount of all Expenses incurred by the Company and its Affiliates up to a maximum aggregate amount of $15 million, in immediately available funds, as directed by the Company in writing (the “Company Expense Reimbursement Amount”);

(ii)        by (A) Parent pursuant to Section 8.1(g) or (B) the Company pursuant to Section 8.1(i), then the Company shall make a cash payment to Parent in the amount of $120,000,000 (the “Termination Amount”) in immediately available funds, as directed by Parent in writing;

(iii)      by (A) Parent or the Company pursuant to (i) Section 8.1(c) or (ii) Section 8.1(f) in connection with the failure of the Company to obtain the Company Stockholders’ Approval or (B) Parent pursuant to Section 8.1(d), and (x) on or prior to the Termination Date in the case of clause (A)(i) or (B), or the Company Stockholders’ Meeting in the case of clause (A)(ii), a Person or group shall have made and not withdrawn a bona fide Company Acquisition Proposal to Company or the Company Stockholders or a bona fide Company Acquisition Proposal shall have otherwise become announced or communicated and not withdrawn to the Company, the Company Board or the Company’s management and (y) no later than nine (9) months after the Termination Date, the Company enters into, publicly approves or submits to the Company Stockholders for approval, an agreement with respect to a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated (which in each case need not be the same Company Acquisition Proposal as the Company Acquisition Proposal described in clause (x)), then (without prejudice to any other rights that Parent may have against Company for breach of this Agreement or otherwise) the Company will pay to Parent, on the date of entry into the definitive agreement in respect of such Company Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Company Acquisition Proposal, as may be applicable, the Termination Amount (less any Parent Expense Reimbursement Amount previously paid to Parent) in immediately available funds, as directed by Parent in writing;

(iv)      by (A) the Company pursuant to Section 8.1(h) or (B) Parent pursuant to Section 8.1(j), then Parent shall make a cash payment to the Company in the amount of $120,000,000 (the “Parent Termination Amount”) in immediately available funds, as directed by the Company in writing; or

(v)       by (A) Parent or the Company pursuant to (i) Section 8.1(c) or (ii) Section 8.1(f) in connection with the failure of Parent to obtain the Parent Stockholders’ Approval or (B) Company pursuant to Section 8.1(e), and (x) on or prior to the Termination Date in the case of clause (A)(i) or (B), or the Parent Stockholders’ Meeting in the case of clause (A)(ii), a Person or group shall have made and not withdrawn a bona fide Parent Acquisition Proposal to Parent or the Parent Stockholders or a bona fide Parent Acquisition Proposal shall have otherwise become announced or communicated and not withdrawn to Parent, the Parent Board or Parent’s management and (y) no later than nine (9) months after the Termination Date, Parent enters into, publicly approves or submits to the Parent Stockholders for approval, an agreement with respect to a Parent Acquisition Proposal, or a Parent Acquisition Proposal is consummated (which in each case need not be the same Parent Acquisition Proposal as the Parent Acquisition Proposal described in clause (x)), then (without prejudice to any other rights that the Company may have against Parent for breach of this Agreement or otherwise) Parent will pay to the Company, on the date of entry into the definitive agreement in respect of such Parent Acquisition Proposal or, if earlier, the date of the consummation of the transaction in respect of such Parent Acquisition Proposal, as may be applicable, the Parent Termination Amount (less any Company Expense Reimbursement Amount previously paid to the Company) in immediately available funds, as directed by the Company in writing.

(d)          If required to be paid under this Section 8.2, the Parent Expense Reimbursement Amount, the Company Expense Reimbursement Amount, the Termination Amount or the Parent Termination Amount shall be paid in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment, except that if (i) the Company terminates this Agreement pursuant to Section 8.1(i), the Termination Amount shall be paid to Parent immediately and payment of the Termination Amount will be a condition to such termination or (ii) Parent terminates this Agreement pursuant to Section 8.1(j), the Parent Termination Amount shall be paid to the Company immediately and payment of the Parent Termination Amount will be a condition to such termination. If a party fails to promptly pay any amount due by it pursuant to this Section 8.2, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at a rate per annum equal to three (3) percent plus the prime interest rate published in The Wall Street Journal on the date such interest begins accruing. The parties acknowledge and agree that the provisions for payment of the Termination Amount and the Parent Termination Amount are an integral part of the transactions contemplated by this Agreement and are (i) in the case of the Termination Amount, included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement and (ii) in the case of the Parent Termination Amount, included herein in order to induce the Company to enter into this Agreement and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement.

8.3      Amendment.    Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement to the Company Stockholders and Parent Stockholders; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company Stockholders or Parent Stockholders, no amendment of this Agreement shall be made that by Law or in accordance with the rules of any stock exchange requires further approval by the Company Stockholders or the Parent Stockholders, as the case may be, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4      Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Company Stockholders’ Approval or Parent Stockholders’ Approval, no extension or waiver of this Agreement or any portion thereof shall be made that by Law requires further adoption and approval by the Company Stockholders or Parent Stockholders, as the case may be, without obtaining such approval. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any party to use reasonable best efforts or to act in good faith in any context shall be interpreted to require a party, as part of such party’s duty to use reasonable best efforts or to act in good faith in the context in question, to waive any condition to the obligations of such party hereunder or to refrain from exercising any right or power such party may have hereunder.

ARTICLE IX

MISCELLANEOUS

9.1      Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or relates to delivery of the Exchange Fund in full.

9.2      Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

9.3      Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy or facsimile transmission or electronic transmission of a pdf document (providing confirmation of transmission) addressed as follows:

(a)	If to Parent or Merger Sub, to:

Rock-Tenn Company
504 Thrasher Street
Norcross, Georgia 30071
Fax: (678) 291-7456
Attn: Robert B. McIntosh
e-mail: bmcintosh@rocktenn.com

with required copies to (which shall not constitute notice):

King & Spalding LLP
1185 Avenue of the Americas
New York, New York, 10036
Fax: (212) 556-2222
Attn: E. William Bates, II
e-mail: wbates@kslaw.com

(b)	If to the Company, to:

Smurfit-Stone Container Corporation Six City Place Drive, 10th Floor
Creve Coeur, Missouri 63141 Fax: (314) 787-6239 Attn: Craig A. Hunt

Email: chunt@smurfit.com

with required copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000
Attn:	Steven A. Rosenblum
e-mail:	SARosenblum@wlrk.com
Attn:	James Cole, Jr.
e-mail:	JCole@wlrk.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received by the addressee as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

9.4      Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;” (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular provision; (iii) “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if;” (v) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation hereof; (vi) definitions are applicable to the singular as well as the plural forms of such terms; (vii) pronouns shall include the corresponding masculine, feminine or neuter forms; (viii) references to a Person are also to such Person’s permitted successors and assigns; (ix) references to an “Article,” “Section,” “Exhibit,” “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the U.S.; (xi) references to a federal, state, provincial, local or foreign statute or Law include any rules, regulations and delegated legislation issued thereunder; and (xii) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or subsidiary of Merger Sub or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL).

9.5      Counterparts.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by means of telecopied or e-mailed signature pages, and the parties hereto adopt any signatures so received as original signatures of the parties.

9.6      Entire Agreement.    This Agreement, together with the exhibits, annexes and schedules hereto, the Confidentiality Agreement, the Commitment Letters and any documents delivered by the parties in connection herewith, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof, it being understood that the Confidentiality Agreement and the Commitment Letters shall survive the execution and delivery of this Agreement.

9.7      Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.3. Nothing in this Section 9.7, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING THE FINANCING, OR THE ACTIONS OF PARENT, MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.8      Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.9      Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, that Merger Sub may assign its rights and obligations hereunder to any other direct wholly-owned Subsidiary of Parent. Except (i) as provided in Section 6.7 (Directors’ and Officers’ Indemnification and Insurance) hereof and (ii) the provisions of Article II concerning payment of the aggregate Merger Consideration, which shall inure to the benefit of the Company Stockholders but, prior to the Effective Time, may only be enforced by the Company acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than (x) the parties hereto and (y) with respect to the fourth and seventh sentences of Section 9.7 and this clause (y), the Financing Sources.

9.10    Parent Guarantee.  Parent shall cause Merger Sub, or any other wholly-owned Subsidiary of Parent to which the rights and obligations of Merger Sub are assigned in accordance with the terms of Section 9.9, to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub (or such assignee) of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement and hereby represents, acknowledges and agrees that any breach of, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of Merger Sub (or such assignee) shall also be deemed to be a breach or failure to perform by Parent, and the Company or any Person authorized under Section 9.9, if applicable, shall have the right, exercisable in the Company or such Person’s sole discretion, to pursue any and all available remedies the Company or such Person may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub (or such assignee) in the first instance.

9.11    Specific Performance.    The parties hereto acknowledge and agree that (i) irreparable injury, for which damages, even if available, will not be an adequate remedy, will occur in the event that any of the provisions of this Agreement are not performed in accordance with the specific terms hereof or are otherwise breached, and (ii) the parties will be, subject to the limitations set forth herein, entitled to specific performance of the terms hereof. Accordingly, subject to the limitations set forth herein, (x) Parent and Merger Sub shall be entitled to the issuance of temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction, without the posting of any bond, to prevent breaches or threatened breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement and compel performance of the Company’s obligations hereunder and (y) the Company shall be entitled to the issuance of temporary, preliminary and permanent injunctive relief by any court of competent jurisdiction, without the posting of any bond, to prevent breaches or threatened breaches of this Agreement by Parent and Merger Sub and to enforce specifically the terms and provisions of this Agreement and compel performance of Parent’s and Merger Sub’s obligations hereunder. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

9.12    Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“2011 Bonus Plans” shall have the meaning ascribed thereto in Section 6.20(c) hereof.

“Action” shall have the meaning ascribed thereto in Section 3.10 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Amount” shall have the meaning ascribed thereto in Section 1.12(d) hereof.

“Aggregate Stock Consideration” shall have the meaning ascribed thereto in Section 1.12(b) hereof.

“Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“agreement” shall mean any contract, agreement, instrument, obligation, undertaking, lease, license, arrangement, commitment or understanding, whether written or oral, in each case that is legally binding on such Person and as it may be amended or otherwise modified from time to time.

“Applicable Stock Value” shall have the meaning ascribed thereto in Section 1.12(c) hereof.

“Appraisal Rights Provisions” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“Assumed RSU Award” shall have the meaning ascribed thereto in Section 1.9(b)(ii) hereof.

“Assumed Stock Option” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Award Consideration” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Bankruptcy Cases” shall mean the chapter 11 bankruptcy cases of the Bankruptcy Debtors filed in the Bankruptcy Court on January 26, 2009, and jointly administered under case no. 09-10235 (BLS).

“Bankruptcy Code” shall mean Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Debtors” shall mean collectively the Company, Smurfit-Stone Container Enterprises, Inc., Calpine Corrugated, LLC, Cameo Container Corporation, Lot 24D Redevelopment Corporation, Atlanta & Saint Andrews Bay Railway Company, Stone International Services Corporation, Stone Global, Inc., Stone Connecticut Paperboard Properties, Inc., Smurfit-Stone Puerto Rico, Inc., Smurfit Newsprint Corporation, SLP Finance I, LLC, SLP Finance II, LLC, SMBI Inc., Smurfit-Stone Container Canada Inc., 3083527 Nova Scotia Company, MBI Limited/Limitée, Smurfit-MBI, 639647 British Columbia Ltd., B.C. Shipper Supplies Ltd., Specialty Containers, Inc., SLP Finance General Partnership, Francobec Company, and 605681 N.B. Inc.

“Bonus Period” shall have the meaning ascribed thereto in Section 6.20(c) hereof.

“Book-Entry Shares” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Burdensome Effect” shall have the meaning ascribed thereto in Section 6.3(d) hereof.

“Business Day” shall have the meaning ascribed thereto in Rule 14d-1(g)(3) under the Exchange Act.

“Bylaws” shall mean the bylaws of an entity as currently in effect.

“Cancelled Shares” shall have the meaning ascribed thereto in Section 1.6(c) hereof.

“Cash Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Cause” shall mean misconduct with respect to, or that is harmful to, Parent, the Company or any of their Affiliates, as applicable, including, but not limited to, (a) the commission of a felony or other crime or offense that materially affects Parent, the Company or any of their Affiliates, as applicable (whether or not the offense is indictable); (b) any statement or act which violates Parent’s, the Company’s or any of their Affiliates’ personnel policies then in effect or which, in the reasonable judgment of Parent or the Company, as applicable, might expose Parent, the Company or any of their Affiliates, as applicable, to any claim or legal action (including any statement or act relating to the disability, race, religion, color, national origin, sexual preference, sex or age of any individual); (c) the performance of any act or failure to perform any act (other than in good faith) to the detriment of the business of Parent, the Company or any of their Affiliates, as applicable; (d) any act constituting fraud or dishonesty; (e) any violation of any federal or state law governing the business of Parent, the Company or any of their Affiliates, as applicable; (f) performing any act or failing to perform any act, the performance or non-performance of which is stated in any agreement with Parent, the Company or any of their Affiliates to be cause for termination; or (g) the failure to follow proper directives with respect to the performance of such Person’s duties.

“Certificate” shall have the meaning ascribed thereto in Section 1.6(b) hereof.

“Certificate of Incorporation” shall mean the certificate of incorporation or articles of organization of any entity under applicable state Law.

“Certificate of Merger” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Circumstance” shall mean any event, occurrence, fact, condition, effect, change or development.

“Closing” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Company” shall have the meaning ascribed thereto in the recitals hereto.

“Company Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Company Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.4(d) hereof.

“Company Balance Sheet” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Benefit Plans” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing benefits for or the remuneration of Company Personnel.

“Company Board” shall mean the board of directors of the Company.

“Company Common Stock” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Company Disclosure Letter” shall have the meaning ascribed thereto in Article III hereof.

“Company Employees” shall have the meaning ascribed thereto in Section 6.20(a) hereof.

“Company Expense Reimbursement Amount” shall have the meaning ascribed thereto in Section 8.2(c)(i) hereof.

“Company Indebtedness Agreements” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Company Financial Statements” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Company Governmental Approvals” shall have the meaning ascribed thereto in Section 3.11 hereof.

“Company Leases” shall have the meaning ascribed thereto in Section 3.17(b) hereof.

“Company Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Company Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Company Material Adverse Effect and the effects of the following shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or would occur:

(i)         any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the paper products, packaging products, recycled paperboard and containerboard manufacturing industry (the “Industry”);

(ii)        any Circumstance to the extent resulting from conditions in the Industry that affect the Company and its Subsidiaries, in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(iii)       any Circumstance to the extent resulting from the taking of any action required by this Agreement or consented to in writing by Parent;

(iv)       any Circumstance to the extent resulting from changes in GAAP in each case other than Circumstances that affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(v)        any Circumstance to the extent resulting solely from changes in the Company’s stock price or the trading volume of Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Company Material Adverse Effect);

(vi)       any Circumstance to the extent resulting from changes, conditions, events or developments in or affecting political conditions or any acts of terrorism or war (whether or not declared) or natural disasters;

(vii)      any Circumstance to the extent resulting solely from any failure by the Company to meet any internal or public estimates, projections, budgets, or forecasts of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); and

(viii)    any Circumstance to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement.

“Company Material Business” shall have the meaning ascribed thereto in Section 6.4(i) hereof.

“Company Material Contracts” shall have the meaning ascribed thereto in Section 3.16 hereof.

“Company Other Plans” shall mean any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Company Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA).

“Company Pension Plans” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA providing benefits for or the remuneration of Company Personnel.

“Company Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries.

“Company Preferred Stock” shall have the meaning ascribed thereto in Section 3.2(a) hereof.

“Company Qualified Bidder” shall have the meaning ascribed thereto in Section 6.4(c) hereof.

“Company Recommendation” shall have the meaning ascribed thereto in Section 6.2(d) hereof.

“Company RSU Award” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Company SEC Reports” shall have the meaning ascribed thereto in Section 3.5(a) hereof.

“Company Severance Plan” shall have the meaning ascribed thereto in Section 6.20(a) hereof.

“Company Stock Option(s)” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Company Stock Plans” shall have the meaning ascribed thereto in Section 1.9(a)(i) hereof.

“Company Stockholders” shall mean the holders of Company Common Stock.

“Company Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Company Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 3.3 hereof.

“Company Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.4(e) hereof.

“Company Superior Proposal” shall have the meaning ascribed thereto in Section 6.4(h) hereof.

“Company’s knowledge” or “knowledge of the Company”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 9.12 of the Company Disclosure Letter.

“Confidentiality Agreement” shall mean that certain letter agreement by and between Parent and the Company, dated as of January 11, 2011.

“Confirmation Order” shall mean that certain order entitled Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada Inc. and Affiliated Canadian Debtors, entered by the Bankruptcy Court in the Bankruptcy Cases on June 21, 2010 at docket no. 8107.

“Contract” shall mean any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation, including all amendments, modifications and supplements thereto.

“Controlled Group Liability” shall mean any and all liabilities (1) under Title IV of ERISA, (2) under Sections 302 and 303 of ERISA, (3) under Sections 412, 430 and 4971 of the Code, and (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“D&O Tail Policy” shall have the meaning ascribed thereto in Section 6.7(b) hereof.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended.

“Definitive Financing Agreements” shall have the meaning ascribed thereto in Section 6.11(d) hereof.

“Dissenting Shares” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“Dissenting Stockholders” shall have the meaning ascribed thereto in Section 1.11(a) hereof.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DOJ” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“Effective Date” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 1.2 hereof.

“Encumbrance” shall mean all transfer and voting restrictions, liens, security interests, mortgages, pledges, hypothecations, easements, covenants, declarations, conditions and restrictions, defects in or clouds on title and other encumbrances of every kind and nature (including options, preemptive right, rights of first negotiation and rights of first refusal), whether arising by agreement, operation of law or otherwise.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, liability or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from circumstances forming the basis of any actual or alleged noncompliance with, violation of, or liability under, any Environmental Law or Environmental Permit.

“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to: the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws.

“Environmental Permits” shall mean any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Award Exchange Ratio” shall have the meaning ascribed thereto in Section 1.9(c)(i) hereof.

“ERISA” shall have the meaning ascribed thereto in Section 3.14 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Exchange Fund” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Expenses” shall have the meaning ascribed thereto in Section 8.2(b) hereof.

“Fee Letter” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Final Order” shall mean a court order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Financing” shall have the meaning ascribed thereto in Section 4.21 hereof.

“Financing Sources” shall mean the Persons that have committed to provide or otherwise entered into agreements in connection with the Commitment Letter or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 4.21 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“Form S-4” shall have the meaning ascribed thereto in Section 4.4 hereof.

“FTC” shall have the meaning ascribed thereto in Section 6.3(b) hereof.

“GAAP” shall mean generally accepted accounting principles.

“GBCC” shall mean the Georgia Business Corporation Code of the State of Georgia, as amended.

“Governmental Authority” shall mean any (i) United States, foreign, federal, state, local or other government, (ii) governmental commission, board, body, bureau, agency, department or other judicial, regulatory or administrative authority of any nature, including courts, tribunals and other judicial bodies, (iii) any self regulatory body or authority, and (iv) any instrumentality or entity designed to act for or on behalf of the foregoing in exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall mean each present and former director or officer of the Company and each Subsidiary of the Company.

“Industry” shall have the meaning ascribed thereto in the definition of Company Material Adverse Effect as set forth in Section 9.12 hereof.

“Infringe” shall have the meaning ascribed thereto in Section 3.21 hereof.

“Intellectual Property” shall mean the following and all rights arising out of or pertaining thereto: (a) patents and patent applications, provisional patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other brand identifiers, registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, and (d) confidential and proprietary information, trade secrets, and know-how.

“IRS” shall mean the Internal Revenue Service.

“Joint Proxy Statement” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Key Employee” shall mean, with respect to the Company, each of the individuals listed in Section 9.12 of the Company Disclosure Letter and, with respect to Parent, each of the individuals listed in Section 9.12 of the Parent Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Materials of Environmental Concern” shall mean (i) petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls, and (ii) any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the exposure to which would reasonably be expected, because of hazardous, harmful or toxic qualities, to result in any type of liability under any applicable Environmental Laws or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Laws.

“Merger” shall have the meaning ascribed thereto in the recitals hereto.

“Merger Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Merger Sub” shall have the meaning ascribed thereto in the recitals hereto.

“New Plans” shall have the meaning ascribed thereto in Section 6.20(b) hereof.

“NLRB” shall have the meaning ascribed thereto in Section 3.15 hereof.

“NYSE” shall mean the New York Stock Exchange.

“Old Plans” shall have the meaning ascribed thereto in Section 6.20(b) hereof.

“OSHA” means the United States Occupational Safety and Health Administration.

“Parent” shall have the meaning ascribed thereto in the recitals hereto.

“Parent Acquisition Proposal” shall have the meaning ascribed thereto in Section 6.5(i) hereof.

“Parent Adverse Recommendation Change” shall have the meaning ascribed thereto in Section 6.5(d) hereof.

“Parent Balance Sheet” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Benefit Plans” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA proving benefits for or the remuneration of Parent Personnel.

“Parent Board” shall mean the board of directors of Parent.

“Parent Closing Price” shall have the meaning ascribed thereto in Section 1.9(c)(ii) hereof.

“Parent Common Stock” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Parent Disclosure Letter” shall have the meaning ascribed thereto in Article IV hereof.

“Parent Expense Reimbursement Amount” shall have the meaning ascribed hereto in Section 8.2(c)(i) hereof.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.6 hereof.

“Parent Governmental Approvals” shall have the meaning ascribed thereto in Section 4.11 hereof.

“Parent Indebtedness Agreements” shall have the meaning ascribed thereto in Section 4.16 hereof.

“Parent Leases” shall have the meaning ascribed thereto in Section 4.17(b) hereof.

“Parent Material Adverse Effect” shall mean any Circumstance that, individually or in the aggregate with all other Circumstances occurring or existing prior to the determination of a Parent Material Adverse Effect, has, or is reasonably expected to have, a material adverse effect on (i) the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) none of the following (to the extent arising after the date hereof) shall be deemed to be or constitute a Parent Material Adverse Effect and the effects of the following shall not be taken into account when determining whether a Parent Material Adverse Effect has occurred or would occur:

(i)         any Circumstance to the extent resulting from any conditions or changes generally affecting the economy or securities markets of the United States, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(ii)        any Circumstance to the extent resulting from conditions in the Industry that affect Parent and its Subsidiaries, in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(iii)       any Circumstance to the extent resulting from the taking of any action required by this Agreement;

(iv)       any Circumstance to the extent resulting from changes in GAAP in each case other than Circumstances that affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other companies in the Industry;

(v)        any Circumstance to the extent resulting solely from changes in Parent’s stock price or the trading volume of Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such change may be taken into account in determining whether there has been a Parent Material Adverse Effect);

(vi)       any Circumstance to the extent resulting from changes, conditions, events or developments in or affecting political conditions or any acts of terrorism or war (whether or not declared) or natural disasters;

(vii)      any Circumstance to the extent resulting solely from any failure by Parent to meet any internal or public estimates, projections, budgets, or forecasts of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to any such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect); and

(viii)    any Circumstance to the extent resulting from the pendency or announcement of the Merger or the transactions contemplated by this Agreement.

“Parent Material Business” shall have the meaning ascribed thereto in Section 6.5(i) hereof.

“Parent Material Contracts” shall have the meaning ascribed thereto in Section 4.16 hereof.

“Parent Other Plans” shall mean any employment, severance, change-in-control or similar agreement, contract or policy, stock option plan, restricted stock plan, stock purchase plan, deferred compensation plan, bonus or incentive plan, or other plan, program or arrangement providing benefits for or the remuneration of Parent Personnel (including, but not limited to, benefit plans maintained outside the U.S. without regard to whether such plans are subject to ERISA).

“Parent Pension Plans” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA providing benefits for or the remuneration of Parent Personnel.

“Parent Personnel” shall mean any current or former director, officer, employee, independent contractor or consultant of Parent or any of its Subsidiaries.

“Parent Preferred Stock” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Parent Qualified Bidder” shall have the meaning ascribed thereto in Section 6.5(c) hereof.

“Parent Recommendation” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Parent Restricted Stock” shall mean awards of restricted stock for Parent Common Stock issued under the Parent Stock Plans.

“Parent SEC Reports” shall have the meaning ascribed thereto in Section 4.5(a) hereof.

“Parent Stock Option” shall have the meaning ascribed thereto in Section 4.2(b) hereof.

“Parent Stock Plans” shall have the meaning ascribed thereto in Section 4.2(a) hereof.

“Parent Stockholders” shall mean the holders of Parent Common Stock.

“Parent Stockholders’ Approval” shall have the meaning ascribed thereto in Section 7.1(a) hereof.

“Parent Stockholders’ Meeting” shall have the meaning ascribed thereto in Section 4.3 hereof.

“Parent Subsequent Determination Notice” shall have the meaning ascribed thereto in Section 6.5(e) hereof

“Parent Superior Proposal” shall have the meaning ascribed thereto in Section 6.5(h) hereof.

“Parent Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(iv) hereof.

“Parent’s knowledge” or “knowledge of Parent”, or any other phrases of similar meaning, shall mean the actual knowledge (after reasonable investigation) of the individuals set forth in Section 9.12 of the Parent Disclosure Letter.

“Permitted Encumbrances” shall mean (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) statutory Encumbrances existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Encumbrances reflected in the consolidated financial statements of the Company and Subsidiary included in the Company SEC Reports or referenced in the Company Disclosure Letter, or (iv) Encumbrances or imperfections of title that do not materially detract from the value or materially interfere with the use of the assets subject thereto or affected thereby.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any Governmental Authority or political subdivision thereof.

“Per Share Consideration” shall have the meaning ascribed thereto in Section 1.9(b)(i) hereof.

“Plan of Reorganization” shall mean that certain Modified Joint Plan of Reorganization for Smurfit-Stone Container Corporation and Its Debtor Subsidiaries and Plan of Compromise and Arrangement for Smurfit-Stone Container Canada, Inc. and Affiliated Canadian Debtors, dated as of May 26, 2010, which was confirmed and otherwise approved by the Bankruptcy Court’s entry of the Confirmation Order.

“Regulatory Law” shall mean the Sherman Act, as amended, Council Regulation No.4064/89 of the European Community, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Canadian Competition Act (R.S. 1985, c C-34), as amended, any Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii)actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of the Company, Parent, Merger Sub or any of their respective Subsidiaries, as the case may be.

“Reserved Company Common Stock” shall have the meaning ascribed thereto in Section 1.7(a) hereof.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall have the meaning ascribed thereto in Section 4.4 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stock Consideration” shall have the meaning ascribed thereto in Section 1.6(a) hereof.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Surviving Entity” shall have the meaning ascribed thereto in Section 1.1(a) hereof.

“Surviving Entity Certificate” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Surviving Entity LLC Agreement” shall have the meaning ascribed thereto in Section 1.4 hereof.

“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations.

“Tax” shall include, whether disputed or not, any and all taxes, customs, duties, tariffs, imposts, charges, deficiencies, assessments or levies, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, employment, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)); and such term shall include any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

“Tax Return” shall mean any report, return, declaration or filing required or permitted to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, and any amendments thereto.

“Termination Amount” shall have the meaning ascribed thereto in Section 8.2(c)(ii) hereof.

“Termination Date” shall have the meaning ascribed thereto in Section 8.1(c) hereof.

“Threshold Percentage” shall have the meaning ascribed thereto in Section 1.12(a) hereof.

“Treasury” shall have the meaning ascribed thereto in Section 3.14 hereof.

“U.S.” shall mean the United States of America.

“Voting Debt” shall have the meaning ascribed thereto in Section 3.2(b) hereof.

“WARN Act” shall have the meaning ascribed thereto in Section 3.15 hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

ROCK-TENN COMPANY

By:	/s/ James A. Rubright
	Name:	James A. Rubright
	Title:	Chief Executive Officer

SAM ACQUISITION, LLC

By:	/s/ James A. Rubright
	Name:	James A. Rubright
	Title:	Chief Executive Officer

SMURFIT-STONE CONTAINER CORPORATION

By:	/s/ Patrick J. Moore
	Name:	Patrick J. Moore
	Title:	Chief Executive Officer

ANNEX B

FAIRNESS OPINION OF WELLS FARGO SECURITIES, LLC

Wells Fargo Securities, LLC 301 South College Street 14th Floor MAC D1053-143 Charlotte, NC 28202

CONFIDENTIAL

January 23, 2011

Board of Directors

Rock-Tenn Company

504 Thrasher Street

Norcross, GA 30071

Ladies and Gentlemen:

You have asked Wells Fargo Securities, LLC (“Wells Fargo Securities”) to advise you with respect to the fairness, from a financial point of view, to Rock-Tenn Company, a Georgia corporation (“Rock-Tenn”), of the Merger Consideration (as defined below) to be paid pursuant to an Agreement and Plan of Merger (the “Agreement”) to be entered into among Rock-Tenn, Sam Acquisition, LLC, a Delaware corporation and wholly owned subsidiary of Rock-Tenn (“Acquisition”), and Smurfit-Stone Container Corporation, a Delaware corporation (“Smurfit-Stone”). Pursuant to the Agreement, Smurfit-Stone will be merged with and into Acquisition, the separate corporate existence of Smurfit-Stone will cease, Acquisition will continue as the surviving corporation and a wholly owned subsidiary of Rock-Tenn (the “Merger”) and each outstanding share of common stock, par value $.001 per share (the “Smurfit-Stone Common Stock”), of Smurfit-Stone will be converted into the right to receive 0.30605 shares of Class A common stock, par value $0.01 per share (the “Rock-Tenn Common Stock”), of Rock-Tenn and $17.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used, but not defined in this letter shall have the meaning ascribed to them in the Agreement.

In arriving at our opinion, we have, among other things:

•	Reviewed a draft dated January 23, 2011 of the Agreement, including the financial terms of the Agreement;

•	Reviewed certain business, financial and other information regarding Smurfit-Stone that was publicly available or was furnished to us by Smurfit-Stone or Rock-Tenn;

•	Reviewed certain financial projections for Smurfit-Stone prepared by the management of Rock-Tenn (the “Smurfit-Stone Projections”);

•	Discussed with the managements of Smurfit-Stone and Rock-Tenn the operations and prospects of Smurfit-Stone, including the historical financial performance and trends in the results of operations of

Board of Directors

Rock-Tenn Company

January 23, 2011

Smurfit-Stone; Reviewed certain business, financial and other information regarding Rock-Tenn that was publicly available or was furnished to us by Rock-Tenn;

•	Reviewed certain financial projections for Rock-Tenn prepared by the management of Rock-Tenn (the “Rock-Tenn Projections”);

•	Discussed with the management of Rock-Tenn the operations and prospects of Rock-Tenn, including the historical financial performance and trends in the results of operations of Rock-Tenn;

•	Reviewed certain projections of the synergies expected to result from the Merger prepared by the management of Rock-Tenn (the “Synergies Projections”);

•

Reviewed certain projections of the utilization for U.S. federal income tax purposes of approximately $530 million of net operating losses held by Smurfit-Stone as of December 31, 2010 prepared by the management of Rock-Tenn (the “NOL Projections”);

•	Discussed with the management of Rock-Tenn the strategic rationale for the Merger;

•

Compared certain business, financial and other information regarding Smurfit-Stone and Rock-Tenn, respectively, that was publicly available or was furnished to us by the respective managements of Smurfit-Stone and Rock-Tenn with publicly available business, financial and other information regarding certain publicly traded companies that we deemed relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant;

•

Prepared a discounted cash flow analysis of Smurfit-Stone based upon the Smurfit-Stone Projections and the NOL Projections and other assumptions discussed with and confirmed as reasonable by the management of Rock-Tenn;

•

Prepared a discounted cash flow analysis of Smurfit-Stone based upon the Smurfit-Stone Projections, the NOL Projections and the Synergies Projections and other assumptions discussed with and confirmed as reasonable by the management of Rock-Tenn;

•	Reviewed, based on publicly available information, the premiums paid in precedent transactions that included a mix of cash and stock consideration with enterprise values similar to the Merger;

•	Prepared a discounted cash flow analysis of Rock-Tenn based upon the Rock-Tenn Projections and other assumptions discussed with and confirmed as reasonable by the management of Rock-Tenn; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial, economic and market criteria that we deemed relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, tax and legal information, and we have not made (and

Board of Directors

Rock-Tenn Company

January 23, 2011

have not assumed any responsibility for) any independent verification of such information. We have relied upon assurances of the management of Rock-Tenn that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and estimates utilized in our analyses, including the Smurfit-Stone Projections, the NOL Projections, the Synergies Projections and the Rock-Tenn Projections, we have been advised and, at your direction, have assumed that they have been reasonably prepared and reflect the best current estimates, judgments and assumptions of the management of Rock-Tenn as to the future financial performance of Smurfit-Stone and Rock-Tenn, the utilization of the net operating losses of Smurfit-Stone and the synergies expected to result from the Merger. We assume no responsibility for, and express no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. We also have assumed that there have been no material changes in the condition (financial or otherwise), results of operations, business or prospects of Smurfit-Stone or Rock-Tenn since the date of the last financial statements provided to us. In arriving at our opinion, we have not conducted any physical inspection or appraisals of the assets or liabilities (contingent or otherwise) of Smurfit-Stone or Rock-Tenn.

In rendering our opinion, we have assumed, with your consent, that the final form of the Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect material to our opinion, that the Merger and financings contemplated to be undertaken by Rock-Tenn in connection with the Merger or otherwise will be consummated in accordance with the terms described in the Agreement or as otherwise described to us by representatives of Rock-Tenn and in compliance with all applicable laws, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger or such contemplated financings, no restrictions will be imposed or actions will be taken that will have an adverse effect on Rock-Tenn, Smurfit-Stone or the Merger. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion only addresses the fairness, from a financial point of view, to Rock-Tenn of the Merger Consideration to the extent expressly specified herein, and does not address any other terms or aspects of the Merger, including, without limitation, the form or structure of the Merger, any allocation of the Merger Consideration, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In addition, our opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration. Our opinion does not address the merits of the underlying decision by Rock-Tenn to enter into the Agreement or the relative merits of the Merger or contemplated financings compared with other business strategies or transactions available or that have been or might be considered by the management or the Board of Directors of Rock-Tenn.

The issuance of this opinion was approved by an authorized committee of Wells Fargo Securities. Wells Fargo Securities is the trade name for certain capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Securities, LLC. Wells Fargo Securities has been engaged to act as financial advisor to the Board of Directors of Rock-Tenn in connection with the Merger and will receive a fee for such services, a portion of which will be payable upon delivery of this opinion and a significant portion of which will be payable upon the consummation of the Merger. Rock-Tenn has also agreed to reimburse certain of Wells Fargo Securities’ expenses, to pay us a fee in certain circumstances in connection with a termination of the Merger and to indemnify us against certain liabilities that may arise out of our engagement. In addition, Wells Fargo Securities is contemplated to act as a joint lead arranger and joint lead bookrunner on the senior credit

Board of Directors

Rock-Tenn Company

January 23, 2011

facilities created in connection with and for the purpose of funding the Merger, and as left bookrunning manager, underwriter, initial purchaser and/or placement agent in connection with any offering, issuance or sale (whether pursuant to a registered public offering or in a private placement, including, without limitation, a Rule 144A offering with or without registration rights) of any debt securities by Rock-Tenn or any of its subsidiaries undertaken in connection with and for the purpose of financing the Merger. Wells Fargo Securities will be entitled to receive significant fees in connection with any such arranging, bookrunning, underwriting or similar role undertaken or services provided in any such funding or financing of the Merger.

Wells Fargo Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business, for which we and such affiliates receive customary fees. In that regard, Wells Fargo Securities or our affiliates in the past have provided, currently are providing, and in the future may provide, financial services to Rock-Tenn and its affiliates and Smurfit-Stone and its affiliates, respectively, for which Wells Fargo Securities and such affiliates have received and expect to receive fees, including having acted as or currently acting as a lender, arranger and administrative agent under a credit facility of Rock-Tenn, an underwriter on capital market transactions for Rock-Tenn, a financial advisor to Rock-Tenn in connection with other strategic transactions, a provider of treasury management services to Rock-Tenn, a lender under a credit facility of Smurfit-Stone and a provider of derivatives to Smurfit-Stone. In the ordinary course of business, Wells Fargo Securities and our affiliates may actively trade or hold the securities or financial instruments of Rock-Tenn and Smurfit-Stone for our and their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or financial instruments.

It is understood that this opinion is for the information and use of the Board of Directors of Rock-Tenn in connection with its evaluation of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of Rock-Tenn Common Stock should vote with respect to the Merger or any other matter. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work described above, and other factors we deemed relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be paid pursuant to the Agreement is fair, from a financial point of view, to Rock-Tenn.

Very truly yours,

WELLS FARGO SECURITIES, LLC

ANNEX C

FAIRNESS OPINION OF LAZARD FRÈRES & CO., LLC

LAZARD FRÈRES & CO. LLC 30 ROCKEFELLER PLAZA NEW YORK, NY 10020 PHONE 212-632-6000 www.lazard.com

January 23, 2011

The Special Committee of the Board of Directors

The Board of Directors

Smurfit-Stone Container Corporation

Six CityPlace Drive

Creve Coeur, MO 63141

Dear Members of the Board:

We understand that Smurfit-Stone Container Corporation, a Delaware corporation (“Company”), Rock-Tenn Company, a Georgia corporation (“Buyer”), and Sam Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Buyer will acquire Company (the “Transaction”). Pursuant to the Agreement, the Company will be merged with and into Merger Sub and each outstanding share of the common stock, par value $0.001 per share, of Company (“Company Common Stock”), other than shares of Company Common Stock held by Buyer, Merger Sub, Company (other than in a fiduciary capacity) or holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock (such holders, together with Buyer, Merger Sub, and Company (other than in a fiduciary capacity), “Excluded Holders”), will be converted into the right to receive (i) $17.50 in cash without interest (the “Cash Consideration”) and (ii) 0.30605 of a share of Class A common stock, par value $0.01 per share (“Buyer Common Stock”) of Buyer (the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated January 22, 2011, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Company and Buyer;

(iii)

Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company and financial forecasts and other data provided to us by Buyer relating to the business of Buyer;

(iv)	Held discussions with members of the senior managements of Company and Buyer with respect to the businesses and prospects of Company and Buyer, respectively;

The Special Committee of the Board of Directors

The Board of Directors

Smurfit-Stone Container Corporation

January 23, 2011

(v)	Reviewed the projected synergies and other financial benefits, including the amount and timing thereof, anticipated by the managements of Buyer and Company to be realized from the Transaction;

(vi)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of Company and Buyer, respectively;

(vii)

Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the businesses of Company and Buyer, respectively;

(viii)	Reviewed historical stock prices and trading volumes of Company Common Stock and Buyer Common Stock;

(ix)

Reviewed the potential pro forma financial impact of the Transaction on Buyer based on the financial forecasts referred to above relating to Company and Buyer and based on certain publicly available financial forecasts and other data relating to the business of Company; and

(x)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or Buyer or concerning the solvency or fair value of Company or Buyer, and we have not been furnished with any such valuation or appraisal. With respect to the publicly available financial forecasts referred to above, we have assumed, with the consent of Company, that they are appropriate for us to utilize in our analysis. With respect to the financial forecasts utilized in our analyses and projected synergies and other financial benefits anticipated by the managements of Buyer and Company to be realized from the Transaction, we have assumed, with the consent of Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company and Buyer, respectively, and such synergies and other benefits. With respect to the financial benefits anticipated by the managements of Buyer and Company to be realized from the Transaction, we have assumed, with the consent of Company, that the estimates of the amounts and timing of such financial benefits are reasonable and that such financial benefits will he realized substantially in accordance with such estimates. We assume no responsibility for and express no view as to any such forecasts or estimates or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Company Common Stock or Buyer Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company, nor were we requested to consider, and our opinion does not address, the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.

The Special Committee of the Board of Directors

The Board of Directors

Smurfit-Stone Container Corporation

January 23, 2011

In rendering our opinion, we have assumed, with the consent of Company, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of Company have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Company, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company, Buyer, the combined company, or the Transaction. We further have assumed, with the consent of Company, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company has obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to the availability, amounts or timing of any future or present tax benefit, including any net operating loss carryforwards or other tax assets. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Freres & Co. LLC (“Lazard”) is acting as financial advisor to Company in connection with the Transaction and will receive a fee for such services, a portion of which was paid upon Lazard’s engagement as financial advisor to Company, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided and in the future may provide certain investment banking services to Company and certain of its affiliates, for which we have received and may receive compensation, including, during the past two years, having provided advisory services to Company in connection with its reorganization under Chapter 11 of the United States Bankruptcy Code. In addition, in the ordinary course of their respective businesses, Lazard, LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard) and their respective affiliates may actively trade securities of Company, Buyer and certain of their respective affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Company, Buyer and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee of the Board of Directors of Company and the Board of Directors of Company (in each case in its capacity as such) and our opinion is rendered to the Special Committee of the Board of Directors of Company and the Board of Directors of Company in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

The Special Committee of the Board of Directors

The Board of Directors

Smurfit-Stone Container Corporation

January 23, 2011

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Stock (other than Excluded Holders).

Very truly yours,
LAZARD FRERES & CO. LLC

By
William M. Lewis, Jr. Managing Director

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263, or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263, and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation, before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20 - Indemnification of Directors and Officers

The RockTenn articles of incorporation eliminate, to the fullest extent permitted by applicable law, the personal liability of its directors to RockTenn or RockTenn’s shareholders for monetary damages for breach of duty of care or any other duty owed to RockTenn as a director. The GBCC, currently provides that such provision will not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the company, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper personal benefit.

Under Article VI of the RockTenn bylaws, and certain agreements entered into by RockTenn and its directors, RockTenn is required to indemnify its directors and officers, is permitted to indemnify its employees and agents, against the obligation to pay any judgment, settlement, penalty or fine, and against expenses (including attorney’s fees and expenses), incurred in connection with any action, suit or proceeding brought against such person because he was a director, officer, employee or agent of RockTenn, to the fullest extent permitted by the GBCC; provided, however, that RockTenn will have no obligation to indemnify any such person in connection with any such proceeding if such person is adjudged liable to RockTenn or is subjected to injunctive relief in favor of RockTenn (a) for any appropriation, in violation of such person’s duties, of any business opportunity of RockTenn, (b) for acts or omissions that involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which such person received an improper personal benefit. RockTenn’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

RockTenn has entered into indemnification agreements with each of its directors. The indemnification agreements require, among other things, that RockTenn indemnify its directors to the fullest extent permitted by law, and advance to directors all related expenses, subject to reimbursement if it is subsequently determined the indemnification is not permitted. RockTenn is also required to indemnify in advance all expenses incurred by directors seeking to enforce their rights under the indemnification agreements and to cover directors under its directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the RockTenn articles of incorporation and bylaws, it provides greater assurance to directors that indemnification will be available, because, as a contract, it may not be modified to eliminate the rights it provides unilaterally by RockTenn’s board of directors or shareholders in the future.

RockTenn’s directors and executive officers are insured against damages from actions and claims incurred in the course of performing their duties, subject to certain limitations, and expenses incurred in defending lawsuits arising from certain alleged acts against directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 23, 2011, by and among Rock-Tenn Company, Sam Acquisition, LLC, and Smurfit-Stone Container Corporation†*

3.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

3.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

3.3	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 6, 2008).

3.4	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.1	The rights of Rock-Tenn Company’s equity security holders are defined in Articles II, IV, V, and VII of Rock-Tenn Company’s Articles of Incorporation. See Exhibits 3.1 and 3.2.

4.2	Additional rights of Rock-Tenn Company’s equity security holders are set forth in Articles I (Shareholders), II (Directors), V (Stock Transfers), VII (Records), VIII (Election to be Governed by Parts 2 and 3 of Article 11 of the GBCC), and IX (Amendment of Bylaws) of Rock-Tenn Company’s Bylaws. See Exhibits 3.3 and 3.4.

4.3	The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any instrument defining the rights of holders of long-term debt of the Registrant and all of its consolidated subsidiaries and unconsolidated subsidiaries for which financial statements are required to be filed with the Securities and Exchange Commission.

5.1	Opinion of King & Spalding LLP**

8.1	Opinion of King & Spalding LLP as to tax matters**

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters**

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Rock-Tenn Company*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Smurfit-Stone Container Corporation*

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto)**

23.4	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto)**

Exhibit No.	Description
23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereto)**

24.1	Powers of Attorney for Rock-Tenn Company (included in signature pages to this registration statement)

99.1	Form of Proxy Card of Rock-Company**

99.2	Form of Proxy Card of Smurfit-Stone Container Corporation**

99.3	Consent of Wells Fargo Securities, LLC*

99.4	Consent of Lazard Freres & Co. LLC*

*	Filed herewith.

**	To be filed by amendment.

†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedules.

Schedules have been omitted because the information set forth therein is not material, not applicable or is included in the financial statements or related notes incorporated by reference in the joint proxy statement/prospectus which forms a part of this registration statement.

(c) Opinions.

Opinion of Wells Fargo Securities, LLC (included as Annex B to the joint proxy statement/prospectus which forms a part of this registration statement).

Opinion of Lazard Freres & Co. LLC (included as Annex C to the joint proxy statement/prospectus which forms a part of this registration statement).

Item 22. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on February 24, 2011.

ROCK-TENN COMPANY

By:	/s/ James A. Rubright
	Name:	James A. Rubright
	Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert B. McIntosh and James A. Rubright, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Rubright James A. Rubright	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 24, 2011

/s/ Steven C. Voorhees Steven C. Voorhees	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)	February 24, 2011

/s/ A. Stephen Meadows A. Stephen Meadows	Chief Accounting Officer (Principal Accounting Officer)	February 24, 2011

/s/ J. Powell Brown J. Powell Brown	Director	February 24, 2011

/s/ Robert M. Chapman Robert M. Chapman	Director	February 24, 2011

/s/ Robert B. Currey Robert B. Currey	Director	February 24, 2011

/s/ Russell M. Currey Russell M. Currey	Director	February 24, 2011

/s/ G. Stephen Felker G. Stephen Felker	Director	February 24, 2011

/s/ Lawrence L. Gellerstedt, III Lawrence L. Gellerstedt, III	Director	February 24, 2011

/s/ John W. Spiegel John W. Spiegel	Director	February 24, 2011

/s/ Bettina M. Whyte Bettina M. Whyte	Director	February 24, 2011

/s/ James E. Young James E. Young	Director	February 24, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of January 23, 2011, by and among Rock-Tenn Company, Sam Acquisition, LLC, and Smurfit-Stone Container Corporation†*

3.1	Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, File No. 33-73312).

3.2	Articles of Amendment to the Registrant’s Restated and Amended Articles of Incorporation (incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-K for the year ended September 30, 2000).

3.3	Bylaws of the Registrant (Amended and Restated as of October 31, 2008) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on November 6, 2008).

3.4	Amendment to the Bylaws of the Registrant (as of December 14, 2009) (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on December 14, 2009).

4.1	The rights of Rock-Tenn Company’s equity security holders are defined in Articles II, IV, V, and VII of Rock-Tenn Company’s Articles of Incorporation. See Exhibits 3.1 and 3.2.

4.2	Additional rights of Rock-Tenn Company’s equity security holders are set forth in Articles I (Shareholders), II (Directors), V (Stock Transfers), VII (Records), VIII (Election to be Governed by Parts 2 and 3 of Article 11 of the GBCC), and IX (Amendment of Bylaws) of Rock-Tenn Company’s Bylaws. See Exhibits 3.3 and 3.4.

4.3	The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any instrument defining the rights of holders of long-term debt of the Registrant and all of its consolidated subsidiaries and unconsolidated subsidiaries for which financial statements are required to be filed with the Securities and Exchange Commission.

5.1	Opinion of King & Spalding LLP**

8.1	Opinion of King & Spalding LLP as to tax matters**

8.2	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters**

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of Rock-Tenn Company*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Smurfit-Stone Container Corporation*

23.3	Consent of King & Spalding LLP (included in Exhibit 5.1 hereto)**

23.4	Consent of King & Spalding LLP (included in Exhibit 8.1 hereto)**

23.5	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.2 hereto)**

Exhibit No.	Description
24.1	Powers of Attorney for Rock-Tenn Company (included in signature pages to this registration statement)

99.1	Form of Proxy Card of Rock-Company**

99.2	Form of Proxy Card of Smurfit-Stone Container Corporation**

99.3	Consent of Wells Fargo Securities, LLC*

99.4	Consent of Lazard Freres & Co. LLC*

*	Filed herewith.

**	To be filed by amendment.

†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.